As filed with the Securities and Exchange Commission on October 8, 2013

Registration No. 333-191061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endurance International Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-3044956
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hari Ravichandran

President and Chief Executive Officer

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark G. Borden, Esq.

David A. Westenberg, Esq.

Jason L. Kropp, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Telephone: (617) 526-6000

Telecopy: (617) 526-5000

David C. Bryson, Esq. Chief Legal Officer Endurance International Group Holdings, Inc. 10 Corporate Drive, Suite 300 Burlington, Massachusetts 01803 Telephone: (781) 852-3200 Telecopy: (781) 272-2915	Mark T. Bettencourt, Esq. Joseph C. Theis, Jr., Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 Telephone: (617) 570-1000 Telecopy: (617) 523-1231

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, dated October 8, 2013

             Shares

Common Stock

This is the initial public offering of shares of common stock of Endurance International Group Holdings, Inc.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $         and $        . We have applied to have our common stock listed on The NASDAQ Global Market under the symbol “EIGI.” Upon completion of this offering, we may be a “controlled company” as defined under the NASDAQ Listing Rules.

As an “emerging growth company,” we are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

See “Risk Factors” beginning on page 15 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price		$
Underwriting discount(1)		$
Proceeds, before expenses, to Endurance International Group Holdings, Inc.		$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting (Conflicts of Interest)” beginning on page 152 of this prospectus for a description of the compensation paid to underwriters.

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2013.

Goldman, Sachs & Co.	Credit Suisse	Morgan Stanley

Prospectus dated                     , 2013

YOUR IDEA DELIVERED.

The Endurance family of brands offers solutions and guidance for small- and medium-sized business owners to succeed online. Whether for a big idea or an existing business, we help harness the web to bring dreams to life.

WE HELP IDEAS SUCCEED.

We engage with
50,000+
SUBSCRIBERS
every day

Approximately
3.4
MILLION
subscribers

Utilizing
150+
integrated products and services

7+
MILLION
domains under management

Small- and medium-sized businesses are expected to spend approximately

$96,000,000,000

annually on cloud-based services by 2015*

16

YEARS

of operating experience

14

OFFICES

OPERATING ACROSS

3

CONTINENTS

Approximately

2,500

EMPLOYEES

PROVIDING INSIGHT AND COMPELLING SOLUTIONS.

** Company figures and statistics as of June 30, 2013.

PROSPECTUS

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and the risk factors beginning on page 15, before deciding whether to purchase shares of our common stock. Unless the context otherwise requires, we use the terms “Endurance International Group Holdings”, “Endurance”, “our company”, we”, “us” and “our” in this prospectus to refer to Endurance International Group Holdings, Inc. and its subsidiaries. References to “The Endurance International Group, Inc.” refer to The Endurance International Group, Inc., which is our primary operating company and a wholly owned subsidiary of Endurance International Group Holdings, Inc. See “—Corporate Information and Structure” below for more information. References to “Warburg Pincus” refer to Warburg Pincus LLC. References to “Goldman Sachs” refer to Goldman, Sachs & Co.

Endurance International Group Holdings, Inc.

Mission

Our mission is to deliver technology solutions that help SMBs transform the way they do business.

Overview

We are a leading provider of cloud-based solutions designed to help small- and medium-sized businesses, or SMBs, establish, manage and grow their businesses. We serve approximately 3.4 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that includes initial website design and creation, email and commerce solutions as well as more advanced offerings such as scalable and on-demand computing, security, storage and bandwidth, online marketing, mobile and productivity solutions.

There are expected to be more than 76 million SMBs worldwide by the end of 2013,* of which more than 43 million will have direct access to the Internet.** We believe SMBs form the backbone of the global economy and will continue to serve as an engine of innovation and growth. Since our founding in 1997, we have focused on the needs of SMBs and have demonstrated a passion for empowering our subscribers to build their businesses and navigate the rapidly changing technology landscape. Our unwavering focus on serving SMBs has enabled us to amass significant insight into the needs and aspirations of our subscribers while developing a deep understanding of the challenges of serving SMBs at scale. We believe SMBs:

•	are seeking technology solutions to address fundamental business challenges and opportunities, including those presented by the emergence of the digital era;

•	require guidance and support in order to deploy and operate these solutions;

•	face budget constraints which limit their ability to make large capital investments in technology; and

•	are difficult to identify, reach and serve effectively, given their breadth and diversity.

*	The source of all data denoted with a single asterisk is Access Markets International (AMI) Partners, Inc., June 20, 2013.
**	The source of all data denoted with a double asterisk is Access Markets International (AMI) Partners Inc., August 2, 2013.

We built our company to serve the needs of this vibrant, complex and fragmented SMB universe. Our approach allows us to effectively serve this expansive subscriber base at scale while driving a business model with significant growth and strong cash flow.

Technology and data form the foundation of our approach. We leverage our substantial investment in proprietary, advanced technology to offer our solutions while relentlessly seeking to reduce the cost of serving our subscribers. In addition, we are rigorously data-driven, collecting valuable information throughout our business and applying sophisticated analytics to inform our subscriber acquisition, engagement and retention strategies and product development initiatives.

Our technology platform and data assets enable us to:

•	deliver an integrated and comprehensive suite of products and services that helps SMBs grow their businesses and exploit new digital opportunities;

•	intelligently engage with subscribers, consistent with their needs and in a manner that encourages their adoption of our technology to support and drive the growth in their businesses;

•	provide compelling and affordable solutions to our subscribers; and

•	efficiently acquire and serve different types of SMB subscribers through our multi-brand, multi-channel strategy.

Our ability to address the needs of SMBs, while leveraging our technology platform and data assets, has enabled us to grow rapidly, to create long term subscriber relationships and to build an attractive business model that generates substantial cash flow. During the past three years, our revenue grew from $87.8 million to $292.2 million, representing a compounded annual growth rate, or CAGR, of 82%, while our net losses increased from $44.3 million to $139.3 million. During the same period, our adjusted EBITDA grew from $25.1 million to $132.8 million, representing a CAGR of 130%, and our unlevered free cash flow grew from $26.4 million to $101.2 million, representing a CAGR of 96%. For an explanation of adjusted EBITDA and unlevered free cash flow and a reconciliation of adjusted EBITDA and unlevered free cash flow to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

Industry Background

There are expected to be more than 76 million SMBs worldwide by the end of 2013,* of which more than 43 million will have direct access to the Internet.** The number of SMBs worldwide is projected to increase by 1.1 million in 2013, of which 770,000 will have access to the Internet.** Within the United States, Canada, Brazil, Russia, India, China, Indonesia and Turkey alone, there are expected be more than 25 million SMBs by the end of 2013, of which more than 15 million will have direct access to the Internet.*** SMBs are broad and diverse, spanning every industry and region of the world. SMBs collectively represent 99% of all private sector companies in the world and employ more than 90% of private sector, non-farm workers.*

SMBs are increasingly adopting technology to operate and grow their businesses. Those SMBs that utilize cloud services, including web, email and application hosting and data backup, generate 1.5 times more in annual revenues compared to those that do not deploy cloud-based solutions.* SMBs understand that the growth in global Internet penetration and the proliferation of mobile devices are changing the way in which consumers discover and transact with businesses. Increasingly, SMBs are seeking to take advantage of new developments in e-commerce, online marketing, social media and

***	The source of all data denoted with a triple asterisk is Access Markets International (AMI) Partners Inc., September 24, 2013.

mobile to transform their businesses, or to build new businesses that were not possible before the advent of these tools.

As a result, SMBs are expected to spend approximately $96 billion annually on cloud-based services by 2015, representing a CAGR of 28% since 2012.**** We believe that this growth is driven in large part by the need of SMBs to respond to these digital opportunities. However, approximately 75% of all SMBs do not have a website today.** We believe that the opportunities presented in the digital era will further accelerate the adoption of cloud-based services as SMBs continue to recognize the importance of technology solutions to their success.

Over our 16-year operating history, we have developed a deep understanding of the diverse needs of SMBs and the challenges of serving them at scale. We believe SMBs are:

•

Seeking to address fundamental business challenges and opportunities, including the emergence of the digital era.    SMBs are seeking comprehensive, flexible, reliable, secure and personalized technology solutions that address challenges and unlock opportunities to succeed in the digital world. For example, SMB customers are shifting their activities online and embracing mobile technologies, social media and e-commerce, which requires SMBs to deploy technology tools, serve customers and compete for business in new and innovative ways.

•

Requiring informed guidance and support.    Most SMBs, particularly the one-to-five employee companies that represent the majority of our subscribers, possess limited technology expertise and resources. As a result, SMBs require informed advice and support on ways to improve their operations through technology and to take advantage of new opportunities at all stages of their lifecycles.

•

Facing budget constraints limiting their ability to make large capital investments in technology.    SMBs want to leverage modern technology, but are looking for cost-effective solutions that do not require large upfront investments.

•

Difficult to reach and serve effectively, given their breadth and diversity.    SMBs are fragmented in terms of size, geography, sophistication and type of industry. As a result, it is challenging to effectively market to, acquire and serve SMB subscribers at scale and in a cost-effective manner.

While SMBs represent the largest proportion of all businesses and are massive consumers of technology solutions in the aggregate, we believe that other providers have generally struggled to meet the diverse needs of SMBs for high-quality products, services and support in a comprehensive and profitable way.

Our Solution

Our passion for empowering diverse SMBs to navigate the rapidly changing technology landscape has led us to a solutions-based approach built on a foundation of technology, data and analytics. We address the challenges of serving this large and fragmented market at scale, in the following manner:

•

We deliver an integrated and comprehensive suite of products and services.    We offer a compelling platform with a wide range of products and services designed to help our diverse base of SMB subscribers establish, manage and grow their businesses. By leveraging critical insights drawn from our proprietary collection of SMB data, we develop and expand our

****	Source: Parallels IP Holdings GmbH, “Parallels Global SMB Cloud Insights,” February 5, 2013.

portfolio of products and services to provide the solutions our subscribers need and the functionality and features they value. Our cloud-based offerings allow our subscribers to select a customized set of solutions from among a broad range of internally developed and validated third-party products.

•

We intelligently engage with subscribers, consistent with their needs.    We leverage our technology and proprietary data to identify subscriber needs and opportunities. This allows us to proactively engage with them via a myriad of customer engagement channels, including phone, email, chat, dashboards, an application marketplace and web video. This ongoing engagement allows us to offer the right solutions at the right time. We believe these capabilities, in turn, lead to greater adoption and deeper entrenchment of our technology and superior subscriber experience, thereby increasing our subscriber retention rates and revenue per subscriber.

•

We provide affordable solutions to our subscribers in a cost-effective manner.    Our cloud-based delivery model enables our subscribers to address their business needs with minimal upfront capital investment. As a result of our relentless focus on operational efficiency and lowering our cost to serve, we deliver affordable solutions to our subscribers, by operating:

•

an integrated, cloud-based customer-facing technology platform which permits us to efficiently deliver our products and services and add new subscribers. This technology platform allows us to optimize our investments in infrastructure, benefit from economies of scale and integrate new products and services seamlessly; and

•

proprietary and unified operating and support systems which allow us to operationalize data insights, serve our subscribers intelligently and efficiently, and optimize our internal processes and procedures. We operate these systems across our subscriber base and all of our brands, allowing us to develop an integrated view of each subscriber and enabling us to contact our subscribers through the right channels and offer them the most relevant solutions at the most opportune times.

•

We efficiently acquire and serve subscribers with our multi-brand, multi-channel strategy.    We leverage our proprietary data to implement a multi-brand, multi-channel approach that allows us to precisely target the SMB universe, identify the best ways to reach different categories of subscribers and tailor our brands and solutions specifically toward those audiences. Although word-of-mouth referrals represent the largest source of new subscribers, we also leverage online and mobile marketing activities, as well as our network of resellers, strategic partners and referral sources, to grow our subscriber base. Our approach is designed to reach and efficiently on-board subscribers at scale while minimizing subscriber acquisition costs.

Our Model

We believe that our solution results in a strong, efficient and differentiated business model with the following attributes:

•

Attractive Subscription Model and Retention Rates.    Our subscriptions require payment in advance, providing significant cash flow benefits and revenue visibility. Our products and services are tailored to the needs of SMB subscribers and are integral to their businesses. As a result, we benefit from high subscriber and revenue retention rates.

•	Strong Average Revenue Per Subscriber. Our comprehensive platform, data driven approach and proactive subscriber engagement enable us to sell relevant and useful additional products and services to existing and new subscribers, driving higher average revenue per subscriber.

•

Cost-Effective Customer Acquisition.    Through our multi-brand, multi-channel approach, we are able to target our marketing spend carefully and acquire subscribers cost-effectively. Due to our large base of subscribers and high customer satisfaction, we also attract a significant percentage of our new subscribers through word of mouth referrals, at no cost to us.

•

Efficient Cost to Serve.    We serve our subscribers in a cost-efficient manner as a result of our integrated technology platform and operating support systems which facilitate the collection, analysis and application of large amounts of data. Our cloud-based delivery model enables us to serve subscribers with minimal incremental expense and deploy new products and services quickly and efficiently. We have also developed proprietary techniques that help us to operate with highly efficient server configurations, resulting in low capital expenditures.

•

Virtuous Cycle.    As our business continues to grow, we enjoy even greater benefits of scale—collecting more data, improving our analytical capabilities, deriving more insight, enhancing our operational efficiency, increasing our cash flow and re-investing in the growth of our business.

Our Growth Strategy

Since our formation in 1997, we have focused on helping SMBs establish, manage and grow their businesses. To fulfill our mission, we intend to continue to increase our scale, broaden our subscriber footprint, expand our range of product and service offerings and pursue strategic acquisitions.

Grow Our Subscriber Base

We believe there is a substantial opportunity to expand our subscriber base by:

•

Expanding Existing Channels.    We intend to continue to invest in our multiple subscriber acquisition channels, including our resellers, strategic partners and referral sources. We also plan to continue to collaborate with resellers and strategic partners to increase the value proposition of our solutions to subscribers.

•

Expanding Internationally.    We have successfully entered foreign markets such as Brazil and India and believe there are significant opportunities to continue growing our global presence. We intend to expand further into international markets by leveraging our technology platform to deliver offerings customized to local markets.

Increase Sales of Our Products and Services

We intend to expand sales of our products and services to support our subscribers as they grow, by:

•

Expanding Sales of Existing Products and Services.    We aim to offer our subscribers the right products and services at the right time. We believe our strong subscriber relationships and our comprehensive portfolio of products and services provide us with the opportunity to drive incremental sales.

•

Continuing to Add Innovative Products and Services.    We plan to continue to introduce value-added products and services that address our subscribers’ needs. As we further expand our solutions, we expect that our subscribers will be more likely to purchase additional products and services from us.

Pursue Strategic Acquisitions

We may pursue future acquisitions that complement our existing business, represent a strategic fit and are consistent with our overall growth strategy. We may target acquisitions that help us access new international markets, enhance our data analytics and technology platform or add functionality and capabilities to our suite of products and services.

Risks Associated with Our Business

You should consider carefully the risks described under the “Risk Factors” section beginning on page 15 and elsewhere in this prospectus. These risks, which include the following, could materially and adversely affect our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment:

•	Our quarterly and annual operating results may be adversely affected due to a variety of factors, which could make our future results difficult to predict.

•	The rate of growth of the SMB market for our solutions could be significantly lower than our estimates.

•

Our business and operations have experienced rapid growth and organizational change in recent periods, which has placed, and will continue to place, significant demands on our management and infrastructure, especially our billing systems.

•	We may not be able to continue to add new subscribers or increase sales to our existing subscribers.

•	We have a risk of system and Internet failures and have not yet implemented a complete disaster recovery plan.

•	We face significant competition for our solutions in the SMB market and may not be able to maintain or improve our competitive position or market share.

•	If we lose our ability to accept credit card payments from subscribers, it would have a material adverse effect on our business, financial condition and operating results.

•	We have a history of losses and may not be able to achieve or maintain profitability.

•	Our business depends on establishing and maintaining strong brands.

•	Our success depends in part on our strategic relationships and alliances with third parties.

•

Our recent or potential future acquisitions could be difficult to execute and integrate, divert the attention of key personnel, disrupt our business, dilute stockholder value and impair our financial results.

•	The international nature of our business and our continued international expansion expose us to business risks.

•	We rely on a limited number of co-located data centers to deliver most of our services.

•	Security and privacy breaches may harm our business.

•	Our substantial level of indebtedness could materially and adversely affect our financial condition.

•	Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Corporate Information and Structure

Our business was founded in 1997 as a Delaware corporation under the name Innovative Marketing Technologies Incorporated. In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs acquired a controlling interest in our company. We refer to this transaction as the Sponsor Acquisition. The issuer in this offering, Endurance International Group Holdings, Inc., is a Delaware corporation and is an indirect wholly owned subsidiary of WP Expedition Topco L.P., a Delaware limited partnership that we refer to as WP Expedition Topco. Pursuant to the terms of a corporate reorganization that will be completed prior to the completion of this offering, WP Expedition Topco will dissolve and in liquidation will distribute the shares of Endurance International Group Holdings, Inc. common stock to its partners in accordance with the limited partnership agreement of WP Expedition Topco. For more information on the Sponsor Acquisition, see “Management’s Discuss and Analysis of Financial Condition and Results of Operations—Impact of Sponsor Acquisition.” For more information on our corporate reorganization and ownership of our common stock, see “Corporate Reorganization” and “Principal Stockholders.”

Upon completion of this offering, and based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), investment funds and entities affiliated with Warburg Pincus will own, in the aggregate, approximately     % of our outstanding common stock (or     % if the underwriters’ option to acquire additional shares of common stock is exercised in full), and investment funds and entities affiliated with Goldman Sachs will own, in the aggregate, approximately     % of our outstanding common stock (or     % if the underwriters’ option to acquire additional shares of common stock is exercised in full). Goldman Sachs is one of the underwriters of this offering. See “Underwriting (Conflicts of Interest).” If more than 50% of our voting power is held by investment funds and entities affiliated with Warburg Pincus upon completion of this offering, we will be a “controlled company” as defined under the NASDAQ Listing Rules.

Our wholly owned subsidiary, EIG Investors Corp., or EIG Investors, is the borrower under our secured credit facilities. We and certain of our domestic subsidiaries are guarantors of EIG Investors’ obligations under our secured credit facilities.

Our corporate headquarters is located at 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803, and our telephone number is (781) 852-3200. Our principal website address is www.endurance.com, and we also operate a number of other websites. The information on, or that can be accessed through, any of our websites is not deemed to be incorporated in this prospectus or to be part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

“Endurance”, “Endurance International”, Domain.com, iPage, FatCow, Homestead, Bluehost, HostGator, A Small Orange, iPower, Dotster, their respective logos, and other trademarks or service marks of Endurance International Group Holdings, Inc. appearing in this prospectus are our property. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies, including:

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting.

We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of this offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to new or revised accounting standards that are applicable to other public companies that are not emerging growth companies.

Conflicts of Interest

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. See “Underwriting (Conflicts of Interest).”

Goldman Sachs, together with its affiliates, indirectly owns in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be one of our “affiliates” and have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. In addition, we expect that more than 5% of the net proceeds of this offering may be received by certain other underwriters in this offering or their affiliates that are lenders under our credit facilities as the result of our use of a portion of our net proceeds to repay indebtedness under such credit facilities. As a result, Goldman Sachs will be deemed to have a “conflict of interest” under Rule 5121, as administered by FINRA and this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. Credit Suisse Securities (USA) LLC is assuming the responsibilities of acting as the “qualified independent underwriter”

in this offering. Credit Suisse Securities (USA) LLC will not receive any additional compensation for acting as a qualified independent underwriter. We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities incurred in connection with acting as a “qualified independent underwriter,” including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

THE OFFERING

Common stock offered by Endurance International Group Holdings, Inc.	Shares

Common stock to be outstanding after this offering	Shares

Use of proceeds (conflicts of interest)

We intend to use a portion of the net proceeds of this offering to:

•    repay $         million of indebtedness outstanding under our              loan facility; and

•    satisfy all or a portion of our payment obligations at the closing of our proposed acquisition of Directi Web Technology Pvt. Ltd., or Directi, described elsewhere in this prospectus.

We intend to use the balance of the net proceeds of this offering for working capital and other general corporate purposes, which may include the acquisition of other complementary products, technologies or businesses. See “Use of Proceeds” for more information. Goldman Sachs, together with its affiliates, indirectly owns in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be one of our “affiliates” and have a “conflict of interest” under FINRA Rule 5121(f)(5). In addition, we expect that more than 5% of the net proceeds of this offering may be received by certain other underwriters in this offering or their affiliates that are lenders under our credit facilities as the result of our use of a portion of our net proceeds to repay indebtedness under such credit facilities. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that a “qualified independent underwriter”, or QIU, participate in the preparation of this prospectus and exercise the usual standards of due diligence with respect thereto. Credit Suisse Securities (USA) LLC has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus is a part. We have agreed, subject to certain terms and conditions, to indemnify Credit Suisse Securities (USA) LLC against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. See “Underwriting (Conflicts of Interest).”

Dividend Policy	We intend to retain all future earnings, if any, to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock.

Risk Factors	You should read the “Risk Factors” section and other information included in this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market symbol	“EIGI”

The number of shares of our common stock to be outstanding after this offering is based on shares of common stock outstanding as of                     , 2013 and an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), and excludes up to             shares of our common stock issuable in connection with our proposed acquisition of Directi based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) and              shares of common stock available for future issuance under our equity compensation plans as of                     , 2013 (including options to purchase             shares of our common stock at an exercise price equal to the initial public offering price set forth on the cover page of this prospectus and             shares of restricted stock, which we expect our board of directors or our compensation committee will grant to employees, including executive officers, and certain of our directors, concurrently with the execution of the underwriting agreement for this offering).

Except as otherwise noted, all information in this prospectus:

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares;

•	gives effect to the amendment and restatement of our certificate of incorporation and amendment and restatement of our bylaws upon the closing of this offering; and

•	assumes the completion of our corporate reorganization prior to the completion of this offering. See “Corporate Reorganization.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial and other data for our business for the periods indicated. The summary consolidated statements of operations data presented below for the year ended December 31, 2010, the period from January 1, 2011 through December 21, 2011, the period from December 22, 2011 through December 31, 2011 and the year ended December 31, 2012, and the consolidated balance sheet data as of December 31, 2012, have been derived from our audited financial statements appearing elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Sponsor Acquisition.” The summary consolidated statements of operations data for the six months ended June 30, 2012 and 2013 and the consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited consolidated financial statements for those periods included elsewhere in this prospectus, and except as described in the notes thereto, have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information for such periods. Our historical results are not necessarily indicative of the results to be expected in the future and the results for any interim period are not necessarily indicative of the results to be expected in the full year. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. All data in the following table is in thousands, except share and per share data.

	Predecessor(1)				Successor(1)
	Year Ended December 31, 2010		Period from January 1 through December 21, 2011		Period from December 22 through December 31, 2011		Year Ended December 31, 2012		Six Months Ended June 30,
									2012		2013
									(unaudited)
Consolidated Statements of Operations Data:
Revenue		$87,781		$187,340		$2,967		$292,156		$91,768		$250,963
Cost of revenue(2)		74,993		133,399		3,901		237,179		80,568		175,180

Gross profit		12,788		53,941		(934)		54,977		11,200		75,783
Operating expense:
Sales and marketing		33,412		54,932		1,482		83,110		36,558		58,299
Engineering and development		2,746		5,538		101		13,803		3,998		12,235
General and administrative		7,136		16,938		3,755		48,411		12,248		28,363

Total operating expense(3)		43,294		77,408		5,338		145,324		52,804		98,897
Loss from operations		(30,506)		(23,467)		(6,272)		(90,347)		(41,604)		(23,114)
Net interest income (expense)		(13,814)		(50,291)		(855)		(126,131)		(18,840)		(43,509)

Loss before income taxes		(44,320)		(73,758)		(7,127)		(216,478)		(60,444)		(66,623)
Income tax expense (benefit)		26		126		(2,746)		(77,203)		(21,428)		(1,671)
Equity loss (income) of unconsolidated entities, net of tax		—		—		—		23		—		(266)

Net loss		$(44,346)		$(73,884)		$(4,381)		$(139,298)		$(39,016)		$(64,686)

Net loss per share attributable to common stockholders:
Basic	$		$		$		$		$		$

Diluted	$		$		$		$		$		$

Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic

Diluted

	Predecessor(1)		Successor(1)
	Year Ended December 31, 2010	Period from January 1 through December 21, 2011	Period from December 22 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
(unaudited)
Pro forma net loss per share attributable to common stockholders (unaudited):(4)
Basic				$		$

Diluted				$		$

Pro forma weighted average shares used to compute pro forma net loss per share (unaudited):(5)
Basic

Diluted

(1)	Our company is referred to as the “predecessor” for all periods prior to the Sponsor Acquisition and is referred to as the “successor” for all periods after the Sponsor Acquisition.
(2)	Includes stock-based compensation expense of $26,000 for the year ended December 31, 2012, and $9,000 and $11,000 for the six months ended June 30, 2012 and 2013, respectively. We recorded no stock-based compensation expense to cost of revenue in 2010 or 2011.
(3)	Includes stock-based compensation expense of $1.0 million and $2.3 million for the predecessor period of 2011 and the year ended December 31, 2012, respectively, and $1.0 million and $0.7 million for the six months ended June 30, 2012 and 2013, respectively. We recorded no stock-based compensation expense to operating expense in 2010.
(4)	Pro forma net loss per share has been adjusted to reflect $ of lower interest expense related to the repayment of $ million of indebtedness under our , using a portion of the proceeds of this offering as if such indebtedness had been repaid as of the beginning of the period.
(5)	Pro forma weighted-average shares includes shares of common stock to be issued in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus. The issuance of such shares is assumed to have occurred as of the beginning of the period.

	As of December 31, 2012	As of June 30, 2013
		Actual	Pro Forma(1)(3)	Pro Forma as Adjusted(2)(3)
		(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$23,245	$16,984	$	$
Property and equipment, net	34,604	43,954
Working capital	(203,853)	(261,390)
Total assets	1,538,136	1,515,082
Current and long-term debt	1,130,000	1,134,000
Total stockholders’ equity	70,155	6,208

(1)	The pro forma balance sheet data give effect to the completion of our corporate reorganization prior to the completion of this offering (see “Corporate Reorganization”).
(2)	The pro forma as adjusted balance sheet data give effect to (a) our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, (b) our use of a portion of our net proceeds of this offering to repay $ million of our indebtedness outstanding under our loan facility and (c) our use of a portion of our net proceeds of this offering to satisfy all or a portion of our payment obligations at the closing of our proposed acquisition of Directi.
(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended
					June 30, 2012	June 30, 2013
Financial and Other Metrics:
Total subscribers(1)	2,482	2,845	2,857	3,223	3,059	3,370
Average revenue per subscriber(2)	$12.36	$12.84	$12.84	$12.92	$12.78	$12.96
Monthly recurring revenue retention rate(3)	99%	99%	99%	99%	99%	99%
Adjusted net income(4)	$9,068	$60,041	$1,813	$27,695	$25,488	$58,045
Adjusted EBITDA(5)	$25,066	$90,032	$3,853	$132,765	$63,360	$110,682
Unlevered free cash flow(6)	$26,445	$73,264	$3,419	$101,193	$45,130	$85,883

(1)	We define total subscribers as those that, as of the end of a period, are subscribing directly to our solutions on a paid basis. In calculating total subscribers, we include the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. We do not include in total subscribers parties that access our solutions via resellers or purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers.
(2)	Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate monthly as the amount of revenue we recognize from subscribers in a month divided by the average of the number of total subscribers at the beginning of the month and at the end of the month. For any period, ARPS is calculated as the average of ARPS for each month in that period. In calculating ARPS, we exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. We also adjust the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. For more information regarding ARPS and a reconciliation of ARPS to average revenue per subscriber calculated on a GAAP basis, see “Non-GAAP Financial Measures.”
(3)	We calculate our monthly recurring revenue, or MRR, retention rate at the end of a period by taking the retained recurring value of subscription revenue of all active subscribers at the end of the prior period and dividing it into the retained recurring value of subscription revenue for those same subscribers at the end of the reported period.
(4)	Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for this offering and the estimated tax effects of the foregoing adjustments. For more information regarding adjusted net income and a reconciliation of adjusted net income to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(5)	Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, amortization and change in deferred taxes. For more information regarding adjusted EBITDA and a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(6)	Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions less capital expenditures. For more information regarding UFCF and a reconciliation of UFCF to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. Our business, financial condition, results of operations and future growth prospects could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

Our quarterly and annual operating results may be adversely affected due to a variety of factors, which could make our future results difficult to predict and could cause our operating results to fall below investor or analyst expectations.

Our quarterly and annual operating results may be adversely affected due to a variety of factors that could affect our revenue or our expenses in any particular period. You should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. Factors that may adversely affect our quarterly and annual operating results may include:

•	our ability to attract new subscribers and retain existing subscribers;

•	our ability to acquire subscribers in a cost-effective way;

•	our ability to maintain a high level of subscriber satisfaction;

•	competition in the market for our products and services;

•	rapid technological change, frequent new product and service introductions, and evolving industry standards;

•

difficulties in integrating technologies, products and employees from companies we acquire or in migrating acquired subscribers from an acquired company’s platforms to our platforms, including difficulties in integrating technologies, products and employees of Directi;

•	systems, data center and Internet failures and service interruptions;

•	difficulties in distributing new products;

•	shortcomings in, or misinterpretations of, our metrics and data which cause us to fail to anticipate or identify trends in our market;

•	terminations of, disputes with, or material changes to our relationships with third-party partners, including referral sources, product partners and payment processors;

•	a shift in subscriber demand to lower margin solutions, which could increase our cost of revenue;

•	reductions in the selling prices for our solutions;

•	costs associated with any acquisitions that we may make, including costs associated with our proposed acquisition of Directi;

•	changes in legislation that affect our collection of sales and use taxes;

•	changes in regulation or to regulatory bodies, such as the Internet Corporation for Assigned Names and Numbers, or ICANN, that could affect our business and our industry; and

•	loss of key employees.

It is possible that in one or more future quarters, due to any of the factors listed above, a combination of those factors or other reasons, our operating results may be below our expectations and the expectations of research analysts and investors. In that event, our stock price could decline substantially.

The rate of growth of the small- and medium-sized business, or SMB, market for our solutions could be significantly lower than our estimates. If demand for our products and services does not meet expectations, our ability to generate revenue and meet our financial targets could be adversely affected.

Although we expect continued demand in the SMB market for our cloud-based solutions, it is possible that the rate of growth may not meet our expectations, or the market may not grow at all, either of which would adversely affect our business. Our expectations for future revenue growth are based in part on assumptions reflecting our industry knowledge and experience serving SMBs, as well as our assumptions regarding demographic shifts, growth in the availability and capacity of Internet infrastructure internationally and the general economic climate. If any of these assumptions proves to be inaccurate, then our actual revenue growth could be significantly lower than our expected revenue growth.

Our ability to compete successfully depends on our ability to offer an integrated and comprehensive suite of products and services that enable our diverse base of subscribers to establish, manage and grow their businesses. Our web presence and commerce offerings are predicated on the assumption that an online presence is, and will continue to be, an important factor in our subscribers’ abilities to establish, expand, manage and monetize their online presence quickly, easily and affordably. If we are incorrect in this assumption, for example due to the introduction of a new technology or industry standard that supersedes the importance of an online presence or renders our existing or future solutions obsolete, then our ability to retain existing subscribers and attract new subscribers could be adversely affected, which could harm our ability to generate revenue and meet our financial targets.

In addition, we estimate that approximately 20% of our subscribers use our cloud-based solutions primarily for personal, group or not-for-profit use. We do not offer a complete suite of products and services that are tailored to the specific needs of these types of subscribers. As a result, we may not be able to increase revenue per subscriber for these subscribers at the same rate as for our other subscribers, which could negatively affect our growth and have an adverse effect on our operating results.

Our business and operations have experienced rapid growth and organizational change in recent periods, which has placed, and will continue to place, significant demands on our management and infrastructure, especially our billing systems. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, produce accurate financial statements on a timely basis or address competitive challenges adequately.

As a result of acquisitions and internal growth, we increased our number of employees from 517 as of December 31, 2010, to 787 as of December 31, 2011, to 2,157 as of December 31, 2012 and to 2,580 as of June 30, 2013. Our revenue increased from $87.8 million in 2010, to $190.3 million in 2011, to $292.2 million in 2012 and to $251.0 million in the six months ended June 30, 2013. The revenue for 2011 set forth in this paragraph consists of the revenue for the 2011 predecessor and successor periods.

Our growth has placed, and will continue to place, a significant strain on our managerial, engineering, network operations, sales and support, marketing, legal, finance and other resources. In particular, our growth has placed, and will continue to place, a significant strain on our ability to build and maintain effective internal financial and accounting controls and procedures. For example, as a result of our acquisitions, we have acquired multiple billing systems that we are in the process of integrating. Any delays or other challenges associated with this build-out or integration could lead to inaccurate disclosure, which could prevent us from producing accurate financial statements on a timely basis and harm our operating results, our ability to operate our business and our investors’ view of us.

In addition, we intend to further expand our overall business, subscriber base, data center infrastructure, headcount and operations, both domestically and internationally, with no assurance that our business or revenue will continue to grow. Creating an organization with expanded U.S. and overseas operations and managing a geographically dispersed workforce will require substantial management effort, the allocation of management resources and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures, and we may not be able to do so. As such, we may be unable to manage our expenses effectively in the future, which may adversely affect our gross margins or operating expenses in any particular quarter. If we fail to manage our anticipated growth and organizational change in a manner that preserves the key aspects of our corporate culture, the quality of our solutions may suffer or fail to keep up with changes in the industry or technological developments, which could adversely affect our brands and reputation and harm our ability to retain and attract subscribers.

If we are unable to maintain a high level of subscriber satisfaction, demand for our solutions could suffer.

We believe that our future revenue growth depends on our ability to provide subscribers with quality service that meets our stated commitments and also meets or exceeds our subscribers’ expectations. We are not always able to provide our subscribers with this level of service, and our subscribers occasionally encounter interruptions in service and other technical challenges and pursue billing disputes. If we are unable to provide subscribers with quality service, this may result in subscriber dissatisfaction, and we could face damage to our reputation, claims of loss, negative publicity, decreased overall demand for our solutions and loss of revenue, any of which could have a negative effect on our business, financial condition and operating results.

In addition, we may from time to time fail to meet the needs of specific subscribers in order to best meet the service expectations of our overall subscriber base. For example, we may suspend a subscriber’s website when it is harming other subscribers’ websites or disrupting servers supporting those websites, such as when a hacker installs malware on a subscriber’s website without that subscriber’s authorization or knowledge. Although such service interruptions are not uncommon in a cloud-based environment, we risk subscriber dissatisfaction by interrupting one subscriber’s service to prevent further attacks on or data breaches for other subscribers, and this could damage our reputation and have an adverse effect on our business.

We may not be able to continue to add new subscribers or increase sales to our existing subscribers, which could adversely affect our operating results.

Our growth is dependent on our ability to continue to attract new subscribers while retaining and expanding our products and services to existing subscribers. Growth in the demand for our products and services may be inhibited, and we may be unable to sustain growth in our subscriber base, for a number of reasons, including, but not limited to:

•	our failure to develop or offer new or additional products and services in a timely manner that keeps pace with new technologies and the evolving needs of our subscribers;

•

our inability to market our solutions in a cost-effective manner to new subscribers and to increase our sales to existing subscribers, including due to changes in regulation, or to changes in the enforcement of existing regulation, that would impair our marketing practices, require us to change our sign-up processes or to increase disclosure designed to provide greater transparency as to how we bill and deliver our services;

•	our inability to offer solutions that are adequately integrated and customizable to meet the needs of our highly diverse and fragmented subscriber base;

•	changes in search engine ranking algorithms which may have the effect of increasing our marketing costs to offset lower search engine rankings;

•	failure of our third-party development partners, on which we rely to provide a majority of our offerings, to continue to support existing products and to develop and support new products;

•	the inability of our subscribers to differentiate our solutions from those of our competitors or our inability to effectively communicate such distinctions;

•	our inability to maintain, or strengthen awareness of, our brands;

•

our inability to maintain a consistent user experience and timely and consistent product upgrade schedule for all of our subscribers due to the fact that not all of our brands, products, or services operate from the same control panel or other systems;

•	our inability to penetrate, or adapt to requirements of, international markets;

•	our inability to enter into automatically renewing contracts with our subscribers or increase subscription prices;

•

the decisions by our subscribers to move the hosting of their Internet sites and web infrastructure to their own IT systems, into co-location facilities or to our competitors if we are unable to effectively market the scalability of our solutions;

•	subscriber dissatisfaction causing our existing subscribers to stop referring prospective subscribers to us; and

•	perceived or actual security, integrity, reliability, quality or compatibility problems with our solutions, including related to unscheduled downtime, or outages.

A substantial amount of our revenue growth historically has been derived from increased sales of additional products and services to existing subscribers. Our costs associated with increasing revenue from existing subscribers are generally lower than costs associated with generating revenue from new subscribers. Therefore, a reduction in the rate of revenue increase from our existing subscribers, even if offset by an increase in revenue from new subscribers, could reduce our operating margins, and any failure by us to continue to attract new subscribers or increase our revenue from existing subscribers could have a material adverse effect on our operating results.

We have a risk of system and Internet failures and have not yet implemented a complete disaster recovery plan, and any interruptions could harm our reputation, cause our subscribers to seek reimbursement for services paid for and not received, and cause our subscribers to seek to replace us as a provider of their cloud-based solutions.

We must be able to operate our applications and systems without interruption. Since our ability to retain and attract subscribers depends on our ability to provide highly reliable service, even minor interruptions in our service or losses of data could harm our reputation. Our applications, systems, power supplies, customer support centers and co-located data centers are subject to various points of failure, including:

•	human error or accidents;

•	power loss;

•	equipment failure;

•	Internet connectivity downtime;

•	improper building maintenance by the landlords of the buildings in which our co-located data centers are located;

•	physical or electronic security breaches;

•	computer viruses;

•	fire, hurricane, flood, earthquake, tornado and other natural disasters;

•	water damage;

•	terrorism;

•	intentional bad acts, such as sabotage and vandalism;

•	pandemics; and

•	failure by us or our vendors to provide adequate service to our equipment.

We have experienced system failures and delays and periodic interruptions in service in the past, including due to accidental or intentional actions of Internet users, current and former employees and others, and we will likely experience future system failures or outages that disrupt the operation of our solutions and harm our business. Our systems are not fully redundant, and we have not yet implemented a complete disaster recovery plan or business continuity plan.

For example, in August 2013, while we were performing network infrastructure maintenance in our largest data center, we experienced an equipment failure which caused issues within our network, resulting in unscheduled downtime, or an outage, that affected many subscribers of our HostGator, Bluehost, JustHost and HostMonster brands. At certain times during the outage, we estimate that between one third and one half of our subscribers were not able to access our services, including their websites and email. While our subscribers’ individual servers were not affected, their ability, and their customers’ ability, to access their websites and the data stored on their servers were affected for up to 12 hours. This outage also affected our internal support and phone systems, intermittently impairing the ability of many subscribers to contact us. Immediately following the outage, we experienced an increase in subscriber cancellations, which have since returned to historical levels, and in the weeks following the outage, we experienced a decrease in our Net Promoter Scores, a customer satisfaction metric developed by Bain & Company. We anticipate that we may experience a related decrease in word-of-mouth subscriber referrals and an increase in the number of existing subscribers that fail to renew subscriptions at the end of their current terms, although we do not anticipate that this would have a material adverse effect on our business.

Although the redundancies we do have in place will permit us to respond, at least to some degree, to failures of applications and systems, our co-located data centers are vulnerable in the event of failure. A significant majority of our subscribers are hosted in one of our six U.S.-based co-located data centers, which are located in Boston, Massachusetts; Dallas, Texas; Houston, Texas; Provo, Utah; San Jose, California; and Waltham, Massachusetts. Accordingly, any failure or downtime in any one of these six co-located data center facilities would affect a significant percentage of our subscribers. We do not yet have adequate structures or systems in place to recover from a data center’s severe impairment or total destruction, and recovery from the total destruction or severe impairment of any of these six co-located data centers would be extremely difficult and may not be possible at all. Closing any one of these six co-located data centers without adequate notice could result in lengthy, if not permanent, interruptions in the availability of our solutions and loss of vast amounts of subscriber data.

Our co-located data centers are also susceptible to impairment resulting from electrical power outages due to the amount of power and cooling they require to operate. Since we rely on third parties to provide our co-located data centers with power sufficient to meet our needs, we cannot control whether our co-located data centers will have an adequate amount of electrical resources necessary to meet our subscriber requirements. We attempt to limit exposure to system downtime due to power outages by using backup generators and power supplies. However, these protections may not limit our exposure to power shortages or outages entirely.

Our customer support centers are also vulnerable in the event of failure caused by total destruction or severe impairment. When calling our customer support services, most of our subscribers reach our customer support teams located in one of our six U.S.-based call centers, which are located in Austin, Texas; Englewood, Colorado; Houston, Texas; Orem, Utah; Tempe, Arizona; and Vancouver, Washington. Our teams in each call center are trained to provide support services for a discrete subset of our brands, and they do not currently have complete capability to route calls from one call center to another call center. Accordingly, if any one of these call centers became non-operational due to severe impairment or total destruction, our ability to re-route calls to operational call centers or to provide customer support services to any subscribers of the brand or brands that the non-operational call center had formerly managed would be compromised. A significant portion of our email and chat-based customer support is provided by our India-based support team, which is currently employed by a third-party service provider. Although our email and chat-based customer support can be re-routed to our own centers more easily than calls can be, a disruption at our India customer support center could adversely affect our business.

Any of these events could materially increase our expenses or reduce our revenue, damage our reputation and cause us to lose current and potential subscribers, which would have a material adverse effect on our operating results and financial condition. Moreover, the property and business interruption insurance we carry may not have coverage adequate to compensate us fully for losses that may occur.

We face significant competition for our solutions in the SMB market, which we expect will continue to intensify and which could require us to reduce our selling prices. As a result of such competitive pressures, we may not be able to maintain or improve our competitive position or market share.

The SMB market for cloud-based technologies is highly competitive and constantly evolving. We expect competition to increase from existing competitors as well as potential new market entrants. Most of our existing competitors are expanding the variety of solution-based services that they offer to SMBs. We also may face significant competition from new entrants into the markets we serve. Our competitors include providers of:

•	web presence and commerce offerings, such as domain name registrars, shared hosting providers, website creation and management companies and e-commerce service providers;

•	computing resources and security offerings, such as on-demand computing resources and online security offerings;

•	marketing solutions, such as search engine marketing (SEM) companies, search engine optimization (SEO) companies, local directory listing companies and online and offline business directories; and

•	productivity tools, such as business-class email, calendaring and file-sharing.

Some of these competitors may have greater resources, more brand recognition and consumer awareness, greater international scope and larger subscriber bases than we do. As a result, we may not be able to compete successfully against them. If these companies decide to devote greater resources to the development, promotion and sale of their products and services, greater numbers of SMBs may choose to use these competitors for creating an online presence and as a general platform for running online business operations.

There are relatively few barriers to entry in this market, especially for providers of niche services, which often have low capital and operating expenses and the ability to quickly bring products to market that meet specific subscriber needs. Accordingly, as this market continues to develop, we expect the number of competitors to increase. The continued entry of competitors into the cloud-based technologies market, and the rapid growth of some competitors that have already entered the market, may make it difficult for us to maintain our market position.

In addition, in an attempt to gain market share, competitors may offer aggressive price discounts or alternative pricing models, such as so-called “freemium” pricing in which a basic offering is provided for free with advanced features provided for a fee, on the services they offer, or increase commissions paid to their referral sources. These pricing pressures may require us to match these discounts and commissions in order to remain competitive, which would reduce our margins or cause us to fail to attract new subscribers that decide to purchase the discounted service offerings of our competitors. As a result of these factors, it is difficult to predict whether we will be able to maintain our average selling prices, pricing models and commissions paid to our referral sources. If we reduce our selling prices, alter our pricing models or increase commissions paid to our referral sources, it may become increasingly difficult for us to compete successfully, our profitability may be harmed and our operating results could be adversely affected.

We must keep up with rapid and ongoing technological change to remain competitive in a rapidly evolving industry.

The cloud-based technology industry is characterized by rapid and ongoing technological change, frequent new product and service introductions, and evolving industry standards. Our future success will depend on our ability to adapt quickly to rapidly changing technologies, to adapt our solutions to evolving industry standards and to improve the performance and reliability of our applications and services. To achieve market acceptance for our applications and services, we must anticipate subscriber need and offer solutions that meet changing subscriber demands quickly and effectively. Subscribers may require features and functionality that our current applications and services do not have or that our platforms are not able to support. If we fail to develop solutions that satisfy subscriber preferences in a timely and cost-effective manner, our ability to renew our agreements with existing subscribers and our ability to increase demand for our solutions will be harmed.

In addition, the manner in which we market to our subscribers must keep pace with technological change. For example, application marketplaces, mobile platforms and new search engines and search methods are changing the way in which consumers find, purchase and use our solutions. If we are not able to take advantage of such technologies or if existing technologies or systems, such as the domain name system, become obsolete, we may be unable to continue to attract new subscribers or sell additional solutions to our existing subscribers.

Third parties provide a majority of our product and service offerings. Our future success will depend on our ability to continue to identify and partner with third parties who offer and are able to adapt to new technologies and to develop compelling and innovative solutions that can be quickly integrated with our platform and brought to market. If we or our third-party partners are unable to adapt to rapidly changing technologies and develop solutions that meet subscriber requirements, our revenue and operating results will be adversely affected.

If we do not maintain a low rate of credit card chargebacks and protect against breach of the credit card information we store, we will face the prospect of financial penalties and could lose our ability to accept credit card payments from subscribers, which would have a material adverse effect on our business, financial condition and operating results.

A majority of our revenue is processed through credit card transactions. Under current credit card industry practices, we are liable for fraudulent and disputed credit card transactions because we do not obtain the cardholder’s signature at the time of the transaction, even though the financial institution issuing the credit card may have authorized the transaction. Although we focus on keeping our rate of credit card refunds and chargebacks low, if our refunds or chargebacks increase, our credit card processors could require us to increase reserves or terminate their contracts with us, which would have an adverse effect on our financial condition. Our failure to limit fraudulent transactions conducted on our websites, such as through the use of stolen credit card numbers, could also subject us to liability.

We could also incur significant fines or lose our ability to give subscribers the option of using credit cards to fund their payments or pay their fees to us if we fail to follow payment card industry data security standards, even if there is no compromise of subscriber information. Although we strive to be in compliance with such payment card industry data security standards, and we do not believe that there has been a compromise of subscriber information, we are not currently in full compliance with these standards. Accordingly, we could be fined, or our services could be suspended, for such failure to comply with payment card industry data security standards, which would cause us to not be able to process payments using credit cards. If we are unable to accept credit card payments, our financial condition, results of operation and cash flows would be adversely affected.

Under credit card association rules, penalties may be imposed at the discretion of the association. Any such potential penalties would be imposed on our credit card processor by the association. Under our contract with our processor, we are required to reimburse our processor for such penalties. Our current level of fraud protection, based on our fraudulent and disputed credit card transaction history, is within the guidelines established by the credit card associations. However, we face the risk that we may fail to maintain an adequate level of fraud protection or that one or more credit card associations may, at any time, assess penalties against us or terminate our ability to accept credit card payments from subscribers, which would have a material adverse effect on our business, financial condition and operating results.

In addition, we could be liable if there is a breach of the credit card information we store. Online commerce and communications depend on the secure transmission of confidential information over public networks. We rely on encryption and authentication technology that we have developed internally, as well as technology that we license from third parties, to provide security and authentication for the transmission of confidential information, including subscriber credit card numbers. However, we cannot ensure that this technology can prevent breaches of the systems that we use to protect subscriber credit card data. Although we maintain network security insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on reasonable terms, or at all. In addition, some of our third-party partners also collect information from transactions with our customers, and we may be subject to litigation or our reputation may be harmed if our partners fail to protect our subscribers’ information or if they use it in a manner that is inconsistent with our practices.

Data breaches can also occur as a result of non-technical issues. Under our contracts with our card processors, if there is unauthorized access to, or disclosure of, credit card information that we store, we could be liable to the credit card issuing banks for their cost of issuing new cards and related expenses.

We have a history of losses and may not be able to achieve or maintain profitability.

We have had a net loss in each year since inception. We had net losses of $44.3 million, $78.3 million and $139.3 million for 2010, 2011 and 2012, respectively, and $39.0 million and $64.7 million for the six months ended June 30, 2012 and 2013, respectively. Net loss for 2011 set forth in this paragraph consists of the sum of the net loss for the 2011 predecessor and successor periods. In connection with our acquisitions, we have recorded at fair value, long-lived assets. We record amortization expense in each reporting period related to the long-lived assets, which have increased the amount of net loss we have recorded in each reporting period.

We cannot predict if we will achieve profitability in the near future or at all. We expect to make significant future expenditures to develop and expand our business, including by investing in our support organization and our co-located data centers. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. These increased expenditures will make it harder for us to achieve and maintain future profitability. Our recent growth in revenue and number of subscribers may not be sustainable, and our revenue may be insufficient to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including principal and interest expense related to our substantial indebtedness, and the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability.

We may need additional equity, debt or other financing in the future, which we may not be able to obtain on acceptable terms, or at all, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire complementary businesses, satisfy our funding obligations relating to our proposed acquisition of Directi or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Although our credit agreements limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, or amendments with the consent of our lenders and, under certain circumstances, we may incur substantial additional debt in compliance with these restrictions or with the consent of our lenders. In addition, our credit agreements do not prevent us from incurring certain obligations that do not constitute indebtedness.

Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, interest rates, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our product development efforts. If we succeed in raising additional funds through the issuance of equity or convertible securities, then the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. In addition, any preferred equity issuance or debt financing that we may obtain in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Further, to the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described elsewhere in this prospectus, including our possible inability to service our debt, would increase.

Our business depends on establishing and maintaining strong brands. If we are not able to effectively promote our brands, our ability to expand our subscriber base will be impaired and our business and operating results will be harmed.

We market our solutions through various brands, including Bluehost, Domain.com, FatCow, Homestead, HostGator, iPage and iPower. We believe that by cultivating many different brands, we are better able to target our marketing efforts to the specific needs and preferences of a highly diverse and highly fragmented SMB market than if we relied on one brand or a few brands. We also believe that establishing and maintaining our brands is critical to our efforts to attract and expand our subscriber base due to the highly competitive nature of our industry, including the likelihood that we may face competition from new entrants with new or well-established brands seeking to market to SMBs, the growing number of Internet sites and companies and corresponding proliferation of brands, and the low barriers to entry for companies offering cloud-based technologies to SMBs, especially providers of niche services, such as mobile application developers, which are often able to operate with low capital and operating expenses.

If we do not continue to build awareness of our brands, we could be placed at a competitive disadvantage to companies whose brands are, or become, more recognizable than ours. To attract and retain subscribers and to promote and maintain our brands in response to competitive pressures, we may have to substantially increase our financial commitment to creating and maintaining distinct brand loyalty among subscribers or eliminate certain of our brands. Because we have multiple brands, our financial commitment to creating and maintaining distinct brand loyalty among subscribers may be higher than for our competitors which typically market their products through fewer brands. If subscribers, as well as our third-party referral marketing, distribution and reseller partners, do not perceive our existing solutions to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by such parties, the value of our brands could be diminished, thereby decreasing the attractiveness of our solutions to such parties. As a result, our operating results may be adversely affected by decreased brand recognition and harm to our reputation.

Our success depends in part on our strategic relationships and alliances with third parties.

In order to expand our business, we plan to continue to rely on third-party relationships and alliances, such as with referrers and promoters of our brands and solutions, as well as with our providers of solutions and services that we offer to subscribers.

We are accredited by ICANN and various other registries as a domain name registrar. We are dependent on these relationships to offer our domain name services to our subscribers. Identifying, negotiating, documenting and managing relationships with third parties requires significant time and resources, and it is possible that we may not be able to devote the time and resources we expect to such relationships. Integrating and customizing third parties’ solutions with our platforms also requires us to expend significant time and resources to ensure that each respective solution works with our platforms, as well as with our other products and services. If we fail to comply with domain name registry requirements, we could lose our accreditation, which would have a material adverse effect on our business.

If third-party partners fail to promote our brands or to refer new subscribers to us, fail to comply with regulations or are forced to change their marketing efforts due to new regulations or cease to be viewed as credible sources of information by our potential subscribers, we may face decreased demand for our solutions and loss of revenue. In some cases, we rely on third-party partners to purchase our solutions and resell them to their customer bases. These partners have the direct contractual relationships with our ultimate subscribers and, therefore, we risk the loss of both our third-

party partners and their customers if our services fail to meet expectations or if our partners fail to perform their obligations or deliver the level of service to the ultimate subscriber that we expect.

We also rely on our relationships with our product partners whose solutions, including site builders, shopping carts and security tools, we offer to our subscribers. A majority of our offerings are provided by third parties. We may be unable to continue our relationship with any of these partners if, for example, they decline to continue to work with us or are acquired by third parties. In such an event, we may not be able to continue to offer these third-party tools to our subscribers or we may be forced to find an alternative that may be inferior to the solution that we had previously offered, which could harm our business and our operating results.

In order to offer our solutions to our subscribers, we also rely on software licensed from or hosted by third parties. In addition, we may need to obtain future licenses from third parties to use intellectual property associated with the development of our solutions, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software or other intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Any errors or defects in third-party software could result in errors or a failure of our solutions which could harm our business and operating results. Further, we cannot be certain that the owners’ rights in their technologies will not be challenged, invalidated or circumvented.

If any of the third parties on which we rely fails to perform as expected, breaches or terminates their agreement with us, or becomes engaged in a dispute with us, our reputation could be adversely affected and our business could be harmed.

Our recent or potential future acquisitions could be difficult to execute and integrate, divert the attention of key personnel, disrupt our business, dilute stockholder value and impair our financial results. We may not realize anticipated benefits from our acquisitions that we have completed or may complete in the future.

We have in the past acquired, and may in the future acquire, businesses and assets to increase our growth, enhance our ability to compete in our core markets or allow us to enter new markets. We have completed many such acquisitions since our founding. Most recently, in August 2013, we agreed to acquire Directi, subject to the satisfaction or waiver of specified customary closing conditions.

Acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the technologies, products, operations, billing systems, personnel or operations of an acquired business and realizing the anticipated benefits of the combined businesses;

•	difficulties in supporting and transitioning acquired subscribers, if any, to our platform, causing potential loss of such subscribers and damage to our reputation;

•	disruption of our ongoing business and diversion of financial, management, operations and customer support resources from existing operations;

•

to the extent an acquired company has a corporate culture or compensation arrangement different from ours, difficulty assimilating or integrating the acquired organization and its talent, which could lead to morale issues, increased turnover and lower productivity than anticipated, and could also adversely affect the culture of our existing organization;

•

the price we pay, or other resources that we devote, may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity or unanticipated costs associated with pursuing acquisitions;

•

potential loss of an acquired business’ strategic alliances and key employees, including those employees who depart prior to transferring to us, or otherwise documenting, knowledge and information that are important to the efficient operation of the acquired business;

•	potential deployment by an acquired company of its top talent to other of its business units prior to our acquisition if we do not acquire the entirety of an acquired company’s stock or assets;

•

disruption of our business due to sellers, former employees, contractors or third-party service providers of an acquired company or business misappropriating our intellectual property, violating non-competition agreements, or otherwise causing harm to our company;

•	integration and support of redundant solutions or solutions that are outside of our core capabilities;

•

the incurrence of additional debt in order to fund an acquisition, or assumption of debt or other liabilities, including litigation risk or risks associated with other unforeseen or undisclosed liabilities, of the acquired company;

•

adverse tax consequences, including exposure to substantial penalties and fees if an acquired company failed to comply with relevant tax rules and regulations prior to our acquisition or due to substantial depreciation or deferred compensation charges; and

•	accounting effects, including potential impairment charges related to long-lived assets and requirements that we record deferred revenue at fair value.

We rely heavily on the representations and warranties provided to us by the sellers in our acquisitions, including as they relate to creation, ownership and rights in intellectual property, existence of open source software and compliance with laws and contractual requirements. If any of these representations and warranties are inaccurate or breached, we might pursue costly litigation and assessment of liability for which there may not be adequate recourse against such sellers, in part due to contractual time limitations and limitations of liability. Moreover, acquisitions frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. We may also incur expenses related to completing acquisitions, or in evaluating potential acquisitions or technologies, which may adversely affect our profitability. In addition, if we finance acquisitions by issuing equity securities, our existing stockholders may be diluted.

If we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

The international nature of our business and our continued international expansion expose us to business risks that could limit the effectiveness of our growth strategy and cause our operating results to suffer.

We currently maintain offices, conduct operations and/or have sales and other personnel in the United States, Brazil and India, and we intend to expand our international operations. For example, in August 2013, we agreed to acquire Directi, subject to the satisfaction or waiver of specified customary closing conditions, and we may in the future seek to make other acquisitions that help us access new international markets, enhance our data analytics and technology platform or add functionality and capabilities to our suite of products and services.

Any international expansion efforts that we undertake may not be successful. In addition, conducting operations in international markets subjects us to new risks that we have not generally faced in the United States. These risks include:

•	localization of the marketing and deployment of our solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

•	longer than expected lead times for, or the failure of, an SMB market for our solutions to develop in the countries and regions in which we are opening offices and conducting operations;

•	our inability to effectively market our solutions to SMBs due to our failure to adapt to local cultural norms, technology standards, billing and collection standards or pricing models;

•

lack of familiarity with, and burdens of, complying with foreign laws, legal standards, regulatory requirements, tariffs and other barriers, including laws related to employment or labor, or laws regarding liability of online service providers for activities of subscribers, such as infringement or illegal activities, and more stringent laws in foreign jurisdictions relating to defamation or the privacy and protection of third-party data;

•	difficulties in identifying and managing local staff, systems integrators, technology partners, and other third-party vendors and service providers;

•

differing technology practices and needs that we are not able to meet, including an increased demand from our international subscribers that our cloud-based solutions be easily accessible and operational on smartphones and tablets;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	management, communication and integration problems resulting from cultural or language differences and geographic dispersion;

•	diversion of our management’s attention and resources to explore, negotiate, or close acquisitions and to integrate, staff and manage geographically remote operations and employees;

•	sufficiency of qualified labor pools in various international markets;

•	competition from companies with international operations, including large international competitors and entrenched local companies;

•	changes in global currency systems or fluctuations in exchange rates that may increase the volatility of or adversely affect our foreign-based revenue;

•	compliance with the Foreign Corrupt Practices Act, economic sanction laws and regulations, export controls and other U.S. laws and regulations regarding international business operations;

•

potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, our inadvertent failure to comply with all relevant foreign tax rules and regulations due to our lack of familiarity with the jurisdiction’s tax laws, and restrictions and withholdings on the repatriation of earnings;

•	uncertain political and economic climates; and

•	reduced or varied protection for intellectual property rights in some countries.

These factors may cause our international costs of doing business to exceed our comparable domestic costs. Any negative impact from our international business efforts could adversely affect our business, operating results and financial condition as a whole.

In addition, our ability to expand internationally and attract and retain non-U.S. SMB subscribers may be adversely affected by concerns about the extent to which U.S. governmental and law enforcement agencies may obtain data under the Foreign Intelligence Surveillance Act and Patriot Act and similar laws and regulations. Such non-U.S. SMB subscribers may decide that the privacy risks of storing data with a U.S.-based company may outweigh the benefits and opt to seek solutions from a company based outside of the United States.

Our growing operations in India and use of an India-based service provider may expose us to risks that could have an adverse effect on our costs of operations and harm our business.

We currently use India-based third-party service providers to provide certain outsourced services to support our U.S.-based operations, including email- and chat-based customer and technical support, billing support, network monitoring and engineering and development services, as well as to staff and operate our HostGator India business. See “Related Person Transactions.” As our operations grow, we may increase our use of these and other India-based outsourced service providers. Although there are cost advantages to operating in India, significant growth in the technology sector in India has increased competition to attract and retain skilled employees and has led to a commensurate increase in compensation costs. In the future, we or our third-party service providers may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure in India. In addition, upon the completion of our proposed acquisition of Directi, we will also employ an India-based workforce. Our use of a workforce in India exposes us to disruptions in the business, political and economic environment in that region. Our operations in India require us to comply with local laws and regulatory requirements, which are complex and of which we may not always be aware, and expose us to foreign currency exchange rate risk. Our Indian operations may also subject us to trade restrictions, reduced or inadequate protection for intellectual property rights, security breaches and other factors that may adversely affect our business. Negative developments in any of these areas could increase our costs of operations or otherwise harm our business.

We rely on a limited number of co-located data centers to deliver most of our services. If we are unable to renew our data center agreements on favorable terms, or at all, our operating margins and profitability could be adversely affected and our business could be harmed.

We do not own our data centers. Rather, we occupy them pursuant to co-location service agreements with third-party data center facilities which have built and maintain the co-located data centers for us and other parties. We currently serve most of our subscribers from six co-located data center facilities located in Massachusetts (two), Texas (two), Utah and California. Although we own the servers in these co-located data centers, except in the case of our Dallas, Texas facility, and engineer and architect the systems upon which our platforms run, we do not control the operation of these facilities.

The terms of our existing co-located data center agreements vary in length and expire over a period ranging from 2014 through 2020. The owners of these or our other co-located data centers have no obligation to continue such arrangements beyond their current terms, nor are they obligated to renew their agreements with us on terms acceptable to us, or at all.

Our existing co-located data center agreements may not provide us with adequate time to transfer operations to a new facility in the event of early termination or if we were unable to negotiate a short-term transition arrangement or renew these agreements on terms acceptable to us. If we were required to move our equipment to a new facility without adequate time to plan and prepare for such migration, we would face significant challenges due to the technical complexity, risk and high costs of the relocation. Any such migration would result in significant costs for us and significant downtime for large numbers of our subscribers. This could damage our reputation and cause us to lose current and potential subscribers, which would harm our operating results and financial condition.

Even if we are able to renew the agreements on our existing co-located data center facilities, we expect that the lease rates will be higher than those we pay under our existing agreements. If we fail to increase our revenue by amounts sufficient to offset any increases in lease rates for these facilities, our operating results may be materially and adversely affected.

We currently intend to continue to contract with third-party data center operators, but we could be forced to re-evaluate those plans depending on the availability and cost of data center facilities, the ability to influence and control certain design aspects of the data center, and economic conditions affecting the data center operator’s ability to add additional facilities.

If our solutions and software contain serious errors or defects, then we may lose revenue and market acceptance and may incur costs to defend or settle claims.

Complex technology platforms, software applications and systems such as ours often contain errors or defects, such as errors in computer code or other systems errors, particularly when first introduced or when new versions or enhancements are released. Because we also rely on third parties to develop many of our solutions, our products and services may contain additional errors or defects as a result of the integration of the third party’s product. Despite quality assurance measures, internal testing and beta testing by our subscribers, we cannot guarantee that our current and future solutions will not be free of serious defects, which could result in lost revenue or a delay in market acceptance.

Since our subscribers use our solutions to maintain an online presence for their business, errors, defects or other performance problems could result in damage to our subscribers and their businesses. They could elect not to renew their agreements, delay or withhold payments to us, or seek significant compensation from us for the losses they or their businesses suffer. Although our subscriber agreements typically contain provisions designed to limit our exposure to certain claims, existing or future laws or unfavorable judicial decisions could negate or diminish these limitations. Even if not successful, a claim brought against us could be time-consuming and costly and could seriously damage our reputation in the marketplace, making it harder for us to acquire and retain subscribers.

Because we are required to recognize revenue for our subscription-based services over the term of the applicable subscriber agreement, changes in our sales may not be immediately reflected in our operating results. The requirement that we prepay domain registries for domain names may also lead to fluctuations in our liquidity that are not immediately reflected in our operating results. In addition, we may not have adequate reserves in the event that our historical levels of refunds increase, which could adversely affect our liquidity and profitability.

We recognize revenue from our subscribers ratably over the respective terms of their agreements with us. These contracts are generally for service periods of up to 36 months. Accordingly, increases in sales during a particular period do not translate into corresponding increases in revenue during that same period, and a substantial portion of the revenue that we recognize during a quarter is derived from deferred revenue from our agreements with subscribers that we entered into during previous quarters. As a result, we may not generate net earnings despite substantial sales activity during a particular period, since we are not allowed under applicable accounting rules to recognize all of the revenue from these sales immediately, and because we are required to record a significant portion of our related operating expenses during that period. Conversely, the existence of substantial deferred revenue may prevent deteriorating sales activity from becoming immediately apparent in our reported operating results.

In addition, we may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue relative to planned expenditures could adversely affect our business and operating results.

In connection with our domain registration services, as a registrar, we are required under our agreements with domain registries to prepay the domain registry for the term for which a domain is registered. We recognize this prepayment as an asset on our consolidated balance sheet and record domain revenue and the domain registration expense ratably over the term that a domain is registered. This cash payment to the domain registry may lead to fluctuations in our liquidity that is not immediately reflected in our operating results.

In addition, our standard terms of service permit our subscribers to seek refunds from us in certain instances, and we maintain reserves to provide such refunds. The amount of such reserves is based on the amount of refunds that we have provided in the past. If our actual level of refund claims exceeds our estimates and our refund reserves are not adequate to cover such claims, our liquidity or profitability could be adversely affected.

We depend on the experience and expertise of our senior management team, and the loss of any member of our senior management team could have an adverse effect on our business, financial condition and operating results.

Our success and future performance depends in significant part upon the continued service of our senior management team, particularly Hari Ravichandran, our founder, president and chief executive officer. The members of our senior management team are not contractually obligated to remain employed by us. Accordingly, and in spite of our efforts to retain our senior management team with long-term equity incentives, any member of our senior management team could terminate his or her employment with us at any time and go to work for one of our competitors after the expiration of his or her non-compete period. The replacement of members of our senior management team likely would involve significant time and expense, and the loss of one or more members of our senior management team could significantly delay, prevent the achievement of or make it more difficult for us to pursue and execute on our business objectives, and could have an adverse effect on our business, financial condition and operating results.

Our growth will be adversely affected if we cannot continue to successfully retain, hire, train and manage our key employees.

Our ability to successfully pursue our growth strategy will depend on our ability to attract, retain and motivate key employees across our business. In particular, we are dependent on our platform engineers and those who manage our customer sales and service employees. We face intense competition for these and other employees from numerous technology, software and manufacturing companies, and we cannot ensure that we will be able to attract, integrate or retain additional qualified employees in the future. For example, our competitors may be able to attract and retain more qualified platform engineering, product development, software engineering and marketing employees and customer sales and service managers by offering more competitive compensation packages. If we are unable to attract new employees and retain our current employees, we may not be able to develop and maintain our services at the same levels as our competitors and we may, therefore, lose subscribers and market share. Our failure to attract and retain qualified individuals could have an adverse effect on our ability to execute on our business objectives and, as a result, our ability to compete could decrease, our operating results could suffer and our revenue could decrease.

We are subject to governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business. Compliance with such laws could also impair our efforts to maintain and expand our subscriber base, and thereby decrease our revenue.

We are subject to a variety of laws and regulations, including regulation by various government agencies, including the U.S. Federal Trade Commission, or FTC, and various state and local agencies.

We collect personally identifiable information and other data from our subscribers and prospective subscribers. We use this information to provide services to our subscribers, to support, expand and improve our business and, subject to each subscriber’s or prospective subscriber’s right to decline, or opt-out, we may use this information to market other products and services to them. We may also share subscribers’ personally identifiable information with third parties as authorized by the subscriber or as described in the applicable privacy policy.

The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of personal information of individuals, and the FTC and many state attorneys general are applying federal and state consumer protection laws as imposing standards for the online collection, use and dissemination of data. However, these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. Any failure or perceived failure by us to comply with privacy or security laws, policies, legal obligations or industry standards or any security incident that results in the unauthorized release or transfer of personally identifiable information or other subscriber data may result in governmental enforcement actions, litigation, fines and penalties and/or adverse publicity and could cause our subscribers to lose trust in us, which could have an adverse effect on our reputation and business.

Some proposed laws or regulations concerning privacy, data protection and information security are in their early stages, and we cannot yet determine the impact these laws and regulations, if implemented, may have on our business. Future laws or regulations could impair our ability to collect and/or use user information that we use to provide targeted advertising to our users, thereby impairing our ability to maintain and grow our subscriber base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of our subscribers’ data or additional requirements for express or implied consent of subscribers for the use and disclosure of such information could require us to modify our solutions and features, possibly in a material manner, and could limit our ability to develop new services and features.

In addition, several foreign countries and governmental bodies, including the European Union and Canada, have regulations dealing with the collection and use of personal information obtained from their residents, which are often more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal information that identifies or may be used to identify an individual, such as names, email addresses, and in some jurisdictions, Internet Protocol, or IP, addresses. Although we are working to comply with those regulations that apply to us, such regulations and laws may be modified and new laws may be enacted in the future. Within the European Union, legislators are currently considering a revision to the 1995 European Union Data Protection Directive that may include more stringent operational requirements for processors and controllers of personal information and that would impose significant penalties for non-compliance. If our privacy or data security measures fail to comply with current or future laws and regulations, we may be subject to litigation, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business. Moreover, if future laws and regulations limit our subscribers’ ability to use and share personal information or our ability to store, process and share personal information, demand for our solutions could decrease, our costs could increase, and our business, results of operations and financial condition could be harmed.

In recent years, U.S. and European lawmakers and regulators have expressed concern over the use of third-party cookies or web beacons for online behavioral advertising, and legislation adopted recently in the European Union requires informed consent for the placement of a cookie on a user’s device. Although we are working to comply with this legislation, we are not yet in full compliance. Regulation of cookies and web beacons may lead to broader restrictions on our research activities, including efforts to understand users’ Internet usage. Such regulations may have a chilling effect on businesses, such as ours, that collect and use online usage information and may increase the cost of maintaining a business that collects or uses online usage information, increase regulatory scrutiny and increase the potential for civil liability under consumer protection laws. In response to marketplace concerns about the usage of third-party cookies and web beacons to track user behaviors, providers of major browsers have included features that allow users to limit the collection of certain data in general or from specified websites. These developments could impair our ability to collect user information that helps us provide more targeted advertising to our users.

In addition, in connection with the marketing and advertisement of our products and services, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states.

New interpretations of existing laws, regulations or standards could require us to incur additional costs and restrict our business operations, and any failure by us to comply with applicable requirements may result in governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business.

Security and privacy breaches may harm our business.

Due to the fact that our solutions are cloud-based, we store and transmit large amounts of sensitive, confidential, personal and proprietary information over public communications networks. Any security breach, virus, accident, employee error, criminal activity or malfeasance, fraudulent service plan order, impersonation scam perpetrated against us, intentional misconduct by computer hackers or similar breach or disruption could result in unauthorized access, usage or disclosure, or loss of, confidential information, as well as interruptions, delays or cessation of service to our subscribers, each of which may cause damage to our reputation and result in increased security costs, litigation, regulatory investigations or other liabilities. For example, in February 2012, prior to our acquisition of HostGator, a HostGator employee obtained unauthorized access to systems running HostGator subscribers’ websites, which would have permitted the employee to access private and confidential information stored on those websites. Although HostGator implemented system fixes and took other steps to prevent such security breaches prior to our acquisition of that company in July 2012, similar security breaches of subscriber information on our systems may occur in the future. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of technology solutions and services that we offer and expand our operations in foreign countries.

In addition, many states in which we have subscribers have enacted regulations requiring us to notify subscribers in the event that certain subscriber information is accessed, or believed to have been accessed, without authorization, and in some cases also develop proscriptive policies to protect against such unauthorized access. Such notifications can result in private causes of action being filed against us. Should we experience a loss of protected data, efforts to enhance controls, assure compliance and address penalties imposed by such regulatory regimes could increase our costs.

Organizations generally, and Internet-based organizations in particular, remain vulnerable to highly targeted attacks aimed at exploiting network-specific applications or weaknesses. Techniques used to obtain unauthorized access to, or to sabotage, systems often are not recognized until launched against a target. Hackers are increasingly using powerful new tactics including evasive applications, proxies, tunneling, encryption techniques, vulnerability exploits, buffer overflows, denial of service attacks, or DDoS attacks, botnets and port scans. For example, from time to time, we and many other Internet-based businesses are the targets of DDoS attacks in which attackers attempt to block subscribers’ access to our websites. If we are unable to avert a DDoS or other attack for any significant period, we could sustain substantial revenue loss from lost sales and subscriber dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Moreover, we may not be able to immediately detect that such an attack has been launched, if, for example, unauthorized access to our systems was obtained without our knowledge in preparation for an attack contemplated to commence in the future. Cyber-attacks may target us, our subscribers, our partners, banks, credit card processors, delivery services, e-commerce in general or the communication infrastructure on which we depend.

Our subscribers may also use weak passwords, accidentally disclose their passwords or store them on a mobile device that is lost or stolen, or otherwise compromise the security of their data, creating the perception that our systems are not secure against third-party access. In addition, if third parties with which we work, such as vendors or developers, violate applicable laws or our policies, such violations may also put our subscribers’ information at risk and could in turn have an adverse effect on our business.

If an actual or perceived security breach occurs, the market’s perception of our security measures could be harmed and we could lose sales and current and potential subscribers. Any significant violations of data privacy could result in the loss of business, litigation and regulatory investigations and penalties that could damage our reputation and adversely affect our operating results and financial condition. Furthermore, if a high profile security breach occurs with respect to another provider of cloud-based technologies, our subscribers and potential subscribers may lose trust in the security of these business models generally, which could harm our ability to retain existing subscribers or attract new ones.

Failure to adequately protect and enforce our intellectual property rights could substantially harm our business and operating results.

We have devoted substantial resources to the development of our intellectual property, proprietary technologies and related processes. In order to protect our intellectual property, proprietary technologies and processes, we rely upon a combination of trademark, patent and trade secret law, as well as confidentiality procedures and contractual restrictions. These afford only limited protection, may not prevent disclosure of confidential information, may not provide an adequate remedy in the event of misappropriation or unauthorized disclosure, and may not now or in the future provide us with a competitive advantage. Despite our efforts to protect our intellectual property rights, unauthorized parties, including employees, subscribers and third parties, may make unauthorized or infringing use of our products, services, software and other functionality, in whole or in part, or obtain and use information that we consider proprietary.

Policing our proprietary rights and protecting our brands and domain names is difficult and costly and may not always be effective. In addition, we may need to enforce our rights under the laws of countries that do not protect proprietary rights to as great an extent as do the laws of the United States and any changes in, or unexpected interpretations of, the intellectual property laws in any country in which we operate may compromise our ability to enforce our intellectual property rights.

We have registered, or applied to register, the trademarks associated with several of our leading brands in the United States and in certain other countries. Competitors may have adopted, and in the future may adopt, service or product names similar to ours, which could impede our ability to build our brands’ identities and possibly lead to confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms or designs of one of our trademarks.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary to enforce our intellectual property rights or to defend against claims of infringement or invalidity. Such litigation or proceedings could be costly, time-consuming and distracting to our management, result in a diversion of resources, the impairment or loss of portions of our intellectual property, and have a material adverse effect on our business and operating results. There can be no assurance that our efforts to enforce or protect our proprietary rights will be adequate or that our competitors will not independently develop similar technology. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights on the Internet are uncertain and still evolving. Our failure to meaningfully establish and protect our intellectual property could result in substantial costs and diversion of resources and could substantially harm our business and operating results.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States and abroad involving patents and other intellectual property rights. Companies providing Internet-based products and services are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we face increasing competition and become increasingly visible as a publicly-traded company, or if we become more successful, the possibility of intellectual property infringement claims may increase. In addition, our exposure to risks associated with the use of intellectual property may increase as a result of acquisitions that we make or our use of software licensed from or hosted by third parties, as we have less visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired or licensed technology that had not been asserted prior to our acquisition or license. To the extent we expand our international activities, our exposure to unauthorized copying and use of our products and proprietary information may increase.

Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. Since we do not have a significant patent portfolio, this may prevent us from deterring patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have.

We have filed several patent applications in the United States and foreign counterpart filings for some of those applications. We cannot assure you that any patents will issue from any such patent applications, that patents that issue from such applications will give us the protection that we seek, or that any such patents will not be challenged, invalidated or circumvented. Any patents that may issue in the future from our pending or future patent applications may not provide sufficiently broad protection and may not be enforceable in actions against alleged infringers.

The risk of patent litigation has been amplified by the increase in certain third parties, so-called “non-practicing entities,” whose sole business is to assert patent claims and against which our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our solutions infringe its rights, the litigation could be expensive and could divert our management’s time and attention. Even a threat of litigation could result in substantial expense and time. For example, on September 24, 2013, our subsidiary Bluehost was sued by Ziplink, Inc. in a patent-infringement case (Ziplink, Inc. v. Bluehost, Inc., Civil Action No. 3:13-cv-1396) (U.S. District Court for the District of Connecticut). The complaint alleges that we have infringed U.S. Patent Nos. 7,676,998 and 8,271,596, both entitled “Apparatus and Methods for Controlling the Transmission of Messages.” Ziplink, Inc. is seeking damages and an injunction. At this time, we are unable to form a judgment regarding a range of potential loss for the claim. While we do not believe that this litigation will have a material adverse effect on our business, financial condition, or operating results, we cannot assure you that this will be the case.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of any such litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using solutions that incorporate the intellectual property that our solutions allegedly infringe;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming or impossible.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, our business or operating results could be harmed.

Our use of “open source” software could adversely affect our ability to sell our services and subject us to possible litigation.

We use open source software, such as OpenStack, in providing a substantial portion of our solutions, and we may incorporate additional open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. If we fail to comply with these licenses, we may be subject to certain conditions, including requirements that we offer our solutions that incorporate the open source software for no cost; that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software; and/or that we license such modifications or derivative works under the terms of the particular open source license. In addition, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of such licensed software. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software, and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Such litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our products.

We could face liability, or our reputation might be harmed, as a result of the activities of our subscribers, the content of their websites or the data they store on our servers.

Our role as a provider of cloud-based solutions, including website hosting services and domain registration services, may subject us to potential liability for the activities of our subscribers on or in connection with their websites or domain names or for the data they store on our servers. Although our subscriber terms of use prohibit illegal use of our services by our subscribers and permit us to take down websites or take other appropriate actions for illegal use, subscribers may nonetheless engage in prohibited activities or upload or store content with us in violation of applicable law or the subscriber’s own policies, which could subject us to liability.

Several U.S. federal statutes may apply to us with respect to various subscriber activities:

•

The Digital Millennium Copyright Act of 1998, or DMCA, provides recourse for owners of copyrighted material who believe that their rights under U.S. copyright law have been infringed on the Internet. Under the DMCA, based on our current business activity as an Internet service provider that does not own or control website content posted by our subscribers, we generally are not liable for infringing content posted by our subscribers or other third parties, provided that we follow the procedures for handling copyright infringement claims set forth in the DMCA. Generally, if we receive a proper notice from, or on behalf, of a copyright owner alleging infringement of copyrighted material located on websites we host, and we fail to expeditiously remove or disable access to the allegedly infringing material or otherwise fail to meet the requirements of the safe harbor provided by the DMCA, the copyright owner may seek to impose liability on us. Technical mistakes in complying with the detailed DMCA take-down procedures could subject us to liability for copyright infringement.

•

The Communications Decency Act of 1996, or CDA, generally protects online service providers, such as us, from liability for certain activities of their customers, such as the posting of defamatory or obscene content, unless the online service provider is participating in the unlawful conduct. Under the CDA, we are generally not responsible for the subscriber-created content hosted on our servers. Consequently, we do not monitor hosted websites or prescreen the content placed by our subscribers on their sites. However, the CDA does not apply in foreign jurisdictions and we may nonetheless be brought into disputes between our subscribers and third parties which would require us to devote management time and resources to resolve such matters and any publicity from such matters could also have an adverse effect on our reputation and therefore our business.

•

In addition to the CDA, the Securing the Protection of our Enduring and Established Constitutional Heritage Act, or the SPEECH Act, provides a statutory exception to the enforcement by a U.S. court of a foreign judgment for defamation under certain circumstances. Generally, the exception applies if the defamation law applied in the foreign court did not provide at least as much protection for freedom of speech and press as would be provided by the First Amendment of the U.S. Constitution or by the constitution and law of the state in which the U.S. court is located, or if no finding of defamation would be supported under the First Amendment of the U.S. Constitution or under the constitution and law of the state in which the U.S. court is located. Although the SPEECH Act may protect us from the enforcement of foreign judgments in the United States, it does not affect the enforceability of the judgment in the foreign country that issued the judgment. Given our international presence, we may therefore, nonetheless, have to defend against or comply with any foreign judgments made against us, which could take up substantial management time and resources and damage our reputation.

Although these statutes and case law in the United States have generally shielded us from liability for subscriber activities to date, court rulings in pending or future litigation may narrow the scope of protection afforded us under these laws. In addition, laws governing these activities are unsettled in many international jurisdictions, or may prove difficult or impossible for us to comply with in some international jurisdictions. Also, notwithstanding the exculpatory language of these bodies of law, we may be embroiled in complaints and lawsuits which, even if ultimately resolved in our favor, add cost to our doing business and may divert management’s time and attention. Finally, other existing bodies of law, including the criminal laws of various states, may be deemed to apply or new statutes or regulations may be adopted in the future, any of which could expose us to further liability and increase our costs of doing business.

We may face liability for, or become involved in disputes over, ownership or control of subscriber accounts, websites or domain names.

As a provider of cloud-based solutions, including as a registrar of domain names and related services, we from time to time become aware of disputes over ownership or control of subscriber accounts, websites or domain names. For example, disputes may arise as a result of a subscriber’s engaging a webmaster or other third party to help set up a web hosting account, register or renew a domain name, build a website, upload content, or set up email or other services.

We could face potential tort law liability for our failure to renew a subscriber’s domain, and we have faced such liability in the past. We could also face potential tort law liability for our role in the wrongful transfer of control or ownership of accounts, websites or domain names. The safeguards and procedures we have adopted may not be successful in insulating us against liability from such claims in the future. In addition, we face potential liability for other forms of account, website or domain name “hijacking,” including misappropriation by third parties of our network of subscriber accounts, websites or domain names and attempts by third parties to operate accounts, websites or domain names or to extort the subscriber whose accounts, websites or domain names were misappropriated. Furthermore, our risk of incurring liability for a security breach on or in connection with a subscriber account, website or domain name would increase if the security breach were to occur following our sale to a subscriber of an SSL certificate that proved ineffectual in preventing it. Finally, we are exposed to potential liability as a result of our domain privacy service, wherein the identity and contact details for the domain name registrant are masked. Although our terms of service reserve the right to provide the underlying WHOIS information and/or to cancel privacy services on domain names giving rise to domain name disputes, including when we receive reasonable evidence of an actionable harm, the safeguards we have in place may not be sufficient to avoid liability, which could increase our costs of doing business.

Occasionally a subscriber may register a domain name that is identical or similar to another party’s trademark or the name of a living person. Disputes involving registration or control of domain names are often resolved through the Uniform Domain Name Dispute Resolution Policy, or UDRP, ICANN’s administrative process for domain name dispute resolution, or less frequently through litigation under the Anticybersquatting Consumer Protection Act, or ACPA, or under general theories of trademark infringement or dilution. The UDRP generally does not impose liability on registrars, and the ACPA provides that registrars may not be held liable for registering or maintaining a domain name absent a showing of bad faith, intent to profit or reckless disregard of a court order by the registrar. However, we may face liability if we fail to comply in a timely manner with procedural requirements under these rules. In addition, these processes typically require at least limited involvement by us and, therefore, increase our cost of doing business. The volume of domain name registration disputes may increase in the future as the overall number of registered domain names increases.

We are subject to governmental export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.

Our business activities are subject to various restrictions under U.S. export controls and trade and economic sanctions laws, including the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to civil or criminal penalties and reputational harm. In addition, if our third-party resellers fail to comply with these laws and regulations in their dealings, we could face potential liability or penalties for violations. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed, and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions laws prohibit certain transactions with U.S. embargoed or sanctioned countries, governments, persons and entities. Although we take precautions to prevent transactions with U.S. sanction targets, we have in the past inadvertently provided our solutions to persons prohibited by U.S. sanctions, and there is some risk that in the future we or our resellers could provide our solutions to such targets despite such precautions. This could result in negative consequences to us, including government investigations, penalties and reputational harm.

Changes in our solutions or changes in export and import regulations may create delays in the introduction and sale of our solutions in international markets, prevent our subscribers with international operations from deploying our solutions or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our solutions or decreased ability to export or sell our solutions to existing or potential subscribers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business, financial condition and operating results.

Adverse economic conditions in the United States and international economies could harm our operating results.

Unfavorable general economic conditions, such as a recession or economic slowdown in the United States or in one or more of our other major markets, could adversely affect the affordability of, and demand for, our solutions. The recent national and global economic downturn affected many sectors of the economy and resulted in, among other things, declines in overall economic growth, consumer and corporate confidence and spending; increases in unemployment rates; and uncertainty about economic stability. These uncertainties may affect our business in a number of ways, making it difficult to accurately forecast and plan our future business activities. In particular, SMB spending patterns are difficult to predict and are sensitive to the general economic climate, the economic outlook specific to the SMB industry, the SMB’s level of profitability and debt and overall consumer confidence. Although the economy has shown signs of stabilization, there is no guarantee as to when or if overall SMB or consumer spending will return to pre-recession levels. Our solutions may be considered discretionary by many of our current and potential subscribers and be dependent upon levels of consumer spending. As a result, resellers and consumers considering whether to purchase our solutions may be influenced by macroeconomic factors that affect SMB and consumer spending such as unemployment, continuing increases in fuel costs, conditions in the real estate and mortgage markets and access to credit.

To the extent conditions in the economy deteriorate, our business could be harmed as subscribers may reduce or postpone spending and choose to discontinue our solutions, decrease their service level, delay subscribing for our solutions or stop purchasing our solutions all together. In addition, our efforts to attract new subscribers may be adversely affected. Weakening economic conditions may also adversely affect third parties with which we have entered into relationships and upon which we depend in order to grow our business, which could detract from the quality or timeliness of the products or services such parties provide to us and could adversely affect our reputation and relationships with our subscribers. In uncertain and adverse economic conditions, decreased consumer spending is likely to result in a variety of negative effects such as reduction in revenue, increased costs, lower gross margin percentages, increased allowances for doubtful accounts and write-offs of accounts receivable and recognition of impairments of assets, including goodwill and other intangible assets. Uncertainty and adverse economic conditions may also lead to a decreased ability to collect payment for our solutions and services due primarily to a decline in the ability of our subscribers to use or access credit, including through credit cards, which is how most of our subscribers pay for our services. We also expect to continue to experience volatility in foreign exchange rates, which could adversely affect the amount of expenses we incur and the revenue we record in future periods. If any of the above risks are realized, we may experience a material adverse effect on our business, financial condition and operating results.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules provide that goodwill and other intangible assets with indefinite useful lives may not be amortized, but instead must be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We have substantial goodwill and other intangible assets, and we would be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Risks Related to Our Substantial Indebtedness

Our substantial level of indebtedness could materially and adversely affect our financial condition and prevent us from fulfilling our obligations under our credit agreements and with respect to our other indebtedness.

We now have, and expect to continue to have, significant indebtedness that could result in a material and adverse effect on our business. As of June 30, 2013, we had approximately $1,134.0 million of aggregate indebtedness. In August 2013, we borrowed additional amounts, net of repayments, of approximately $53.0 million, as described in “Description of Indebtedness.” This high level of debt could have important consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, research and development efforts and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage if any of our competitors has less debt;

•	restricting our ability to pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	limiting our ability to borrow additional funds;

•	exposing us to the risk of increased interest rates as certain of our borrowings are, and may in the future be, at variable interest rates; and

•	making it more difficult for us to satisfy our obligations with respect to our debt, including our obligation to repay amounts borrowed under our credit facilities under certain circumstances.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations under our outstanding credit agreements.

The terms of our credit agreements impose restrictions on our business, reducing our operational flexibility and creating default risks. Failure to comply with these restrictions, or other events, could result in default under these agreements that could trigger an acceleration of our indebtedness that we may not be able to repay.

Our credit agreements require compliance with a set of financial and non-financial covenants. These covenants contain numerous restrictions on our ability to incur additional debt, make restricted payments (including any dividends or other distributions in respect of our capital stock), sell assets, enter into affiliate transactions and take other actions. For a more detailed description of our indebtedness, see “Description of Indebtedness.” As a result, we may be restricted from engaging in business activities that may otherwise improve our business or from financing future operations or capital needs. Failure to comply with the covenants, if not cured or waived, could result in an event of default that could trigger acceleration of our indebtedness, which would require us to repay all amounts owing under the credit agreements and could have a material adverse impact on our business. Our credit agreements also contain provisions that trigger repayment obligations or an event of default upon a change of control, as well as various representations and warranties which, if breached, could lead to an event of default. We cannot be certain that our future operating results will be sufficient to ensure compliance with the covenants in our credit agreements or to remedy any defaults under our credit agreements. In addition, in the event of any default and related acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

As of June 30, 2013, we had approximately $1,134.0 million of aggregate indebtedness, consisting of $796.0 million outstanding under our first lien term loan facility, $315.0 million outstanding under our second lien term loan facility and $23.0 million outstanding under our revolving credit facility. In August 2013, we borrowed an additional $90.0 million under our first lien term loan facility and repaid $37.0 million, which was the total amount then outstanding, under our revolving credit facility. Under our first lien term loan facility, we are required to repay approximately $2.2 million of principal at the end of each quarter and are required to pay accrued interest upon the maturity of each interest accrual period. Under our second lien term loan facility, we are not required to make any periodic repayments but are required to pay accrued interest upon the maturity of each interest accrual period. Interest accrual periods under each loan facility are typically three months in duration. The actual amounts of our debt servicing payments vary based on the amounts of indebtedness outstanding, the applicable interest accrual periods and the applicable interest rates, which vary based on prescribed formulas.

We expect to obtain the necessary funds to pay our expenses and the amounts due under our credit agreements from this offering and thereafter from our operations. Our ability to pay our expenses and make these payments therefore depends on our future performance, which will be affected by financial, business, economic and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, including the obligations under our credit agreements, or to fund other liquidity needs. If we do not have sufficient funds, we may be required to sell assets or incur additional indebtedness. We may need to refinance all or a portion of our indebtedness, including one or both of our credit agreements, at or before maturity. We may not be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future credit agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect our ability to pay the amounts due under our credit agreements.

EIG Investors, the borrower under our credit agreements, is a holding company, and therefore its ability to make any required payment on our credit agreements depends upon the ability of its subsidiaries to pay it dividends or to advance it funds.

EIG Investors, the borrower under our credit agreements, has no direct operations and no significant assets other than the stock of its subsidiaries. Because it conducts its operations through its operating subsidiaries, EIG Investors depends on those entities to generate the funds necessary to meet its financial obligations, including its required obligations under our credit agreements. The ability of our subsidiaries to make transfers and other distributions to EIG Investors will be subject to, among other things, the terms of any debt instruments of such subsidiaries then in effect and applicable law. If transfers or other distributions from our subsidiaries to EIG Investors were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the obligations under our credit agreements would be substantially impaired.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above the initial offering price.

Before this offering, there was no public trading market for our common stock. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price, at the time that you would like to sell them, or at all. The initial public offering price of our common stock will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our common stock after the offering. We cannot predict the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	announcements of technological innovations, new products, strategic alliances, or significant agreements by us or by our competitors;

•	litigation involving us;

•	investors’ general perception of us;

•	changes in general economic, industry and market conditions and trends; and

•	recruitment or departure of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Because a substantial portion of our proceeds from this offering will be used to repay outstanding indebtedness, only a portion of our proceeds from this offering may be used to further invest in our business. We will have broad discretion in the use of the remaining proceeds and may not use them effectively.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. We expect to use a portion of the approximately $         million of our net proceeds from this offering, assuming an initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), to repay $         million of indebtedness outstanding under our              loan facility and to satisfy all or a portion of our payment obligations at the closing of our proposed acquisition of Directi, with the balance, if any, to be used for working capital and other general corporate purposes. As a result, a significant portion of our net proceeds of this offering will not be invested in our business, and therefore the value of your investment may not be increased. Because we will have broad discretion in the application of the net proceeds from this offering, our management may fail to apply these funds effectively, which could adversely affect our ability to operate and grow our business. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they publish negative evaluations of our stock, the price of our stock and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements described in the “Underwriting (Conflicts of Interest)” section of this prospectus. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have              shares of common stock outstanding based on the number of shares outstanding as of                     , 2013. This includes the              shares that we are selling in this offering, which may be resold in the public market immediately. Of our remaining shares,              shares, or     % of our outstanding shares after this offering (plus any shares of our common stock that are issued to Directi Web Technologies Holdings, Inc., or Directi Holdings, in connection with the Directi acquisition), are or will be restricted as a result of securities laws or lock-up agreements but, following expiration or waiver of the restrictions under applicable lock-up agreements, will be able to be sold, subject to any applicable volume limitations under federal securities laws with respect to affiliate sales, in the near future as set forth below.

Number of Shares and % of Total Outstanding	Date Available for Sale Into Public Market
shares, or %	On the date of this prospectus
shares, or %	90 days after the date of this prospectus
shares, or %	180 days after the date of this prospectus, subject to extension in specified instances, due to lock-up agreements between the holders of these shares and the underwriters. However, can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time (provided that only Credit Suisse Securities (USA) LLC may waive the provisions of these lock-up agreements with respect to shares held by Goldman Sachs).

In addition, after this offering, holders of an aggregate of              shares of our common stock as of                     , 2013, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our employee benefit plans. Once we register these shares, subject to any contractual lock-ups, they can be freely sold in the public market upon issuance, subject to the lock-up agreements and the restrictions imposed on our affiliates under Rule 144.

We are party to a stockholders agreement with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, which we refer to as our stockholders agreement.

Under our stockholders agreement, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are subject to additional contractual restrictions on the transfer of shares of our common stock. Those restrictions, however, may be waived at any time by the mutual agreement of certain investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

After this offering, our directors and executive officers and their affiliates will beneficially own, in the aggregate,     % of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering. Specifically, investment funds and entities affiliated with Warburg Pincus will own, in the aggregate,     % of our outstanding common stock, and investment funds and entities affiliated with Goldman Sachs will own, in the aggregate, approximately     % of our outstanding common stock, after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering. As a result, these stockholders, if they act together, could have significant influence over the outcome of matters submitted to our stockholders for approval. Our stockholders agreement contains agreements among the parties with respect to certain matters, including the election of directors, and certain restrictions on our ability to effect specified corporate transactions. If these stockholders were to act together, they could have significant influence over the management and affairs of our company. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock. In particular, the significant ownership interest of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs in our common stock could adversely affect investors’ perceptions of our corporate governance practices.

Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors or may want us to pursue strategies that deviate from the interests of other stockholders.

Although we do not expect to rely on the “controlled company” exemption, if we are a “controlled company” within the meaning of the NASDAQ Listing Rules upon completion of this offering, we will qualify for exemptions from certain corporate governance requirements.

Under the NASDAQ Listing Rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain NASDAQ Listing Rules regarding corporate governance, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a “controlled company.” Although we may qualify as a “controlled company” upon completion of this offering, we do not expect to rely on this exemption and we intend to fully comply with all corporate governance requirements under the NASDAQ Listing Rules. However, if we were to qualify as a “controlled company” and utilize some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Listing Rules regarding corporate governance.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of this offering subject to specified conditions. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to new or revised accounting standards that are applicable to other public companies that are not emerging growth companies.

Anti-takeover provisions in our restated certificate of incorporation, our amended and restated bylaws and our stockholders agreement, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our restated certificate of incorporation, our amended and restated bylaws, our stockholders agreement and Delaware law contain provisions that may discourage, delay or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

•	authorizing blank check preferred stock, which could be issued without stockholder approval and with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•

limiting the ability of our stockholders to call and bring business before special meetings; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, own a majority of our outstanding capital stock, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock;

•

providing that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of such stockholders and may not be taken by any consent in writing by such stockholders; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, own a majority of our outstanding capital stock, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders;

•

requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; provided that no advance notice shall be required for nominations of candidates for election to our board of directors pursuant to our stockholders agreement;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

•	establishing a classified board of directors so that not all members of our board are elected at one time;

•	establishing Delaware as the exclusive jurisdiction for specified types of stockholder litigation involving us or our directors;

•

providing that for so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our board of directors, certain actions required or permitted to be taken by our stockholders, including amendments to our restated certificate of incorporation or amended and restated bylaws and certain specified corporate transactions, may be effected only with the affirmative vote of 75% of our board of directors, in addition to any other vote required by applicable law;

•

providing that for so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our board of directors and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our board of directors, in each case, a quorum of our board of directors will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our board of directors fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our board of directors;

•

limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs have the right to designate at least one director for election to our board of directors, any vacancies will be filled in accordance with the designation provisions set forth in our stockholders agreement; and

•

providing that directors may be removed by stockholders only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors; provided that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by Warburg Pincus or Goldman Sachs, respectively, and for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Since the investment funds and entities affiliated with Warburg Pincus and Goldman Sachs became holders of more than 15% of our outstanding common stock in a transaction that was approved by our Board of Directors, the restrictions of Section 203 of the Delaware General Corporation law would not apply to a business combination transaction with any investment funds or entities affiliated with either Warburg Pincus or Goldman Sachs. In addition, our restated certificate of incorporation expressly exempts investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs from the applicability of Section 203 of the Delaware General Corporation Law. Any provision of our restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices. We will also need to ensure that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis. Failure to maintain proper and effective internal controls could impair our ability to produce accurate and timely financial statements, which could harm our operating results, our ability to operate our business, and our investors’ view of us.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The NASDAQ Global Market and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

One aspect of complying with these rules and regulations as a public company is that we will be required to ensure that we have adequate financial and accounting controls and procedures in place. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. This is a costly and time-consuming effort that needs to be re-evaluated periodically.

We have begun the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, which will require that we evaluate, test and document our internal controls and, as a part of that evaluation, documentation and testing, identify areas for further attention and improvement. We have begun recruiting additional finance and accounting personnel, as well as outside consultants, and we will need to continue to dedicate internal resources, and potentially engage additional outside consultants, to adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls. Thus, despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. Any failure to maintain the adequacy of our internal controls, consequent inability to produce accurate financial statements on a timely basis, or identification of one or more material weaknesses could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements and make it more difficult for us to market and sell our solutions to new and existing subscribers.

In addition, pursuant to Section 404, we will be required to furnish an annual report by our management on their assessment of the effectiveness of our internal control over financial reporting. The requirement that management attest to the effectiveness of our internal control over financial reporting begins with our second filing of an Annual Report on Form 10-K with the Securities and Exchange Commission after we become a public company, which we estimate to be the Form 10-K for the year ending December 31, 2014. However, unlike other public companies, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered accounting firm.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, together, hold a controlling interest in our company. Warburg Pincus, Goldman Sachs and their respective affiliates have other investments and business activities in addition to its ownership of our company. Warburg Pincus, Goldman Sachs and their respective affiliates have the right, and have no duty to abstain from exercising the right, to engage or invest in the same or similar businesses as us. To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, and business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries or shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries, unless, in the case of any such person who is a director or officer of ours, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

You should not rely on an investment in our common stock to provide dividend income. We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our credit agreements, and any future credit agreements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

Entities affiliated with Goldman Sachs, the lead underwriter in this offering, own in excess of 10% of our issued and outstanding common stock. Goldman Sachs is therefore deemed to be one of our “affiliates” and have a “conflict of interest” within the meaning of FINRA Rule 5121, which could expose us to risks associated with Goldman Sachs’ conflict of interest.

Goldman Sachs, together with certain of its affiliates, indirectly owns in excess of 10% of our issued and outstanding common stock, and is therefore deemed to be one of our “affiliates” and have a “conflict of interest” within the meaning of FINRA Rule 5121. Specifically, (i)              shares of our common stock are held directly by GS Capital Partners VI Fund, L.P.; (ii)              shares of our common stock are held directly by GS Capital Partners VI Offshore Fund, L.P.; (iii)              shares of our common stock are held directly by GS Capital Partners VI Parallel, L.P.; (iv)              shares of our

common stock are held directly by GS Capital Partners VI GmbH & CO. KG; (v)              shares of our common stock are held directly by Bridge Street 2011, L.P.; (vi)              shares of our common stock are held directly by Bridge Street 2011 Offshore, L.P.; (vii)              shares of our common stock are held directly by MBD 2011, L.P.; and (viii)              shares of our common stock are held directly by MBD 2011 Offshore, L.P., all of which are affiliates of Goldman Sachs. In addition, we expect that more than 5% of the net proceeds of this offering may be received by certain other underwriters in this offering or their affiliates that are lenders under our credit facilities as the result of our use of a portion of our net proceeds to repay indebtedness under such credit facilities. Goldman Sachs is therefore deemed to be one of our “affiliates” and to have a “conflict of interest” within the meaning of FINRA Rule 5121. FINRA Rule 5121 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto.

Pursuant to FINRA Rule 5121, Credit Suisse Securities (USA) LLC is serving as the “qualified independent underwriter,” as defined by FINRA. Although Credit Suisse Securities (USA) LLC has, in its capacity as qualified independent underwriter, performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part, we cannot assure you that this will adequately address any potential conflicts of interest. See “Underwriting (Conflicts of Interest).” In addition, we have agreed to indemnify Credit Suisse Securities (USA) LLC for acting as qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Credit Suisse Securities (USA) LLC may be required to make for those liabilities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the “Risk Factors” section and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	the rate of growth of the SMB market for our solutions;

•	our inability to maintain a high level of subscriber satisfaction;

•	our inability to continue to add new subscribers and increase sales to our existing subscribers;

•	system or Internet failures;

•	our dependence on establishing and maintaining strong brands;

•	our inability to maintain or improve our competitive position or market share;

•	the loss of strategic relationships or alliances with third parties;

•	our inability to integrate recent or potential future acquisitions;

•	the business risks of international operations;

•	the loss or unavailability of any of our co-located data centers;

•	our recognition of revenue for subscription-based services over the term of the applicable subscriber agreement;

•	the occurrence of security or privacy breaches; and

•	adverse consequences of our substantial level of indebtedness.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, is based on information from independent industry analysts and third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions, which we believe to be reasonable, made by us based on such data, as well as our knowledge of our industry, subscribers and products. Projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

This prospectus presents market and industry data from Access Markets International (AMI) Partners Inc., June 20, 2013, August 2, 2013 and September 24, 2013 and Parallels IP Holdings GmbH, “Parallels Global SMB Cloud Insights,” February 5, 2013. This data is published as part of syndicated subscription services by the respective publishers of these reports. These reports are based on the research, analysis and viewpoints of the respective publishers thereof and speak as of their respective original publication dates (and not as of the date of this prospectus).

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $         million, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $         million.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) our net proceeds from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $         million.

We intend to use a portion of our net proceeds of this offering to repay $         million of indebtedness under our              loan facility. The              matures on                    , and as of June 30, 2013, the interest rate on the              was     %. This indebtedness was incurred on              for the purpose of             . See “Description of Indebtedness.” Affiliates of certain of the underwriters are lenders under our credit facilities and, accordingly, will receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

Subject to the satisfaction or waiver of specified customary closing conditions, we intend to use a portion of our net proceeds of this offering to satisfy all or a portion of our payment obligations at the closing of our proposed acquisition of Directi. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Directi Acquisition.”

We intend to use the balance of the net proceeds of this offering, if any, for working capital and other general corporate purposes. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary products, technologies or businesses, and we may use a portion of our net proceeds for these purposes. We have no current agreements, commitments or understandings for any material specific acquisitions at this time, other than the Directi transactions described in this prospectus.

Pending use of the proceeds as described above, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be subject to the discretion of our board of directors and applicable law and will depend on various factors, including our results of operations, financial condition, prospects and any other factors deemed relevant by our board of directors. Our credit agreements limit our ability to pay cash dividends on our common stock, and the terms of any future loan agreement into which we may enter or any additional debt securities we may issue are likely to contain similar restrictions on the payment of dividends. See “Description of Indebtedness—Covenant Restrictions and Compliance.”

On April 20, 2012, we paid a $6.0 million accrued dividend in connection with the redemption of preferred shares of a subsidiary. On November 9, 2012, we paid a dividend in the aggregate amount of $300.0 million, including $194.3 million and $62.6 million paid to investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

We do not currently intend to declare or pay any similar special dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013, as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to the completion of our corporate reorganization prior to the completion of this offering (see “Corporation Reorganization”); and

•

on a pro forma as adjusted basis to give effect to (1) our issuance and sale of              shares of common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and (2) our use of a portion of the proceeds of this offering to repay $         million of our indebtedness outstanding under our             loan facility and to satisfy all or a portion of our payment obligations at the closing of our proposed acquisition of Directi.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2013
	Actual	Pro Forma		Pro Forma As Adjusted
	(unaudited)
(in thousands, except share and per share data)
Cash and cash equivalents	$16,984	$		$
Current and long-term debt	1,134,000
Stockholders’ (deficit) equity:
Preferred Stock, par value $0.0001, no shares authorized, issued or outstanding, actual; shares authorized, shares issued and outstanding, pro forma and pro forma as adjusted	—		—		—

Common Stock, par value $0.0001, 1,000 shares authorized, issued and outstanding, actual;              shares authorized,              shares issued and outstanding, pro forma;              shares authorized,              shares issued and outstanding, pro forma as adjusted

Additional paid-in capital	510,464
Accumulated deficit	(504,256)

Total stockholders’ equity	6,208

Total cash and cash equivalents and capitalization	$1,157,192	$		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders’ equity and total cash and cash equivalents and capitalization by approximately $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above is illustrative only and does not include up to              shares of our common stock issuable in connection with our proposed acquisition of Directi based on an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, and              shares of common stock available for future issuance under our equity compensation plans as of                     , 2013 (including options to purchase              shares of our common stock at an exercise price equal to the initial public offering price set forth on the cover page of this prospectus and              shares of restricted stock, which we expect our board of directors or our compensation committee will grant to employees, including executive officers, and certain of our directors, concurrently with the execution of the underwriting agreement for this offering). Upon the closing of this offering, we will make cash payments totaling $20.5 million to Mr. Ravichandran and an aggregate of approximately $5.0 million in cash payments consisting of one-time cash bonuses to certain other employees and an earn-out payment related to a prior acquisition. See “Executive Compensation—Employment Agreements, Severance and Change in Control Arrangements—Employment Agreement with Mr. Ravichandran—Additional Payments,” “Executive Compensation—Stock Option and Other Compensation Plans—IPO-Related Payments to Certain Employees” and Note 3 to our consolidated financial statements under “Acquisition—2013—Business Combination.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Our net tangible book value as of June 30, 2013 was negative $1,367.2 million or $         per share of our common stock. Net tangible book value per share represents our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding.

After giving effect to our corporate reorganization and the sale of              shares of common stock that we are offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2013 would have been approximately $         million, or approximately $         per share. This amount represents an immediate increase in net tangible book value of $         per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $         per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2013	$
Increase per share attributable to this offering

Pro forma net tangible book value per share after this offering		$

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by approximately $        , and dilution in net tangible book value per share to new investors by approximately $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma net tangible book value after the offering would be $         per share, the increase in net tangible book value per share to existing stockholders would be $         and the dilution per share to new investors would be $         per share, in each case assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes, as of June 30, 2013, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			100%

After giving effect to the sale of shares in this offering, if the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, our existing stockholders would own     % and our new investors would own     % of the total number of shares of our common stock outstanding after our initial public offering.

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of June 30, 2013, and excludes              shares of common stock available for future issuance under our equity compensation plans as of June 30, 2013 and up to             shares of common stock issuable in connection with our proposed acquisition of Directi based on an assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

If the underwriters exercise their over-allotment option in full:

•	the percentage of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our common stock outstanding after this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or securities convertible into equity, the issuance of these securities may result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data for the year ended December 31, 2010, the period from January 1, 2011 through December 21, 2011, the period from December 22, 2011 through December 31, 2011 and the year ended December 31, 2012, and the consolidated balance sheet data as of December 31, 2011 and 2012, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Sponsor Acquisition.” The consolidated balance sheet data as of December 31, 2010 was derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2012 and 2013 and the consolidated balance sheet data as of June 30, 2013 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in any future period and the results for any interim period are not necessarily indicative of the results to be expected in the full year. You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. All data in the following table is in thousands, except share and per share data.

	Predecessor(1)				Successor(1)
	Year Ended December 31, 2010		Period from January 1 through December 21, 2011		Period from December 22 through December 31, 2011		Year Ended December 31, 2012		Six Months Ended June 30,
									2012		2013
									(unaudited)
Consolidated Statements of Operations Data:
Revenue		$87,781		$187,340		$2,967		$292,156		$91,768		$250,963
Cost of revenue(2)		74,993		133,399		3,901		237,179		80,568		175,180

Gross profit		12,788		53,941		(934)		54,977		11,200		75,783
Operating expense:
Sales and marketing		33,412		54,932		1,482		83,110		36,558		58,299
Engineering and development		2,746		5,538		101		13,803		3,998		12,235
General and administrative		7,136		16,938		3,755		48,411		12,248		28,363

Total operating expense(3)		43,294		77,408		5,338		145,324		52,804		98,897
Loss from operations		(30,506)		(23,467)		(6,272)		(90,347)		(41,604)		(23,114)
Net interest income (expense)		(13,814)		(50,291)		(855)		(126,131)		(18,840)		(43,509)

Loss before income taxes		(44,320)		(73,758)		(7,127)		(216,478)		(60,444)		(66,623)
Income tax expense (benefit)		26		126		(2,746)		(77,203)		(21,428)		(1,671)
Equity loss (income) of unconsolidated entities, net of tax		—		—		—		23		—		(266)

Net loss		$(44,346)		$(73,884)		$(4,381)		$(139,298)		$(39,016)		$(64,686)

Net loss per share attributable to common stockholders:
Basic	$		$		$		$		$		$

Diluted	$		$		$		$		$		$

	Predecessor(1)		Successor(1)
	Year Ended December 31, 2010	Period from January 1 through December 21, 2011	Period from December 22 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
(unaudited)
Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic

Diluted

Pro forma net loss per share attributable to common stockholders (unaudited):(4)
Basic				$		$

Diluted				$		$

Pro forma weighted average shares used to compute pro forma net loss per share (unaudited):(5)
Basic

Diluted

(1)	Our company is referred to as the “predecessor” for all periods prior to the Sponsor Acquisition and is referred to as the “successor” for all periods after the Sponsor Acquisition.
(2)	Includes stock-based compensation expense of $26,000 for the year ended December 31, 2012, and $9,000 and $11,000 for the six months ended June 30, 2012 and 2013. We recorded no stock-based compensation expense to cost of revenue in 2010 or 2011.
(3)	Includes stock-based compensation expense of $1.0 million and $2.3 million for the predecessor period of 2011 and the year ended December 31, 2012, respectively, and $1.0 million and $0.7 million for the six months ended June 30, 2012 and 2013. We recorded no stock-based compensation expense to operating expense in 2010.
(4)	Pro forma net loss per share has been adjusted to reflect $ of lower interest expense related to the repayment of $ million of indebtedness under our , using a portion of the proceeds of this offering as if such indebtedness had been repaid as of the beginning of the period.
(5)	Pro forma weighted-average shares includes shares of common stock to be issued in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus. The issuance of such shares is assumed to have occurred as of the beginning of the period.

	Predecessor	Successor
	As of December 31, 2010	As of December 31, 2011	As of December 31, 2012	As of June 30, 2013
				(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,310	$16,953	$23,245	$16,984
Property and equipment, net	4,820	12,216	34,604	43,954
Working capital	(82,552)	(70,763)	(203,853)	(261,390)
Total assets	378,166	1,166,213	1,538,136	1,515,082
Current and long-term debt	201,840	350,000	1,130,000	1,134,000
Redeemable convertible preferred stock	24,535	149,604	—	—
Total stockholders’ equity	52,353	652,540	70,155	6,208

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
Financial and Other Metrics:
Total subscribers(1)	2,482	2,845	2,857	3,223	3,059	3,370
Average revenue per subscriber(2)	$12.36	$12.84	$12.84	$12.92	$12.78	$12.96
Monthly recurring revenue retention rate(3)	99%	99%	99%	99%	99%	99%
Adjusted net income(4)	$9,068	$60,041	$1,813	$27,695	$25,488	$58,045
Adjusted EBITDA(5)	$25,066	$90,032	$3,853	$132,765	$63,360	$110,682
Unlevered free cash flow(6)	$26,445	$73,264	$3,419	$101,193	$45,130	$85,883

(1)	We define total subscribers as those that, as of the end of a period, are subscribing directly to our solutions on a paid basis. In calculating total subscribers, we include the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. We do not include in total subscribers parties that access our solutions via resellers or purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers.
(2)	Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate monthly as the amount of revenue we recognize from subscribers in a month divided by the average of the number of total subscribers at the beginning of the month and at the end of the month. For any period presented, ARPS is calculated as the average of ARPS for each month in that period. In calculating ARPS, we exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. We also adjust the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. For more information regarding ARPS and a reconciliation of ARPS to average revenue per subscriber calculated on a GAAP basis, see “Non-GAAP Financial Measures.”
(3)	We calculate our monthly recurring revenue, or MRR, retention rate at the end of a period by taking the retained recurring value of subscription revenue of all active subscribers at the end of the prior period and dividing it into the retained recurring value of subscription revenue for those same subscribers at the end of the reported period.
(4)	Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for this offering and the estimated tax effects of the foregoing adjustments. For more information regarding adjusted net income and a reconciliation of adjusted net income to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(5)	Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, amortization and change in deferred taxes. For more information regarding adjusted EBITDA and a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”
(6)	Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions less capital expenditures. For more information regarding UFCF and a reconciliation of UFCF to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” to clarify and enhance our understanding of past performance and future prospects. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate monthly as the amount of revenue we recognize from subscribers in a month divided by the average of the number of total subscribers at the beginning of the month and at the end of the month. For any period presented, ARPS is calculated as the average of ARPS for each month in that period. In calculating ARPS, we exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. We also adjust the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. We believe including revenue from acquired subscribers in this manner provides a useful comparison of the average revenue generated per subscriber from period to period. We believe ARPS is an indicator of our ability to optimize our product and service mix and pricing, and to sell products and services to new and existing subscribers.

The following table reflects the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
Revenue	$87,781	$187,340	$2,967	$292,156	$91,768	$250,963
Purchase accounting adjustment	19,042	24,718	2,710	64,123	33,616	5,475
Pre-acquisition revenue from acquired properties	232,333	194,100	3,073	117,836	103,306	512

Adjusted revenue	$339,156	$406,158	$8,750	$474,115	$228,690	$256,950
Total subscribers	2,482	2,845	2,857	3,223	3,059	3,370
ARPS	$12.36	$12.84	$12.84	$12.92	$12.78	$12.96

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for this offering and the estimated tax effects of the foregoing adjustments. Due to our history of acquisitions and financings, we have incurred accounting charges and expenses that obscure the operating performance of our business. We believe that adjusting for these items and the use of adjusted net income is useful to investors in evaluating the performance of our company.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for this offering, interest expense, depreciation, amortization and change in deferred taxes. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period is valuable insight for an investor to gauge the overall health of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results.

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for this offering, interest expense, depreciation, amortization, change in deferred taxes and change in operating assets and liabilities (other than deferred revenue) net of acquisitions less capital expenditures. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to the impact of our capital structure and prior to any accounting charges related to our acquisitions. As a result of the Sponsor Acquisition, we have substantial indebtedness and have made substantial dividend payments. We also believe that because our business has meaningful data center and related infrastructure requirements, the level of capital expenditures required to run our business are an important factor for investors. We believe UFCF is a useful measure that captures the effects of these issues.

The following table reflects the reconciliation of adjusted net income, adjusted EBITDA and unlevered free cash flow to net loss calculated in accordance with GAAP (all data in thousands).

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
Net loss	$(44,346)	$(73,884)	$(4,381)	$(139,298)	$(39,016)	$(64,686)
Stock-based compensation	—	1,000	—	2,308	1,029	739
Dividend-related payments	—	—	—	9,765	—	—
Amortization of long-lived assets related to acquisitions	29,567	50,443	1,735	88,118	31,573	52,314
Amortization of deferred financing costs	921	23,781	97	43,405	2,074	106
Changes in deferred revenue (inclusive of impact of purchase accounting)	22,926	52,503	4,662	104,069	67,438	33,651
Loan prepayment penalty	—	—	—	10,883	—	—
Transaction expenses	—	6,198	3,624	11,869	2,213	4,864
Integration and restructuring expenses	—	—	—	—		31,280
Severance	—	—	—	294	87	—
Legal and professional expenses	—	—	—	250	250	3,495
Tax-affected impact of adjustments	—	—	(3,924)	(103,968)	(40,160)	(3,718)

Adjusted net income	$9,068	$60,041	$1,813	$27,695	$25,488	$58,045

Depreciation	3,105	3,481	114	6,869	2,375	8,267
Current and deferred tax benefit	—	—	1,169	26,358	18,731	968
Interest expense, net (net of impact of amortization of deferred financing costs)	12,893	26,510	757	71,843	16,766	43,402

Adjusted EBITDA	$25,066	$90,032	$3,853	$132,765	$63,360	$110,682

Change in operating assets and liabilities, net of acquisitions	2,910	(10,130)	(427)	(3,409)	(11,815)	(6,852)
Capital expenditures	(1,531)	(6,638)	(7)	(28,163)	(6,415)	(17,947)

Unlevered free cash flow	$26,445	$73,264	$3,419	$101,193	$45,130	$85,883

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section titled “Risk Factors.” In this discussion, we use financial measures that are considered non-GAAP financial measures under Securities and Exchange Commission rules. These rules require supplemental explanation and reconciliation, which is included elsewhere in this prospectus. Investors should not consider non-GAAP financial measures in isolation from or in substitution for, financial information presented in compliance with GAAP. See “Non-GAAP Financial Measures.”

Overview

Our mission is to deliver technology solutions that help small- and medium-sized business, or SMBs, transform the way they do business. We are a leading provider of cloud-based solutions designed to help SMBs establish, manage and grow their businesses. We serve approximately 3.4 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that includes initial website design and creation, email and commerce solutions as well as more advanced offerings such as scalable and on-demand computing, security, storage and bandwidth, online marketing, mobile and productivity solutions. Our 16-year history of commitment to SMBs has enabled us to amass significant insight into the needs and aspirations of our subscribers, and we have developed a deep understanding of the challenges of serving SMBs at scale.

We generate revenue by charging our subscribers for the products and services that they buy from us. A significant majority of our revenue is generated on a subscription basis, and our subscribers typically pay for our solutions in advance through our direct billing relationships.

We were founded in 1997 and initially offered shared web hosting services on a free, advertising-based model. In 2001, we adjusted our business model to provide paid, subscription-based web presence solutions to SMBs, including web hosting and domain name registration services. In addition to our organic growth initiatives, we have acquired companies and assets to enhance our core competencies, add to our portfolio of brands and products and services and expand our international reach. In 2007, we acquired iPower and began introducing additional solutions, such as virtual private server hosting, as well as e-commerce, website analytics, website building, search engine optimization, security and email marketing tools. In 2010, we acquired Bluehost and became an accredited domain name registrar. In 2012, we acquired HostGator and Homestead, and we began to offer dedicated server hosting, enhanced our product portfolio and expanded our international reach to Brazil and India. In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs acquired a controlling interest in our company. In August 2013, we agreed to acquire Directi, subject to the satisfaction or waiver of specified customary closing conditions. See “—Directi Acquisition.”

Our revenue for 2010, 2011 and 2012 was $87.8 million, $190.3 million and $292.2 million, respectively, and our revenue for the six months ended June 30, 2012 and 2013 was $91.8 million and $251.0 million, respectively. Our organic revenue grew from $339.2 million in 2010 to $414.9 million in 2011 and to $474.1 million in 2012, representing a compounded annual growth rate, or CAGR, of 18%. During this period, our subscriber base grew from 2.5 million to 3.2 million subscribers, accounting for approximately 75% of our revenue growth, with the remaining revenue growth attributable to increases in average revenue per subscriber. Our organic revenue increased 12% from $228.7 million for the six months ended June 30, 2012 to $257.0 million for the six months ended June 30, 2013. During this period, our subscriber base increased from 3.1 million to 3.4 million, to which approximately 80% of our revenue growth was attributable, with the remainder due to increases in average revenue per subscriber. We calculate our organic revenue by adding back the revenue from our acquisitions completed in 2010, 2011, 2012 and the six months ended June 30, 2013, as though we had owned those businesses since the beginning of the period presented. We expect increases in subscribers will be a significant factor affecting our future growth as we continue to expand our subscriber base and broaden our platform.

We had net losses of $44.3 million, $73.9 million, $4.4 million and $139.3 million in 2010, predecessor 2011, successor 2011 and 2012, respectively, and $39.0 million and $64.7 million in the six months ended June 30, 2012 and 2013, respectively.

Our adjusted EBITDA during 2010, 2011 and 2012 was $25.1 million, $93.9 million and $132.8 million, respectively, and adjusted EBITDA during the six months ended June 30, 2012 and 2013 was $63.4 million and $110.7 million, respectively. Between 2010 and 2012, adjusted EBITDA grew at a CAGR of 130%, as we increased the size of our business through organic growth and through acquisitions, and as we achieved scale benefits by realizing synergies from our acquisitions. We also expect adjusted EBITDA to grow consistent with, to moderately above, revenue growth in future periods as we continue to invest in expanding our base of subscribers, products and services while achieving greater scale benefits.

Our unlevered free cash flow, or UFCF, during 2010, 2011 and 2012 was $26.4 million, $76.7 million and $101.2 million, respectively. Between 2010 and 2012, UFCF grew at a CAGR of 96%. Our UFCF during the six months ended June 30, 2012 and 2013 was $45.1 million and $85.9 million, respectively. Changes to our UFCF are driven by changes in our adjusted EBITDA, working capital and capital expenditures. We plan to continue to invest in our network infrastructure, technology platforms and facilities to improve our solutions-based sales approach and our ability to offer compelling products and services to our subscribers. Consequently, we expect our capital expenditures to continue to increase in absolute dollars but to decrease as a percentage of revenues, and our UFCF to increase consistent with increases in adjusted EBITDA in future years.

Adjusted EBITDA and UFCF are non-GAAP financial measures. For more information regarding adjusted EBITDA and UFCF and a reconciliation of adjusted EBITDA and UFCF to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

Factors Affecting our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed below and in “Risk Factors.”

•

Our ability to retain and expand our subscriber base.    Our business success depends on our ability to retain existing and attract new subscribers. We have successfully created a multi-channel, multi-brand approach to attract subscribers to our solutions. Our subscriber acquisition channels include resellers and partners. We also benefit from a substantial number of referrals from our existing subscribers. We have created multiple brands to target different types of SMBs that are attracted to specific attributes or solutions. We plan to continue to invest in these channels and brands to acquire and retain subscribers cost-effectively. However, we have limited control over subscriber acquisition costs as they are largely market determined. Depending on the level of competition for subscribers, our marketing costs could change materially. Furthermore, because we rely in part on referrals from existing subscribers, our ability to provide consistent, predictable and effective products and services in a manner acceptable to our subscribers is important to ensuring our subscribers are satisfied with our solutions and willing to recommend us to others who may be seeking similar solutions. Any set of circumstances that harms subscriber satisfaction could increase our marketing costs or adversely affect our ability to onboard new subscribers.

•

Our ability to enhance and expand our product and service offerings.    Our ability to consistently innovate and bring to market new products and services that create compelling solutions for our subscribers is critical to our success. We plan to continue to introduce value-added products and services that address our subscribers’ needs. Our model allows us to rapidly deploy new products and services that further strengthen our offerings and improve our subscribers’ experience. As we continue to expand our solutions, we expect that our subscribers will be more likely to purchase additional products and services from us. We must ensure availability of relevant and in-demand products and services and either develop these products and services in-house or obtain them from third parties. We must also continue to invest in our network infrastructure in order to effectively and reliably deploy increasingly large numbers of products and services.

•

Our ability to manage and invest in our infrastructure.    We rely on our integrated technology platform to collect and analyze data, create compelling solutions and deliver these solutions in a seamless and cost-effective manner. We invest capital in purchasing data center equipment and in acquiring third-party software solutions, in addition to developing our own software solutions, to manage our infrastructure efficiently and analyze the data we collect. We do not own our data centers and instead co-locate equipment to reduce our cost to serve our subscribers. We plan to continue to manage the costs associated with serving our subscribers efficiently through our co-location model while providing subscribers with leading service levels consistent with our current practices. However, because we rely on third parties for data center services, we enter into periodic service contracts with data center providers. As a result, our data center costs and service levels are affected by market demand for data center services, which may affect the pricing and service levels we can offer our subscribers.

•

Our ability to derive value from potential future acquisitions.    From time to time, we have acquired businesses that have complemented or provided additional avenues to expand our then-existing business. In the future, we may pursue additional acquisitions that complement our existing business, represent a strategic fit and are consistent with our overall growth strategy. Most recently, in August 2013, we agreed to acquire Directi, subject to the satisfaction or waiver of specified customary closing conditions, and we may target additional acquisitions in the future that help us access new international markets, enhance our data analytics and technology platform or add functionality and capabilities to our suite of products and services. Our future success depends in part on our ability to derive value from acquisitions, including the successful on-boarding of subscribers from acquired businesses.

•

Our ability to manage growth in our business.    Our business and operations have experienced rapid growth and organizational change in recent periods, which has placed, and will continue to place, significant demands on our management and infrastructure. We expect to continue to grow. Our future success depends in part on our ability to manage our anticipated growth and organizational change in a manner that preserves the key aspects of our corporate culture and the quality of our solutions while keeping up with changes in the industry and technological developments.

•

Our ability to keep up with rapid and ongoing technological change to remain competitive in a rapidly evolving industry.    The cloud-based technology industry is characterized by rapid and ongoing technological change, frequent new product and service introductions and evolving industry standards. As a provider of cloud-based solutions to SMBs, our future success depends on our ability to adapt quickly to rapidly changing technologies, to change our solutions to evolving industry standards and to improve the performance and reliability of our products and services. To ensure our continued success, we need to continue to evolve our business to meet the changing needs of our subscribers and maintain our company culture of subscriber-centric innovation and rapid technology deployment. We plan to continue to foster strategic relationships, expand our ecosystem of partners and bring to market new ways in which subscribers can easily access our products and solutions across a range of devices. This plan will require us to continue to invest in our engineering and development efforts and expand our network infrastructure to enable delivery of these new products and services to our subscribers.

•

Our ability to foster strategic relationships and alliances with third parties.    To expand our business by adding subscribers, we plan to continue to rely on third party relationships and alliances, in addition to our own sales and marketing approaches. Third parties also provide a majority of the products and services we offer our subscribers and are an important factor in our ability to provide relevant, compelling and timely solutions to our subscribers. While we have several strategic relationships and alliances in place and continue to work with partners around the world to expand the number of products and services we offer our subscribers, many of our partnerships are on a non-exclusive basis and in some instances are subject to renewal.

•

Our ability to access capital markets to fund our growth.    We currently have, and expect to continue to have, substantial indebtedness. Over the past several years, we have relied on the debt markets for capital to fund our growth. By becoming a public company, we will also be able to access the public capital markets. In addition to our internally generated cash flows, access to these markets provides us with the necessary liquidity to expand our international presence, add more products and services and increase our customer acquisition channels. Limited access to capital markets would adversely affect our growth prospects.

•

Our ability to retain, hire, train and manage our key employees.    Our ability to successfully pursue our growth strategy will depend on our ability to attract, retain and motivate key employees across our business. In particular, we are dependent on our platform engineers and those who manage our customer sales and service employees. We face intense competition for these and other employees from numerous technology, software and manufacturing companies.

Key Metrics

We use a number of metrics, including the following key metrics, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions:

•	total subscribers;

•	average revenue per subscriber;

•	monthly recurring revenue retention rate;

•	adjusted net income;

•	adjusted EBITDA; and

•	unlevered free cash flow.

The following table summarizes these metrics for the periods presented (all data in thousands, except average revenue per subscriber and monthly recurring revenue retention rate):

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
Financial and other metrics:
Total subscribers	2,482	2,845	2,857	3,223	3,059	3,370
Average revenue per subscriber	$12.36	$12.84	$12.84	$12.92	$12.78	$12.96
Monthly recurring revenue retention rate	99%	99%	99%	99%	99%	99%
Adjusted net income	$9,068	$60,041	$1,813	$27,695	$25,488	$58,045
Adjusted EBITDA	$25,066	$90,032	$3,853	$132,765	$63,360	$110,682
Unlevered free cash flow	$26,445	$73,264	$3,419	$101,193	$45,130	$85,883

Total Subscribers

We define total subscribers as those that, as of the end of a period, are subscribing directly to our solutions on a paid basis. In calculating total subscribers, we include the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. We believe including acquired subscribers in this manner provides a useful measure of the number of subscribers we added during a period. We do not include in total subscribers parties that access our solutions via resellers or purchase only domain names from us. Subscribers of more than one brand are counted as separate subscribers. We believe total subscribers is an indicator of the scale of our platform and our ability to expand our subscriber base, and is a critical factor in our ability to monetize the opportunity we have identified in serving the SMB market. As of December 31, 2010, 2011 and 2012, we had 2.5 million, 2.9 million and 3.2 million total subscribers, respectively. We believe we added subscribers over these periods by refining our customer acquisition approach, expanding our portfolio of brands and offering compelling products and services. Total subscribers increased from 3.1 million as of June 30, 2012 to 3.4 million as of June 30, 2013, primarily as a result of expanding our sales and our support organizations and training them to better utilize our data and analytical capabilities.

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of revenue we recognize from subscribers in a period divided by the average of the number of total subscribers at the beginning of the period and at the end of the period. In calculating ARPS, we exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. We adjust the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. We believe including revenue from acquired subscribers in this manner provides a useful comparison of the average revenue generated per subscriber from period to period. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing, and sell products and services to new and existing subscribers. ARPS increased from $12.36 during 2010 to $12.84 during 2011, as demand for our solutions from both new and existing subscribers increased, and increased to $12.92 during 2012 as we on-boarded subscribers from our acquisitions of HostGator and Homestead. For the six months ended June 30, 2012 and 2013, ARPS increased from $12.78 to $12.96 as we on-boarded HostGator and Homestead subscribers to our integrated technology platform. We expect ARPS to increase in 2013 and beyond as we sell more products and services to existing subscribers. For more information regarding ARPS and a reconciliation of ARPS to average revenue per subscriber calculated on a GAAP basis, see “Non-GAAP Financial Measures.”

Monthly Recurring Revenue Retention Rate

We believe that our ability to retain revenue from our subscribers is an indicator of the long-term value of our subscriber relationships and the stability of our revenue base. To assess our performance in this area, we measure our monthly recurring revenue, or MRR, retention rate. We calculate MRR retention rate at the end of a period by taking the retained recurring value of subscription revenue of all active subscribers at the end of the prior period and dividing it into the retained recurring value of subscription revenue for those same subscribers at the end of the period presented. We believe MRR retention rate is an indicator of our ability to retain existing subscribers, sell products and services and maintain subscriber satisfaction.

Our MRR retention rate was 99% for all periods presented.

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure that we calculate as net income (loss) plus changes in deferred revenue inclusive of purchase accounting adjustments related to acquisitions, stock-based compensation expense, severance, expenses related to restructurings or integration of acquisitions, any dividend-related payments accounted for as compensation expense, costs associated with litigation matters and preparation for this offering and the estimated tax effects of the foregoing adjustments. From 2010 to 2011, our adjusted net income increased from $9.1 million to $61.9 million as we expanded our business and achieved greater scale benefits. In 2012, we had adjusted net income of $27.7 million due to impacts from acquisitions and an increase in our interest payments due to increased borrowings. Our adjusted net income increased from $25.5 million for the six months ended June 30, 2012 to $58.0 million for the six months ended June 30, 2013, primarily as a result of expanding our business and achieving greater scale benefits, partially offset by increased interest expense and impact from acquisitions. For more information regarding adjusted net income and a reconciliation of adjusted net income to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as adjusted net income plus interest expense, depreciation, amortization and change in deferred taxes. In 2010, 2011 and 2012, adjusted EBITDA was $25.1 million, $93.9 million and $132.8 million, respectively. This increase was primarily attributable to increases in the size of our business and achieving greater scale benefits. Adjusted EBITDA increased from $63.4 million for the six months ended June 30, 2012 to $110.7 million for the six months ended June 30, 2013, primarily as a result of increases in the size of our business and achieving greater scale benefits. For more information regarding adjusted EBITDA and a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

Unlevered Free Cash Flow

Unlevered free cash flow, or UFCF, is a non-GAAP financial measure that we calculate as adjusted EBITDA plus change in operating assets and liabilities (other than deferred revenue) net of acquisitions less capital expenditures. UFCF increased from $26.4 million in 2010 to $76.7 million in 2011 and increased further to $101.2 million in 2012. These increases resulted primarily from our ability to increase revenue generated from our subscribers and to manage our costs. UFCF increased from $45.1 million for the six months ended June 30, 2012 to $85.9 million for the six months ended June 30, 2013, resulting primarily from our efforts to increase revenue and manage costs, partially offset by significant capital expenditures in 2013 related to our consolidation of HostGator data center operations into our platform, which we expect to result in substantial cost savings once complete. For more information regarding UFCF and a reconciliation of UFCF to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

Directi Acquisition

In August 2013, we entered into a master share purchase agreement to acquire all of the outstanding capital stock of Directi from Directi Holdings, the seller, for an amount we estimate will be between $100 million and $110 million in cash or, at the election of the seller, a combination of cash and shares of our common stock, subject to the satisfaction or waiver of specified customary closing conditions and the achievement of specified financial targets. Directi provides web presence solutions to SMBs in various countries, including India, the United States, Turkey, China, Russia, and Indonesia. We expect to close the acquisition during the fourth quarter of 2013. In connection with entering into the agreement, we paid $5 million to Directi Holdings, which will be credited against the purchase price and will be refunded if the acquisition does not close for specified reasons.

Under the agreement, we will be obligated at the closing of the acquisition to make a cash payment of approximately 50% of the aggregate purchase price, less the $5 million we paid at signing, to Directi Holdings and to issue a promissory note to Directi Holdings in an original principal amount equal to approximately 50% of the aggregate purchase price. The note will mature on April 15, 2014. At maturity, we will be obligated to pay an amount equal to the greater of the original principal amount of the promissory note or the annualized revenues associated with the Directi business for specified periods, in each case, without interest. If the acquisition closes after the completion of this offering or a change in control of us, in lieu of our issuing the promissory note, Directi Holdings may elect to have us pay all amounts payable at closing in cash. Alternatively, if the acquisition closes after the completion of this offering, Directi Holdings may elect to have us pay up to 50% of the aggregate estimated purchase price at the date of closing of the acquisition by issuing shares of our common stock to Directi Holdings based on the initial public offering price. If Directi Holdings makes such an election in full, based on the midpoint of the price range set forth on the cover page of this prospectus, we would be obligated to issue                  shares of our common stock.

In addition, in connection with our proposed acquisition of Directi, we entered into agreements with entities affiliated with Directi Holdings related to participation in the auction of new top level domain extensions and domain monetization activities, pursuant to which, among other things, we may be obligated to make aggregate cash payments of up to a maximum of approximately $62 million, subject to specified terms, conditions and operational contingencies.

Components of Operating Results

Revenue

We generate revenue from selling subscriptions to our cloud-based products and services ranging from initial website design and creation, to commerce solutions, and to more complex services such as scalable and on demand computing, security, online marketing solutions, mobile applications and productivity tools. The subscriptions we offer are similar across all of our brands and are provided under contracts pursuant to which we have ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in advance. We sell more subscriptions with annual terms than with any other term length. We also earn revenue from domain name registrations and the sale of non-term based products and services, such as online security products, professional technical services, website design and search engine optimization services, as well as through referral fees and commissions.

Cost of Revenue

Cost of revenue includes costs of operating our customer support organization, fees we pay to register domain names for our subscribers, costs of leasing and operating data center infrastructure, including personnel costs for our network operations, fees we pay to third-party product and service providers, and merchant fees we pay as part of our billing processes. We also allocate to cost of revenue the depreciation and amortization related to these activities and the intangible assets we have acquired, as well as a portion of our overhead costs attributable to our employees engaged in customer support activities. In addition, cost of revenue includes stock-based compensation expense for employees engaged in support and network operations. We expect cost of revenue to increase in absolute dollars in future periods as we expand our subscriber base, increase our levels of customer support, expand our domain name business and add data center capacity. Cost of revenue may increase or decrease as a percentage of revenue in a given period, depending on our ability to manage our infrastructure costs, in particular with respect to data centers and support, and as a result of our amortization expense.

Gross Profit

Gross profit is the difference between revenue and cost of revenue. Gross profit has fluctuated from period to period in large part as a result of revenue and cost of revenue adjustments from purchase accounting impacts related to acquisitions, including the Sponsor Acquisition, as well as revenue and cost of revenue impacts from growth in our business. The application of purchase accounting requires us to record purchase accounting adjustments for acquired deferred revenue, which reduces the revenue recorded from acquisitions. The application of purchase accounting requires us to defer domain registration costs (which reduces cost of revenue) and record long-lived assets at fair value (which increases cost of revenue) through an increase in amortization expense over the estimated useful life of the long-lived assets. In addition, our revenue and our cost of revenue have increased in recent years as our subscriber base has expanded. For a new subscriber that we bring on to our platform, we typically recognize revenue over the term of the subscription, even though we collect the subscription fee at the initial billing. As a result, our gross profit may be affected by the prices we charge for our subscriptions, as well as by the number of new subscribers and the terms of their subscriptions. We expect our gross profit to increase in absolute dollars in future periods while our gross profit margin may increase or decrease.

Operating Expense

We classify our operating expense into three categories: sales and marketing, engineering and development, and general and administrative.

Sales and Marketing.    Sales and marketing expense primarily consists of costs associated with payments to our network of partners, search engine marketing and search engine optimization, general awareness and brand building activities, and the cost of employees engaged in sales and marketing activities. Sales and marketing expense includes stock-based compensation expense for employees engaged in sales and marketing activities. We expect sales and marketing expense to increase in absolute dollars in future periods as we continue to expand our business and increase our sales efforts. We also expect sales and marketing expense to be our largest category of operating expense for the foreseeable future. Sales and marketing expense as a percentage of revenue may increase or decrease in a given period, depending on the cost of attracting new subscribers to our solutions, changes in how we approach search engine marketing and search engine optimization and the extent of general awareness and brand building activities we may undertake as well as the efficiency of our sales force.

Engineering and Development.    Engineering and development expense includes the cost of employees engaged in enhancing our systems, developing and expanding product and service offerings, and integrating technology capabilities from our acquisitions. Engineering and development expense includes stock-based compensation expense for employees engaged in engineering and development activities. We expect engineering and development expense to increase in absolute dollars in future periods as we continue to enhance existing solutions and develop new solutions, but to decrease marginally as a percentage of revenue in future periods.

General and Administrative.    General and administrative expense includes the cost of employees engaged in corporate functions, such as finance, human resources, legal affairs and general management. General and administrative expense also includes all facility and related overhead costs not allocated to cost of revenue, as well as insurance premiums and professional service fees. We are incurring additional expenses in preparing for our initial public offering, and will continue to incur additional expenses associated with being a publicly traded company, including increased legal, corporate insurance and accounting expenses, and the additional costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act and other regulations. General and administrative expense includes stock-based compensation expense for employees engaged in general and administrative activities. We expect that general and administrative expense will continue to increase in absolute dollars and may increase as a percentage of revenue as we further expand our operations and operate as a public company.

Net Interest Income (Expense)

Interest expense consists primarily of costs related to, and interest paid on, our indebtedness. We include the cash cost of interest payments and loan financing fees, the amortization of deferred financing costs and the amortization of the net present value adjustment which we may apply to some deferred consideration payments related to our acquisitions in our calculation of interest expense. Interest income consists primarily of interest income earned on our cash and cash equivalents balances. We expect net interest expense to decrease in future periods as we reduce our indebtedness, provided that interest rates remain similar to those currently in place.

Income Tax Expense (Benefit)

We estimate our income taxes in accordance with the asset and liability method, under which deferred tax assets and liabilities are recognized based on temporary differences between the assets and liabilities in our consolidated financial statements and the financial statements that are prepared in accordance with tax regulations for the purpose of filing our income tax returns, using statutory tax rates. This methodology requires us to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. For the years ended December 31, 2011 and 2012, we were in a net deferred tax liability position and therefore did not record a valuation allowance.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reported periods. We base our estimates, judgments and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from the estimates, judgments and assumptions made by our management. To the extent that there are differences between our estimates, judgments and assumptions and our actual results, our future financial statement presentation, financial condition, results of operations and cash flows may be affected. We believe that the following significant accounting policies, which are more fully described in the notes to our consolidated financial statements included elsewhere in this prospectus, involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We generate revenue from selling subscriptions to our cloud-based products and services. The subscriptions we offer are similar across all of our brands and provided under contracts pursuant to which we have ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in advance. We recognize the associated revenue ratably over the service period, whether the associated revenue is derived from a direct subscriber or through a reseller. Deferred revenue represents the liability to subscribers for advance billings for services not yet provided and the fair value of the assumed liability outstanding for subscriber relationships purchased in an acquisition.

We sell domain name registrations that provide a subscriber with the exclusive use of a domain name. These domains are obtained either by one of our registrars on the subscriber’s behalf, or by us from third-party registrars on the subscriber’s behalf. Domain registration fees are non-refundable.

Revenue from the sale of a domain name registration by one of our registrars is recognized ratably over the subscriber’s service period as we have the obligation to provide support over the domain term. Revenue from the sale of a domain name registration purchased by us from a third-party registrar is recognized when the subscriber is billed on a gross basis as we have no remaining obligations once the sale to the subscriber occurs, and we have full discretion on the sales price and bear all credit risk.

We also earn revenue from the sale of non-term based products and services, such as online security products, professional technical services, website design and search engine optimization services, referral fees and commissions. We recognize such revenue when the product is purchased, the service is provided or the referral fee or commission is earned.

A substantial amount of our revenue is generated from transactions that are multiple-element service arrangements that may include hosting plans, domain name registrations, and cloud-based products and services. Prior to January 1, 2011, when we entered into such arrangements, each element was accounted for separately over its respective service period, provided that such element had value to the subscriber on a stand-alone basis and there was objective and reliable evidence of fair value for such element. If these criteria could not be objectively met or determined, the total value of the bundled services was generally recognized ratably over the entire service period of the hosting plan.

In October 2009, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2009-13, Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which amended the previous accounting guidance for multiple-element arrangements. Under this new guidance, objective and reliable evidence of fair value of the undelivered elements is no longer required to account for deliverables in a multiple-element service arrangement separately. Instead, the total transaction amount of the multiple-element service arrangement is allocated to each deliverable based on their relative selling price. This guidance eliminates the use of the residual method under the previous guidance. Effective January 1, 2011, we adopted this new accounting guidance on a prospective basis and have applied it to those multiple-element arrangements entered into on or after January 1, 2011. The adoption of this accounting guidance did not have a material impact on our financial condition, results of operations or cash flows.

Under the new accounting guidance, to treat deliverables in a multiple-element service arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, we account for each deliverable separately. Hosting services, domain name registrations, cloud-based products and services have standalone value and are often sold separately.

When multiple deliverables included in a multiple-element service arrangement are separated into different units of accounting, the total transaction amount is allocated to the identified separate units based on a relative selling price hierarchy. We determine the relative selling price for a deliverable based on vendor specific objective evidence, or VSOE, of fair value, if available, or best estimate of selling price, or BESP, if VSOE is not available. We have determined that third-party evidence of selling price, or TPE, is not a practical alternative due to differences in our multi-brand offerings compared to competitors and the availability of relevant third-party pricing information. We have not established VSOE for our offerings due to lack of pricing consistency, the introduction of new products, services and other factors. Accordingly, we generally allocate revenue to the deliverables in the arrangement based on the BESP. We determine BESP by considering our relative selling prices, competitive prices in the marketplace and management judgment; these selling prices, however, may vary depending upon the particular facts and circumstances related to each deliverable. We plan to analyze the selling prices used in our allocation of transaction amount, at a minimum, on a quarterly basis. Selling prices will be analyzed on a more frequent basis if a significant change in our business necessitates a more timely analysis.

Goodwill

Goodwill relates to amounts that arose in connection with our various acquisitions and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the acquisition method of accounting. Goodwill is not amortized, but is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In accordance with ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment, we are required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. We have determined our entire business represents one reporting unit. Historically, we have performed our annual impairment analysis during the fourth quarter of each year. The provisions of ASC 350 require us to perform a two-step impairment test for goodwill. In the first step, we compare the fair value of each reporting unit to which goodwill has been allocated to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is considered not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. Due to the timing of the Sponsor Acquisition on December 22, 2011, and the absence of indicators of impairment through the year ended December 31, 2011, we recorded no impairment of goodwill for the 2011 successor period ended December 31, 2011. As of December 31, 2012, the fair value of our reporting unit exceeded the carrying value of the reporting unit’s net assets by more than 600% and, therefore, no impairment existed as of that date.

Determining the fair value of a reporting unit, if applicable, requires us to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions relate to, among other things, revenue growth rates and operating margins used to calculate projected future cash flow, risk-adjusted discount rates, future economic and market conditions and appropriate market comparables. We base fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

As of December 31, 2012, we had goodwill of $936.7 million and have recorded no impairment charges.

Long-Lived Assets

Our long-lived assets consist primarily of intangible assets, including acquired subscriber relationships, trade names, intellectual property, developed technology, in-process research and development. We also have long-lived tangible assets, primarily consisting of property and equipment. The majority of our intangible assets have been recorded in connection with our acquisitions, including the Sponsor Acquisition. We record intangible assets at fair value at the time of their acquisition. We amortize intangible assets over their estimated useful lives.

Our determination of the estimated useful lives of the individual categories of intangible assets is based on the nature of the applicable intangible asset and the expected future cash flow to be derived from the intangible asset. We amortize intangible assets with finite lives in accordance with their estimated projected cash flows.

We evaluate long-lived intangible and tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flow is less than the carrying amount, then we determine the fair value of the assets and compare it to the carrying value. If the fair value is less than the carrying value, then we reduce the carrying value to the estimated fair value and record an impairment in the period it is identified. We did not recognize any impairments of long-lived intangible and tangible assets in the years ended December 31, 2011 or 2012.

Depreciation and Amortization

We purchase or build the servers we place in the data centers that we lease. We also purchase the computer equipment that is used by our support and sales teams and employees in our offices. We capitalize the build-out of our facilities as leasehold improvements. Cost of revenue includes depreciation on data center equipment and support infrastructure. We also include depreciation in general and administrative expense, which includes depreciation on office equipment and leasehold improvements.

Amortization expense consists of expense related to the amortization of intangible long-lived assets. In connection with our acquisitions, we allocate fair value to acquired long-lived intangible assets, which include subscriber relationships, trademarks and developed technology. We use estimates and valuation techniques to determine the estimated useful lives of our intangible assets and amortize them to cost of revenue.

Income Taxes

We provide for income taxes in accordance with ASC 740, Accounting for Income Taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. We measure deferred tax assets and liabilities using enacted tax rates that we expect to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We recognize the effect of changes in tax rates on deferred tax assets and liabilities in the period that includes the enactment date. We account for uncertain tax positions following the provisions of ASC 740. ASC 740 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is more likely than not to be realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs.

We record interest related to unrecognized tax benefits in interest expense and penalties in operating expense. We did not recognize any interest or penalties related to unrecognized tax benefits during 2011 or 2012.

Stock-Based Compensation Arrangements

Prior to this offering and since the Sponsor Acquisition, our stock-based awards have consisted of awards of class B units in WP Expedition Topco, which was our ultimate parent company prior to our corporate reorganization. For more information on our corporate reorganization, see “Corporate Reorganization.”

In connection with the Sponsor Acquisition, which occurred on December 22, 2011, our equity structure was reorganized to consist of class A units and class B units of WP Expedition Topco. Since then, we have made stock-based awards to employees in the form of “profits interests” with respect to class B units in WP Expedition Topco. Each profits interest is granted with a “threshold amount,” meaning that the recipient of the profits interest only participates in the value of WP Expedition Topco to the extent that the entity appreciates in value from and after the date of grant of the profits interest (with the value of the entity as of the grant date being the “threshold amount”). For this purpose, the U.S. federal income tax rules allow taxpayers to set the threshold amount based on the liquidation value of the entity as of the date of grant (without the need to take into account the future potential value of the entity). Thus, each award of class B units granted by WP Expedition Topco had a threshold amount based on the liquidation value of the entity as of the grant date of the award.

As required for financial statement reporting purposes, we recognize stock-based compensation expense for awards of class B units based on the estimated “fair value” of the class B units on a straight-line basis over the requisite service period for those awards subject to time vesting and when it is probable a performance target will be met for those awards with vesting subject to the achievement of performance targets. Unless otherwise determined by our board of directors, awards of class B units are allocated 50% to class B-1 units, which generally vest over a four-year period, and 50% to class B-2 units, which vest depending on the achievement of specified performance targets.

In accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” for financial statement reporting purposes, the “fair value” of our equity was determined by management. Because, at the time the class B units were granted, we were a private company with no active market for our equity securities, in connection with preparing our 2012 financial statements, in May 2013, we retrospectively assessed the fair value of our class B units for the 2012 and January 2013 grants for financial statement reporting purposes, as described below. In doing so, valuation analyses were prepared and were used by our management to assist in determining the fair value of our class B units. The assumptions used in the valuation models were based on future expectations combined with management’s judgment. In the absence of a public trading market, our management exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the class B units as of the date of each award grant. These factors included:

•	contemporaneous or retrospective valuations for our company and our securities;

•	the rights, preferences, and privileges of the class B-1 and class B-2 units relative to each other as well as to the class A units;

•	lack of marketability of our equity securities;

•	historical operating and financial performance;

•	our stage of development;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management team;

•	risks inherent to the development of our products and services and delivery of our solutions;

•	trends and developments in our industry;

•	the threshold amount for the class B units and the values at which the class B-2 units would vest;

•	the market performance of comparable publicly traded companies;

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions; and

•	U.S. and global economic and capital market conditions.

For purposes of preparing these valuations, our enterprise value was first determined and then adjusted for the level of our indebtedness to determine the fair value of equity of our company. This fair value of equity was then allocated among the securities that comprise our capital structure using the option-pricing method. The option-pricing method treats equity securities as call options on the total fair value of equity of the company, with exercise prices based on the value thresholds at which the allocation among the various holders of our securities changes. The option-pricing method is based on the Black-Scholes option-pricing model. Black-Scholes assumes an option is exercisable only at expiration and incorporates five fundamental inputs: stock price, exercise price, term, risk-free rate and volatility. Dividend yield may be incorporated as an adjustment if there is an expected dividend. The assumptions for volatility, expected life, risk-free rate, expected dividend yield and lack of marketability for our grants of class B units since January 1, 2012 were as follows:

Grant Date	Risk- Free Rate	Expected Volatility	Expected Life (in years)	Expected Dividend Yield	Discount For Lack of Marketability
February 22, 2012	0.4%	45%	2.75	—	28.4%
May 17, 2012	0.4%	45%	2.75	—	28.4%
November 7, 2012	0.3%	40%	2.0	—	21.9%
December 17, 2012	0.2%	40%	1.88	—	21.3%
January 8, 2013	0.2%	40%	1.88	—	21.3%

To apply the option-pricing method, the rights and preferences of the various securities that comprise the capital structure of our company were first determined. Next the various fair values of equity (referred to under the option-pricing model as the “exercise prices”) at which the sharing percentages would change among our securities were calculated. These exercise prices were based on liquidation preferences of preferred securities, the threshold values of the class B units and values at which the class B-2 units would vest. The values of the options associated with each exercise price were calculated using the Black-Scholes option-pricing model. The option value bands were allocated to the various security holders who would share in the equity if the value of our company was between the two corresponding exercise prices. The volatility of our company’s fair value of equity was estimated by examining the standard deviation of stock returns of several comparable companies. The term input was established based on management’s expectations of timing to a liquidity event, and the risk-free rate corresponds to the expected term. Following the equity allocation, a discount for lack of marketability was applied to the class B-1 units and class B-2 units to reflect the increased risk arising from the inability to readily sell the units.

The following table summarizes our grants of class B units since January 1, 2012 (per unit values presented include the applicable marketability discount):

Grant Date	Threshold Value (in millions)	Fair Value of Equity (in millions)	Number of Class B-1 Units Granted	Per Class B-1 Unit Fair Value	Number of Class B-2 Units Granted	Per Class B-2 Unit Fair Value	Aggregate Estimated Fair Value of Class B-1 Units and Class B-2 Units Granted (in thousands)
February 22, 2012	$508.4	$480.2	22,919,540	$0.17	22,919,540	$0.07	$5,501
May 17, 2012	508.4	480.2	200,000	0.17	200,000	0.07	48
November 7, 2012	735.6	435.6	13,864,358	0.12	—	—	1,664
December 17, 2012	516.0	427.3	1,285,117	0.18	1,285,117	0.02	257
January 8, 2013	516.0	427.3	1,536,387	0.18	1,536,387	0.02	307

Significant factors contributing to the fair value of the class B-1 units and class B-2 units at the date of each grant and changes in fair value between grant dates were as follows:

February and May 2012.    We granted 45,839,080 class B units on February 22, 2012 and 400,000 class B units on May 17, 2012, allocated on each date equally between class B-1 units and class B-2 units. Our board of directors, with input from management, concluded there had been no material changes in our business between the Sponsor Acquisition in December 2011 and February 2012. As a result, our board of directors granted the class B units on February 22, 2012 with a threshold amount equal to $508.4 million, which is equal to the invested equity by holders of class A units as of the date of the Sponsor Acquisition. For purposes of determining the “fair value“ of the class B units for financial statement reporting purposes, management, after considering numerous objective and subjective factors, determined that the company had a fair value of equity of $480.2 million at February 22, 2012. This fair value of equity was determined by taking the $975.0 million implied enterprise value of the company (which includes both invested equity and debt) as of the date of the Sponsor Acquisition and adjusting this amount for cash and indebtedness of the company as of February 22, 2012. The resulting fair value of equity at February 22, 2012 was then allocated among the securities that comprised our capital structure using the option-pricing method. Other key inputs into the option-pricing method included an expected volatility of 45%, a term of 2.75 years based on the expected holding period until a major liquidity event (meaning an initial public offering or change of control transaction) and a risk-free rate of 0.4% corresponding to the expected term. The aggregate value of the units derived from the option-pricing method was then divided by the number of units outstanding to arrive at the per unit values. A 28.4% discount for lack of marketability was applied to the class B-1 units and class B-2 units to reflect the increased risk arising from the inability to readily sell the units. The class B-1 units and class B-2 units were valued as part of the same option-pricing method, but their fair values depended on their vesting requirements. The class B-1 units were assumed to be fully vested at the time of a future liquidity event as the class B-1 units vest based on a service condition and only participate in equity distributions on a pro rata basis following the complete return of contributed capital to the class A units (i.e., the threshold amount for such class B units). The class B-2 units vest in the event specified equity return targets or thresholds have been met with respect to the class A units. Therefore, the pro rata equity distribution in respect of class B-2 units is contingent upon the total future value at the time of a liquidity event and, to the extent vested, the class B-2 units only participate in equity distributions on a pro rata basis following the complete return of contributed capital to the class A units (i.e., the threshold amount for such class B units is satisfied). This market condition is reflected in the fair value estimate of the class B-2 units.

Our board of directors, with input from management, and after considering numerous other objective and subjective factors, concluded that there had been no material changes in our business between February 22, 2012 and May 17, 2012. As a result, both the threshold amount and the fair value determined as of February 22, 2012 were used for purposes of the class B units awarded on May 17, 2012.

November 2012.    We granted 13,864,358 class B-1 units on November 7, 2012. Our board of directors determined the threshold amount for the November 7, 2012 grants to be equal to $735.6 million. This threshold amount was based on the valuation analysis described below, adding back the $300.0 million pending dividend payment. In determining the fair value of the class B-1 units granted on November 7, 2012 for financial statement reporting purposes, we undertook a valuation analysis as of October 31, 2012 to give effect on a pro forma basis to our 2012 acquisitions of HostGator and Homestead, which took into consideration the debt refinancing and $300.0 million dividend payment transaction that was in process and closed on November 9, 2012. Our management after considering numerous objective and subjective factors, concluded that there were no material changes in our business from October 31, 2012 through November 7, 2012, other than those considered in the pro forma adjustments described above. Our management therefore determined that no additional adjustments were necessary. The valuation then involved a two-step process. First, the $1,618.2 million enterprise value of our company was established using generally accepted valuation methodologies, including discounted cash flow analysis, comparable public company analysis and comparable acquisitions analysis. Each methodology was considered and equally weighted in the final enterprise value estimate. After determining the enterprise value, this amount was adjusted for our cash and indebtedness to determine the total fair value of equity of the company, which amounted to $435.6 million. Second, the fair value of equity was allocated among the equity securities that comprised our capital structure using the option-pricing method. Other key inputs into the option-pricing method included an expected volatility of 40%, a term of 2.0 years based on the expected holding period until a liquidity event and a risk-free rate of 0.3% corresponding to the expected term.

The aggregate value of the units derived from the option-pricing method was then divided by the number of units outstanding to arrive at the per unit values. A 21.9% discount for lack of marketability was applied to the class B-1 units and class B-2 units to reflect the increased risk arising from the inability to readily sell the units. As discussed above, the class B-1 units were assumed to be fully vested upon a future liquidity event and receive pro rata equity distributions once the threshold amount with respect to such units has been achieved. The class B-2 units contain a market condition such that vesting is contingent upon future total equity value targets and, solely to the extent vested, the class B-2 units participate in equity distributions on a pro rata basis once the threshold amount with respect to such units has been achieved. The fair value of the class B-2 units reflected their specific targets.

December 2012 and January 2013.    We granted 2,570,234 class B units on December 17, 2012 and 3,072,774 class B units on January 8, 2013, allocated on each date equally between class B-1 units and class B-2 units. Our board of directors, with input from management, concluded that there had been no material changes in our business between October 31, 2012 and January 2013. Our board of directors therefore determined the threshold amount for these grants to be $516.0 million. This threshold amount was determined by starting with the post-dividend enterprise value determined in the November 2012 valuation analysis and adding the amount of cash on hand. For purposes of determining the fair value of the class B units for financial statement reporting purposes, management, after considering numerous objective and subjective factors, determined that the company had a fair value of equity of $427.3 million at December 17, 2012. The fair value of equity of the company at December 17, 2012 was derived by taking the $1,618.2 million enterprise value of the company determined at the October 31, 2012 valuation analysis and adjusting this amount for cash and indebtedness of the company as of December 17, 2012.

The resulting $427.3 million fair value of equity at December 17, 2012 was then allocated among the securities that comprised our capital structure using the option-pricing method. Other key inputs into the option-pricing method included an expected volatility of 40%, a term of 1.88 years based on the expected holding period until a liquidity event and a risk-free rate of 0.2% corresponding to the expected term. The aggregate value of the units derived from the option-pricing method was then divided by the number of units outstanding to arrive at the per unit values. A 21.3% discount for lack of marketability was applied to the class B-1 units and class B-2 units to reflect the increased risk arising from the inability to readily sell the units. As discussed above, the class B-1 units were assumed to be fully vested upon a future liquidity event and receive pro rata equity distributions once the threshold amount with respect to such units has been achieved. The class B-2 units contain a market condition such that vesting is contingent upon future total equity value targets and, solely to the extent vested, the class B-2 units participate in equity distributions on a pro rata basis once the threshold amount with respect to such units has been achieved. The fair value of the class B-2 units reflected their specific targets.

Our board of directors, with input from management, and after considering numerous other objective and subjective factors, concluded that there had been no material changes in our business between December 17, 2012 and January 8, 2013. As a result, the fair value determined as of December 17, 2012 was used to value the class B units awarded on January 8, 2013.

Impact of Sponsor Acquisition

On December 22, 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs acquired a controlling interest in our company. As a result, our consolidated financial statements present our operating results and cash flows separately for periods prior to and after the Sponsor Acquisition. Our company is referred to as the “predecessor” for all periods prior to the Sponsor Acquisition and is referred to as the “successor” for all periods after the Sponsor Acquisition. Accordingly, our operating results and cash flows for calendar year 2011 consist of the operating results and cash flows of the predecessor for the period January 1 through December 21, 2011 and the operating results and cash flows of the successor for the period December 22 through December 31, 2011. The tables below summarize our operating results for all periods presented in our consolidated financial statements. Because the successor had only ten days of operations in calendar year 2011, the discussion below of our 2011 operating results is based solely on the results of the predecessor for the period January 1 through December 21, 2011. For additional information about the Sponsor Acquisition, see Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Our predecessor financial statements were not affected by the application of purchase accounting related to the Sponsor Acquisition. The application of purchase accounting required us to record all acquired assets and liabilities, including deferred revenue, deferred costs and long-lived assets, at fair value, which in some cases was different than their book values. As a result, our consolidated statements of operations for periods subsequent to December 22, 2011 will not be directly comparable to our consolidated statements of operations for periods prior to December 22, 2011. The total impact of the purchase accounting treatment on our loss from operations resulting from the Sponsor Acquisition in the 2011 successor period and in 2012 was $2.0 million and $47.1 million, respectively, and the impact in the six months ended June 30, 2012 and 2013 was $29.9 million and $13.5 million, respectively. These impacts consisted of the following components:

Impact on Revenue.    We assessed the fair value of acquired deferred revenue to be $57.5 million, representing a decrease of $73.2 million from its $130.7 million book value. The effect of recording deferred revenue to fair value was to reduce revenue in successor periods. The impact to revenue in the 2011 successor period and in 2012 was $1.9 million and $47.2 million, respectively, and the impact in the six months ended June 30, 2012 and 2013 was $33.6 million and $4.1 million, respectively.

Impact on Cost of Revenue.    In conjunction with recording deferred revenue at fair value, we recorded related deferred domain registration costs at fair value, resulting in a $13.6 million decrease in deferred costs in successor periods. The impact on cost of revenue from deferring domain registration costs in the 2011 successor period and in 2012 was $0.1 million and $11.9 million, respectively, and the impact in the six months ended June 30, 2012 and 2013 was $8.0 million and $0.6 million, respectively. In our assessment of fair value of acquired long-lived assets, we recorded the fair value of our developed technology at $167.0 million, representing an increase of $160.1 million from a book value of $6.9 million. This increase is being amortized on a straight-line basis over ten years. In addition, we recorded the fair value of our subscriber relationships and trademarks at $221.4 million, representing an increase of $104.2 million from a book value of $117.2 million. This increase is being amortized over ten to 15 years. The effect of recording long-lived assets at fair value was an increase in amortization expense to be recognized in successor periods. The impact on cost of revenue from amortizing the changes to acquired long lived assets in the 2011 successor period and in 2012 was $0.2 million and $11.8 million, respectively, and the impact in the six months ended June 30, 2012 and 2013 was $4.3 million and $9.9 million, respectively.

The following table sets forth the impact of the application of purchase accounting from the Sponsor Acquisition as described above (all data in thousands):

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1 through December 21, 2011	Period from December 22 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
					(unaudited)
Revenue that would have been recognized from December 21, 2011 book value of deferred revenue	—	—	$(4,825)	$(89,468)	$(61,950)	$(10,926)
Revenue recognized based on fair value of acquired deferred revenue	—	—	2,967	42,257	28,345	6,776

Total impact to revenue	—	—	$(1,859)	$(47,211)	$(33,605)	$(4,150)

Impact of reduced fair value of deferred domain registration costs	—	—	(130)	(11,932)	(8,050)	(610)
Amortization impact:
Amortization that would have been recognized from December 21, 2011 book value of long-lived assets	—	—	(1,495)	(51,636)	(27,217)	(17,099)
Amortization on fair value of acquired long-lived assets recorded	—	—	1,732	63,409	31,531	27,046

Total amortization impact	—	—	237	11,773	4,314	9,947

Total impact to cost of revenue	—	—	107	(159)	(3,736)	9,337

Total impact to loss from operations	—	—	$(1,966)	$(47,052)	$(29,869)	$(13,487)

Results of Operations

The following tables set forth our results of operations for the periods presented (all data in thousands). The period-to-period comparison of financial results is not necessarily indicative of future results.

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1 through December 21, 2011	Period from December 22 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
					(unaudited)
Revenue	$87,781	$187,340	$2,967	$292,156	$91,768	$250,963
Cost of revenue	74,993	133,399	3,901	237,179	80,568	175,180

Gross profit	12,788	53,941	(934)	54,977	11,200	75,783

Operating expense:
Sales and marketing	33,412	54,932	1,482	83,110	36,558	58,299
Engineering and development	2,746	5,538	101	13,803	3,998	12,235
General and administrative	7,136	16,938	3,755	48,411	12,248	28,363

Total operating expense	43,294	77,408	5,338	145,324	52,804	98,897

Loss from operations	(30,506)	(23,467)	(6,272)	(90,347)	(41,604)	(23,114)
Net interest income (expense)	(13,814)	(50,291)	(855)	(126,131)	(18,840)	(43,509)

Loss before income taxes	(44,320)	(73,758)	(7,127)	(216,478)	(60,444)	(66,623)
Income tax expense (benefit)	26	126	(2,746)	(77,203)	(21,428)	(1,671)
Equity losses (income) of unconsolidated entities, net of tax	—	—	—	23	—	(266)

Net loss	$(44,346)	$(73,884)	$(4,381)	$(139,298)	$(39,016)	$(64,686)

Comparison of Six Months Ended June 30, 2012 and 2013

Revenue

	Six Months Ended June 30,		Change
	2012	2013	Amount	%
Revenue	$91,768	$250,963	$159,195	173%

Revenue increased by $159.2 million, or 173%, from $91.8 million for the six months ended June 30, 2012 to $251.0 million for the six months ended June 30, 2013, due to increased demand for our solutions from both new and existing subscribers, including subscribers of businesses we acquired, as well as increases in prices paid by our subscribers at renewals or after expiration of promotional periods. Of this revenue increase, $107.7 million resulted from revenue attributable to businesses we acquired since June 30, 2012, $29.5 million was a result of lower revenue in the six months ended June 30, 2012 due to purchase accounting adjustments to deferred revenue, and $22.0 million was primarily attributable to an increase in the number of subscribers not associated with our acquisitions.

Cost of Revenue

	Six Months Ended June 30,
	2012		2013		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
Cost of revenue	$80,568	88%	$175,180	70%	$94,612	117%

Cost of revenue increased by $94.6 million, or 117%, from $80.6 million for the six months ended June 30, 2012 to $175.2 million for the six months ended June 30, 2013. Of this increase, $79.0 million was due to cost of revenue attributable to businesses we acquired since June 30, 2012, and $12.4 million was attributable to growth in the business offset by a $9.9 million decrease in amortization expense. The $12.4 million from growth in the business was primarily due to a $4.7 million increase in depreciation expense as we expanded our data center infrastructure, a $3.8 million increase in domain registration costs, a $1.8 million increase in costs attributable to third party services as our business expanded and $2.1 million of payroll and benefits associated with increased headcount as we enhanced our support infrastructure to serve our expanding subscriber base. The impact of the purchase accounting adjustments related to amortization and domain registration costs was $13.1 million.

Gross Profit

	Six Months Ended June 30,
	2012		2013		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
Gross profit	$11,200	12%	$75,783	30%	$64,583	577%

Gross profit increased by $64.6 million, from $11.2 million for the six months ended June 30, 2012 to $75.8 million for the six months ended June 30, 2013. Of this increase, $28.7 million was attributable to increases in our subscriber base primarily as a result of the HostGator and Homestead businesses we acquired subsequent to June 30, 2012, $19.5 million was attributable to increases in our subscriber base unrelated to business acquisitions and $16.4 million was due to the impact of purchase accounting adjustments related to the Sponsor Acquisition, consisting of recording the fair value of acquired deferred revenue and related deferred domain registration costs and the amortization expense arising from recording the fair value of our acquired long-lived assets.

Operating Expense

	Six Months Ended June 30,
	2012		2013		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
Sales and marketing	$36,558	40%	$58,299	23%	$21,741	59%
Engineering and development	3,998	5%	12,235	5%	8,237	206%
General and administrative	12,248	13%	28,363	11%	16,115	132%

Total	$52,804	58%	$98,897	39%	$46,093	87%

Sales and Marketing.    Sales and marketing expense increased by $21.7 million, or 59%, from $36.6 million for the six months ended June 30, 2012 to $58.3 million for the six months ended June 30, 2013. Of this increase, $16.4 million was attributable to sales and marketing expense incurred by businesses we acquired during 2012, and the remaining $5.3 million was primarily due to higher payroll and benefits associated with increased headcount as we expanded our sales and marketing organization.

Engineering and Development.    Engineering and development expense increased by $8.2 million, or 206%, from $4.0 million for the six months ended June 30, 2012 to $12.2 million for the six months ended June 30, 2013. This increase was primarily due to our focus on integrating technology capabilities from acquisitions, enhancing our systems, expanding our product and service offerings and engineering and development headcount increases associated with our acquisitions since June 30, 3012. Engineering and development headcount increased from 67 employees as of June 30, 2012 to 174 employees as of June 30, 2013.

General and Administrative.    General and administrative expense increased by $16.1 million, or 132%, from $12.2 million for the six months ended June 30, 2012 to $28.4 million for the six months ended June 30, 2013. Of this increase, $7.3 million consisted of general and administrative expense incurred by businesses we acquired since June 30, 2012, and the remaining $8.8 million increase was primarily due to increased expense associated with acquisitions, our preparation for becoming a public company and increased spending to support the growth in our business.

Net Interest Income (Expense)

	Six Months Ended June 30,		Change
	2012	2013	Amount	%
Net interest income (expense)	$(18,840)	$(43,509)	$(24,669)	131%

Net interest expense increased by $24.7 million, or 131%, from $18.8 million for the six months ended June 30, 2012 to $43.5 million for the six months ended June 30, 2013. This increase was primarily due to an increase in our aggregate indebtedness from $535.0 million to $1,134.0 million over this period, partially offset by a reduction in interest rates.

Income Tax Expense (Benefit)

	Six Months Ended June 30,		Change
	2012	2013	Amount	%
Income tax expense (benefit)	$(21,428)	$(1,671)	$19,757	92%

The benefit for income taxes for the six months ended June 30, 2013 decreased by $19.8 million, compared to the six months ended June 30, 2012. The decrease was primarily due to us establishing a valuation allowance in 2013. In both periods, we had nondeductible expenses primarily related to compensation.

Comparison of Predecessor Period from January 1, 2011 through December 21, 2011 and Successor Year Ended December 31, 2012

Revenue

	Predecessor Period from January 1, 2011 through December 21, 2011	Successor Year Ended December 31, 2012	Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	Amount	Amount	%	Amount
Revenue	$187,340	$292,156	$104,816	56%	$2,967

Revenue increased by $104.8 million, or 56%, from $187.3 million for the 2011 predecessor period to $292.2 million for 2012, due to increased demand for our solutions from both new and existing subscribers, including subscribers of businesses we acquired, as well as increases in prices paid by our subscribers at renewals or after expiration of promotional periods. Of this revenue increase, $75.6 million resulted from revenue attributable to businesses we acquired during the three months ended September 30, 2012 and $76.4 million was primarily attributable to an increase in the number of subscribers not associated with our 2012 acquisitions. Purchase accounting adjustments reduced 2012 revenue by $47.2 million.

Cost of Revenue

	Predecessor Period from January 1, 2011 through December 21, 2011		Successor Year Ended December 31, 2012		Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	% of Revenue	Amount	% of Revenue	Amount	%	Amount	% of Revenue
Cost of revenue	$133,399	71%	$237,179	81%	$103,780	78%	$3,901	131%

Cost of revenue increased by $103.8 million, or 78%, from $133.4 million for the 2011 predecessor period to $237.2 million for 2012. Of this increase, $64.8 million was attributable to businesses we acquired in 2012, $33.3 million was attributable to growth in the business and $5.7 million was attributable to integration costs. The $33.3 million from growth in the business was primarily attributable to $20.7 million of increased domain registration costs, $4.6 million of increased third party costs and $4.3 million of payroll and benefits associated with increased headcount as we enhanced our support infrastructure to serve our larger subscriber base. Purchase accounting adjustments related to amortization of increased costs in 2012 by $11.8 million, offset by purchase accounting adjustments related to domain registration costs that reduced costs in 2012 by $11.9 million.

Gross Profit

	Predecessor Period from January 1, 2011 through December 21, 2011		Successor Year Ended December 31, 2012		Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	% of Revenue	Amount	% of Revenue	Amount	%	Amount	% of Revenue
Gross profit	$53,941	29%	$54,977	19%	$1,036	2%	$(934)	(31)%

Gross profit increased by $1.0 million, or 2%, from $53.9 million for the 2011 predecessor period to $55.0 million for 2012. Of this increase, $43.0 million was attributable to increases in our subscriber base unrelated to business acquisitions and $10.8 million was attributable to increases in our subscriber base as a result of the HostGator and Homestead businesses we acquired subsequent to June 30, 2012, offset by $47.1 million due to the impact of purchase accounting adjustments related to the Sponsor Acquisition, consisting of recording the fair value of acquired deferred revenue and related deferred domain registration costs and the amortization expense arising from recording the fair value of our acquired long-lived assets, and by $5.7 million due to integration costs.

Operating Expense

	Predecessor Period from January 1, 2011 through December 21, 2011		Successor Year Ended December 31, 2012		Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	% of Revenue	Amount	% of Revenue	Amount	%	Amount	% of Revenue
Sales and marketing	$54,932	29%	$83,110	28%	$28,178	51%	$1,482	50%
Engineering and development	5,538	3%	13,803	5%	8,265	149%	101	3%
General and administrative	16,938	9%	48,411	17%	31,473	186%	3,755	127%

Total	$77,408	41%	$145,324	50%	$67,916	88%	$5,338	180%

Sales and Marketing.    Sales and marketing expense increased by $28.2 million, or 51%, from $54.9 million in the 2011 predecessor period to $83.1 million in 2012. Of this increase, $9.8 million was attributable to sales and marketing expense incurred by businesses we acquired during 2012 and the remaining $18.4 million consisted of an increase in overall marketing expense as we expanded our sales and marketing organization.

Engineering and Development.    Engineering and development expense increased by $8.3 million, or 149%, from $5.5 million in the 2011 predecessor period to $13.8 million in 2012. This increase was primarily due to our focus on expanding our product and service offerings, integrating technology capabilities improving our analytical capabilities and engineering and development headcount increases associated with our acquisitions during 2012. Engineering and development headcount increased from 51 employees as of December 31, 2011 to 164 employees as of December 31, 2012.

General and Administrative.    General and administrative expense increased by $31.5 million, or 186%, from $16.9 million in the 2011 predecessor period to $48.4 million in 2012. Of this increase, $9.7 million was attributable to dividend payments recorded as compensation, $8.9 million was attributable to increased spending to support the growth of our business, $7.6 million consisted of costs related to acquisitions and financings and $5.3 million consisted of general and administrative expense incurred by businesses we acquired during 2012.

Net Interest Income (Expense)

	Predecessor Period from January 1, 2011 through December 21, 2011	Successor Year Ended December 31, 2012	Change		Successor Period from December 22, 2011 through December 31, 2011
			Amount	%
Net interest income (expense)	$(50,291)	$(126,131)	$(75,840)	151%	$(855)

Net interest expense increased by $75.8 million, or 151%, from $50.3 million in the 2011 predecessor period to $126.1 million in 2012. This increase was due to an increase in our aggregate indebtedness from $305.0 million to $1,130.0 million over this period, partially offset by a reduction in interest rates. We entered into three debt financing arrangements during 2012, which resulted in fees and expenses that are included in net interest expense for 2012.

Income Tax Expense (Benefit)

	Predecessor Period from January 1, 2011 through December 21, 2011	Successor Year Ended December 31, 2012	Change	Successor Period from December 22, 2011 through December 31, 2011
Income tax expense (benefit)	$126	$(77,203)	$(77,329)	$(2,746)

The benefit for income taxes for 2012 increased by $77.3 million compared to the 2011 predecessor period. The increase was primarily due to an increase in losses in 2012, partially offset by nondeductible compensation. In 2011, the benefit related primarily to the losses generated in the successor period. In 2011, as a result of purchase accounting, we recorded deferred tax liabilities primarily related to intangibles and deferred revenue, and we also released our valuation allowance.

We had a full valuation allowance in the 2011 predecessor period and recognized only minimum current state taxes.

Comparison of Predecessor Year Ended December 31, 2010 and Predecessor Period from January 1, 2011 through December 21, 2011

Revenue

	Predecessor Year Ended December 31, 2010	Predecessor Period from January 1, 2011 through December 21, 2011	Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	Amount	Amount	%	Amount
Revenue	$87,781	$187,340	$99,559	113%	$2,967

Revenue increased by $99.6 million, or 113%, from $87.8 million for 2010 to $187.3 million for the 2011 predecessor period, due to increased demand for our solutions from both new and existing subscribers, including subscribers of businesses we acquired, as well as increases in prices paid by our subscribers at renewals or after expiration of promotional periods. Of this revenue increase, $77.1 million resulted from revenue attributable to businesses we acquired during 2010 and the 2011 predecessor period, and $22.4 million was primarily attributable to an increase in the number of subscribers not associated with these acquisitions.

Cost of Revenue

	Predecessor Year Ended December 31, 2010		Predecessor Period from January 1, 2011 through December 21, 2011		Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	% of Revenue	Amount	% of Revenue	Amount	%	Amount	% of Revenue
Cost of revenue	$74,993	85%	$133,399	71%	$58,406	78%	$3,901	131%

Cost of revenue increased by $58.4 million, or 78%, from $75.0 million for 2010 to $133.4 million for the 2011 predecessor period. Of this increase, $42.2 million was due to cost of revenue attributable to businesses we acquired during 2010, $7.2 million was due to cost of revenue attributable to businesses we acquired during the 2011 predecessor period, $5.2 million was primarily due to payroll and benefits associated with increased headcount as we enhanced our support infrastructure to serve our larger subscriber base, and $3.8 million was due to amortization of intangible assets.

Gross Profit

	Predecessor Year Ended December 31, 2010		Predecessor Period from January 1, 2011 through December 21, 2011		Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	% of Revenue	Amount	% of Revenue	Amount	%	Amount	% of Revenue
Gross profit	$12,788	15%	$53,941	29%	$41,153	322%	$(934)	(31)%

Gross profit increased by $41.2 million, from $12.8 million for 2010 to $53.9 million for the 2011 predecessor period. Of this increase, $27.7 million was primarily attributable to increases in our subscriber base as a result of the Bluehost business we acquired during 2010 and the predecessor period of 2011 and $13.4 million was attributable to increases in our subscriber base unrelated to business acquisitions.

Operating Expense

	Predecessor Year Ended December 31, 2010		Predecessor Period from January 1, 2011 through December 21, 2011		Change		Successor Period from December 22, 2011 through December 31, 2011
	Amount	% of Revenue	Amount	% of Revenue	Amount	%	Amount	% of Revenue
Sales and marketing	$33,412	38%	$54,932	29%	$21,520	64%	$1,482	50%
Engineering and development	2,746	3%	5,538	3%	2,792	102%	101	3%
General and administrative	7,136	8%	16,938	9%	9,802	137%	3,755	127%

Total	$43,294	49%	$77,408	41%	$34,114	79%	$5,338	180%

Sales and Marketing.    Sales and marketing expense increased by $21.5 million, or 64%, from $33.4 million in 2010 to $54.9 million in the 2011 predecessor period. Of this increase, $15.0 million was attributed to sales and marketing expense incurred by businesses we acquired during 2010 and the 2011 predecessor period.

Engineering and Development.    Engineering and development expense increased by $2.8 million, or 102%, from $2.7 million in 2010 to $5.5 million in the 2011 predecessor period. This increase was primarily due to our focus on improving our integrated technology infrastructure. During this period, engineering and development headcount increased from 37 employees as of December 31, 2010 to 51 employees as of December 31, 2011.

General and Administrative.    General and administrative expense increased by $9.8 million, or 137%, from $7.1 million in 2010 to $16.9 million in the 2011 predecessor period. Of this increase, $5.0 million consisted of other transaction related expenses in connection with the Sponsor Acquisition. The remaining $2.1 million was due to increased spending to support the growth in our business.

Net Interest Income (Expense)

	Predecessor Year Ended December 31, 2010	Predecessor Period from January 1, 2011 through December 21, 2011			Successor Period from December 22, 2011 through December 31, 2011

			Change
			Amount	%
Net interest income (expense)	$(13,814)	$(50,291)	$(36,477)	264%	$(855)

Net interest expense increased by $36.5 million, or 264%, from $13.8 million in 2010 to $50.3 million in the 2011 predecessor period. This increase was due to an increase in our aggregate indebtedness from $201.8 million to $305.0 million over this period, partially offset by a reduction in interest rates. We entered into two debt financings during the 2011 predecessor period, which resulted in $25.9 million of fees and expenses.

Income Tax Expense (Benefit)

	Predecessor Year Ended December 31, 2010	Predecessor Period from January 1, 2011 through December 21, 2011	Change	Successor Period from December 22, 2011 through December 31, 2011
Income tax expense (benefit)	$26	$126	$100	$(2,746)

The benefit for income taxes for the 2011 predecessor period increased by $0.1 million, compared to 2010. We had a full valuation allowance in the 2011 predecessor period and 2010, and recognized only current state taxes related to minimum taxes in both periods.

Quarterly Results of Operations Data

The following tables set forth selected unaudited quarterly consolidated statements of operations data for 2012 and the three months ended March 31, 2013 and June 30, 2013. The financial information presented for these interim periods has been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. This data should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our expected operating results for any future period (all data in thousands):

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013
	(unaudited)
Revenue	$41,293	$50,475	$83,353	$117,035	$122,741	$128,222
Cost of revenue	38,501	42,066	69,492	87,120	87,208	87,972

Gross profit	2,792	8,409	13,861	29,915	35,533	40,250
Operating expense:
Sales and marketing	17,973	18,586	22,600	23,951	28,531	29,768
Engineering and development	1,934	2,064	3,082	6,723	6,140	6,095
General and administrative	4,303	7,945	13,319	22,844	13,096	15,267

Total operating expense	24,210	28,595	39,001	53,518	47,767	51,130

Loss from operations	(21,418)	(20,186)	(25,140)	(23,603)	(12,234)	(10,880)
Net interest income (expense)	(7,749)	(11,091)	(18,747)	(88,544)	(21,692)	(21,817)

Loss before income taxes	(29,167)	(31,277)	(43,887)	(112,147)	(33,926)	(32,697)
Income tax expense (benefit)	(10,402)	(11,026)	(16,195)	(39,580)	(12,061)	10,390
Equity losses (income) of unconsolidated entities, net of tax	—	—	—	23	(137)	(129)

Net loss	$(18,765)	$(20,251)	$(27,692)	$(72,590)	$(21,728)	$(42,958)

Factors affecting our quarterly results include the following:

•

Seasonality.    Our quarterly results include some seasonality in the sale of our products and services. Historically, we have experienced increased sales in the first quarter, which positively affects total revenue in that quarter and the first quarter of subsequent years. Because the majority of our sales are on a subscription basis, however, the revenue impact from seasonal differences is mitigated because we ratably recognize related revenue throughout the year. Corresponding seasonality in marketing expense can result in fluctuations from one quarter to another as we record marketing expense in the quarter the cost is incurred.

•

Acquisitions.    Our quarterly results reflect the impact of acquisitions. We acquired HostGator and A Small Orange in July 2012, which contributed to the increase in revenue and expense for the third quarter of 2012. We acquired Homestead in September 2012, which contributed to the increase in revenue and expense for the fourth quarter of 2012. We acquired HostGator Brazil in February 2013, which provided a small contribution to the increase in revenue and expense for the first quarter of 2013. The amortization arising from the fair value ascribed to acquired intangible assets related to the HostGator and Homestead acquisitions was a significant contributor to the increase in cost of revenue in the third and fourth quarters of 2012.

•

Headcount.    Our headcount and associated payroll and benefits increased sequentially for each of the periods presented above as we made investments in executive talent and additional personnel across all functions. This increase was related to growth in our business, the on-boarding of personnel from acquired companies, and preparations for becoming a public company. From March 31, 2012 to June 30, 2013, our total headcount increased from 860 to 2,580, or by 200%.

A brief discussion of our quarterly results since January 1, 2012 follows:

Revenue.    Our quarterly revenue increased sequentially for each of the periods presented above, reflecting increased sales of our products and services from new and existing subscribers, as well as the effects of seasonality and acquisitions, as described above. We expect sequential revenue growth to continue as we add new subscribers and increase our sales of products and services to our existing subscribers. The rate of sequential growth may change from our historical rates of growth, particularly because our historical growth includes the impact of acquisitions.

Cost of revenue.    Our quarterly cost of revenue increased sequentially for each of the periods presented above, primarily due to the amortization of intangible assets and other costs assumed with our acquisitions. Cost of revenue also increased as a result of servicing our expanding subscriber base and increasing sales of our products and services to our subscribers. This additional expense was primarily from payroll and benefits associated with increased headcount as we enhanced our support infrastructure to serve our growing subscriber base. We expect our cost of revenue to continue to increase in absolute dollars as we expand our subscriber base and increase our sales of products and services to our subscribers. Our cost of revenue may increase or decrease as a percentage of sales in future periods depending on our ability to manage our infrastructure costs, in particular with respect to data centers and support.

Operating expense.    Total operating expense has increased sequentially for each of the periods presented above, primarily due to acquisitions and increases in headcount across all functions. Sales and marketing expense in the first quarter of 2013 was higher than in the fourth quarter in 2012 due to increased marketing expense and increases in sales headcount. Engineering and development expense increased for each of the periods presented above due to increasing headcount as we expanded our engineering and development expertise to create more compelling products and services, enhance our systems and further develop our analytics capabilities. General and administrative expense increased sequentially in 2012 and decreased in the first quarter of 2013. The sequential increases during 2012 were from increased professional service fees to support the growth in our business, as well as expenses related to acquisitions. In the second quarter of 2012, we incurred expenses in connection with the redemption of preferred shares of a subsidiary, as well as financing fees. In the third quarter of 2012, we incurred transaction fees primarily in connection with the HostGator and Homestead acquisitions and related financing fees. We also incurred professional fees in connection with international expansion, which continued through the first quarter of 2013. The increase in the fourth quarter and subsequent decrease in the first quarter of 2013 was due to dividend payments accounted for as compensation expense and the expense of deferred bonus payments in connection with the HostGator acquisition. In the first quarter of 2013, we incurred increased expense in preparation for becoming a public company.

Interest income (expense).    Our quarterly increase in interest expense reflects the increase in our total indebtedness as we completed financings in the second, third and fourth quarters of 2012 partially offset by reductions in interest rates. In the fourth quarter of 2012, we recorded as expense all fees paid to or on behalf of the lenders and wrote off all deferred financing fees arising from prior financings, in accordance with GAAP debt extinguishment rules. This reduced the amortization of financing fees for the first quarter of 2013.

Income tax benefit.    Our quarterly tax benefit increased sequentially in 2012 and decreased in the first quarter of 2013. The changes in the tax benefit primarily relate to changes in our deferred taxes. The increase in the tax benefit in the third quarter over the first and second quarters of 2012 was primarily due to acquisitions closed during the third quarter. The increase in tax benefit in the fourth quarter of 2012 was due to increased losses in the quarter, primarily from increased interest expense associated with the increase in our indebtedness. The decrease in the first quarter of 2013 was due to a decrease in our losses as compared to the previous quarter.

Liquidity and Capital Resources

We have funded our operations since inception primarily with borrowings under credit facilities, cash flow generated by operations and, to a lesser extent, from the sale of equity securities. As of June 30, 2013, we had cash and cash equivalents totaling $17.0 million and negative working capital of $261.4 million. As of June 30, 2013, we had approximately $1,134.0 million of aggregate indebtedness, consisting of $796.0 million outstanding under our first lien term loan facility, $315.0 million outstanding under our second lien term loan facility and $23.0 million outstanding under our $85.0 million revolving credit facility. In August 2013, we borrowed an additional $90.0 million under our first lien term loan facility and repaid $37.0 million, which was the total amount then outstanding, under our revolving credit facility. As of August 31, 2013, there were no amounts outstanding under our $85.0 million revolving credit facility.

Cash and Cash Equivalents

As of June 30, 2013, our cash and cash equivalents were held for working capital purposes and for required principal and interest payments under our indebtedness. A majority of our cash and cash equivalents was held in operating accounts. We intend to increase our capital expenditures to support the growth in our business and operations. Our future capital requirements will depend on many factors including our growth rate, the continued expansion of sales and marketing activities, the introduction of new and enhanced products and services, market acceptance of our solutions, and engineering and development efforts. We believe that our cash and cash equivalents, together with our ability to borrow under our revolving credit facility and cash generated from operations, will be sufficient to meet our anticipated cash needs for at least the next 12 months, including satisfying our remaining obligations in connection with the Directi acquisition.

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods (all data in thousands):

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
Purchases of Property and equipment	$(1,531)	$(6,638)	$(7)	$(28,163)	$(6,415)	$(17,947)
Depreciation	3,105	3,481	114	6,869	2,375	8,267
Amortization	30,488	74,224	1,832	132,616	33,647	53,588
Cash flows from (used in) operating activities	15,489	47,225	(956)	55,318	32,863	22,023
Cash flows used in investing activities	(150,992)	(97,743)	(472,150)	(330,741)	(17,683)	(32,148)
Cash flows from financing activities	139,088	54,845	475,422	281,715	19,304	4,000

Capital Expenditures

Our capital expenditures for the purchase of property and equipment in 2010, predecessor period 2011 and 2012 were $1.5 million, $6.6 million and $28.2 million, respectively, representing 1.7%, 3.5% and 9.6% of revenue. Our level of capital expenditures reflect, in part, our extensive use of software to manage server density, our ability to co-locate our data center requirements with third-party data center service providers and our management of data center equipment and individual employee capital purchases. In 2011 and 2012, we increased our capital expenditures in connection with purchases of property and equipment, including leasehold improvements associated with new operating leases we entered into for larger premises to house our growing employee base and customer support teams, including in Arizona and Utah, and our new headquarters in Burlington, Massachusetts. Our total capital expenditures for the six months ended June 30, 2012 and 2013 were $6.4 million and $17.9 million, respectively. This increase was primarily due to a significant one-time investment in data center infrastructure to support the migration of subscribers from HostGator to our systems. We expect our total capital expenditures to increase in absolute dollars as we expand our business, but to decrease as a percentage of revenue.

Depreciation

Our depreciation expense for 2010, predecessor period 2011, successor period 2011 and 2012 was $3.1 million, $3.5 million, $0.1 million and $6.9 million, respectively. Our depreciation expense for the six months ended June 30, 2012 and 2013 was $2.4 million and $8.3 million, respectively. We depreciate the cost of new assets on a straight-line basis over a fixed number of years, which we believe best represents our view of the estimated useful lives of the various types of assets. For depreciation of leasehold improvements, we consider the length of the remaining term of the lease. We also acquire tangible assets through the acquisition of various businesses, which we record at fair value. We evaluate the estimated remaining useful lives of the acquired assets and depreciate on a straight-line basis from the date of acquisition over the evaluated remaining lives.

Amortization

Our amortization expense for 2010, predecessor period 2011, successor period 2011 and 2012 was $30.5 million, $74.2 million, $1.8 million and $132.6 million, respectively, and included amortization of other intangible assets, amortization of deferred financing costs and amortization of net present value of deferred consideration. Our amortization expense for the six months ended June 30, 2012 and 2013 was $33.6 million and $53.6 million, respectively.

Our amortization of other intangible assets for 2010, predecessor period 2011, successor period 2011 and 2012 was $29.6 million, $50.4 million, $1.7 million and $88.1 million, respectively. Our amortization of other intangible assets for the six months ended June 30, 2012 and 2013 was $31.5 million and $52.3 million, respectively. In connection with our acquisitions, we have historically acquired identifiable intangible assets, including subscriber relationships and trade names and, sometimes, developed technology and in-process research and development. We ascribe fair values to each class of intangible asset, through various methodologies that can be broadly described as being based on the nature of the applicable intangible asset and the expected future cash flow to be derived from the intangible asset. Amortization of the various intangible assets with finite lives is recognized in accordance with their estimated projected cash flow and recorded as an operating expense.

Our amortization of deferred financing costs for 2010, predecessor period 2011, successor period 2011 and 2012 was $0.9 million, $23.8 million, $0.1 million and $43.4 million, respectively. Our amortization of deferred financing costs for the six months ended June 30, 2012 and 2013 was $2.1 million and $0.1 million, respectively. We fund our investing activities through cash from operations and financing activities. We capitalize certain financing-related fees and amortize over the term of the related loans. In the past, we have repaid certain indebtedness in advance of maturity and accelerated the amortization of any related and unamortized deferred financing fees. We record the amortization amount as interest expense.

Our amortization expense of net present value of deferred consideration for 2012 and the six months ended June 30, 2013 was $1.1 million and $1.2 million, respectively, as a result of our acquisition of HostGator in July 2012. We did not have any equivalent amortization expense in 2011 and 2010. Pursuant to the terms of our acquisition of HostGator, we were required to make an additional payment of $52.3 million in July 2013 and will be required to make an additional payment of $26.2 million in January 2014. Because these payments are required to be made 12 and 18 months after the date of the acquisition, respectively, we amortize the net present value of the payments over such 12- and 18-month periods as interest expense.

Operating Activities

As we add subscribers to our platform, we typically collect subscription fees at the time of initial billing and recognize revenue over the terms of the subscriptions. Accordingly, we generate operating cash flows as we collect cash from our subscribers in advance of delivering the related products and services, and we maintain a significant deferred revenue balance. As we add subscribers and sell additional products and services, our deferred revenue balance increases.

Net cash provided by operating activities was $22.0 million in the six months ended June 30, 2013, as a result of net loss of $64.7 million, which included depreciation, amortization, stock-based compensation expense and other non-cash charges of $59.9 million, and a net change of $26.8 million in our operating assets and liabilities. The increase in our operating assets and liabilities was primarily attributable to a $33.6 million increase in deferred revenue, partially offset by a $7.2 million increase in prepaid expenses and other current assets. The increase in deferred revenue was primarily due to the addition of new subscribers to our platform and increased sales of products and services. The increase in prepaid expenses and other current assets was primarily due to increased registration fees resulting from increased sales of domain names.

Net cash provided by operating activities was $55.3 million in 2012, as a result of net loss of $139.3 million, which included depreciation, amortization, stock-based compensation expense and other non-cash charges of $64.7 million, a net change of $100.7 million in our operating assets and liabilities and $29.3 million of financing costs. The increase in our operating assets and liabilities was primarily attributable to a $104.1 million increase in deferred revenue, partially offset by a $19.7 million increase in prepaid expenses and other current assets and an $11.4 million increase in accrued interest resulting from our increased borrowings. The increase in deferred revenue was primarily due to the addition of new subscribers to our platform and increased sales of products and services. The increase in prepaid expenses and other current assets was primarily due to increased registration fees resulting from increased sales of domain names.

Net cash provided by operating activities was $47.2 million in the predecessor period of 2011, as a result of net loss of $73.9 million, which included depreciation, amortization, stock-based compensation expense and other non-cash charges of $78.7 million, and a net change of $42.4 million in our operating assets and liabilities. The increase in our operating assets and liabilities was primarily attributable to a $52.5 million increase in deferred revenue, partially offset by a $13.2 million increase in prepaid expenses and other current assets. The increase in deferred revenue was primarily due to the addition of new subscribers to our platform and increased sales of products and services. The increase in prepaid expenses and other current assets was primarily due to increased registration fees resulting from increased sales of domain names.

Net cash provided by operating activities was $15.5 million in 2010, as a result of net loss of $44.3 million, which included depreciation, amortization, stock-based compensation expense and other non-cash charges of $33.6 million, and a net change of $26.2 million in our operating assets and liabilities. The increase in our operating assets and liabilities was primarily attributable to a $22.9 million increase in deferred revenue, partially offset by a $1.1 million increase accrued interest resulting from our increased borrowings. The increase in deferred revenue was primarily due to the addition of new subscribers to our platform and increased sales of products and services.

Investing Activities

Cash flow from investing activities consists primarily of purchase of property and equipment, acquisition consideration payments, minority investments and changes in restricted cash balances.

We used $32.1 million of cash in investing activities during the six months ended June 30, 2013, consisting primarily of $17.9 million for the purchase of property and equipment, $8.8 million to acquire a minority interest in a company based in the United Kingdom, $2.4 million paid related to an acquisition, net of cash acquired, and $3.3 million paid as deferred consideration obligations for 2012 acquisitions, partially offset by a $0.3 million return of restricted cash held by a payment processor.

We used $330.7 million of cash in investing activities during 2012, consisting primarily of $299.2 million paid for acquisitions, $28.2 million for the purchase of property and equipment and $7.2 million paid as deferred consideration obligations for previous acquisitions, partially offset by a $3.9 million release of restricted cash collateral. Pursuant to the terms of our acquisition of HostGator, we will be required to make additional payments of $52.3 million and $26.2 million in July 2013 and January 2014, respectively, which we intend to fund with cash from operations and borrowings under our revolving credit facility.

We used $569.9 million of cash in investing activities during 2011, consisting primarily of $472.2 million paid to our former stockholders in connection with the Sponsor Acquisition, $55.1 million paid for an acquisition, $35.0 million paid as deferred consideration obligations for previous acquisitions, $6.6 million for the purchase of property and equipment, and $1.0 million increase in restricted cash related to funds held by a payment processor.

We used $151.0 million of cash in investing activities during 2010, consisting primarily of $150.1 million paid for acquisitions, and $1.5 million for the purchase of property and equipment, partially offset by a $0.7 million return of restricted cash related to cash held by a payment processor.

Financing Activities

Cash flow from financing activities consists primarily of the net change in our overall indebtedness, payment of associated financing costs, the issuance or repurchase of equity and dividend payments.

During the six months ended June 30, 2013, we drew $34.0 million from our revolving credit facility and repaid $26.0 million under that facility, as well as $4.0 million under our first lien term loan facility.

In 2012, cash flow from financing activities net of repayments was $281.7 million, primarily as a result of increasing the amount of our first lien term loan facility by $450.0 million, borrowing $315.0 million under our new second lien term loan facility and borrowing $15.0 million under our $85.0 million revolving credit facility. We used $52.9 million of the proceeds to pay financing costs. We also paid

$289.5 million in dividends on our common stock, $150.0 million to redeem preferred stock and $6.0 million in accrued preferred stock dividends.

In 2011, we received net financing proceeds of $530.3 million from the incurrence of additional net debt of $107.6 million and the issuance of equity securities for proceeds of $422.7 million. In December 2011, we borrowed $350.0 million under a new first lien term loan facility to repay a prior $305.0 million term loan facility. In October 2011, we borrowed $305.0 million under a term loan facility and repaid $193.8 million due under a prior term loan facility, as well as $8.0 million under a revolving credit facility. On December 22, 2011, we received proceeds of $452.2 million from the issuance of common stock in the Sponsor Acquisition and used $0.4 million to pay costs related to the issuance of preferred stock. During 2011, we received proceeds of $38.0 million from the issuance of preferred stock, repurchased preferred stock for $58.9 million plus dividends of $6.9 million and made a return of capital payment of $1.3 million. In 2011, we incurred an aggregate of $40.6 million in financing costs in connection with financing transactions.

In 2010, we received net financing proceeds of $139.1 million from the incurrence of additional net debt of $115.2 million and the issuance of equity securities for proceeds of $23.9 million. In October 2010, we borrowed $117.0 million under a term loan facility to repay a prior term loan facility of $1.7 million, and during 2010 we borrowed a net of $2.9 million under our revolving credit facility. During 2010, we received proceeds of $20.9 million from the issuance of preferred stock and received a capital contribution of $3.0 million. In 2010, we incurred an aggregate of $3.0 million in financing costs in connection with financing transactions.

Credit Facility Borrowings

On November 9, 2012, we entered into an $85.0 million revolving credit facility, a new first lien term loan facility in the original principal amount of $800.0 million and a new second lien term loan facility in the original principal amount of $315.0 million. As of December 31, 2012, $800.0 million was outstanding under our first lien term loan facility, $315.0 million was outstanding under our second lien term loan facility and $15.0 million was outstanding under our revolving credit facility. As of June 30, 2013, $796.0 million was outstanding under our first lien term loan facility, $315.0 million was outstanding under our second lien term loan facility, $23.0 million was outstanding under our revolving credit facility and $62.0 million was available under our revolving credit facility. In August 2013, we borrowed an additional $90.0 million under our first lien term loan facility and repaid $37.0 million, which was the total amount then outstanding, under our revolving credit facility. As of August 31, 2013, there were no amounts outstanding under our $85.0 million revolving credit facility.

Our first lien term loan facility and second lien term loan facility mature on November 9, 2019 and May 9, 2020, respectively. Our revolving credit facility matures on December 22, 2016. Under our first lien term loan facility, beginning on March 31, 2013, we were required to make quarterly principal payments of $2.0 million, and beginning on September 30, 2013, we are required to make quarterly principal payments of approximately $2.2 million.

As of June 30, 2013, the LIBOR-based interest rates on our first lien term loan facility, second lien term loan facility and revolving credit facility were 6.25%, 10.25% and 7.75%, respectively, and the alternate base rate on the revolving credit facility was 8.50%. See “Description of Indebtedness.”

Net Operating Loss Carry-Forwards

As of December 31, 2012, we had net operating loss carry-forwards available to offset future U.S. federal taxable income of approximately $145.3 million and future state taxable income by approximately $149.6 million. These net operating loss carry-forwards expire on various dates from 2014 through 2032.

Our ability to use these net operating loss carry-forwards will be subject to an annual limitation due to the ownership percentage change limitations. Ownership changes can limit the amount of net operating loss and other tax attributes that a company can use each year to offset future taxable income and taxes payable. As a result of the Sponsor Acquisition, we analyzed changes in our ownership and determined that our ability to use our net operating loss carry-forwards is limited to approximately $77.1 million per year beginning in 2012.

Backlog

We define our backlog as the total committed value of our contracts which have not been recognized as revenue at the end of a period. Since we require prepayments for all our products and services, our backlog is equal to our deferred revenue balance. Our backlog as of December 31, 2011 and 2012 was $63.1 million and $187.4 million, respectively. Accordingly, our backlog as of June 30, 2013 was $221.6 million. Because revenue for any period is a function of revenue recognized from deferred revenue under contracts in existence at the beginning of the period, as well as contract renewals and new customer contracts during the period, backlog at the beginning of any period is not necessarily indicative of future performance. Our presentation of backlog may differ from other companies in our industry.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under our outstanding debt facilities, which includes a quarterly principal repayment against our first lien term loan facility of $2.0 million per quarter, interest payments on our term loan facilities, which are typically three-month LIBOR loans, non-cancelable leases for our office space, deferred payment obligations related to acquisitions, and purchase obligations under material contracts. The following table summarizes these contractual obligations as of December 31, 2012 (all data in thousands):

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations:
Principal payments on term loan facilities	$1,115,000	$8,000	$16,000	$16,000	$1,075,000
Interest payments on term loan facilities(1)	570,803	83,238	164,957	162,709	159,899
Borrowings under revolving credit facility	15,000	15,000	—	—	—
Operating lease obligations	22,875	6,276	8,001	5,983	2,615
Deferred consideration(2)	81,991	55,858	26,133	—	—
Purchase commitments	31,582	16,023	8,917	5,782	860

Total	$1,837,251	$184,395	$224,008	$190,474	$1,238,374

(1)	Term loan facility interest rate is based on adjusted LIBOR plus 500 basis points for the first lien term loan facility and adjusted LIBOR plus 900 basis points for the second lien term loan facility, in each case subject to a LIBOR floor of 1.25%. As of June 30, 2013, the interest rates on our first lien term loan facility and second lien term loan facility and revolving credit facility were 6.25%, 10.25%, 7.75% and 8.50%.
(2)	Consists of deferred payment obligations related to acquisitions. Does not include $1.4 million in contingent payment obligations related to an acquisition.

During the six months ended June 30, 2013, we repaid $4.0 million of principal on the first lien term loan facility and paid $47.3 million of interest on the term loan facilities and $3.3 million in deferred consideration. As of June 30, 2013, we had $23.0 million outstanding under our revolving credit facility.

Under our master share purchase agreement with Directi, subject to specified adjustments, we will be obligated at the closing of the acquisition to make a cash payment of approximately 50% of the aggregate purchase price, less the $5 million we paid at signing, to Directi Holdings, the seller, and to issue a promissory note to Directi Holdings in an original principal amount equal to approximately 50% of the aggregate purchase price. The note will mature on April 15, 2014. At maturity, we will be obligated to pay an amount equal to the greater of the original principal amount of the promissory note or the annualized revenues associated with the Directi business for specified periods, in each case without interest. If the acquisition closes after the completion of this offering or a change in control of us, in lieu of our issuing the promissory note, Directi Holdings may elect to have us pay all amounts payable at closing in cash. Alternatively, if the acquisition closes after the completion of this offering, Directi Holdings may elect to have us pay up to 50% of the aggregate estimated purchase price at the closing of the acquisition by issuing shares of our common stock to Directi Holdings based on the initial public offering price. In connection with our proposed acquisition of Directi, we entered into agreements with entities affiliated with Directi Holdings related to participation in the auction of new top level domain extensions and domain monetization activities, pursuant to which, among other things, we may be obligated to make aggregate cash payments of up to a maximum of approximately $62 million, subject to specified terms, conditions and operational contingencies. See “—Directi Acquisition.”

In August 2013, we borrowed an additional $90.0 million under our first lien term loan facility and repaid $37.0 million, which was the total amount then outstanding, under our revolving credit facility. Beginning on September 30, 2013, our quarterly principal repayment against our first lien term loan facility will increase by approximately $0.2 million to approximately $2.2 million per quarter. As of August 31, 2013, there we no amounts outstanding under our $85.0 million revolving credit facility.

Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board issued ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-lived Intangible Assets for Impairment, to allow entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. This guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. ASU 2012-02 is effective for fiscal years beginning after September 15, 2012. We do not believe that the adoption of this ASU will have a material effect on our consolidated financial statements.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to new or revised accounting standards that are applicable to other public companies that are not emerging growth companies.

Off-Balance Sheet Arrangements

During the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2012 and 2013, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Exchange Risk

A significant majority of our subscription agreements and our expenses are denominated in US dollars. We do, however, have sales in a number of foreign currencies as well as business operations in Brazil and India and are subject to the impacts of currency fluctuations in those markets. The impact of these currency fluctuations is insignificant relative to the overall financial results of our company.

Interest Rate Sensitivity

As of June 30, 2013, we had approximately $1,134.0 million of aggregate indebtedness, consisting of $796.0 million outstanding under our first lien term loan facility, $315.0 million outstanding under our second lien term loan facility and $23.0 million outstanding under our $85.0 million revolving credit facility. In August 2013, we borrowed an additional $90.0 million under our first lien term loan facility and repaid $37.0 million, which was the amount then outstanding, under our revolving credit facility. As of August 31, 2013, there we no amounts outstanding under our $85.0 million revolving credit facility. The borrowings under our first lien credit facilities and second lien term loan facility bear interest at a rate per annum equal to an applicable credit spread plus, at our option, (a) adjusted LIBOR or (b) an alternate base rate determined by reference to the greater of (i) the prime rate, (ii) the federal funds effective rate plus one-half of 1.00% and (iii) one-month adjusted LIBOR plus 1.00%.

Under our first lien credit facilities, the LIBOR reference rate is subject to a floor of 1.50% per annum for revolving credit loans and 1.25% per annum for term loans. For term loans and revolving credit loans bearing interest based on adjusted LIBOR, the applicable credit spread is 5.00% and 6.25%, respectively. We are also required to pay a commitment fee of 0.50% per annum to the lenders under the revolving credit facility, based on the average daily unused amount of the revolving commitments. Under our second lien term loan facility, the LIBOR reference rate is subject to a floor of 1.25% per annum. For term loans bearing interest based on adjusted LIBOR, the applicable credit spread is 9.00%.

As of June 30, 2013, the LIBOR-based interest rates on our first lien term loan facility, second lien term loan facility and revolving credit facility were 6.25%, 10.25% and 7.75%, respectively, and the alternate base rate on our revolving credit facility was 8.5%. We made $70.2 million in aggregate interest payments in 2012 and $47.3 million in aggregate interest payments in the six months ended June 30, 2013. Changes in adjusted LIBOR could positively or negatively affect the amounts of the interest payments we are required to make under our indebtedness. Based on our aggregate indebtedness as of June 30, 2013, a 100-basis-point increase in the adjusted LIBOR rate above the LIBOR floor would result in an $11.2 million increase in our aggregate interest payments over a 12-month period, and a 100-basis-point decrease at the current LIBOR rate would not result in a decrease in our interest payments.

Inflation Risk

We do not believe that inflation has a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, financial condition and results of operations.

BUSINESS

Mission

Our mission is to deliver technology solutions that help SMBs transform the way they do business.

Overview

We are a leading provider of cloud-based solutions designed to help small- and medium-sized businesses, or SMBs, establish, manage and grow their businesses. We serve approximately 3.4 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that includes initial website design and creation, email and commerce solutions as well as more advanced offerings such as scalable and on-demand computing, security, storage and bandwidth, online marketing, mobile and productivity solutions.

There are expected to be more than 76 million SMBs worldwide by the end of 2013*, of which more than 43 million will have direct access to the Internet.** Within the United States, Canada, Brazil, Russia, India, China, Indonesia and Turkey alone, there are expected be more than 25 million SMBs by the end of 2013, of which more than 15 million will have direct access to the Internet.*** We believe SMBs form the backbone of the global economy and will continue to serve as an engine of innovation and growth. Since our founding in 1997, we have focused on the needs of SMBs and have demonstrated a passion for empowering our subscribers to build their businesses and navigate the rapidly changing technology landscape. Our unwavering focus on serving SMBs has enabled us to amass significant insight into the needs and aspirations of our subscribers while developing a deep understanding of the challenges of serving SMBs at scale. We believe SMBs:

•	are seeking technology solutions to address fundamental business challenges and opportunities, including those presented by the emergence of the digital era;

•	require guidance and support in order to deploy and operate these solutions;

•	face budget constraints which limit their ability to make large capital investments in technology; and

•	are difficult to identify, reach and serve effectively, given their breadth and diversity.

We built our company to serve the needs of this vibrant, complex and fragmented SMB universe. Our approach allows us to effectively serve this expansive subscriber base at scale while driving a business model with significant growth and strong cash flow.

Technology and data form the foundation of our approach. We leverage our substantial investment in proprietary, advanced technology to offer our solutions while relentlessly seeking to reduce the cost of serving our subscribers. In addition, we are rigorously data-driven, collecting valuable information throughout our business and applying sophisticated analytics to inform our subscriber acquisition, engagement and retention strategies and product development initiatives.

Our technology platform and data assets enable us to:

•	deliver an integrated and comprehensive suite of products and services that helps SMBs grow their businesses and exploit new digital opportunities;

•	intelligently engage with subscribers, consistent with their needs and in a manner that encourages their adoption of our technology to support and drive the growth in their businesses;

*	The source of all data denoted with a single asterisk is Access Markets International (AMI) Partners, Inc., June 20, 2013.
**	The source of all data denoted with a double asterisk is Access Markets International (AMI) Partners Inc., August 2, 2013.
***	The source of all data denoted with a triple asterisk is Access Markets International (AMI) Partners Inc., September 24, 2013.

•	provide compelling and affordable solutions to our subscribers; and

•	efficiently acquire and serve different types of SMB subscribers through our multi-brand, multi-channel strategy.

Our ability to address the needs of SMBs, while leveraging our technology platform and data assets, has enabled us to grow rapidly, to create long-term subscriber relationships and to build an attractive business model that generates substantial cash flow. During the past three years, our revenue grew from $87.8 million to $292.2 million, representing a compounded annual growth rate, or CAGR, of 82% while our net losses increased from $44.3 million to $139.3 million. During the same period, our adjusted EBITDA grew from $25.1 million to $132.8 million, representing a CAGR of 130%, and our unlevered free cash flow grew from $26.4 million to $101.2 million, representing a CAGR of 96%. For an explanation of adjusted EBITDA and unlevered free cash flow and a reconciliation of adjusted EBITDA and unlevered free cash flow to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures.”

Industry Background

There are expected to be more than 76 million SMBs worldwide by the end of 2013,* of which more than 43 million will have direct access to the Internet.** The number of SMBs worldwide is projected to increase by 1.1 million in 2013, of which 770,000 will have access to the Internet.** These businesses are broad and diverse, spanning every industry and region of the world. SMBs collectively represent 99% of all private sector companies in the world and employ more than 90% of private sector, non-farm workers.*

SMBs are increasingly adopting technology to operate and grow their businesses. Those SMBs that utilize cloud services, including web, email and application hosting and data backup, generate 1.5 times more in annual revenues compared to those that do not deploy cloud-based solutions.* SMBs understand that the growth in global Internet penetration and the proliferation of mobile devices are changing the way in which consumers discover and transact with businesses. Increasingly, SMBs are seeking to take advantage of new developments in e-commerce, online marketing, social media and mobile to transform their businesses, or to build new businesses that were not possible before the advent of these tools.

As a result, SMBs are expected to spend approximately $96 billion annually on cloud-based services by 2015, representing a CAGR of 28% since 2012.**** This growth is driven in large part by SMBs need to respond to these digital opportunities. However, approximately 75% of all SMBs do not have a website today.** We believe that the opportunities presented in the digital era will further accelerate the adoption of cloud services as SMBs continue to recognize the importance of Internet-based solutions to their success.

Over our 16-year operating history, we have developed a deep understanding of the diverse needs of SMBs and the challenges of serving them at scale. We believe SMBs are:

•

Seeking to address fundamental business challenges and opportunities, including the emergence of the digital era.    One of the most significant opportunities and challenges confronting SMBs today is capturing the benefits of an increasingly digital world. By seeking comprehensive, flexible, reliable, secure and personalized technology solutions that address challenges and unlock opportunities, SMBs are attempting to succeed in the digital world. For example, SMB customers are shifting their activities online and embracing mobile technologies, social media and e-commerce, which requires SMBs to deploy technology tools, serve customers and compete for business in new and innovative ways.

****	Source: Parallels IP Holdings GmbH, “Parallels Global SMB Cloud Insights,” February 5, 2013.

•

Requiring informed guidance and support.    Most SMBs, particularly the one-to-five employee companies that represent the majority of our subscribers, possess limited technology expertise and resources. As a result, SMBs require informed advice and support on ways to improve their operations through technology and to take advantage of new opportunities at all stages of their lifecycles.

•

Facing budget constraints limiting their ability to make large capital investments in technology.    SMBs want to leverage modern technology, but are looking for cost-effective solutions that do not require large upfront investments.

•

Difficult to reach and serve effectively, given their breadth and diversity.    SMBs are fragmented in terms of size, geography, sophistication and type of industry. As a result, it is challenging to effectively market to, acquire and serve SMB subscribers at scale and in a cost-effective manner.

While SMBs represent the largest proportion of all businesses and are massive consumers of technology solutions in the aggregate, we believe that other providers have generally struggled to meet the diverse needs of SMBs for high-quality products, services and support in a comprehensive and profitable way.

Our Solution

Our passion for empowering diverse SMBs to navigate the rapidly changing technology landscape has led us to a solutions–based approach built on a foundation of technology, data and analytics. We address the challenges of serving this large and fragmented market at scale, in the following manner:

•

We deliver an integrated and comprehensive suite of products and services.    We offer a compelling platform with a wide range of products and services designed to help our diverse base of SMB subscribers establish, manage and grow their businesses. By leveraging critical insights drawn from our proprietary collection of SMB data, we develop and expand our portfolio of products and services to provide the solutions our subscribers need and the functionality and features they value. We have placed particular emphasis on products that enable our subscribers to acquire and manage customers through online, social media and mobile channels. Our cloud-based offerings allow our subscribers to select a customized set of solutions from among a broad range of internally developed and validated third-party products. We supply these solutions to subscribers on demand in an integrated manner through the cloud, simply and effectively.

•

We intelligently engage with subscribers, consistent with their needs.    We leverage our technology and proprietary data to identify subscriber needs and opportunities. This allows us to proactively engage with them via a myriad of customer engagement channels, including phone, email, chat, dashboards, an application marketplace and web video. This ongoing engagement allows us to offer the right solutions at the right time. We believe these capabilities, in turn, lead to greater adoption and deeper entrenchment of our technology and superior subscriber experience, thereby increasing our subscriber retention rates and revenue per subscriber. As of December 31, 2010, 2011 and 2012 and June 30, 2013, each of our subscribers had purchased an average of 2.3, 2.8, 3.3 and 3.7 add-on products from us, respectively, in addition to an initial web presence subscription. The number of subscribers paying $500 or more per year for our products and services as of December 31, 2010, 2011 and 2012 was approximately 61,000, 73,000 and 81,000, respectively, and increased to approximately 88,000 as of June 30, 2013.

•	We provide affordable solutions to our subscribers in a cost-effective manner. Our cloud-based delivery model enables our subscribers to address their business needs with minimal upfront capital investment. As a result of our relentless focus on operational efficiency and lowering our cost to serve, we deliver affordable solutions to our subscribers, by operating:

•

an integrated, cloud-based customer-facing technology platform which permits us to efficiently deliver our products and services and add new subscribers. This technology platform allows us to optimize our investments in infrastructure, benefit from economies of scale and integrate new products and services seamlessly; and

•

proprietary and unified operating and support systems which allow us to operationalize data insights, serve our subscribers intelligently and efficiently, and optimize our internal processes and procedures. These systems also allow us to on-board, serve and track our subscribers throughout their lifecycle and feed a subscriber data repository which is tightly linked with our billing, CRM and fulfillment systems. We operate these systems across our subscriber base and all of our brands, allowing us to develop an integrated view of each subscriber, enabling us to contact our subscribers through the right channels and offer them the most relevant solutions at the most opportune times.

•

We efficiently acquire and serve subscribers with our multi-brand, multi-channel strategy.    The SMB market is broad and diverse in terms of geography, industry, size and degree of technology sophistication. As a consequence, we leverage our proprietary data to implement a multi-brand, multi-channel approach that allows us to precisely target the SMB universe, identify the best ways to reach different categories of subscribers and tailor our brands and service offerings specifically toward those audiences. Although word-of-mouth referrals represent the largest source of new subscribers, we also leverage online and mobile marketing activities, as well as our network of resellers, strategic partners and referral sources, to grow our subscriber base. Our approach is designed to reach and efficiently on-board subscribers at scale while minimizing subscriber acquisition costs.

Our Model

We believe that our solution results in a strong, efficient and differentiated business model with the following attributes:

•

Attractive Subscription Model and Retention Rates.    Our subscriptions require payment in advance and typically range up to 36 months, providing significant cash flow benefits and revenue visibility. Our products and services are tailored to the needs of SMB subscribers and are integral to their businesses. As a result, we benefit from high subscriber and revenue retention rates.

•

Strong Average Revenue Per Subscriber.    Our comprehensive platform, data driven approach and proactive subscriber engagement enable us to sell relevant and useful additional products and services to existing and new subscribers, driving higher average revenue per subscriber.

•

Cost-Effective Customer Acquisition.    Through our multi-brand, multi-channel approach, we are able to target our marketing spend carefully and acquire subscribers cost-effectively. Due to our large base of subscribers and high customer satisfaction, we also attract a significant percentage of our new subscribers through word of mouth referrals, at no cost to us.

•

Efficient Cost to Serve.    We serve our subscribers in a cost-efficient manner as a result of our integrated technology platform and operating support systems which facilitate the collection, analysis and application of large amounts of data. Our cloud-based delivery model enables us to serve subscribers with minimal incremental expense and deploy new products and services quickly and efficiently. We have also developed proprietary techniques that help us to operate with highly-efficient server configurations, resulting in low capital expenditures.

•

Virtuous Cycle.    As our business continues to grow, we enjoy even greater benefits of scale—collecting more data, improving our analytical capabilities, deriving more insight, enhancing our operational efficiency, increasing our cash flow and re-investing in the growth of our business.

Our Growth Strategy

Since our formation in 1997, we have focused on helping SMBs establish, manage and grow their businesses. To fulfill our mission, we intend to continue to increase our scale, broaden our subscriber footprint, expand our range of product and service offerings and pursue strategic acquisitions.

Grow Our Subscriber Base

We believe there is a substantial opportunity to expand our subscriber base, by:

•

Expanding Existing Channels.    We intend to continue to invest in our multiple subscriber acquisition channels, including our resellers, strategic partners and referral sources. For example, we have a relationship with Google, including a collaboration with respect to Google’s “Get Your Business Online” initiative in the United States and India, which we expect will enable us to better reach and serve SMBs located in those countries. We also plan to continue to collaborate with resellers and strategic partners to increase the value proposition of our solutions to subscribers.

•

Expanding Internationally.    For the six months ended June 30, 2013, approximately 30% of our total billings were invoiced to subscribers located in foreign countries, reflecting global demand for our solutions. We have successfully entered foreign markets such as Brazil and India and believe there are significant opportunities to continue growing our global presence. We intend to expand further into international markets by leveraging our technology platform to deliver offerings customized to local markets.

Increase Sales of Our Products and Services

We intend to expand sales of our products and services to support our subscribers as they grow, by:

•

Expanding Sales of Existing Products and Services.    We aim to offer our subscribers the right products and services at the right time. We believe our strong subscriber relationships and our comprehensive portfolio of products and services provide us with the opportunity to drive incremental sales.

•

Continuing to Add Innovative Products and Services.    We plan to continue to introduce value-added products and services that address our subscribers’ needs. Our model allows us to rapidly deploy new products and services that further strengthen our offerings and improve our subscribers’ experience. As we further expand our solutions, we expect that our subscribers will be more likely to purchase additional products and services from us.

Pursue Strategic Acquisitions

We may pursue future acquisitions that complement our existing business, represent a strategic fit and are consistent with our overall growth strategy. We may target acquisitions that help us access new international markets, enhance our data analytics and technology platform or add functionality and capabilities to our suite of products and services.

Most recently, in August 2013, we agreed to acquire Directi Web Technology Pvt. Ltd. from Directi Web Technologies Holdings, Inc., the seller, for an amount we estimate will be between $100 million and $110 million in cash or, at the election of the seller, a combination of cash and shares of our common stock, subject to the satisfaction or waiver of specified customary closing conditions and the achievement of specified financial targets. Directi provides web presence solutions to SMBs located in various countries, including India, the United States, Turkey, China, Russia, and Indonesia. We expect to close the acquisition during the fourth quarter of 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Directi Acquisition.”

Our Products and Services

We offer an integrated and comprehensive suite of products and services. Our offerings can be broadly grouped as follows:

Web Presence and Commerce Offerings

Through a combination of do-it-yourself tools and managed professional services, our web presence and commerce offerings provide foundational tools for SMBs to establish, expand, manage and monetize their online presence quickly, easily and affordably.

•

Initial Web Presence.    By providing a consolidated set of core products, services and resources that share storage, bandwidth and processing power, our entry-level shared hosting services enable subscribers to create an initial web presence quickly and cost-effectively.

•

Website Creation and Design.    We offer a variety of proprietary third-party and open source website building tools and design services that enable subscribers with varying degrees of technical sophistication to create a customized web presence, either on a self-service basis or with our assistance. We also offer various premium elements that subscribers can purchase separately to enhance their web presence and provide a more engaging user experience for their customers, including mobile optimization, social networking features, customer interaction tools, embedded videos, photo galleries, blogs, maps, polls and community forums.

•

E-commerce.    Our e-commerce tools enable subscribers to build and manage online shopping cart solutions that meet their specific product catalog, inventory, pricing, order processing and fulfillment needs. We also offer a range of billing and payment solutions, enabling our subscribers to accept mobile and online payments.

•

Domain Registration, Management and Resale.    As an accredited domain registrar with over 7.0 million domains under our management, we enable our subscribers to search and purchase available domain names from a wide spectrum of domain registries. We also maintain a portfolio of premium domains that are available for resale to our subscribers.

Computing Resources and Security Offerings

We offer a variety of on-demand computing resource solutions that enable a subscriber to select an appropriate combination of processing power, storage and bandwidth. We also offer security solutions to protect the online assets, reputation and sensitive information of subscribers from external threats.

•

On-Demand Computing Resources.    Most of our subscribers begin their relationship with us by using our shared hosting services. Subscribers requiring additional flexibility, performance and power due to the nature or maturity of their business can select from a variety of computing resource options, ranging from shared hosting on lower density servers, to virtual private servers that allocate resources according to subscriber needs, to dedicated servers that provide the subscriber with full control of its environment.

•	Data Protection. We offer enhanced backup control solutions that enable subscribers to schedule, maintain, manage and restore backups of their online data to meet their particular business needs.

•

Malware Protection.    We offer malware protection solutions to protect our subscribers’ websites from viruses, malicious code and other threats. Our premium offerings, including a web application firewall, can prevent attacks on subscriber websites before they affect subscriber data or operations.

•

Identity Protection.    For subscribers that collect personally identifiable information or other private data from their customers and website visitors, we offer a variety of Secure Socket Layer (SSL) certificates that encrypt data collected on a subscriber’s website. We also offer products that are PCI compliant for subscribers that need to maintain sensitive information.

Marketing Solutions

Our marketing solutions enable subscribers to increase their online visibility, attract more customers to their websites and build customer loyalty.

•

Search Engine Optimization (SEO) and Search Engine Marketing (SEM).    We offer a variety of search engine optimization and marketing solutions that can improve a subscriber’s ability to be discovered by potential customers. These services help a subscriber distribute its business profile to online directories and manage links and keywords with on-page diagnostic tools. We also offer fully managed pay-per-click services designed to direct traffic to a subscriber’s website, email or phone.

•

Email and Social Marketing.    We offer a comprehensive platform that enables subscribers to communicate effectively with their customers and potential customers via email and social networks. Our email marketing services include building and segmenting mailing lists, designing and managing email newsletters, coupons and landing pages, scheduling and sending email messages, and reporting and tracking the results of each campaign. We also enable subscribers to seamlessly integrate with social networks to create greater awareness of their businesses.

•

Analytics.    We offer control panels and dashboards that enable our subscribers to analyze activity on their websites and optimize the impact of their web presence design and marketing campaigns to more effectively sell to their customers.

Productivity Tools

We offer a wide array of applications and services that can increase the productivity of our subscribers by enabling them to collaborate more efficiently with their employees, partners and customers and better manage their businesses.

•

Communications Tools.    We offer our subscribers professional, secure, reliable email capabilities, including custom mailboxes that reflect a subscriber’s domain name, spam filters, email aliases and forwarding functionality. Our communications tools also allow a subscriber to unify its email inbox with other communications streams, such as social media feeds.

•	Business Tools. We offer our subscribers validated third-party business tools, including customer relationship management, calendaring, cloud-based collaboration and file sharing.

Sales and Marketing

Our sales and marketing efforts focus on cost-effectively acquiring subscribers at scale, and selling additional products and services to existing subscribers, through a multi-brand and multi-channel approach that primarily utilizes online indirect and direct channels.

Multi-Brand Approach

Our multi-brand approach allows us to target SMBs based on their specific needs and offer the products, services and support they require. Using our technology and data, we have identified different types of SMBs that are attracted to our brands, and we tailor our marketing, delivery and support strategies accordingly. For example, our Bluehost brand targets SMBs with greater technical expertise and a desire to build their own solutions, our iPage brand targets SMBs with less technology experience and our HostGator brand targets SMBs who value significant amounts of support. As a result, we seek to attract Bluehost subscribers by participating in technical user groups, such as open source forums, and placing targeted content on technical websites or blogs, we reach potential iPage subscribers through referrals, search engine channels and strategic partnerships, and we attract HostGator subscribers through our reputation for outstanding support.

Multi-Channel Approach

We acquire subscribers, and sell products and services to our existing subscribers, through multiple channels. We are able to identify the best ways to reach diverse types of SMBs through a multi-channel data-driven approach that consists of the following:

Indirect Channels

•

Referrals.    A significant portion of our new subscribers are referred to us, many at no additional cost and others involving a referral fee. We believe the success of our unpaid referral business correlates to our favorable subscriber satisfaction rates as measured by our Net Promoter Scores, a customer satisfaction metric developed by Bain & Company.

•	Resellers. Our network of resellers promotes and sells our services to their customers, which drives new business to us.

•

Partnerships.    We partner with leading U.S. and international companies, including search engines and telecommunications service providers that market our solutions either directly or through co-branded offerings to their customers. These relationships help us attract additional subscribers across multiple geographies, particularly in emerging international markets.

Direct Channels

We use a variety of direct online channels to acquire new subscribers, including pay-per-click, search engine optimization and content marketing. We actively promote our brands by optimizing our brand websites to achieve a prominent ranking in search engines. From time to time, we use direct marketing channels, such as print advertising, to target potential subscribers. We believe that our approach for targeting and reaching subscribers enables us to convert potential subscribers more cost-effectively than through the use of traditional offline advertising, such as television.

We sell products and services to subscribers directly through consultative engagement and targeted campaigns. In addition, through our application marketplace, subscribers can access services, tools and other widgets, and numerous paid offerings from our growing community of approved web designers, resellers, developers and service providers.

Service and Support

Our sales and support agents assist our subscribers in a proactive, consultative manner, engaging with an average of more than 50,000 subscribers per day via phone, email and chat. We leverage our proprietary data and subscriber management software to deliver differentiated support, which we believe enables us to deepen relationships with our subscribers and help them succeed as they grow. Our support personnel not only assist subscribers with technical issues, but also focus on understanding the business goals of each subscriber to help identify the right products and services to achieve those goals. We believe this contributes to subscriber retention and our ability to sell more products and services. Our U.S. support organization is located in Arizona, Colorado, Texas, Utah and Washington. Centers supporting our international operations are located in Brazil and India. Our Brazil-based center supports our HostGator Brazil business. Our India-based center, which is staffed by employees of third-party outsourced service providers, provides email- and chat-based support to customers of our U.S.-based operations and a full range of support services to customers of our HostGator India business.

Technology Platform

Over the past 16 years, we have invested significant resources to develop and enhance our technology platform and collect a vast amount of proprietary data. We use a data-driven approach to design business processes that allow us to innovate, develop and deploy solutions that meet the demands of SMBs and provide a superior experience for our subscribers. Our technology platform leverages common services for the benefit of all of our brands and the ability to optimize the specific requirements of any individual brand.

Integrated Platform

We have developed an integrated technology platform for our cloud-based solutions that combines open source and proprietary software designed to grow with the needs of our subscribers. Our innovative shared services architecture allows us to operate at a high level of service, with a high degree of customization for each subscriber’s web presence and with a large number of subscribers per server. In addition, we have built customized subscriber relationship management, billing and subscriber service support systems to on-board, serve and track our subscribers at scale, and to enable subscribers to manage their own service experience. Our subscriber service support systems also help us predict which applications a subscriber may need based on our experience with similar subscribers, enabling our support personnel to have more informed subscriber interactions.

Data Analytics and Business Intelligence

Our proprietary data analytics technology enables us to deliver our products and services in a highly personalized manner and to improve our operational efficiency. We have a dedicated team of software engineers focused on refining and further developing our proprietary analytics systems. Our use of analytics and continued investment in developing predictive capabilities allow us to design and deliver the right solutions to our subscribers at the right time. We believe our analytics capabilities and technology are also key contributors to our ability to target new subscribers and retain existing subscribers.

Applications

We offer an integrated and comprehensive suite of products and services through proprietary applications as well as third-party technology partners who have integrated their offerings into our technology platform. Through a combination of common services, platforms, application program interfaces and processes, we can rapidly develop and deploy new applications across our brands. A significant portion of our over 150 products and services have been internally developed. We regularly retire offerings that are underperforming and add offerings that we believe will be in high demand based on our data insights.

Infrastructure

We employ various techniques to enhance the stability of our systems and preserve the security of information contained on them. We utilize monitoring systems and a variety of software components to monitor and protect our infrastructure against attempts to attack or gain unauthorized entry to our internal systems and subscriber websites. In addition, we focus engineering and development efforts on reducing the computational costs required to provide and maintain quality subscriber services, which enables us to rely in large part on increasingly economical industry-standard hardware. These efforts help us achieve performance capabilities such as high levels of server density and reduce overall capital expenditures and costs to serve our subscribers.

Engineering and Development

Our engineering and development activity is focused on enhancing our systems, developing and expanding product and service offerings, and integrating technology capabilities from our acquisitions. Our engineering and development expense was $2.7 million during 2010, $5.6 million during 2011, $13.8 million during 2012 and $12.2 million during the six months ended June 30, 2013. Engineering and development headcount has increased from 37 employees as of December 31, 2010 to 174 employees as of June 30, 2013.

Subscribers

As of June 30, 2013, we had approximately 3.4 million subscribers. Approximately 80% of our subscribers are SMBs, and the majority of our SMB subscribers are one-to-five employee companies. We estimate that approximately 20% of our subscribers are not SMBs and use our cloud-based solutions primarily for personal, group or not-for-profit use. We do not offer a complete suite of products and services that are tailored to the specific needs of these types of subscribers.

For the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, approximately 70% of our total billings were invoiced to subscribers located in the United States. The remaining amount was invoiced to subscribers around the world, primarily in Canada, the United Kingdom, Australia and India. It is impracticable for us to provide revenue information by geography for the foregoing periods due to the unavailability of geographic information for some subscribers acquired as part of previous acquisitions as well as limitations in certain accounting systems we currently use.

The industries in which our subscribers operate are very diverse, including retail, merchandising, media, recreation, education, construction, medical, dental and arts and entertainment. No subscriber industry represented more than 20% of our subscribers during 2012.

Competition

The global cloud-based services market for SMBs is highly competitive and constantly evolving. We expect competition to increase from existing competitors as well as potential new market entrants. Our competitors include providers of:

•	web presence and commerce offerings, such as domain name registrars, shared hosting providers, website creation and management companies and e-commerce service providers;

•	computing resources and security offerings, such as on-demand computing resources and online security offerings;

•	marketing solutions, such as search engine marketing companies, search engine optimization companies, local directory listing companies and online and offline business directories; and

•	productivity tools, such as business-class email, calendaring and file-sharing.

We believe the principal competitive factors in the cloud-based services market for SMBs are:

•	cost-effective customer acquisition;

•	scope, scalability, flexibility and compatibility of product and service offerings;

•	quality of subscriber support and subscriber engagement;

•	brand names, reputation and subscriber satisfaction;

•	ease of implementation, use and maintenance; and

•	reliability and security.

We believe that we compete favorably with respect to each of these factors. In addition, we believe that our data-driven approach, integrated technology platform and focus on serving as a trusted partner to our subscribers help differentiate us from competitors. In some instances, we have commercial partnerships with cloud-based services providers in the SMB market with whom we otherwise compete.

Intellectual Property and Proprietary Rights

Our intellectual property and proprietary rights are important to our business. We rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality and access-related procedures and safeguards and contractual provisions to protect our proprietary technologies, confidential information, brands and other intellectual property.

We use open source technologies pursuant to applicable licenses as the basis for our technology platform. We have also developed, acquired or licensed proprietary technologies for use in our business. As of June 30, 2013, we have 28 pending U.S. patent applications and several pending foreign counterpart applications relating to aspects of our technology platform and offerings, including our shared services architecture, predictive analytics methods, virtualization technologies, subscriber migration technologies and web presence improvement technologies.

We have non-disclosure, confidentiality and license agreements with employees, contractors, subscribers and other third parties, which limit access to and use of our proprietary information. Though we rely in part upon these legal and contractual protections, as well as various procedural safeguards, we believe that the skill and ingenuity of our employees, the functionality and frequent enhancements to our solutions and our ability to introduce new products and features that meet the needs of our subscribers are more important to maintaining our competitive position in the marketplace.

We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines and logos in the United States and other countries to the extent we determine appropriate and cost-effective. We also have common law rights in some unregistered trademarks that were established over years of use. In addition, we have a trademark and service mark enforcement program pursuant to which we monitor applications filed by third parties to register trademarks and service marks that may be confusingly similar to ours, as well as the use of our major brand names in social media, domain names and other Internet sites.

Despite our efforts to preserve and protect our intellectual property, unauthorized third parties may attempt to copy, reverse engineer or otherwise obtain access to our proprietary rights, and competitors may attempt to develop solutions that could compete with us in the markets we serve. Unauthorized disclosure of our confidential information or proprietary technologies by our employees or third parties could also occur. The risk of unauthorized use of our proprietary and intellectual property rights may increase as we seek to expand outside of the United States.

Third-party infringement claims are also possible in our industry, especially as functionality and features expand, evolve and overlap across industries. Third parties, including non-practicing patent holders, have from time to time claimed, and could claim in the future, that our processes, technologies or websites infringe patents they now hold or might obtain or be issued in the future. See “Risk Factors—We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.”

Employees

As of June 30, 2013, we had 2,580 employees, including 1,816 in support and network operations, 472 in sales and marketing, 174 in engineering and development and 118 in general and administrative. Most of our employees are based in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We have never experienced a strike or similar work stoppage, and we consider our relations with our employees to be good.

Properties

As of June 30, 2013, we provided our solutions through various offices and co-located data centers, all of which are leased to us, including:

•	approximately 38,000 square feet of office space located in Burlington, Massachusetts, which serves as our corporate headquarters, under a lease that expires in March 2024;

•	approximately 350,000 square feet of additional office space located primarily in Arizona, California, Colorado, Texas, Utah and Washington; and

•	approximately 17,000 square feet of data center space located primarily in California, Massachusetts, Texas and Utah.

We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations.

Legal Proceedings

From time to time we are involved in legal proceedings or subject to claims arising in the ordinary course of our business. For example, on September 24, 2013, our subsidiary Bluehost was sued by Ziplink, Inc. in a patent-infringement case (Ziplink, Inc. v. Bluehost, Inc., Civil Action No. 3:13-cv-1396) (U.S. District Court for the District of Connecticut). The complaint alleges that we have infringed U.S. Patent Nos. 7,676,998 and 8,271,596, both entitled “Apparatus and Methods for Controlling the Transmission of Messages.” Ziplink, Inc. is seeking damages and an injunction. At this time, we are unable to form a judgment regarding a range of potential loss for the claim. Although the results of litigation and claims cannot be predicted with certainty, we are not presently involved in any legal proceeding that in the opinion of our management, if determined adversely to us, would have a material adverse effect on our business, operating results or financial condition. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of October 1, 2013.

Name	Age	Position
Hari Ravichandran	37	President, Chief Executive Officer and Director
Tivanka Ellawala	43	Chief Financial Officer
Kathy Andreasen	48	Chief People Officer
David C. Bryson	60	Chief Legal Officer
Ronald LaSalvia	53	Chief Operating Officer
John Mone	43	Chief Information Officer
James C. Neary(2)(3)	48	Chairman of the Board of Directors
Dale Crandall(1)	72	Director
Joseph P. DiSabato(2)(3)	46	Director
Thomas Gorny	38	Director
Michael Hayford(1)	53	Director
Peter J. Perrone(1)	46	Director
Chandler J. Reedy(1)(3)	33	Director
Justin L. Sadrian(2)	41	Director

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee

Hari Ravichandran, a founder of our company, has served as a director of our company periodically since its inception and continuously since 2007, as our president since December 2009 and as our president and chief executive officer since March 2011. Prior to assuming his current roles, Mr. Ravichandran had responsibility for a range of strategic, technology, operational and financial matters at our company. We believe that as a founder, and based on Mr. Ravichandran’s detailed knowledge of our company and our business, his service as our president and chief executive officer and his long career in the Internet solutions industry, Mr. Ravichandran provides a critical contribution to our board of directors.

Tivanka Ellawala has served as our chief financial officer since December 2012. Prior to joining Endurance, from 1999 to December 2012, Mr. Ellawala was with Microsoft Corporation, as chief financial officer, Windows Phone division, from June 2009 to September 2012, and general manager and head of corporate development, entertainment and devices division, from March 2008 to June 2009.

Kathy Andreasen has served as our chief people officer since September 2012. From October 2011 to October 2012, Ms. Andreasen was an independent human resources strategy consultant. From October 2010 to September 2011, she served as chief people officer of AOL. From December 2009 to October 2010, Ms. Andreasen served as chief human resources officer of Orchard Brands, a multi-channel retailer. From May 2008 to June 2009, Ms. Andreasen was head of human resources of Bill Me Later, a division of eBay Inc.

David C. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. From 2002 to 2004, Mr. Bryson served as chief regulatory counsel at FleetBoston.

Ronald LaSalvia has served as our chief operating officer since May 2013, and he served as our executive vice president, operations from May 2011 through May 2013. Prior to joining Endurance, Mr. LaSalvia was with Decision Strategies International, a global consulting firm, where he held multiple positions, including chief operating officer from June 2009 to April 2011, director of operations from December 2008 to May 2009 and senior consultant from July 2007 to December 2008.

John Mone has served as our chief information officer since July 2013, and he served as our executive vice president, technology, from May 2011 until July 2013. From August 2006 to May 2011, Mr. Mone was a principal at Tributary Consulting, a technology consulting firm that he founded.

James C. Neary has served as our chairman since December 2011. Mr. Neary is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Neary is co-head of the firm’s consumer, industrial and services team and a member of the firm’s executive management group. From 2004 to 2010, he was co-head of the firm’s technology, media and telecommunications investment efforts. From 2000 to 2004, he led the firm’s capital markets activities. Prior to joining Warburg Pincus, Mr. Neary was a managing director at Chase Securities and worked in the leveraged finance group at Credit Suisse First Boston. Currently, he is the chairman of one additional private company and a director of three additional private companies and two not-for-profit institutions. Within the last five years, Mr. Neary has served on the board of two additional private companies and Fidelity National Information Services, Inc., a bank technology processing company. We believe Mr. Neary is qualified to serve on our board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies, and his deep familiarity with our company.

Dale Crandall has served as a director of our company since June 2013. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its president. Mr. Crandall also serves as a director for Ansell Limited, Bridgepoint Education, Inc. and two private companies and as lead trustee for The Dodge & Cox Mutual Funds. Within the last five years, Mr. Crandall also served as a director for Coventry Health Care, Inc. and Metavante Technologies, Inc. We believe Mr. Crandall is qualified to serve on our board due to his strong foundation in financial reporting and accounting matters for complex organizations and his extensive executive leadership and management experience.

Joseph P. DiSabato has served as a director of our company since December 2011. Mr. DiSabato worked for Goldman Sachs from 1988 to 1991, rejoined Goldman Sachs in 1994 and has served as managing director in its Principal Investment Area since 2000. Mr. DiSabato serves as a director for five private companies. Within the last five years, Mr. DiSabato also served as a director for three additional private companies. We believe Mr. DiSabato is qualified to serve on our board due to his extensive knowledge of financial and accounting matters and his familiarity with our company.

Michael D. Hayford has served as a director of our company since June 2013. From October 2009 until his retirement in June 2013, Mr. Hayford served as the chief financial officer at Fidelity National Information Services, Inc. Prior to joining Fidelity National Information Services, Inc., Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the chief operating officer at Metavante Technologies, Inc. from May 2006 through September 2009 and as the president from November 2008 through September 2009. Mr. Hayford is a member of the board of directors and chairman of the audit committee of West Bend Mutual Insurance Company. From November 2007 through October 2009, Mr. Hayford served on the board of Metavante Technologies, Inc. We believe Mr. Hayford is qualified to serve on our board due to his extensive executive leadership and management experience, as well as his background in financial reporting and accounting matters.

Thomas Gorny has served as a director of our company since 2007. Mr. Gorny also co-founded and served as chief executive officer and chairman of iPower, Inc., or iPower, from 2001 to 2007, and, following our acquisition of iPower in 2007, he remained in a senior leadership role at iPower until 2010. Mr. Gorny is the chief executive officer and chairman of Unitedweb, Inc., a company that invests in Internet and technology companies, where he has served since 2008 when he co-founded the company. In addition to serving as a director of Unitedweb, Inc., Mr. Gorny serves on the board of many of the private companies in which Unitedweb, Inc. has invested. We believe Mr. Gorny is qualified to serve on our board due to his extensive experience in our industry and detailed knowledge of our company and our business.

Peter J. Perrone has served as a director of our company since December 2011. Since August 2013, Mr. Perrone has served as a senior vice president of Limelight Networks, Inc., a digital presence management company, where he also served as a director from 2006 to August 2013. From 1999 to August 2013, Mr. Perrone was with Goldman Sachs, where he had served as managing director in its Principal Investment Area since 2007. He currently serves as a director of one private company. Within the last five years, Mr. Perrone has served on the board of seven additional private companies. We believe Mr. Perrone is qualified to serve on our board due to his experience evaluating and providing guidance and strategic advice to technology and software companies, as well as his deep familiarity with our company.

Chandler J. Reedy has served as a director of our company since December 2011. Mr. Reedy is a principal at Warburg Pincus and joined the firm in 2004. Mr. Reedy focuses on the firm’s late-stage efforts in the technology, media, telecommunications and business services sectors. Prior to joining Warburg Pincus, he worked in UBS’ Investment Banking Division where he advised corporations and financial sponsors on mergers and acquisitions and leveraged financings. Currently, Mr. Reedy is a director of four additional private companies. Within the last five years, he has served on the board of one additional private company. We believe Mr. Reedy is qualified to serve on our board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Justin L. Sadrian has served as a director of our company since December 2011. Mr. Sadrian is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Sadrian leads the firm’s West Coast office and focuses on media, internet and information investments. Prior to joining the firm, Mr. Sadrian worked at JP Morgan in its investment banking and private equity groups. Currently, he is a director of four additional private companies and two not-for-profit institutions. Within the last five years, Mr. Sadrian has served on the boards of six additional private companies. We believe Mr. Sadrian is qualified to serve on our board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our board of directors currently consists of nine members. The current members of our board of directors were elected in compliance with the provisions of a stockholders agreement among our company and certain holders of our common stock. See “Related Person Transactions—Stockholders Agreement.” In particular, investment funds and entities affiliated with Warburg Pincus designated Messrs. Neary, Reedy and Sadrian, and may designate up to one additional director, for election to our board of directors, and investment funds and entities affiliated with Goldman Sachs, an underwriter in this offering, designated Mr. DiSabato, an employee of Goldman Sachs, for election to our board of directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, our board of directors will be divided into three classes, each of whose members will serve for staggered three year terms. Upon the closing of this offering, the members of the classes will be divided as follows:

•	the class I directors will be Messrs. Reedy, Hayford and Perrone, and their term will expire at the first annual meeting of stockholders held after the closing of this offering;

•	the class II directors will be Messrs. Sadrian, Crandall and Gorny, and their term will expire at the second annual meeting of stockholders held after the closing of this offering; and

•	the class III directors will be Messrs. Neary, DiSabato and Ravichandran, and their term will expire at the third annual meeting of stockholders held after the closing of this offering.

Our stockholders agreement provides that investment funds and entities affiliated with Warburg Pincus will be entitled to designate up to:

•

four directors for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold 50% or more of the shares of our common stock that they hold immediately following the closing of this offering;

•

three directors for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold 25% or more of the shares of our common stock that they hold immediately following the closing of this offering; and

•

one director for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold 12.5% or more of the shares of our common stock that they hold immediately following the closing of this offering.

In addition, our stockholders agreement provides that investment funds and entities affiliated with Goldman Sachs will be entitled to designate one director to our board of directors for so long as investment funds and entities affiliated with Goldman Sachs hold 25% or more of the shares of our common stock that they held immediately following the closing of this offering.

Our restated certificate of incorporation that will become effective upon the closing of this offering provides that the authorized number of directors may be changed only by our board of directors, subject to the rights of any holders of any series of our preferred stock; provided that the authorized number of directors may not exceed ten as long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are entitled to designate at least one director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

Our stockholders agreement provides that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively. In addition, our restated certificate of incorporation and our amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting stockholders in the year in which their term expires. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

If we qualify as a “controlled company” as that term is set forth in the NASDAQ Listing Rules upon completion of this offering and would therefore be eligible to rely on certain corporate governance exemptions, we do not expect to rely upon these exemptions. Under the NASDAQ Listing Rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain corporate governance requirements, including: (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. To the extent that more than 50% of our voting power is held by investment funds and entities affiliated with Warburg Pincus upon completion of this offering, we will be a “controlled company” as defined under the NASDAQ Listing Rules. Even if we qualify as a “controlled company” upon completion of this offering, we must comply with the rules applicable to audit committees set forth in the NASDAQ Listing Rules.

The phase-in periods with respect to director independence under the NASDAQ Listing Rules allow us to have only one independent member on each of the audit committee, nominating and corporate governance committee and compensation committee upon the listing date of our common stock, a majority of independent members on each of these committees and our audit committee within 90 days of the listing date and fully independent committees and a majority of independent directors on our board within one year of the listing date.

In                     , 2013, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Messrs. Ravichandran and Gorny, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that Messrs. Crandall, Hayford and Perrone, who are members of our audit committee, Messrs. Neary, DiSabato and Sadrian, who comprise our compensation committee, and Messrs. Neary, DiSabato and

Reedy, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Our board of directors determined that Mr. Reedy, who is a member of our audit committee, does not satisfy applicable independence standards for audit committee membership because of the equity ownership in our company held by investment funds and entities affiliated with Warburg Pincus, of which Mr. Reedy is a principal, but determined that Mr. Reedy will be permitted to remain on the audit committee for a period of up to one year after this offering in accordance with the phase-in period under the NASDAQ Listing Rules.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the board and chief executive officer may be separated or combined. Our board of directors has considered its leadership structure and determined that at this time the roles of chairman of the board and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer to focus on running the business, while allowing the chairman of our board of directors to lead the board in its fundamental role of providing advice to and oversight of management. Mr. Neary has been an integral part of the leadership of our company and our board of directors since December 2011, and his strategic vision has guided our growth and performance. Our board believes that Mr. Neary is best situated to ensure that the board’s attention and efforts are focused on the most critical matters. Mr. Ravichandran has served as our president and chief executive officer since March 2011. As our board has determined that each of our directors other than Messrs. Ravichandran and Gorny is independent, our board believes that the independent directors provide effective oversight of management. Our board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the board process.

Board Committees

Our board of directors has established audit, compensation, and nominating and corporate governance committees, each of which operates under a charter that has been approved by our board. Following this offering, a copy of each committee’s charter will be posted on the corporate governance section of our website, www.endurance.com.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Effective upon the effectiveness of the registration statement of which this prospectus is a part, the members of our audit committee will be Messrs. Crandall, Hayford, Perrone and Reedy. Our board of directors has determined that Mr. Crandall is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, compensation of our chief executive officer;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	annually reviewing and making recommendations to our board with respect to director compensation;

•	periodically reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” to the extent we are required or choose to provide it; and

•	preparing the annual compensation committee report required by SEC rules.

Effective upon the effectiveness of the registration statement of which this prospectus is a part, the members of our compensation committee will be Messrs. Neary, DiSabato and Sadrian.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

Effective upon the effectiveness of the registration statement of which this prospectus is a part, the members of our nominating and corporate governance committee will be Messrs. Neary, DiSabato and Reedy.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, we will post a current copy of the code on our website, www.endurance.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Listing Rules concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid to our chief executive officer and each of our two other most highly compensated executive officers for the year ended December 31, 2012, whom we refer to as our “named executive officers.”

Name and Principal Position	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation		Total
Hari Ravichandran President and Chief Executive Officer	$400,000	$8,595,902	$600,000	(2)	$9,595,902
Ronald LaSalvia Chief Operating Officer	$220,000	$300,000	$181,043	(3)	$701,043
John Mone Chief Information Officer	$260,000	$300,000	$37,500	(3)	$597,500

(1)	The amounts in the “Stock Awards” column reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). The assumptions that we used to calculate these amounts are discussed in Note 10 to our consolidated financial statements included elsewhere in this prospectus.
(2)	Represents bonuses paid to Mr. Ravichandran for 2012 pursuant to the terms of his prior employment agreement. See “Employment Agreements, Severance and Change of Control Arrangements” below.
(3)	Represents bonuses paid to Mr. LaSalvia and Mr. Mone for 2012, based upon performance against company metrics and individual operational goals established by management.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2012 by our named executive officers. It assumes the completion of our corporate reorganization prior to the completion of this offering, and an initial public offering price of $         (the midpoint of the price range set forth on the cover page of this prospectus). See “Corporate Reorganization.”

Name	Vesting Start Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Hari Ravichandran	2/22/2012		(2)			(2)
Ronald LaSalvia	2/22/2012		(3)			(3)
John Mone	2/22/2012		(3)			(3)

(1)	Represents the fair market value of shares that were unvested as of December 31, 2012. The fair market value assumes an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(2)	These shares vest over four years, with 25% vesting on the first anniversary of the vesting start date and the remainder vesting in 36 equal monthly installments thereafter. In addition, to the extent not fully vested, these shares will vest in full upon the completion of this offering.
(3)	20% of these shares vested upon grant, 20% vested on December 21, 2012, and an additional 20% vest on each of December 21, 2013, December 21, 2014 and December 21, 2015. Vesting may accelerate in certain circumstances, as described below under “Employment Agreements, Severance and Change of Control Arrangements.”

Employment Agreements, Severance and Change in Control Arrangements

We are currently party to employment agreements with Messrs. Ravichandran, LaSalvia and Mone.

Employment Agreement with Mr. Ravichandran

On September 30, 2013, we entered into a new employment agreement with Mr. Ravichandran. Mr. Ravichandran’s employment agreement has an initial term of three years and then automatically renews for successive one-year terms, unless either we or Mr. Ravichandran provide written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Mr. Ravichandran’s employment agreement are summarized below.

Base Salary and Bonuses

Mr. Ravichandran is entitled to receive an annual base salary of $750,000, which is reviewed annually and subject to increase by our board of directors. Mr. Ravichandran is also eligible to earn an annual bonus with a target opportunity of 75% of his base salary, with such target increased to 100% beginning with the 2014 fiscal year. Although the actual annual bonus may be higher or lower than 75% (100% beginning in 2014) of his base salary, as determined by the board, the employment agreement provides that it may, in no event, be more than 125% of his base salary (200% beginning in 2014). In addition, for 2013, Mr. Ravichandran is eligible to receive quarterly bonuses, with the target amount of each quarterly bonus being 6.25% of his annual base salary. Annual and quarterly bonuses are payable upon achievement of a combination of individual and company performance goals established by the board, provided that, in each case, Mr. Ravichandran remains employed by us through the end of the applicable year or quarter. Beginning in 2014, Mr. Ravichandran will no longer be eligible to receive quarterly bonuses.

Equity Interests

Mr. Ravichandran received a grant of class B limited partnership interests in WP Expedition Topco on each of February 22, 2012 and November 9, 2012. To the extent not already vested, all such units will become fully vested upon the completion of this offering. In connection with our corporate reorganization concurrently with, or prior to the completion of this offering, and based on an assumed initial public offering price of $                 per share (the midpoint of the range set forth on the cover page of this prospectus),                  shares of our common stock will be issued in respect of these limited partnership interests.

In addition, effective prior to, but conditioned upon, the completion of this offering, Mr. Ravichandran will be granted the right to receive 3,742,946 additional Class B-1 Units in WP Expedition Topco. The number of units in this grant is based upon a prior understanding with Warburg Pincus and Goldman Sachs. In connection with our corporate reorganization concurrently with, or prior to the completion of this offering, and based on an assumed initial public offering price of $                 per share (the midpoint of the range set forth on the cover page of this prospectus), these limited partnership interests will entitle Mr. Ravichandran to receive                  shares of our common stock in the form of a restricted stock unit award.         % of this restricted stock unit award will be vested at grant and the remaining         % will vest monthly following the grant until February 2016. In the event that Mr. Ravichandran’s employment is terminated without cause or he resigns for good reason within the one-year period following a change in control of our company (as each such term is defined in Mr. Ravichandran’s employment agreement), the remaining unvested portion of this restricted stock unit award will vest in full.

Effective prior to, but conditioned upon, the completion of this offering, we will grant to Mr. Ravichandran an option to acquire 1,742,035 shares of our common stock with an exercise price equal to the initial public offering price. In addition, effective prior to, but conditioned upon, the completion of this offering, we will grant to Mr. Ravichandran a restricted stock unit award with respect to 307,419 shares of common stock. Each of these awards vests monthly beginning with the one-month anniversary of the date of grant and ending on the fourth anniversary of the date of grant. In the event that Mr. Ravichandran’s employment is terminated without cause or he resigns for good reason within the one-year period following a change in control of our company, the remaining unvested portion of these awards will vest in full.

Additional Payments

Pursuant to a letter agreement between Mr. Ravichandran, EIG Investors Corp. and WP Expedition Topco dated as of November 9, 2012, we will make to Mr. Ravichandran, upon the completion of this offering, a cash payment of $5,453,765 that is intended to compensate Mr. Ravichandran for the increase in the threshold amount applicable to Class B Units granted to him on November 9, 2012 as compared to the Class B Units granted to him on February 22, 2012. Mr. Ravichandran will also receive a cash payment of $15,000,000 upon the closing of this offering that is intended to assist Mr. Ravichandran with certain tax planning he is undertaking in connection with this offering.

Severance Payments and Benefits

If Mr. Ravichandran’s employment is terminated without cause or he resigns his employment for good reason, he is entitled to the following severance payments:

•	continued payment of his base salary for a period of 24 months;

•

payment of an amount equal to two times the prior year’s annual bonus (or if the termination occurs within the one-year period following a change in control of our company, an amount equal to the greater of the prior year’s annual bonus or his target annual bonus);

•

a lump sum payment in an amount that, after applicable taxes, is equal to the monthly COBRA premium that Mr. Ravichandran would be required to pay to continue group health insurance coverage for a period of 18 months following his termination; and

•	in the event that the termination occurs within the one-year period following a change in control of our company, full acceleration of all unvested equity awards held by Mr. Ravichandran.

In order to receive these severance payments, Mr. Ravichandran must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two-year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Employment Arrangements with Messrs. LaSalvia and Mone

We entered into an offer letter agreement with Mr. LaSalvia on April 11, 2011 and with Mr. Mone on April 30, 2011. Both offer letters provide for at-will employment and include initial base salaries and initial bonus eligibility.

Mr. LaSalvia’s offer letter provides for an initial base salary of $220,000 per year. He was initially eligible for a quarterly bonus of up to 59.1% of his base salary for the quarter, up to a maximum of $130,000 per year. For 2012, his bonus program was modified to provide for a quarterly target bonus of $29,000. For 2013, his base salary was increased to $400,000 per year effective April 1, 2013, with an annual bonus target set at 50% of his base salary for the year. Mr. LaSalvia’s bonus payouts are payable quarterly and determined based on a combination of company financial metrics, incremental sales generated and operational metrics, as well as Mr. Ravichandran’s subjective assessment of his performance. Actual bonus payouts may be either lower or higher than the applicable target.

Mr. Mone’s offer letter provides for an initial base salary of $200,000 per year, which was subsequently increased to $260,000 per year effective August 16, 2011. Mr. Mone was initially eligible for a quarterly bonus of up to 10% of his base salary for the quarter, up to a maximum of $20,000 per year, based on performance goals established by management. For 2012, his bonus program was modified to provide for a quarterly target bonus of $10,000. For 2013, his base salary was increased to $300,000 per year effective April 1, 2013, with an annual bonus target set at 40% of his base salary for the year. Mr. Mone’s bonus payouts are payable quarterly and determined based on a combination of company financial metrics and operational metrics, as well as Mr. Ravichandran’s subjective assessment of his performance. Actual bonus payouts may be either lower or higher than the applicable target. Upon the closing of this offering, we also expect to pay one-time cash bonuses of $             and $            , respectively, to Messrs. LaSalvia and Mone. See “—Stock Option and Other Compensation Plans—IPO-Related Payments to Certain Employees.”

In addition, under the terms of the limited partnership agreement of WP Expedition Topco, if we or our affiliates terminate the employment of Mr. LaSalvia or Mr. Mone without cause, or if they resign for good reason, in either case within one year after the completion of a change in majority ownership as defined in that agreement, all unvested Class B-1 partnership units then held by Mr. LaSalvia or Mr. Mone, as applicable, will vest as of the date of termination.

Messrs. LaSalvia and Mone are bound by specified restrictive covenants, including non-competition, non-solicitation and confidentiality obligations.

Director Compensation

None of our directors was paid any compensation for service as a director for the year ended December 31, 2012. We paid Steven K. Sydness, who was one of our directors during 2012, $120,000 for services to us as an executive advisor during the year ended December 31, 2012. See “Related Person Transactions.”

Each member of our board of directors is entitled to reimbursement for, and will continue to be entitled to reimbursement for, reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which such director serves.

Concurrently with the execution of the underwriting agreement for this offering, we also expect our board of directors or our compensation committee to grant                     shares of restricted stock to Mr. Gorny in recognition of his past services to our company and an option to purchase                     shares of our common stock to each of Messrs. Crandall, Gorny, Hayford and Perrone as described under “—Stock Option and Other Compensation Plans—2013 Stock Incentive Plan.”

Stock Option and Other Compensation Plans

2013 Stock Incentive Plan

We expect our board of directors to adopt and our stockholders to approve our 2013 Stock Incentive Plan, which we refer to as our 2013 Plan and which will become effective immediately prior to the closing of this offering. The 2013 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, which we refer to as SARs, awards of restricted stock, restricted stock units, which we refer to as RSUs, and other stock-based awards. Upon effectiveness of the plan, 12,296,726 shares of our common stock will be reserved for issuance under the plan.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2013 Plan; incentive stock options, however, may only be granted to our employees.

In accordance with the terms of the 2013 Plan, our board of directors has authorized our compensation committee to administer the plan. Pursuant to the terms of the 2013 Plan, our compensation committee will select the recipients of awards and determine:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options, which may not be less than 100% of the per share fair market value of our common stock on the date of grant;

•	the duration of options, which may not be in excess of ten years; and

•

the number of shares of our common stock subject to any SAR, award of restricted stock, RSU or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If our board of directors delegates authority to an executive officer to grant awards under the 2013 Plan, the executive officer has the power to make awards to all of our employees, except executive officers. Our board of directors will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards (or a formula for establishing the exercise price), and the maximum number of shares subject to awards that such executive officer may make.

Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2013 Plan as to some or all outstanding awards other than restricted stock (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between us and a plan participant):

•	provide that all outstanding awards shall be assumed or substantially equivalent awards shall be substituted by the successor corporation (or an affiliate thereof);

•

upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant to the extent then exercisable;

•	provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (a) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (b) the excess, if any, of (i) the cash payment for each share surrendered in the reorganization event over (ii) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award; and/or

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.

Our board of directors does not need to take the same action with respect to all awards, all awards held by a participant or all awards of the same type.

In the case of restricted stock units that are subject to Section 409A of the Code, additional provisions are set forth in the 2013 Plan in connection with mergers or reorganization events.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted stock shall continue for the benefit of the successor company and shall, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event; provided that our board of directors may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between us and a plan participant. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding award of restricted stock will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award or any other agreement between us and the participant.

Pursuant to the forms of option agreement and restricted stock agreement, each under the 2013 Plan, in the event that we undergo a change in control and the employment or other service of the award holder is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of the award will vest in full as of the date of termination of service of the award holder.

At any time, our board of directors may, in its sole discretion, provide that any award under the 2013 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

No award may be granted under the 2013 Plan on or after                     , 2023. Our board of directors may amend, suspend or terminate the 2013 Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

Concurrently with the execution of the underwriting agreement for this offering, we expect our board of directors or our compensation committee will grant options to purchase              shares of our common stock at an exercise price equal to the initial public offering price set forth on the cover page of this prospectus and              shares of restricted stock to employees, including executive officers, and certain of our directors, including the following awards:

•	an option to purchase shares of our common stock and shares of restricted stock to Mr. LaSalvia;

•	an option to purchase shares of our common stock and shares of restricted stock to Mr. Mone;

•	an option to purchase shares of our common stock to each of Messrs. Crandall, Gorny, Hayford and Perrone;

•	shares of restricted stock to Mr. Gorny in recognition of his past services to our company; and

•	options to purchase an aggregate of shares of common stock, and an aggregate of shares of restricted stock to our other executive officers.

2013 Management Incentive Plan

We maintain a 2013 management incentive plan pursuant to which eligible employees, including our executive officers other than Mr. Ravichandran, are eligible for quarterly cash bonuses, determined based on a combination of financial and operational metrics, as well as the subjective assessment of the eligible employee’s direct manager of such employee’s performance.

IPO-Related Payments to Certain Employees

Upon the closing of this offering, we also expect to make an aggregate of approximately $3.0 million in one-time cash payments to certain of our employees, including one-time cash bonuses of $            , $             and $             to Messrs. Ellawala, LaSalvia and Mone, respectively.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,500 in 2013, and have the amount of the reduction contributed to the 401(k) plan. Currently, we match 100% of employee contributions up to 3% of the employee’s salary and then 50% of employee contributions up to an additional 2% of the employee’s salary. The match immediately vests 100%.

We also maintain separate 401(k) plans that we assumed in connection with our acquisitions of Dotster, Inc. in July 2011 and HostGator.com LLC in July 2012. Under the former, we match 100% of employee contributions up to 3% of the employee’s salary and then 50% of employee contributions up to an additional 2% of the employee’s salary. The match immediately vests 100%. Under the latter, we match 25% of employee contributions up to 4% of the employee’s salary, vesting 100% after three years of service.

Limitation of Liability and Indemnification

Our restated certificate of incorporation, which will become effective upon the closing of this offering, limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our restated certificate of incorporation, which will become effective upon the closing of this offering, provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. Our employment agreements with Mr. Ravichandran and Mr. Ellawala also require us to indemnify them to the fullest extent permitted by applicable law, other than in connection with their gross negligence or willful misconduct, for liability with regard to their activities on our behalf.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. We have agreed that we will be the indemnitor of “first resort,” however, with respect to any claims against these directors for indemnification claims that are indemnifiable by both us and their employers. Accordingly, to the extent that indemnification is permissible under applicable law, we will have full liability for such claims (including for the advancement of any expenses) and we have waived all related rights of contribution, subrogation or other recovery that we might otherwise have against these directors’ employers.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers and our corporate reorganization, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2010 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

In November 2010, to raise additional capital in connection with our acquisition of Bluehost Inc., certain of our current and former directors and executive officers and 5% stockholders purchased equity interests in our company with the following purchase prices:

Name	Purchase Price
Hari Ravichandran	$300,000
Thomas Gorny	$1,000,000
Steven K. Sydness(1)	$500,000
Tracy Conrad(2)	$500,000
Accel-KKR affiliated entities	$15,652,862

(1)	Mr. Sydness served as our executive advisor from January 1, 2012 until September 1, 2013. See “—Arrangements with Executive Officers and Directors.”
(2)	Mr. Conrad served as our vice president and chief marketing officer from May 2007 until March 2010.

In July 2011, to raise additional capital in connection with our acquisition of Dotster, Inc., Accel-KKR, which at that time was a 5% stockholder, purchased an additional equity interest in our company for $38.0 million.

In October 2011, in connection with our loan refinancing, we redeemed equity interests in one of our subsidiaries from certain of our current and former directors and executive officers and 5% stockholders at the following redemption prices:

Name	Redemption Price
Hari Ravichandran(1)	$371,619
Thomas Gorny	$2,345,286
Steven K. Sydness(2)	$619,365
Tracy Conrad(3)	$619,365
Accel-KKR affiliated entities	$59,342,459

(1)	Includes shares redeemed from the Ravichandran Family LLC. None of the redeemed shares were owned directly by Mr. Ravichandran. Mr. Ravichandran directly owns 90 common units of the Ravichandran Family LLC, of which Caitlin Ravichandran, Mr. Ravichandran’s wife, is the Manager. The remaining 10 common units of the Ravichandran Family LLC are owned by the Ravichandran 2011 Family Trust, an irrevocable trust Mr. Ravichandran established for his children and more remote issue as part of his estate plan. Mrs. Ravichandran and Vidya Ravichandran, Mr. Ravichandran’s sister, are the trustees of the Ravichandran 2011 Family Trust. Mr. Ravichandran is prohibited from serving as a trustee of the Ravichandran 2011 Family Trust and disclaims beneficial ownership of all the Ravichandran Family LLC common units owned by the Ravichandran 2011 Family Trust.
(2)	Includes shares redeemed from Mr. Sydness, Kenneth Hunter Sydness 2011 Irrevocable Trust and Lindsay Louise Sydness 2011 Irrevocable Trust. Mr. Sydness served as our executive advisor from January 1, 2012 until September 1, 2013. See “—Arrangements with Executive Officers and Directors.”
(3)	Mr. Conrad served as our vice president and chief marketing officer from May 2007 until March 2010.

The Sponsor Acquisition

In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs acquired a controlling interest in our company. In connection with this acquisition, we and our affiliates and specified executive officers entered into agreements with investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs governing the election of managers and directors, rights to participate in future financings, transfers of equity interests, issuance of long-term equity incentive awards, rights to distributions, specified sales of our company, indemnification of specified persons, registration rights, voting rights and approval requirements for specified corporate actions.

In connection with the acquisition, the following occurred:

•

Certain of our executive officers, directors and equity owners exchanged equity interests in one of our subsidiaries for equity interests in our prior parent, Endurance International Group Holdings, LLC.

•	We paid $231,000 on December 22, 2011 to Accel-KKR for financial advisory and other consulting services and related expenses under a prior management agreement.

•

We declared and distributed a dividend of 150,000 shares of series E preferred stock, having an aggregate liquidation preference of $150.0 million, to our prior parent, Endurance International Group Holdings, LLC, of which certain of our current and former directors and executive officers were members.

•	We paid Hari Ravichandran, our president and chief executive officer, cash bonuses of $2,995,728.

Specified current and former executive officers and directors invested in our company through a rollover of previously-granted equity interests in our company. Upon completion of this offering, such equity interests will represent the following numbers of shares of common stock:

Name	Shares
Hari Ravichandran(1)
Thomas Gorny(2)
Steven K. Sydness(3)
Tracy Conrad(4)
David C. Bryson
Christina Lane(5)

(1)	Includes shares owned by Mr. Ravichandran and the Ravichandran Family LLC. Mr. Ravichandran directly owns 90 common units of the Ravichandran Family LLC, of which Caitlin Ravichandran, Mr. Ravichandran’s wife, is the Manager. The remaining 10 common units of the Ravichandran Family LLC are owned by the Ravichandran 2011 Family Trust, an irrevocable trust Mr. Ravichandran established for his children and more remote issue as part of his estate plan. Mrs. Ravichandran and Vidya Ravichandran, Mr. Ravichandran’s sister, are the trustees of the Ravichandran 2011 Family Trust. Mr. Ravichandran is prohibited from serving as a trustee of the Ravichandran 2011 Family Trust and disclaims beneficial ownership of all the Ravichandran Family LLC common units owned by the Ravichandran 2011 Family Trust.
(2)	Includes shares owned by Aviva Gorny Grantor Annuity Trust, Thomas and Aviva Gorny Family Trust, and Thomas and Aviva Gorny Irrevocable Trust, of which Mr. Gorny is a co-trustee. None of these shares are directly owned by Mr. Gorny.
(3)	Mr. Sydness served as our executive advisor from January 1, 2012 until September 1, 2013. See “—Arrangements with Executive Officers and Directors.”
(4)	Mr. Conrad served as our vice president and chief marketing officer from May 2007 until March 2010.
(5)	Ms. Lane served as our vice president, finance, from September 2003 to December 2008 and our chief financial officer from December 2008 to December 2012.

On April 20, 2012, EIG Investors Corp., our wholly owned subsidiary, redeemed all of its issued and outstanding shares of series E preferred stock for $150.0 million and paid a $6.0 million accrued dividend to Endurance International Group Holdings, LLC, the sole holder of such shares. Concurrent with the redemption, Endurance International Group Holdings, LLC redeemed all of its series E units, some of which were held by certain of our current and former directors and executive officers, as set forth below:

Name	Redemption Amount
Steve Sydness(1)	$10,249,260
Thomas Gorny(2)	$16,182,170
Tracy Conrad(3)	$8,372,157

(1)	Mr. Sydness served as our executive advisor from January 1, 2012 until September 1, 2013. See “—Arrangements with Executive Officers and Directors.”
(2)	Includes amounts paid in redemption of shares owned by Thomas Gorny and Aviva Gorny Grantor Annuity Trust, Thomas and Aviva Gorny Family Trust, and Thomas and Aviva Gorny Irrevocable Trust, of which Mr. Gorny is a co-trustee.
(3)	Mr. Conrad served as our vice president and chief marketing officer from May 2007 until March 2010.

In November 2012, we paid a dividend of $300.0 million, which included payments to current and former directors and executive officers and 5% stockholders, as set forth below:

Name	Dividend Amount
Hari Ravichandran(1)	$16,216,445
Thomas Gorny(2)	$8,541,505
Steven K. Sydness(3)	$2,847,168
David C. Bryson	$747,381
Ronald LaSalvia	$206,420
John Mone	$192,184
Tracy Conrad(4)	$3,986,036
Christina Lane	$781,547
Investment funds and entities affiliated with Warburg Pincus	$194,281,837
Investment funds and entities affiliated with Goldman Sachs	$62,637,703

(1)	Includes dividends on shares owned by Mr. Ravichandran and the Ravichandran Family LLC. Mr. Ravichandran directly owns 90 common units of the Ravichandran Family LLC, of which Caitlin Ravichandran, Mr. Ravichandran’s wife, is the Manager. The remaining 10 common units of the Ravichandran Family LLC are owned by the Ravichandran 2011 Family Trust, an irrevocable trust Mr. Ravichandran established for his children and more remote issue as part of his estate plan. Mrs. Ravichandran and Vidya Ravichandran, Mr. Ravichandran’s sister, are the trustees of the Ravichandran 2011 Family Trust. Mr. Ravichandran is prohibited from serving as a trustee of the Ravichandran 2011 Family Trust and disclaims beneficial ownership of all the Ravichandran Family LLC common units owned by the Ravichandran 2011 Family Trust.
(2)	Includes dividends on shares owned by Aviva Gorny Grantor Annuity Trust, Thomas and Aviva Gorny Family Trust, and Thomas and Aviva Gorny Irrevocable Trust, of which Mr. Gorny is a co-trustee.
(3)	Mr. Sydness served as our executive advisor from January 1, 2012 until September 1, 2013. See “—Arrangements with Executive Officers and Directors.”
(4)	Mr. Conrad served as our vice president and chief marketing officer from May 2007 until March 2010.

Commercial Arrangements With Related Parties

Diya Systems (Mangalore) Private Limited, or Diya, and Glowtouch Technologies Pvt. Ltd., or Glowtouch, provide us a range of India-based outsourced services, including email- and chat-based customer and technical support, billing support, compliance monitoring, domain registrar support, network monitoring and engineering and development support, as well as associated office space, telephone, electricity and bandwidth.

In 2012, Glowtouch facilitated our purchase of HostGator India by purchasing the HostGator India operations on our behalf while our Indian subsidiary was being formed. In April 2013, Glowtouch transferred the HostGator India operations to our newly formed Indian subsidiary, Endurance Web Solutions Private Limited. Glowtouch currently staffs and operates our HostGator India business by providing us with a similar range of services as described above.

In 2010, the predecessor period 2011, 2012 and the six months ended June 30, 2013, we recorded expenses of $5,143,000, $5,495,000, $6,400,000 and $3,656,000, respectively, for the services provided to us by Diya and Glowtouch. Since April 30, 2012, Vidya Ravichandran and Indira Ravichandran, Mr. Ravichandran’s sister and mother, respectively, are majority owners of Tregaron India Holdings, LLC, or Tregaron Holdings, which is both Diya’s and Glowtouch’s ultimate parent company. Prior to April 30, 2012, they held approximately 50% of the equity interests in Tregaron Holdings. Dr. V. Ravichandran, Mr. Ravichandran’s father, is chief executive officer of both Diya and Glowtouch.

Since December 2011, we have purchased web design and web-building services from Touch Web Designs, LLC, or Touch Web, which is owned by Tregaron Holdings and Diya. In the predecessor period 2011, 2012, and the six months ended June 30, 2013, we recorded expenses of $30,000, $386,000 and $190,000 respectively. Vidya Ravichandran, Mr. Ravichandran’s sister, is president of Tregaron Holdings and Touch Web.

In January 2010, we entered into a three-year office space lease with Jefferson Street Holdings, LLC, or Jefferson Street, at the monthly rate of $18,054. Thomas Gorny, who is one of our directors, and Tracy Conrad, who is a former executive officer of our company, are the owners of Jefferson Street. During 2010, we reimbursed Jefferson Street approximately $27,000 in leasehold improvement costs. As of December 31, 2012, we no longer lease the Jefferson Street property.

In April 2010, we entered into a professional consulting services agreement with Nextiva, Inc., or Nextiva, for marketing services pursuant to which we paid a monthly fee of $35,000, which increased to $47,000 per month beginning in January 2011. Tracy Conrad, who is a former executive officer of our company, Lukas Gorny, the brother of Thomas Gorny, one of our directors, and a trust, of which Thomas Gorny is the sole trustee, together hold a majority ownership interest in Nextiva. In July 2012, Unitedweb Holdings, LLC, or Unitedweb, assumed Nextiva’s obligations and rights under this agreement, and in December 2012 this agreement was terminated by mutual agreement. In addition, Unitedweb is the holder of $8.0 million of our indebtedness under our second lien term loan facility. Thomas Gorny, who is one of our directors, and Tracy Conrad, who is a former executive officer of our company, are the owners of Unitedweb.

From January 2010 through June 2010, we acted as a nonexclusive, worldwide, authorized sales representative for a suite of business verification and security products pursuant to an agreement with Innovative Business Services, or IBS. In July 2010, IBS assigned this agreement to a wholly owned subsidiary. In 2010, the predecessor period 2011, 2012 and the six months ended June 30, 2013, we recorded expenses of $290,000, $1,076,000, $2,198,000 and $1,562,000, respectively, under this agreement. Thomas Gorny, a director of our company, and Tracy Conrad, a former executive officer of our company, and Hari Ravichandran, our president and chief executive officer, indirectly own IBS.

For information about ownership of our company by certain persons referenced above upon completion of this offering, see “Principal Stockholders.”

Loans to Executive Officers

In May 2010, we loaned $500,000 to Hari Ravichandran, our president and chief executive officer. The loan accrued interest at a rate of 2.87% per annum, compounded annually. The loan was secured by the equity interest purchased with the proceeds of the loan. Mr. Ravichandran paid $22,074 in accrued interest on this loan in November 2011. In December 2011, the indebtedness and remaining accrued interest under the loan, totaling $501,454.66, was repaid and the pledge was terminated.

In September 2012, we loaned $300,000 to David C. Bryson, our chief legal officer. The loan accrued interest at a rate of 0.21% per annum, compounded annually. The loan was secured by any equity interest in our company then or later owned by Mr. Bryson. We waived Mr. Bryson’s obligation to repay this loan that otherwise would have been required in connection with our November 2012 dividend. Mr. Bryson repaid this loan in full in July 2013.

In September 2011, we loaned $200,000 to John Mone, our chief information officer. The loan accrued interest at a rate of 0.26% per annum, compounded annually. The loan was secured by any equity interests in our company then or later owned by Mr. Mone. We waived Mr. Mone’s obligation to repay this loan that otherwise would have been required in connection with the Sponsor Acquisition and in connection with our November 2012 dividend. Mr. Mone repaid this loan in full in September 2013.

Registration Rights Agreement

We have entered into a second amended and restated registration rights agreement, or registration rights agreement, with certain holders of our common stock, including our principal stockholders, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances, and a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. After the closing of this offering, holders of a total of shares of our common stock will have the right to require us to register these shares under the Securities Act under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Beginning on the first date after our initial public offering on which investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are no longer subject to any underwriter’s lock-up or other similar contractual restrictions on the sale of our shares, we may be required by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the registration rights agreement. See “Shares Eligible for Future Sale—Lock-Up Agreements.” The net aggregate offering price of shares that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs propose to sell in any demand registration must be at least $50,000,000, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50,000,000. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration, subject to specified conditions and limitations.

These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay a registration statement under specified circumstances. Pursuant to the registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is effected.

Stockholders Agreement

We have entered into a stockholders agreement with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, which will become effective upon the closing of this offering. Our stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of our stockholders agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, are described below.

Director Designees; Chairman

Each of our current directors was elected pursuant to the terms of agreements among our stockholders that will terminate in our corporate reorganization and be replaced by our stockholders agreement. Under the terms of our stockholders agreement, investment funds and entities affiliated with Warburg Pincus will be entitled to designate up to:

•

four directors for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold 50% or more of the shares of our common stock that they hold immediately following the closing of this offering;

•

three directors for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold 25% or more of the shares of our common stock that they hold immediately following the closing of this offering; and

•

one director for election to our board of directors for so long as certain investment funds and entities affiliated with Warburg Pincus hold 12.5% or more of the shares of our common stock that they hold immediately following the closing of this offering.

In addition, investment funds and entities affiliated with Goldman Sachs will be entitled to designate up to one director to our board of directors for so long as investment funds and entities affiliated with Goldman Sachs hold 25% or more of the shares of our common stock that they held immediately following the closing of this offering.

For so long as investment funds and entities affiliated with Warburg Pincus will be entitled to designate at least three directors to our board of directors, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our board of directors.

Removal of Directors

Any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

Quorum

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our board of directors and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our board of directors, in each case, a quorum of our board of directors will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our board of directors fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our board of directors.

Transfer Restrictions

Until December 22, 2016, and except for transfers to permitted transferees, any transfer of our shares of common stock by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs will require the prior written consent of each of the investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs that have the right to designate at least one director for election to our board of directors.

Approval Rights

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our board of directors, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our board of directors, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our board of directors;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our board of directors;

•

except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officer’s affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions; and

•	incurrence of indebtedness that exceeds consolidated EBITDA, as defined in our credit agreement, for the preceding 12 months, except for borrowings under the previously approved credit agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our board of directors, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, and business opportunity that may be presented to Warburg Pincus,

Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries or shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries, unless, in the case of any such person who is a director or officer of ours, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers. See “Executive Compensation—Limitation of Liability and Indemnification.”

Although directors designated for election to our board of directors by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements we have with our executive officers and directors, see “Executive Compensation—Employment Agreements, Severance and Change in Control Arrangements” and “Executive Compensation—Director Compensation.”

From January 1, 2012 until September 1, 2013, Steven K. Sydness, who was one of our directors from 1999 until June 2013, our executive chairman from March 2011 until December 2011, our chief executive officer from 1999 until March 2011 and our president periodically between 1999 and 2009, was employed by us on a part-time basis as an executive advisor. In 2012 and the six months ended June 30, 2013, we paid Mr. Sydness $120,000 and $60,000, respectively, as compensation for his employment in this capacity. In his role as executive advisor, Mr. Sydness advised senior management on business operations, strategic planning and industry trends. He resigned from this position effective September 1, 2013.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures, which will become effective upon the closing of this offering, for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that transactions that are specifically contemplated by provisions of our restated certificate of incorporation and amended and restated bylaws do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

CORPORATE REORGANIZATION

Endurance International Group Holdings, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of WP Expedition Topco. Pursuant to the terms of a corporate reorganization that will be completed prior to the completion of this offering, WP Expedition Topco (and its subsidiary, WP Expedition Midco L.P., the direct owner of Endurance International Group Holdings, Inc.) will dissolve and in liquidation will distribute the shares of Endurance International Group Holdings, Inc. common stock to its partners in accordance with the limited partnership agreement of WP Expedition Topco.

After giving effect to a             -for-             stock split to be effected prior to the execution of the underwriting agreement for this offering, we will have              shares of common stock outstanding immediately prior to the completion of our corporate reorganization. The number of shares of common stock that a holder of partnership interests in WP Expedition Topco will receive upon its liquidation will be determined by the value such holder would have received under the distribution provisions of the limited partnership agreement of WP Expedition Topco, with our shares of common stock valued by reference to the initial public offering price. Purchasers of common stock in this offering will only receive, and this prospectus only describes the offering of, shares of common stock of Endurance International Group Holdings, Inc. Upon completion of our corporate reorganization and this offering, and based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), the former holders of partnership interests in WP Expedition Topco will beneficially own an aggregate of approximately              % of Endurance International Group Holdings, Inc.’s common stock (or             % if the underwriters’ option to acquire additional shares of common stock is exercised in full). See “Description of Capital Stock” for additional information regarding the terms of our certificate of incorporation and bylaws that will be in effect upon the completion of this offering.

In connection with the corporate reorganization, and effective at or prior to the closing of the offering, we will accelerate the vesting of approximately             shares of our common stock issued in respect of class B-1 units and modify the vesting of shares of our common stock issued in respect of class B-2 units, so that approximately             shares issued in respect of class B-2 units will be fully vested and approximately             shares issued in respect of class B-2 units will follow the same vesting schedule as the shares issued in respect of class B-1 units that were granted on the same date.

In this prospectus, our “corporate reorganization” refers collectively to the stock split described above and the liquidation of WP Expedition Topco and WP Expedition Midco L.P. and the distribution of shares of common stock of Endurance International Group Holdings, Inc. to the partners of WP Expedition Topco in accordance with its limited partnership agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of September 30, 2013, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after September 30, 2013 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned-
		Before Offering	After Offering
5% Stockholders
Investment funds and entities affiliated with Warburg Pincus(1)
Investment funds and entities affiliated with Goldman Sachs(2)
Executive Officers and Directors
Hari Ravichandran
Ronald LaSalvia
John Mone
James C. Neary(3)
Dale Crandall
Joseph P. DiSabato(4)
Thomas Gorny
Michael Hayford
Peter J. Perrone
Chandler J. Reedy
Justin L. Sadrian(3)
All executive officers and directors as a group (14 persons)

(1)

Consists of (i)              shares of our common stock owned by Warburg Pincus Private Equity X, L.P. and (ii)              shares of our common stock owned by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, “WP X”) and (iii)              shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Expedition Co-Invest” and together with WP X, the “Warburg Pincus entities”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X. Warburg Pincus X LLC, a Delaware limited liability company (“WP X LLC”), is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership, (“WP”), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WP X. The general partner of WP Expedition Co-Invest is WP Partners. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and co-presidents of WP LLC and may be deemed to control the Warburg Pincus entities. The Warburg Pincus entities, WP X GP, WP X LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by the Warburg Pincus entities. Each of the Warburg Pincus entities has represented to us that (i) it acquired its securities as investments, (ii) it purchased the securities to be sold in this offering in the ordinary course of business, and (iii) at the time of purchase, it had no plans or proposals to distribute the securities. The business address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017. WP Partners, as the general partner of WP Expedition, and WP and WP LLC, may be deemed to be the beneficial owner of the shares owned by WP Expedition and WP and WP LLC.

(2)	Consists of (i) shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) shares of our common stock owned by GS Capital Partners VI Offshore Fund L.P., a Cayman Islands exempted limited partnership; (iii) shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; (vii) shares of our common stock owned by MBD 2011, L.P., a Delaware limited partnership; and (viii) shares of our common stock owned by MBD 2011 Offshore, L.P., a Cayman Islands exempted limited partnership (collectively, the “GS Entities”). Goldman, Sachs & Co. (“GS”) is an underwriter for this offering, a broker-dealer and is the investment manager for certain of the GS Entities. GS is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). Each of the GS Entities has represented to us that (i) it acquired its securities as investments, (ii) it purchased the securities to be sold in this offering in the ordinary course of business, and (iii) at the time of purchase, it had plans or proposals to distribute the securities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Joseph H. Gleberman, Thomas G. Connolly, John F. Daly, Joseph P. DiSabato, Elizabeth C. Fascitelli, Bradley J. Gross, Martin A. Hintze, Stephanie Hui, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Sanjeev Mehra, Kenneth A. Pontarelli, Sumit Rajpal, James H. Reynolds, Ankur Sahu and Andrew E. Wolff, through voting by the committee members. The business address of the GS Entities is c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282.
(3)	Messrs. Neary and Sadrian are Partners of WP and Managing Directors and Members of WP LLC. All shares indicated as owned by Messrs. Neary and Sadrian are included because of their affiliation with the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and managing members and co-presidents of WP LLC and may be deemed to control the Warburg Pincus entities.
(4)	GS is a direct and indirect wholly owned subsidiary of GSG. The shares are owned by the GS Entities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. Mr. DiSabato is a managing director of GS.

DESCRIPTION OF CAPITAL STOCK

General

Following the closing of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.0001 per share, and              shares of preferred stock, par value $0.0001 per share. The following description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our common stock reflects changes to our capital structure that will occur upon the closing of this offering.

Common Stock

As of                     , 2013 there were              shares of our common stock outstanding and held of record by              stockholders.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our restated certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Stock Options

As of June 30, 2013, we had no outstanding options to purchase shares of common stock.

Registration Rights

For a description of the registration rights agreement that we have entered into with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, see “Related Person Transactions—Registration Rights Agreement.”

Stockholders Agreement

For a description of the stockholders agreement that we have entered into with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, see “Related Person Transactions—Stockholders Agreement.”

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Since the investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs became holders of more than 15% of our outstanding common stock in a transaction that was approved by our Board of Directors, the restrictions of Section 203 of the Delaware General Corporation law would not apply to a business combination transaction with any investment funds or entities affiliated with either Warburg Pincus or Goldman Sachs. In addition, our restated certificate of incorporation expressly exempts investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs from the applicability of Section 203 of the Delaware General Corporation Law.

Staggered Board; Removal of Directors

Our restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed by stockholders only for cause by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors; provided that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs respectively, and for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs have the right to designate at least one director for election to our board of directors, any vacancies will be filled in accordance with the designation provisions set forth in our stockholders agreement.

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Supermajority Voting

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our board of directors, the affirmative vote of 75% our board of directors is required to amend our restated certificate of incorporation and our amended and restated bylaws or enter into certain specified corporate transactions, in addition to any other vote required by applicable law.

Stockholder Action

Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of such stockholders and may not be taken by any consent in writing by such stockholders. For so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold a majority of our outstanding capital stock, however, a meeting and vote of stockholders may be dispensed with, and the action may be taken without prior notice and without such meeting and vote if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting of stockholders.

Special Meeting of Stockholders

Our restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. For so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold a majority of our outstanding capital stock, however, special meetings of our stockholders may be called by the affirmative vote of the holders of a majority of our outstanding voting stock.

Authorized But Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by NASDAQ Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries or shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries, unless, in the case of any such person who is a director or officer of ours, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Choice of Forum

Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of choice of forum provisions has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

NASDAQ Global Market

We have applied to have our common stock listed on The NASDAQ Global Market under the symbol “EIGI.”

DESCRIPTION OF INDEBTEDNESS

General

On November 9, 2012, we completed a refinancing and upsizing of our previous first lien secured credit facilities and second lien secured term loan facility. As part of this refinancing, EIG Investors, our wholly owned direct subsidiary, entered into a second amended and restated credit agreement and a second lien credit agreement, each with Credit Suisse AG, as administrative agent. EIG Investors used the proceeds of the term loans made under the new first lien credit facilities and the proceeds of the second lien term loan facility to repay the term loans under our previous credit facilities and to finance a portion of a special dividend paid to our stockholders in November 2012. See “Related Person Transactions.” On August 9, 2013, we completed a further upsizing of the new first lien credit facilities in the form of $90.0 million of incremental term loans. The material terms of the first lien credit facilities and the second lien term loan facility are described below, and copies of the credit agreements have been filed as exhibits to this registration statement of which this prospectus forms a part.

Our first lien credit facilities provide for (a) a seven-year senior secured first lien term loan facility in the aggregate amount of $886.0 million and (b) a five-year senior secured first lien revolving credit facility in the amount of $85.0 million.

The first lien term loan facility was initially borrowed on the refinancing closing date, and outstanding borrowings under the first lien term loan facility were $796.0 million at June 30, 2013. We borrowed an additional $90.0 million of incremental term loans under the first lien term loan facility on August 9, 2013 and repaid $37.0 million, which was the amount then outstanding, under our revolving credit facility. As of August 31, 2013, there were no amounts outstanding under our $85.0 million revolving credit facility. The first lien term loans amortize in an amount equal to approximately $8.9 million per annum, payable in equal quarterly installments, with the next such payment commencing on September 30, 2013. Any remaining amounts are payable in full on the final maturity date.

The first lien revolving credit facility includes sub-facilities for letters of credit and for same-day borrowings, referred to as swing line loans. On June 30, 2013, we had outstanding borrowings of $23.0 million under the first lien revolving credit facility for working capital purposes.

Our second lien term loan facility provides for a seven-and-a-half year senior secured second lien term loan facility in the aggregate amount of $315.0 million, which was borrowed in full on the refinancing closing date. Outstanding borrowings under the second lien term loan facility were $315.0 million at June 30, 2013. The second lien term loans do not amortize, and the principal amount is payable in full on the final maturity date.

Interest and Fees

The borrowings under our first lien credit facilities and second lien term loan facility bear interest at a rate per annum equal to an applicable credit spread plus, at our option, (a) adjusted LIBOR or (b) an alternate base rate determined by reference to the greater of (i) the prime rate, (ii) the federal funds effective rate plus one-half of 1.00% and (iii) one-month adjusted LIBOR plus 1.00%.

Under our first lien credit facilities, the LIBOR reference rate is subject to a floor of 1.50% per annum for revolving credit loans and 1.25% per annum for term loans. For term loans and revolving credit loans bearing interest based on adjusted LIBOR, the applicable credit spread is 5.00% and 6.25%, respectively. We are also required to pay a commitment fee of 0.50% per annum to the lenders under the revolving credit facility, based on the average daily unused amount of the revolving commitments.

Under our second lien term loan facility, the LIBOR reference rate is subject to a floor of 1.25% per annum. For term loans bearing interest based on adjusted LIBOR, the applicable credit spread is 9.00%.

Guarantees and Security

All obligations under our first lien credit facilities and second lien term loan facility are unconditionally guaranteed jointly and severally by us and, subject to certain exceptions, each of the existing and future wholly owned domestic subsidiaries of EIG Investors. The obligations and the respective guarantees of such obligations are also secured by substantially all of our assets and the assets of EIG Investors and each guarantor, subject to certain customary exceptions and exclusions. The obligations under our second lien term loan facility and the guarantees of such obligations are secured on a junior basis to the liens securing the obligations and the guarantees under our first lien credit facilities.

Covenant Restrictions and Compliance

The credit agreements governing our first lien credit facilities and our second lien term loan facility contain a number of covenants that, among other things, restrict the ability of EIG Investors and its restricted subsidiaries to incur additional indebtedness, pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness, make investments, loans, advances or acquisitions, create restrictions on the payment of dividends or other amounts to us from the restricted subsidiaries, engage in transactions with our affiliates, sell assets (including capital stock of our subsidiaries), consolidate or merge, create liens, amend subordinated indebtedness and enter into sale and lease-back transactions. They also contain certain customary affirmative covenants and events of default.

The credit agreement governing the first lien credit facilities also contains a financial covenant requiring EIG Investors to maintain a maximum ratio of Consolidated Senior Secured Indebtedness to Consolidated EBITDA (both as defined in the credit agreement) as of the last day of each fiscal quarter, commencing with the three months ended March 31, 2013. The applicable maximum ratio is 5.50 to 1.00 for any fiscal quarter that ends in 2013 or 2014; 5.25 to 1.00 for any fiscal quarter that ends in 2015; 5.00 to 1.00 for any fiscal quarter that ends in 2016; 4.75 to 1.00 for any fiscal quarter that ends in 2017; and 4.50 to 1.00 for each fiscal quarter thereafter.

In addition, upon the occurrence of certain change of control events, the indebtedness under the first lien credit facilities could be accelerated, such that it becomes immediately due and payable, and we could be required to repay or refinance our indebtedness under the second lien term loan facility.

We were in compliance with all applicable covenants as of June 30, 2013.

Prepayments

The credit agreements governing our first lien credit facilities and second lien term loan facility require us to prepay outstanding term loans in the following amounts:

•

commencing for the fiscal year ended December 31, 2013, 50.0% (or lower if EIG Investors’ senior secured net leverage ratio is less than certain specified thresholds) of the prior year’s annual excess cash flow (in the case of our second lien term loan facility, to the extent any amount remaining after making any mandatory prepayments required under the first lien credit facilities);

•

100.0% of the net cash proceeds of certain non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or toward certain other permitted investments (in the case of our second lien term loan facility, to the extent any amount remaining after making any mandatory prepayments required under the first lien credit facilities);

•

100.0% of the net cash proceeds of an incurrence of debt other than debt permitted under the respective credit facilities (plus, in the case of our second lien term loan facility, a prepayment premium); and

•	in the case of our second lien term loan facility, 100.0% of the outstanding term loans plus a prepayment premium upon the occurrence of a change of control.

We may voluntarily prepay in whole or in part outstanding loans under our credit facilities at any time, subject to customary “breakage” costs with respect to adjusted LIBOR loans and, in the case of our second lien term loan facility, a prepayment premium for any prepayments made on or before November 9, 2015.

In addition, if on or prior to November 9, 2013, we prepay or refinance the term loans under our first lien credit facilities with long-term bank debt financing for the primary purpose of reducing the effective interest or weighted average yield, we will pay a repricing premium of 1.00% of the principal amount that is refinanced.

We have not made any mandatory or voluntary prepayments of term loans under either our current first lien credit facilities or second lien term loan facility to date.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on The NASDAQ Global Market, we cannot assure you that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of              shares of common stock, assuming the issuance of shares of common stock offered by us in this offering and no exercise of options. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining              shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus
90 days after the date of this prospectus
180 days after the date of this prospectus

Lock-Up Agreements

We, our officers, directors, the seller of Directi (to whom we may issue shares of our common stock in connection with the Directi acquisition) and holders of              % of our outstanding capital stock have agreed that, without the prior written consent of             , or in the case of Goldman Sachs and its affiliates, without the prior written consent of Credit Suisse Securities (USA) LLC, in each case, on behalf of the underwriters, we and they will not, subject to limited exceptions, during the period ending 180 days after the date of this prospectus:

•

offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock; or

•	engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of shares of our common stock.

These agreements are subject to certain exceptions, as described in the section of this prospectus entitled “Underwriting (Conflicts of Interest).”

Upon the expiration of the applicable lock-up periods and any additional contractual lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume in our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and The NASDAQ Global Market concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or issuable under our 2013 Plan. We expect to file the registration statement covering shares offered pursuant to our 2013 Plan shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

For a description of the registration rights agreement that we have entered into with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, see “Related Person Transactions—Registration Rights Agreement.”

Stockholders Agreement

For a description of the stockholders agreement that we have entered into with certain holders of our common stock, including investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, see “Related Person Transactions—Stockholders Agreement.”

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the non-U.S. holder is a non-resident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under “Dividends”, will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Legislation Relating to Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, was enacted in March 2010. Generally, FATCA imposes a 30% withholding tax on dividends of, and gross proceeds from the sale or disposition, of our common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt under FATCA.

Although this legislation is effective with regards to amounts paid after December 31, 2012, under final regulations issued by the U.S. Department of Treasury on January 17, 2013, withholding under FATCA will only apply (1) to payments of dividends on our common stock made after December 31, 2013 and (2) to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional              shares to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional              shares of our common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers, directors, the seller of Directi (to whom we may issue shares of our common stock in connection with the Directi acquisition) and holders of     % of our outstanding capital stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of             , or in the case of Goldman, Sachs & Co. and its affiliates, with the prior written consent of Credit Suisse Securities (USA) LLC. See “Shares Eligible for Future Sale—Lock-Up Agreements” for a discussion of certain transfer restrictions. The transfer restrictions, with certain exceptions, do not apply to:

(a)

the transfer of shares of our common stock (i) as a bona fide gift or gifts, (ii) to any immediate family members of a stockholder or any trust for the direct or indirect benefit of a stockholder or the immediate family of a stockholder, or any limited partnership the partners of which are such stockholder and/or immediate family members of such stockholder, (iii) by will or intestacy, or (iv) to limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of a stockholder or, in the case of a corporation, to a wholly owned subsidiary of a stockholder; provided that, in the case of any transfer or distribution pursuant to this bullet point, each donee, trustee, legatee, heir, distributee or other transferee, as the case may be, must agree in writing to be bound by the transfer restrictions set forth in the lock-up agreement, such transfer or distribution must be a disposition for no value, and no filing under Section 16(a) of the Exchange Act during the 180 days after the date of this prospectus shall be required or voluntarily made in connection with such transfer, distribution, exercise or disposition;

(b)	the exercise of a stockholder’s option to purchase shares of our common stock granted prior to the date of this prospectus under a stock incentive plan or stock purchase plan described in this prospectus, or the disposition to us of such stockholder’s shares of common stock pursuant to any contractual relationship in effect on the date of the underwriting agreement to be entered into by us and the underwriters that provides for such disposition; provided that no filing under Section 16(a) of the Exchange Act during the 180 days after the date of this prospectus shall be required or voluntarily made in connection with such exercise or disposition;

(c)	the transfer of a stockholder’s shares of our common stock acquired on the open market following the date that is 180 days after the date of this prospectus; provided that no filing under Section 16(a) of the Exchange Act during the 180 days after the date of this prospectus shall be required or voluntarily made in connection with such transfer;

(d)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock; provided that (A) such plan does not provide for the transfer of shares of our common stock during the 180 days after the date of this prospectus and (B) any public announcement regarding the establishment of such plan specifies that no transfer of shares of our common stock is permitted during the 180 days after the date of this prospectus; or

(e)	the sale of a stockholder’s shares of our common stock to the underwriters as part of this offering.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on The NASDAQ Global Market under the symbol “EIGI.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to pay the filing fees incident to, and the fees and disbursements of counsel for the underwriters in connection with, any required review by FINRA in connection with this offering, in an amount not to exceed $        .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments

(directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Directed Share Program

At our request, the underwriters have reserved                  shares (based on the midpoint of the price range set forth on the cover page of this prospectus) for distribution to substantially all of our U.S. employees who are not expected to participate in our 2013 Stock Incentive Plan (a total of approximately 2,000 employees). These shares will be allocated among eligible employees in amounts determined by us. Employees will not be required to pay for these shares, and we will make payments to employees in amounts sufficient to pay the income and payroll taxes arising from the receipt of the shares (valued at the initial public offering price) and the associated taxes on such payments. These shares will not be subject to lock-up agreements with the underwriters and may be resold in the public market immediately after this offering. Pursuant to the underwriting agreement, these shares will be distributed through a directed share program.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member

State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under

Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Conflicts of Interest

Goldman, Sachs & Co. is an underwriter in this offering. Since Goldman, Sachs & Co. and its affiliated funds beneficially own more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. In addition, we expect that more than 5% of the net proceeds of this offering may be received by certain other underwriters in this offering or their affiliates that are lenders under our credit facilities as the result of the use of a portion of our net proceeds to repay indebtedness under such credit facilities. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 currently requires that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Credit Suisse Securities (USA) LLC has agreed to act as qualified independent underwriter for the offering and to participate in the preparation of this prospectus and exercise the usual standards of due diligence with respect thereto. Credit Suisse Securities (USA) LLC will not receive any additional compensation for acting as a qualified independent underwriter. We have agreed to indemnify Credit Suisse Securities (USA) LLC against certain liabilities in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. In addition, in accordance with Rule 5121, Goldman, Sachs & Co. will not make sales to discretionary accounts without the prior written consent of the customer.

Entities affiliated with Credit Suisse Securities (USA) LLC beneficially own, on an indirect basis through an investment fund affiliated with Warburg Pincus, less than 1% of our outstanding common stock. In addition, entities affiliated with Credit Suisse Securities (USA) LLC hold an aggregate of $33 million of our outstanding indebtedness under our revolving credit facility. Such entities affiliated with Credit Suisse Securities (USA) LLC, however, will not receive more than 5% of the net proceeds from this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Goodwin Procter LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Endurance International Group Holdings, Inc. as of December 31, 2011 and 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2010 (Predecessor Company), and the period from January 1, 2011 through December 21, 2011 (Predecessor Company) and the period from December 22, 2011 through December 31, 2011 (Successor Company) and the year ended December 31, 2012 (Successor Company) included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HostGator.com LLC as of July 12, 2012 and the related consolidated statements of operations, members’ deficit, and cash flows for the period from January 1, 2012 to July 12, 2012 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent certified public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

We have audited the accompanying consolidated balance sheets of Endurance International Group Holdings, Inc. and its subsidiaries as of December 31, 2011 and 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2010 (Predecessor Company), and the period from January 1, 2011 through December 21, 2011 (Predecessor Company) and the period from December 22, 2011 through December 31, 2011 (Successor Company) and the year ended December 31, 2012 (Successor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endurance International Group Holdings, Inc. and its subsidiaries as of December 31, 2011 and 2012, and the results of their operations and their cash flows for the year ended December 31, 2010 (Predecessor Company), and the period from January 1, 2011 through December 21, 2011 (Predecessor Company) and the period from December 22, 2011 through December 31, 2011 (Successor Company) and the year ended December 31, 2012 (Successor Company) in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO USA, LLP

Boston, Massachusetts

May 17, 2013, except for Note 1 which is as of June 25, 2013

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,		June 30, 2013
	2011	2012
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,953	$23,245	$16,984
Restricted cash	4,792	888	594
Accounts receivable	3,448	5,824	7,880
Deferred tax asset—short term	—	12,093	14,017
Prepaid expenses and other current assets	5,673	26,093	29,821

Total current assets	30,866	68,143	69,296

Property and equipment—net	12,216	34,604	43,954
Goodwill	713,896	936,746	941,396
Other intangible assets—net	386,618	480,690	430,598
Deferred financing costs	21,276	1,481	1,375
Investment	—	10,227	19,253
Other assets	1,341	6,245	9,210

Total assets	$1,166,213	$1,538,136	$1,515,082

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,114	$8,007	$4,416
Accrued expenses	9,510	31,267	33,457
Deferred revenue	48,957	151,078	175,860
Current portion of notes payable	3,500	23,000	31,000
Deferred tax liability—short term	21,286	—	—
Deferred consideration—short term	7,735	52,878	76,265
Other current liabilities	6,527	5,766	9,688

Total current liabilities	101,629	271,996	330,686

Long-term deferred revenue	14,155	36,291	45,717
Notes payable—long term	346,500	1,107,000	1,103,000
Deferred tax liability—long term	51,389	27,579	27,374
Deferred consideration	—	24,501	1,993
Other liabilities	—	614	104

Total liabilities	$513,673	$1,467,981	$1,508,874

Stockholders’ equity:
Series E preferred stock—par value $0.01; authorized 150,000 shares; 0 and 150,000 shares issued and outstanding at December 31, 2011 and 2012, respectively (liquidation and redemption value of $150,444 at December 31, 2011)	149,604	—	—
Common Stock—par value $0.0001; 1,000 shares authorized; 1,000 shares issued and outstanding	—	—	—
Additional paid-in capital	507,317	509,725	510,464
Accumulated deficit	(4,381)	(439,570)	(504,256)

Total stockholders’ equity	652,540	70,155	6,208

Total liabilities and stockholders’ equity	$1,166,213	$1,538,136	$1,515,082

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations

(in thousands)

	Predecessor		Successor
	Year Ended December 31, 2010	Period From January 1 through December 21, 2011	Period From December 22 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
					(Unaudited)
Revenue	$87,781	$187,340	$2,967	$292,156	$91,768	$250,963
Cost of revenue	74,993	133,399	3,901	237,179	80,568	175,180

Gross profit	12,788	53,941	(934)	54,977	11,200	75,783

Operating expense:
Sales and marketing	33,412	54,932	1,482	83,110	36,558	58,299
Engineering and development	2,746	5,538	101	13,803	3,998	12,235
General and administrative	7,136	16,938	3,755	48,411	12,248	28,363

Total operating expense	43,294	77,408	5,338	145,324	52,804	98,897

Loss from operations	(30,506)	(23,467)	(6,272)	(90,347)	(41,604)	(23,114)

Other expense:
Interest income	1	6	—	34	4	30
Interest expense	(13,815)	(50,297)	(855)	(126,165)	(18,844)	(43,539)

Total other expense—net	(13,814)	(50,291)	(855)	(126,131)	(18,840)	(43,509)

Loss before income taxes	(44,320)	(73,758)	(7,127)	(216,478)	(60,444)	(66,623)
Income tax expense (benefit)	26	126	(2,746)	(77,203)	(21,428)	(1,671)
Equity loss (income) of unconsolidated entities, net of tax	—	—	—	23	—	(266)

Net loss	$(44,346)	$(73,884)	$(4,381)	$(139,298)	$(39,016)	$(64,686)

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share amounts)

	Series A Preferred Stock Par Value $0.01		Series C Preferred Stock Par Value $0.01		Series D Preferred Stock Par Value $0.01		Series E Preferred Stock Par Value $0.01		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stock- holders’ Equity
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Balance—January 1, 2010	6,000	$5,930	—	$—	—	$—	—	$—	1,000	$—	$86,480	$(19,542)	$72,868
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(44,346)	(44,346)
Issuance of series C preferred stock	—	—	20,920	18,663	—	—	—	—	—	—	2,257	—	20,920
Issuance costs	—	—	—	(57)	—	—	—	—	—	—	—	—	(57)
Repurchase of series A preferred stock	(1)	(1)	—	—	—	—	—	—	—	—	—	—	(1)
Capital contribution by EIG Holdings, LLC	—	—	—	—	—	—	—	—	—	—	2,969	—	2,969

Balance—December 31, 2010	5,999	$5,929	20,920	$18,606	—	$—	—	$—	1,000	$—	$91,706	$(63,888)	$52,353
Net loss—predecessor period	—	—	—	—	—	—	—	—	—	—	—	(73,884)	(73,884)
Issuance of series D preferred stock	—	—	—	—	38,000	38,000	—	—	—	—	—	—	38,000
Redemption of series D preferred stock	—	—	—	—	(38,000)	(38,000)	—	—	—	—	—	—	(38,000)
Dividends paid on series D preferred stock	—	—	—	—	—	—	—	—	—	—	—	(1,953)	(1,953)
Redemption of series C preferred stock	—	—	(20,920)	(18,606)	—	—	—	—	—	—	(2,257)	(56)	(20,919)
Dividends paid on series C preferred stock	—	—	—	—	—	—	—	—	—	—	—	(4,961)	(4,961)
Contribution of stockholders note in parent LLC to subsidiary Endurance International Group	—	—	—	—	—	—	—	—	—	—	440	—	440
Capital contribution	—	—	—	—	—	—	—	—	—	—	4,957	—	4,957
Exchange of series A preferred stock for class A member units of parent	(5,999)	(5,929)	—	—	—	—	—	—	—	—	5,999	(70)	—
Return of capital to parent (cash to repurchase stock)	—	—	—	—	—	—	—	—	—	—	(1,321)	—	(1,321)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,000	—	1,000

Balance—December 21, 2011 (Predecessor)	—	$—	—	$—	—	$—	—	$—	1,000	$—	$100,524	$(144,812)	$(44,288)

Endurance International Group Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (continued)

(in thousands, except share amounts)

	Series A Preferred Stock Par Value $0.01		Series C Preferred Stock Par Value $0.01		Series D Preferred Stock Par Value $0.01		Series E Preferred Stock Par Value $0.01		Common Stock		Additional Paid-in Capital	Accumulated Deficit		Total Stock- holders’ Equity
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Issuance of new common stock	—	$—	—	$—	—	$—	—	$—	1,000	$—	$452,291	$		$452,291
Subscription receivable	—	—	—	—	—	—	—	—	—	—	(100)		—	(100)
Deemed capital contribution	—	—	—	—	—	—	—	—	—	—	55,126		—	55,126
Net loss—successor period	—	—	—	—	—	—	—	—	—	—	—		(4,381)	(4,381)
Issuance of series E preferred stock	—	—	—	—	—	—	150,000	150,000	—	—	—		—	150,000
Issuance costs of series E preferred stock	—	—	—	—	—	—	—	(396)	—	—	—		—	(396)

Balance—December 31, 2011 (Successor)	—	$—	—	$—	—	$—	150,000	$149,604	1,000	$—	$507,317		$(4,381)	$652,540
Subscription payment	—	—	—	—	—	—	—	—	—	—	100		—	100
Redemption of series E preferred stock	—	—	—	—	—	—	(150,000)	(150,000)	—	—	—		—	(150,000)
Issuance costs of series E preferred stock	—	—	—	—	—	—	—	396	—	—	—		(449)	(53)
Dividends paid on series E preferred stock	—	—	—	—	—	—	—	—	—	—	—		(5,963)	(5,963)
Dividends paid on common stock	—	—	—	—	—	—	—	—	—	—	—		(289,479)	(289,479)
Net loss	—	—	—	—	—	—	—	—	—	—	—		(139,298)	(139,298)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,308		—	2,308

Balance—December 31, 2012	—	$—	—	$—	—	$—	—	$—	1,000	$—	$509,725		$(439,570)	$70,155
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—		(64,686)	(64,686)
Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	—	—	739		—	739

Balance—June 30, 2013 (unaudited)	—	$—	—	$—	—	$—	—	$—	1,000	$—	$510,464		$(504,256)	$6,208

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
					(Unaudited)
Cash flows from operating activities:
Net loss	$(44,346)	$(73,884)	$(4,381)	$(139,298)	$(39,016)	$(64,686)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	3,105	3,481	114	6,869	2,375	8,267
Amortization of other intangible assets	29,567	50,443	1,735	88,118	31,573	52,314
Amortization of deferred financing costs	921	23,781	97	43,405	2,074	106
Amortization of net present value of deferred consideration	—	—	—	1,093		1,168
Stock-based compensation	—	1,000	—	2,308	1,029	739
Deferred tax benefit	—	—	(2,756)	(77,610)	(21,429)	(2,750)
(Gain) loss on sale of property and equipment	—	31	—	469	25	332
(Gain) loss on equity investments	—	—	—	23	609	(266)
Financing costs expensed	—	—	—	29,281	—	—
Changes in operating assets and liabilities:
Accounts receivable	(419)	(954)	(570)	(268)	(519)	(1,902)
Prepaid expenses and other current assets	(18)	(14,245)	(757)	(22,199)	(13,382)	(7,037)
Accounts payable and accrued expenses	3,753	5,069	900	19,058	2,086	2,087
Deferred revenue	22,926	52,503	4,662	104,069	67,438	33,651

Net cash provided by (used in) operating activities	15,489	47,225	(956)	55,318	32,863	22,023

Cash flows from investing activities
Business acquired in purchase transaction, net of cash acquired	(150,144)	(55,081)	(472,193)	(299,165)	(1,001)	(2,434)
Deferred consideration	—	(35,029)	—	(7,237)	(10,235)	(3,336)
Proceeds from sale of assets	—	—	—	—	—	23
Cash paid for minority investment	—	—	—	(250)	(250)	(8,760)
Purchases of property and equipment	(1,531)	(6,638)	(7)	(28,163)	(6,415)	(17,947)
Proceeds from sale of property and equipment	—	18		127	13	13
Net (deposits) and withdrawals of principal balances in restricted cash accounts	683	(1,013)	50	3,947	205	293

Net cash used in investing activities	(150,992)	(97,743)	(472,150)	(330,741)	(17,683)	(32,148)

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows (continued)

(in thousands)

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012	Six Months Ended June 30,
					2012	2013
					(Unaudited)
Cash flows from financing activities:
Proceeds from issuance of term loan	117,000	305,000	350,000	1,925,000	186,000	—
Proceeds from borrowing of revolver	10,000	13,400	—	15,000	—	34,000
Repayment of term loan	(1,660)	(193,840)	(305,000)	(1,160,000)	(1,000)	(4,000)
Repayment of revolver	(7,100)	(21,400)	—	—	—	(26,000)
Payment of financing costs	$(2,987)	$(19,160)	$(21,374)	$(52,890)	$(9,833)	$—
Net return of capital to parent company EIG International	2,969	(1,321)	—	—	—	—
Proceeds from issuance of common stock to parent	—	—	452,191	100	100	—
Payment of dividends on common stock	—	—	—	(289,479)	—	—
Issuance costs of series E preferred stock	—	—	(395)	(53)	—	—
Redemption of series E preferred stock	—	—	—	(150,000)	(150,000)	—
Dividends paid on series E preferred stock	—	—	—	(5,963)	(5,963)	—
Proceeds from issuance (repurchase) of series C preferred stock	20,867	(20,920)	—	—	—	—
Proceeds from issuance of series D preferred stock	—	38,000	—	—	—	—
Repurchase of series D preferred stock	—	(38,000)	—	—	—	—
Proceeds from issuance repurchase of series A preferred stock	(1)	—	—	—	—	—
Dividends paid on series C and series D preferred stock	—	(6,914)	—	—	—	—

Net cash provided by (used in) financing activities	139,088	54,845	475,422	281,715	19,304	4,000

Net effect of exchange rate on cash and cash equivalents	—	—	—	—	—	(136)
Net increase (decrease) in cash and cash equivalents	3,585	4,327	2,316	6,292	34,484	(6,261)
Cash and cash equivalents:
Beginning of year	6,725	10,310	14,637	16,953	16,953	23,245
End of year	$10,310	$14,637	$16,953	$23,245	$51,437	$16,984

Supplemental cash flow information:
Interest paid	$11,342	$24,024	$4	$70,176	$17,291	$47,272
Dividends paid to class B-1 unit holders	$—	$—	$—	$10,521	$—	$—
Income taxes paid	$26	$36	$9	$796	$638	$1,090
Non-cash items:
Issuance of series E preferred stock with the acquisition	$—	$—	$150,000	$—	$—	$—
Deemed capital contribution	$—	$—	$55,126	$—	$—	$—

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

Formation and Nature of Business

Endurance International Group Holdings, Inc., is a Delaware corporation (the “Company”) which together with its wholly owned subsidiary company, EIG Investors Corp., (“EIG Investors”), its primary operating subsidiary company, The Endurance International Group, Inc. (“EIG”) and other subsidiary companies of EIG, collectively form the “Group”. The Group is a leading provider of cloud-based solutions designed to help small- and medium-sized businesses establish, manage and grow their businesses. EIG and EIG Investors were incorporated in April 1997 and May 2007, respectively.

Sponsor Acquisition—December 22, 2011

WP Expedition Holdings LLC, a Delaware limited liability company (“Holdings LLC”), was formed and organized on October 28, 2011 pursuant to an Agreement and Plan of Merger, dated November 2, 2011 (the “Agreement”) (see Note 3). On December 22, 2011, Holdings LLC acquired EIG Investors, EIG and its subsidiary companies (the “Sponsor Acquisition”). On November 7, 2012, Holdings LLC was reorganized as WP Expedition Holdings L.P., a Delaware limited partnership (“Holdings LP”). On June 25, 2013, Holdings LP converted into a Delaware C-corporation and changed its name to Endurance International Group Holdings, Inc., which, as noted above, is the reporting entity. The June 25, 2013 conversion of the Company has been applied to the Group’s financial statements retroactively to December 22, 2011, as if the conversion was effective December 22, 2011. Holdings LLC had no ownership interest in the Company prior to December 22, 2011. Therefore, for comparative reporting purposes, the Company reports its financial results, as presented in the Predecessor periods, at the EIG Investors company level, which was the primary holding company until the Sponsor Acquisition on December 22, 2011. Because there was no activity in the Company prior to the Sponsor Acquisition, nor was there any change in the number of shares issued or the par value of the shares of EIG Investors, it was determined that the Company is essentially the same as EIG Investors. Therefore, the retroactive presentation of the conversion includes equity activity of EIG Investors for the successor period and the conversion has not been applied to the predecessor period.

In connection with the Sponsor Acquisition, Holdings LLC issued 100% of its membership interests (which converted into 1,000 shares of the Company’s common stock as a result of the reorganization of Holdings LLC into a Delaware partnership and subsequent conversion into a Delaware C-corporation, as discussed above) to WP Expedition Midco LLC (currently WP Expedition Midco L.P.) (“Midco”), a wholly owned subsidiary of WP Expedition Topco LLC (currently WP Expedition Topco L.P.) (“Topco”) and 150,000 shares of its series E preferred stock to an entity owned by Accel-KKR, the prior private equity sponsor, as a component of the purchase price of the Sponsor Acquisition. In addition, EIG Investors entered into a $350.0 million term loan facility (the “December 2011 Term Loan”), the proceeds of which were used to repay existing indebtedness (see Note 8).

Significant Events—2012

On April 20, 2012, EIG Investors entered into a six-year $535.0 million term loan facility (the “April 2012 Term Loan”). EIG Investors used the proceeds of the April 2012 Term Loan to repay $349.1 million outstanding under the December 2011 Term Loan (see Note 8) and to redeem all of its outstanding series E preferred stock for $150.0 million, plus accrued dividends of $6.0 million (see Note 9).

On July 13, 2012, EIG acquired all of the outstanding membership units of HostGator.com LLC (“HostGator”), a privately-held leading provider of shared, virtual private server (“VPS”) and dedicated

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

web hosting services to small- and medium-sized businesses. On September 17, 2012, EIG acquired the assets and assumed the liabilities of Homestead Technologies, Inc. (see Note 3). In connection with these acquisitions, on July 13, 2012, EIG Investors entered into new term loan facilities with aggregate principal amount of $810.0 million (the “July 2012 Term Loans”) (see Note 8).

On November 9, 2012, EIG distributed $300.0 million to Holdings LP which was ultimately paid to holders of class A and class B units of Topco, (see Note 11). In connection with the distribution, EIG Investors entered into new term loan facilities with aggregate principal amount of $1,115.0 million and a revolving credit facility of $85.0 million (the “November 2012 Term Loans”) (see Note 8).

2. Summary of Significant Accounting Policies

Basis of Preparation

The accompanying consolidated financial statements, which include the accounts of the Company and its wholly-owned subsidiaries and reflect the Sponsor Acquisition, have been prepared using accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated on consolidation.

The Sponsor Acquisition was accounted for as a purchase in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), and the purchase price was recorded in the Company’s consolidated financial statements. The acquired company’s financial statements reflect the new accounting basis recorded by the acquiring company. Accordingly, the Company’s purchase accounting adjustments have been reflected in the Company’s financial statements for the period commencing December 22, 2011. The new basis of accounting reflects the estimated fair value of the Company’s assets and liabilities as of December 22, 2011, the date of the Sponsor Acquisition.

As a result of the Sponsor Acquisition, the year ended December 31, 2010 and the period from January 1, 2011 to December 21, 2011, for which the Company’s results of operations and cash flows are presented, are reported as the “Predecessor” period. The period from December 22, 2011 through December 31, 2011 and the year ended December 31, 2012, for which the Company’s results of operations and cash flows are presented, are reported as the “Successor” period, as well as the Company’s financial position as of December 31, 2011 and 2012 and for the six months ended June 30, 2012 and 2013.

Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates, judgments and assumptions used in preparing the accompanying consolidated financial statements are based on the relevant facts and circumstances as of the date of the consolidated financial statements. Although the Group regularly assesses these estimates, judgments and assumptions used in preparing the consolidated financial statements, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The more significant estimates reflected in these consolidated financial statements include estimates of fair value of assets acquired and liabilities assumed under purchase accounting and asset acquisitions and

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

when evaluating goodwill and long-lived assets for potential impairment, the estimated useful lives of intangible and depreciable assets, stock-based compensation, certain accruals, reserves and deferred taxes.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2013, and the related statements of operations, changes in stockholders’ equity, cash flows and the notes to consolidated financial statements for the six months ended June 30, 2012 and 2013 are unaudited. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The unaudited consolidated financial statements includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the Company’s financial position at June 30, 2013, and results of operations and cash flows for the six months ended June 30, 2012 and 2013. The consolidated results of operations are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2013.

Cash Equivalents

Cash and cash equivalents include all highly liquid investments with remaining maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash is composed of certificates of deposits and cash held by merchant banks and payment processors, which provide collateral against any charge-backs, fees, or other items that may be charged back to the Group by credit card companies and other merchants. In addition, at December 31, 2011, there was a cash deposit of $3.5 million with a bank that had been pledged as collateral against a promissory note to the bank obliging the Company to reimburse the bank for any draw-downs against letters of credit issued in favor of domain registries. This was repaid in October 2012 after alternative arrangements with the domain registries were put in place.

Accounts Receivable

Accounts receivable is primarily composed of cash due from credit card companies for unsettled transactions charged to subscribers’ credit cards. As these amounts reflect authenticated transactions that are fully collectible, the Group does not maintain an allowance for doubtful accounts. The Company also accrues for earned referral fees and commissions, which are governed by reseller or affiliate agreements when the amount is reasonably estimable.

Fair Value of Financial Instruments

The carrying amounts of the Group’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and certain accrued expenses, approximate their fair values due to their short maturities. The fair value of the Group’s notes payable are based on the borrowing rates currently available to the Group for debt with similar terms and average maturities and approximate their carrying value.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Concentrations of Credit and Other Risks

Financial instruments which potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivables. Cash and cash equivalents are maintained at accredited financial institutions and PayPal and at times, balances exceed U.S. federally insured limits. The Group has never experienced any losses related to these balances. All of the Group’s non-interest bearing cash balances held at accredited financial institutions were fully insured at December 31, 2012 due to a temporary U.S. federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there was no limit to the amount of insurance for eligible accounts. Interest-bearing amounts on deposit in excess of U.S. federally insured limits and in ineligible non-interest bearing accounts at December 31, 2011 and 2012 approximated $1.1 million and $1.9 million. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution.

For the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, and the six months ended June 30, 2012 and 2013, no subscriber represented 10% or more of the Company’s total revenue.

Property and Equipment

Property and equipment is recorded at cost or fair value if acquired in an acquisition. The Group also capitalizes the direct costs of constructing additional computer equipment for internal use, as well as upgrades to existing computer equipment which extend the useful life, capacity or operating efficiency of the equipment. Capitalized costs include the cost of materials, shipping and taxes. Materials used for repairs and maintenance of computer equipment are expensed and recorded as a cost of revenue. Materials on hand and construction-in-process are recorded as property and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Purchased software	Two years
Computers and office equipment	Three years
Furniture and fixtures	Five years
Leasehold improvements	Shorter of useful life or remaining term of the lease

Software Development Costs

The Group accounts for software development costs for internal use software under the provisions of ASC 350-40, “Internal-Use Software” (“ASC 350”). Accordingly, certain costs to develop internal-use computer software would be capitalized, provided these costs are expected to be recoverable. There have been no such costs capitalized during the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, or the six months ended June 30, 2012 and 2013.

Investments

In 2012, the Company made two minority investments in privately-held companies. The Company’s voting interest in each of these companies is between 25% and 50%. The Company accounts for these investments under the equity method of accounting. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee company as they occur, limited to the extent of the Company’s

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

investment in, advances to and commitments for the investee. The Company’s share of net earnings or losses of the investee are reflected in equity losses of unconsolidated entities, net of tax, in the Company’s accompanying consolidated statements of operations.

In 2013, the Company made one minority investment in a privately-held company. The Company’s voting interest in this company is 17.5%, and the Company has determined that it does not exercise significant influence over the investee. The Company accounts for this investment under the cost method of accounting. Under this method, the investment balance is recorded at cost and is not subsequently adjusted to recognize the Company’s share of net earnings or losses of the investee company.

The Company assesses the need to record impairment losses on its investments and records such losses when the impairment of an investment is determined to be other than temporary in nature.

Goodwill

Goodwill relates to amounts that arose in connection with the Group’s various business combinations and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the acquisition method of accounting. Goodwill is not amortized, but is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a decline in value, a significant adverse change in legal factors, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In accordance with ASC 350, the Company is required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. The Company has determined its entire business represents one reporting unit. Historically, the Company has performed its annual impairment analysis during the fourth quarter of each year. The provisions of ASC 350 require that a two-step impairment test be performed for goodwill. In the first step, the Company compares the fair value of each reporting unit to which goodwill has been allocated to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is considered not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference. As of December 31, 2011 and 2012, and June 30, 2013, the fair value of the Company’s reporting unit exceeded the carrying value of the reporting unit’s net assets and therefore no impairment existed as of those dates.

Determining the fair value of a reporting unit, if applicable, requires the Company to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. The Company bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The Group had goodwill of $936.7 million and $941.4 million as of December 31, 2012 and June 30, 2013, respectively, and no impairment charges have been recorded.

Long-Lived Assets

The Company’s long-lived assets consist primarily of acquired subscriber relationships, trade names, intellectual property, developed technology, in-process research and development (“IPR&D”) and property and equipment. The majority of the Company’s intangibles are recorded in connection with its various business combinations. The Company’s intangibles are recorded at fair value at the time of their acquisition. The Company amortizes intangibles over their estimated useful lives.

Determination of the estimated useful lives of the individual categories of intangible assets is based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized in accordance with their estimated projected cash flows.

The Company evaluates long-lived intangible and tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, the fair value of the assets is determined and compared to the carrying value. If the fair value is less than the carrying value, then the carrying value of the asset is reduced to the estimated fair value and an impairment loss is charged to expense in the period the impairment is identified. No such impairment losses have been identified in the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, or the six months ended June 30, 2012 and 2013.

Acquired In-Process Research and Development (IPR&D)

Acquired IPR&D represents the fair value assigned to research and development assets that the Company acquires that have not been completed at the date of acquisition. The acquired IPR&D is capitalized as an intangible asset and reviewed on a quarterly basis to determine future use. Any impairment loss of the acquired IPR&D is charged to expense in the period the impairment is identified. Upon commercialization, the acquired fair value of the IPR&D will be amortized over its estimated useful life. No such impairment losses have been identified in the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, or the six months ended June 30, 2012 and 2013.

Deferred Financing Costs

Deferred financing costs comprise fees and costs incurred by the Group in connection with obtaining notes payable. Deferred financing costs are amortized over the term of the related debt agreement.

Revenue Recognition

The Group generates revenue from selling subscriptions for cloud-based products and services ranging from initial website design and creation, to commerce solutions, to more complex services such as scalable and on demand computing, security, online marketing solutions, mobile applications and productivity tools. The subscriptions are similar across all of the Group’s brands and are provided under contracts pursuant to which the Group has ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

advance. The Group also earns revenue from domain name registrations and the sale of non-term based products and services. Advance payments are deferred and recognized ratably over the product or service term, whether the associated revenue is derived from a direct subscriber or through a reseller. Deferred revenue represents the liability for advance billings to subscribers for services not yet provided and the fair value of the assumed liability outstanding for subscriber relationships purchased in an acquisition.

The Group sells domain name registrations that provide a subscriber with the exclusive use of a domain name. These domains are obtained either by registrars within the Group on the subscriber’s behalf, or by the Group from third-party registrars on the subscriber’s behalf. Domain registration fees are non-refundable.

Revenue from the sale of a domain name registration by a registrar within the Group is recognized ratably over the subscriber’s service period as the Group has the obligation to provide support over the domain term. Revenue from the sale of a domain name registration purchased by the Group from a third-party registrar is recognized when the subscriber is billed on a gross basis as there are no remaining Group obligations once the sale to the subscriber occurs, and the Group has full discretion on the sales price and bears all credit risk.

Revenue from the sale of non-term based applications and services, such as online security products, professional technical services, website design and search engine optimization services, referral fees and commissions, is recognized when the product is purchased, the service is provided or the referral fee or commission is earned, respectively.

In 2010, the Group applied the guidance of ASC 605-25, Multiple-Element Arrangements (“ASC 605-25”). Since the Group had not established objective and reliable evidence of the fair value for all undelivered elements in an arrangement, the Group previously recorded revenue for the entire arrangement over the longest service period, which was typically the subscriber’s hosting period. On January 1, 2011, the Group adopted the new provisions of ASC 605-25. In accordance with the guidance of ASC 605-25, fair value as the measurement criteria is replaced with the term selling price and establishes a hierarchy for determining the selling price of a deliverable. ASC 605-25 also eliminates the use of the residual value method for determining the allocation of arrangement consideration. For multi-element arrangements, revenue is allocated to all deliverables based on their relative selling prices. In such circumstances, a hierarchy is used to determine the selling price to be used for allocating revenue to deliverables as follows: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of the selling price (“BESP”). VSOE generally exists only when the deliverable is sold separately and is the price actually charged for that deliverable. The process for determining a BESP for deliverables without VSOE or TPE considers multiple factors including relative selling prices, competitive prices in the marketplace, and management judgment; however, these may vary depending upon the unique facts and circumstances related to each deliverable. The Company generally allocates revenue to the deliverables in the arrangement based on the BESP. Since the Group has not established objective and reliable evidence of the fair value for all undelivered elements in an arrangement, the Group records revenue using its best estimate of selling price.

Direct Costs of Revenue

The Group’s direct costs of revenue include only those costs directly incurred in connection with the provision of hosting and other services. The direct costs of registering domain names with

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

registries are spread over the terms of the arrangement and the cost of reselling domains of other third-party registrars are expensed as incurred.

Engineering and Development Costs

Engineering and development costs incurred in the development and maintenance of the Group’s technology infrastructure are expensed as incurred.

Sales and Marketing Costs

The Group engages in sales and marketing through various online marketing channels, which include affiliate and search marketing as well as online partnerships. The Group expenses sales and marketing costs as incurred. For the year ended December 31, 2010, the Predecessor and Successor periods in 2011 and the year ended December 31, 2012, the Group’s sales and marketing costs were $33.4 million, $54.9 million, $1.5 million and $83.1 million, respectively, and for the six months ended June 30, 2012 and 2013 were $36.6 million and $58.3 million, respectively.

Foreign Currency

The Group has sales in a number of foreign currencies. In 2013, the Group commenced operations in foreign locations which report in the local currency. The assets and liabilities of the Group’s foreign locations are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded as a separate component of stockholders’ equity and have not been material. Foreign currency transaction gains and losses relate to the settlement of assets or liabilities in another currency.

Foreign currency transaction gains (losses) were not material during the year ended December 31, 2010, the Predecessor and Successor periods in 2011, and the year ended December 31, 2012. Foreign currency transaction gains (losses) were $0.5 million during the six months ended June 30, 2013. These amounts are recorded in general and administrative expense.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes included in ASC 740-10, Income Taxes—Overall (“ASC 740”). As of January 1, 2009, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. There were no unrecognized tax benefits in the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, or the six months ended June 30, 2012 and 2013.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The Company records interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, and the six months ended June 30, 2012 and 2013, the Company did not recognize any interest and penalties related to ASC 740 reserves.

Stock-Based Compensation

The Group follows the provisions of ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition for all stock-based payment awards made to employees, non-employee directors and consultants. The Company recognizes stock compensation expense for the grant of class B units of Topco based on the grant date fair value of the awards on a straight-line basis over the requisite service period for those awards subject to time vesting and when it is probable a performance target will be met for those awards with vesting that is subject to the achievement of performance targets.

Earnings per Share

The Company considered FASB ASC 260-10, “Earnings per Share”, which requires the presentation of both basic and diluted earnings per share on the face of the Consolidated Statements of Operations. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period and, if there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options, net of shares assumed to have been purchased with the proceeds, using the treasury stock method. As a result of the Company’s limited number of shares outstanding, the presentation of earnings per share for the Successor period in 2011, fiscal 2012 and the six months ended June 30, 2012 and 2013 would not be meaningful. Accordingly, the Company has not presented the earnings per share for any periods.

Guarantees

The Group has the following guarantees and indemnifications:

In connection with the acquisition of subscriber relationship assets from third parties, the Group may provide indemnification or guarantees to the sellers in the event of damages for breaches or other claims covered by such agreements.

In connection with various vendor contracts, including those by which a product or service of a third party is offered to subscribers of the Group, standard guaranty of subsidiary obligations and indemnification obligations exist.

As permitted under Delaware and other applicable law, the Company’s charter and by-laws and those of its subsidiary companies provide that the Group shall indemnify its officers and directors for certain liabilities, including those incurred by reason of the fact that the officer or director is, was, or has agreed to serve as an officer or director of the Group. The maximum potential amount of future payments the Group could be required to make under these indemnification provisions is unlimited.

The Group leases office space and equipment under various operating leases. The Group has standard indemnification arrangements under these leases that require the Group to indemnify the lessor against losses, liabilities and claims incurred in connection with the premises or equipment

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

covered by the Group’s lease agreements, the Group’s use of the premises, property damage or personal injury and breach of the agreement.

Through June 30, 2013, the Group had not experienced any losses related to these indemnification obligations and no claims with respect thereto were outstanding. The Group does not expect significant claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible and no related liabilities were established.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-lived Intangible Assets for Impairment (“ASU 2012-02”), to allow entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. This guidance permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. Otherwise, the quantitative impairment test is not required. ASU 2012-02 is effective for fiscal years beginning after September 15, 2012. The Company does not believe that the adoption of ASU 2012-02 will have a material effect on its consolidated financial statements.

The Jumpstart Our Business Startups Act of 2012 provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, it will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Reclassifications

Certain 2011 expenses have been reclassified to conform to the current year presentation.

3. Acquisitions

The Company accounts for the acquisitions of businesses using the purchase method of accounting. The Company allocates the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Purchased identifiable intangible assets include subscriber relationships, trade names, developed technology and IPR&D. The methodologies used to determine the fair value assigned to subscriber relationships is typically based on the excess earnings method that considers the return received from the intangible asset and includes certain expenses and also considers an attrition rate based on the Company’s internal subscriber analysis and an estimate of the average life of the subscribers. The fair value assigned to trade names is typically based on the income approach using a relief from royalty methodology that assumes that the fair value of a trade name can be measured by estimating the cost of licensing and paying a royalty fee for the trade name that the owner of the trade name avoids. The fair value assigned to developed technology typically uses the cost approach. The fair value assigned to IPR&D is based on the cost approach. If applicable, the Company estimates the fair value of contingent consideration payments in determining the purchase price. The contingent consideration is then

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

adjusted to fair value in subsequent periods as an increase or decrease in current earnings in general and administrative expense in the consolidated statements of operations.

Business Combination—November 2010

On November 5, 2010, EIG acquired all of the outstanding capital stock of Bluehost Inc., Hostmonster Inc. and FastDomain Inc. (collectively, “Bluehost”). The aggregate purchase price of $131.9 million was funded by $111.9 million in cash (including $20.0 million subject to escrow) and an interest bearing promissory note of $20.0 million convertible into Series A of an entity owned by Accel-KKR. Acquisition costs of $0.6 million were recorded as a general and administrative expense in 2010. In October 2011, the Group used proceeds of a new $305.0 million term loan facility (the “October 2011 Term Loan”) to repay all amounts outstanding under the convertible promissory note and the Group recorded $0.4 million and $2.1 million in interest expense for the years ended December 31, 2010 and 2011, respectively.

Other Acquisitions—2010

In February 2010, the Company acquired certain assets and assumed certain liabilities of a business providing web hosting services for total consideration of $2.1 million in cash and broker fees of $0.1 million.

In May 2010, a subsidiary of EIG acquired the assets and assumed certain liabilities of a shared web hosting business for an aggregate purchase price of $23.2 million. During 2010, cash consideration payments totaling $20.9 million were made. An additional consideration payment of $2.3 million was paid in 2011. Acquisition costs of $0.5 million were recorded as a general and administrative expense in the related consolidated statements of operations in the year ended December 31, 2010.

In December 2010, the Company acquired certain assets and assumed certain liabilities of a business providing web hosting services for total cash consideration of $9.5 million. An adjustment to the fair value of purchase price of $2.5 million was made in 2011 as a measurement period adjustment and recorded as part of the purchase price. Additional consideration payments of $4.7 million and $7.2 million were made in 2011 and 2012, respectively. The remaining balance of $0.5 million related to that acquisition was paid in May 2013.

Other Acquisitions—Predecessor Years

At January 1, 2010, the Company had outstanding consideration payments for acquisitions made prior to 2010 that included outstanding installment payments for amounts agreed in the asset purchase agreements. Under the terms of the asset purchase agreements related to these acquisitions, installment payments are payable upon the resolution of certain contingencies.

During the year ended December 31, 2010 and the Predecessor period in 2011, the Group made payments of $7.2 million and $5.4 million, respectively, related to contingent consideration and transaction costs for other acquisitions made prior to 2010.

In the Predecessor period for the year ended December 31, 2011, a $0.4 million adjustment to fair value was recorded in the Company’s consolidated statements of operations. There were no consideration payments made or adjustments to the fair value of purchase price in the Successor period.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Business Combinations—2011

Business Combination—Dotster, Inc.

On July 22, 2011, EIG acquired Dotster, Inc. (“Dotster”), a privately-held leading provider of shared web hosting and domain name management. Under the terms of the stock purchase agreement (the “Dotster Agreement”), EIG acquired all of the outstanding common stock of Dotster for an aggregate purchase price of $62.9 million in cash (including $5.3 million subject to escrow). Under the terms of the Dotster Agreement, within 60 days of the closing date of the acquisition, the purchase consideration was subject to a working capital adjustment, which resulted in a $0.1 million payment by the seller in October 2011.

On December 16, 2011, an indemnification amount of $0.3 million was paid to EIG out of escrow. On April 5, 2012, a further indemnification amount of $0.7 million was paid. After settlement of a final indemnification payment of $1.5 million to EIG out of escrow on July 15, 2013, the remaining cash balance, which was $4.3 million at December 31, 2012 and June 30, 2013, and $2.8 million at July 15, 2013, was paid to Dotster’s former stockholders.

In connection with the acquisition of Dotster, EIG Investors issued 38,000 shares of series D preferred stock to investors in exchange for $38.0 million cash (see Note 9), and the Group borrowed $12.0 million under the revolver loan commitment of the 2008 Financing Arrangement (see Note 8). The remainder was funded from existing cash resources.

Acquisition costs of $0.3 million were recorded as a general and administrative expense in the related consolidated statements of operations for the Predecessor period.

The Company accounted for the acquisition as a business combination using the purchase method of accounting. The Company allocated the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Developed technology, subscriber relationships and the trade names have useful lives of four, four and five years, respectively. The excess of the purchase price over the aggregate fair value of identifiable assets and assumed liabilities was recorded as goodwill. The acquisition has carryover tax deductible goodwill.

The following table summarizes the Dotster purchase price allocation on July 22, 2011, the date of acquisition, and the estimated fair values of goodwill, intangible assets and tangible assets acquired and liabilities assumed (in thousands):

Cash	$7,789
Restricted cash	3,500
Accounts receivable	604
Other assets	2,270
Property and equipment	1,024
Intangible assets	24,370
Goodwill	30,577

Total assets acquired	$70,134

Accounts payable	510
Accrued expenses	2,818
Deferred revenue	3,936

Total liabilities assumed	$7,264

Net assets acquired	$62,870

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The acquired intangible assets, all of which are being utilized, are composed of $0.2 million in developed technology, $3.7 million in trade names and $20.5 million in subscriber relationships.

For the Predecessor period ended December 21, 2011 and the Successor period ended December 31, 2011, $7.0 million and $0.2 million of revenue from the Company’s 2011 acquisitions, respectively, was included in the Company’s consolidated statements of operations.

The Company has omitted earnings information related to its acquisitions as it does not separately track earnings from each of its acquisitions that would provide meaningful disclosure. The Company considers it to be impracticable to compile such information on an acquisition-by-acquisition basis since activities of integration and use of shared costs and services across the Company’s business are not allocated to each acquisition and are not managed to provide separate identifiable earnings from the dates of acquisition.

Sponsor Acquisition

On December 22, 2011, the Group was acquired pursuant to the Agreement (see Note 1) by acquiring all of the outstanding preferred and common stock of EIG Investors. The aggregate purchase price of $683.1 million, excluding $305.0 million of assumed indebtedness, consisted of $472.2 million in cash, issuance of 150,000 shares of series E preferred stock for $150.0 million, and a deemed capital contribution of $55.1 million from the ultimate parent company, Holdings LLC, related to equity issued in Topco in lieu of cash proceeds to the roll-over stockholders. Under the terms of the Agreement, within 60 days of the closing, the purchase consideration was subject to adjustment based upon net working capital as defined therein. On March 21, 2012, the Group paid an additional amount of $0.9 million, which is included in the aggregate purchase price and recorded as deferred consideration. Also under the terms of the Agreement, restricted cash at the date of the Sponsor Acquisition, which became classified as non-restricted cash and cash equivalent in the first 12 months following the date of the Sponsor Acquisition, became due to the sellers. Accordingly the balance of restricted cash of $4.8 million was recorded as deferred consideration. On December 19, 2012, a payment of $4.8 million was made to the sellers. Direct acquisition costs of $3.6 million were recorded as general and administrative expense in the related Successor period.

The Company accounted for the Sponsor Acquisition as a purchase using the purchase method of accounting for business combinations in accordance with ASC 805. The purchase price was pushed down to the Company’s consolidated financial statements in accordance with SEC Staff Accounting Bulletin Topic 5J (“New Basis of Accounting Required in Certain Circumstances”) as the majority stockholders of the ultimate parent company acquired approximately 89% of the class A units of the voting securities of Topco. When using the push-down basis of accounting, the acquired company’s separate financial statements reflect the new accounting basis recorded by the acquiring company. The Company’s consolidated financial statements reflect the equity at the Holdings LLC level and accordingly do not reflect any non-controlling interest held by stockholders in Topco. The Company allocated the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. The excess of the purchase price over the aggregate fair value of identifiable assets and assumed liabilities was recorded as goodwill.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the purchase consideration (in thousands):

Cash paid to selling shareholders	$472,192
Issuance of series E preferred stock	150,000
Deemed capital contribution for roll-over stockholders	55,126
Deferred consideration	5,737

Total purchase price	$683,055

The following table summarizes the purchase price allocation and the estimated fair values, of goodwill, intangible assets, property and equipment, operating leases assumed and management’s fair value estimates of assets acquired and liabilities assumed (in thousands):

Cash	$14,637
Restricted cash	4,842
Accounts receivable	2,878
Prepaid expenses and other assets	5,559
Property and equipment	12,322
Intangible assets	388,350
Favorable leases	187
Goodwill	713,896

Total assets acquired	$1,142,671

Accounts payable and accrued expenses	12,276
Deferred revenue	58,450
Deferred taxation	75,439
Other liabilities	8,451
Notes payable	305,000

Total liabilities assumed	$459,616

Net assets acquired	$683,055

The acquired intangible assets, all of which are being utilized, are described more fully in Note 6.

The purchase price was financed as follows (in thousands):

Investment by Holdings LLC	$452,191
Issuance of Series E preferred stock	150,000
Deemed capital contribution for roll-over stockholders	55,126
Deferred consideration	5,737
Incremental debt (see Note 8)	45,000
Net cash to balance sheet	395

Sub-total	$708,449
Less:
Financing costs (see Note 8)	21,374
Transaction costs	3,624
Equity issuance costs	396

Total purchase price	$683,055

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The goodwill recorded as part of the Sponsor Acquisition is not deductible for U.S. federal income tax purposes.

The acquired intangible assets, all of which are being utilized, are composed of $167.0 million in developed technology, $177.1 million in subscriber relationships and $44.3 million in trade names. Developed technology has an estimated useful life of ten years. Subscriber relationships and trade names have estimated useful lives of ten years and 15 years, respectively.

Business Combinations—2012

Business Combination—HostGator.com LLC

On July 13, 2012, EIG acquired all of the membership units of HostGator, a privately-held leading provider of shared, VPS and dedicated web hosting services to small and medium sized businesses. The aggregate purchase price was $299.8 million, of which $227.3 million was paid in cash at the closing. Acquisition costs of $2.4 million were recorded as general and administrative expense. Under the terms of the purchase agreement (the “HostGator Agreement”), within 120 days of the closing date of the acquisition, the purchase consideration was subject to a working capital adjustment, which resulted in an additional $0.8 million due and payable by EIG at December 31, 2012. This amount was paid in January 2013. The Company has filed a 338(h)(10) election which allows for goodwill and intangible assets recorded as part of the acquisition to be deductible for U.S. federal income tax purposes. Under the terms of the purchase agreement, the Company would compensate the seller for an agreed amount of incremental taxes arising from the filing of the election and recorded $0.8 million as due and payable by EIG at December 31, 2012, which resulted in a corresponding increase to the purchase price. This amount was paid in April 2013.

The Company is also obligated to pay additional purchase consideration of $49.4 million and $24.2 million, due 12 and 18 months from the acquisition date, respectively. The net present value of future cash consideration payments are $47.9 million and $23.0 million, and are recorded as an acquisition liability in the Company’s consolidated balance sheet as of December 31, 2012. These amounts are included in the aggregate purchase price above. An aggregate amount of $1.2 million for the accretion of the present value of the deferred payments is included in interest expense in the year ended December 31, 2012. An aggregate amount of $1.2 million for the accretion of the present value of the deferred payments is included in interest expense in the six months ended June 30, 2013, resulting in the net present value of deferred payments at June 30, 2013 of $73.2 million. Under the terms of the HostGator Agreement, the Company is also obligated to pay amounts deemed to be future compensation for certain employees in the amounts of $2.9 million and $2.0 million, also due 12 and 18 months from the acquisition date, respectively. These future compensation amounts are accrued to compensation expense over the service term and recorded as other liability in the Company’s consolidated balance sheet as of December 31, 2012 and June 30, 2013. As of August 31, 2013, the Company has paid $49.4 million as deferred consideration and $2.9 million as compensation expense for certain employees.

The Company accounted for the HostGator acquisition as a business combination using the purchase method of accounting. The Company allocated the preliminary purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Developed technology has an estimated useful life of ten years and subscriber relationships and trade names have estimated useful lives of 20 years and ten years, respectively. The excess of the purchase price over the fair value of the identifiable assets and assumed liabilities was recorded as goodwill. The following table

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

summarizes the preliminary purchase price allocation on the acquisition date and the estimated fair values of goodwill, intangible assets and tangible assets acquired and liabilities assumed (in thousands):

Cash	$593
Accounts receivable	512
Prepaid expenses and other current assets	2,762
Property and equipment	315
Intangible assets	116,060
Investment	10,000
Deferred tax asset	2,067
Goodwill	189,296

Total assets acquired	321,605

Accounts payable	147
Accrued expenses	5,102
Deferred revenue	16,558

Total liabilities assumed	21,807

Net assets acquired	$299,798

The acquired intangible assets, all of which are being utilized, are comprised of $1.6 million in developed technology, $16.9 million in trade names and $97.6 million in subscriber relationships.

Business Combination—Homestead Technologies, Inc.

On September 17, 2012, EIG acquired the assets and assumed certain liabilities of Homestead Technologies, Inc. (“Homestead”). Homestead offers website and online store design software which enables individual and business subscribers to build their websites and online stores. The aggregate purchase price was $61.5 million, of which $60.4 million was paid in cash at the closing. Acquisition costs of $1.5 million were recorded as general and administrative expense. Under the terms of the Homestead purchase agreement (the “Homestead Agreement”), within 90 days of the closing date of the acquisition, the purchase consideration was subject to a working capital adjustment, which resulted in an additional $1.1 million payment by the Company in December 2012.

The Company accounted for the acquisition as a business combination using the purchase method of accounting. The Company allocated the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Developed technology has an estimated useful life of five years and subscriber relationships and trade names both have estimated useful lives of ten years. IPR&D has been recorded at fair value and is recognized as an indefinite lived intangible asset until completion or abandonment of the associated research and development efforts. The excess of the purchase price over the fair value of the identifiable assets and assumed liabilities was recorded as goodwill.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the Homestead preliminary purchase price allocation on the acquisition date and the estimated fair values of goodwill, intangible assets and tangible assets acquired and liabilities assumed (in thousands):

Accounts receivable	$1,575
Prepaid expenses and other assets	399
Property and equipment	1,287
Intangible assets	58,240
Goodwill	22,063

Total assets acquired	83,564

Accounts payable	2,178
Reserves for refunds and chargebacks	30
Deferred tax liability	17,558
Deferred revenue	2,337

Total liabilities assumed	22,103

Net assets acquired	$61,461

The acquired intangible assets, all of which are being utilized, are composed of $7.7 million in developed technology, $7.6 million in trade names, $41.6 million in subscriber relationships and $1.3 million for IPR&D. Goodwill related to the acquisition is not tax deductible.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Other Acquisitions—2012

During the year ended December 31, 2012, the Company made three smaller acquisitions. The following table aggregates the preliminary purchase price allocation on the acquisition date and the estimated fair values of goodwill and intangible assets and tangible assets acquired and liabilities assumed (in thousands):

Consideration payments in cash	$10,013
Deferred payments	1,903
Earn-out payments	1,491
Working capital adjustment	58

Aggregate purchase price	$13,465

Allocation of purchase price:
Cash	182
Accounts receivable	34
Other assets	95
Property and equipment	89
Intangible assets	7,789
Deferred tax asset	496
Goodwill	6,457

Total assets acquired	15,142

Accounts payable	5
Accrued expenses	307
Other liabilities	72
Deferred revenue	1,293

Total liabilities assumed	1,677

Net assets acquired	$13,465

For the period ended December 31, 2012, $75.6 million of revenue from the Company’s 2012 acquisitions was included in the Company’s consolidated statements of operations.

The Company has omitted earnings information related to its acquisitions as it does not separately track earnings from each of its acquisitions that would provide meaningful disclosure. The Company considers it to be impracticable to compile such information on an acquisition-by-acquisition basis since activities of integration and use of shared costs and services across the Company’s business are not allocated to each acquisition and are not managed to provide separate identifiable earnings from the dates of acquisition.

Under the terms of the asset acquisition purchase agreements, installment payments are payable upon the resolution of certain contingencies. Additional amounts of $1.2 million were paid in the six months ended June 30, 2013, which was included in the aggregate purchase price and recorded as deferred payments as of December 31, 2012. Goodwill recorded as part of one of the other acquisitions is deductible for U.S. federal income tax purposes.

The following table includes selected unaudited pro forma financial information from business combinations in 2011 and 2012, including Dotster, the Sponsor Acquisition, HostGator and Homestead, as if the acquisition of these entities had occurred on January 1, 2011. Pro forma results

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

exclude adjustments for other less significant acquisitions completed during 2011 and 2012, as these acquisitions did not materially affect the Company’s results of operations.

The pro forma results include amounts derived from the historical financial results of the acquired businesses for the period presented and are not necessarily indicative of the results that would have occurred had the acquisition been consummated on January 1, 2011.

	Year Ended December 31,
	2011	2012
	(in thousands)
Revenues	$333,374	$378,112
Net loss	$(152,962)	$(162,118)

Acquisition—2013

Business Combination

On February 8, 2013, EIG acquired a privately-held provider of shared web hosting in Brazil. Under the terms of the purchase agreement, EIG acquired all of the outstanding shares for an aggregate purchase price of $3.0 million in cash and contingent consideration payable in accordance with an earn-out calculation, the timing and amount of which depends on the occurrence of a liquidity event and other contingencies. The Company has estimated the fair value of the earn-out to be $2.7 million and has recorded the liability in the Company’s consolidated balance sheet as of June 30, 2013. The purchase price was primarily allocated to long-lived intangible assets of $2.0 million and goodwill of $4.6 million.

4. Fair Value Measurements

The following valuation hierarchy is used for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 inputs are quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2011, the Group did not have any assets or liabilities that were required to be measured at fair value on a recurring basis.

As of December 31, 2012, the Group’s only financial asset or liability required to be measured on a recurring basis is the accrued earn-out consideration payable in connection with a 2012 acquisition (see Note 3). The Group has classified its liability for earn-out consideration related to the 2012 acquisition within Level 3 of the fair value hierarchy because the fair value is determined using significant unobservable inputs, which included the probability weighted cash flows. There was no change in fair value of the earn-out consideration from the acquisition date to June 30, 2013.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2013, the Group’s only financial assets or liabilities required to be measured on a recurring basis is the accrued earn-out consideration payable in connection with a 2012 acquisition and the 2013 acquisition (see Note 3) with a total liability of $4.0 million.

Basis of Fair Value Measurements

	Balance	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Balance at December 31, 2012:
Financial liabilities:
Contingent earn-out consideration	$1,383	—	—	$1,383

Total financial liabilities	$1,383	—	—	$1,383

Balance at June 30, 2013:
Financial liabilities:
Contingent earn-out consideration	$4,046	—	—	$4,046

Total financial liabilities	$4,046	—	—	$4,046

5. Property and Equipment

Components of property and equipment consisted of the following (in thousands):

	Year Ended December 31,		Six Months Ended June 30, 2013
	2011	2012
Purchased software	$547	$937	$1,620
Computers and office equipment	10,376	33,314	48,995
Furniture and fixtures	602	1,570	2,050
Leasehold improvements	755	4,692	4,754
Construction in process	50	748	1,330

Property and equipment—at cost	12,330	41,261	58,749
Less accumulated depreciation	(114)	(6,657)	(14,795)

Property and equipment—net	$12,216	$34,604	$43,954

Depreciation expense related to property and equipment for the year ended December 31, 2010, the Predecessor and Successor periods in 2011, and the year ended December 31, 2012, was $3.1 million, $3.5 million, $0.1 million and $6.9 million, respectively, and $2.4 million and $8.3 million for the six months ended June 30, 2012 and June 30, 2013, respectively.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

6. Goodwill and Other Intangible Assets

The following table summarizes the changes in the Company’s goodwill balances as of December 31, 2012 and June 30, 2013 (in thousands):

Goodwill balance at January 1, 2012	$713,896
Goodwill related to 2012 acquisitions	217,817
Purchase price adjustments for acquisition of the Company	5,033

Goodwill balance at December 31, 2012	$936,746
Goodwill related to 2013 acquisition	4,650

Goodwill balance at June 30, 2013	$941,396

The Company has not recorded any impairment charges related to goodwill. During 2012, the Company identified certain intangibles and other items recorded with the Sponsor Acquisition with different book and tax basis. Accordingly, the Company recorded net deferred tax liabilities with a corresponding increase to goodwill.

In accordance with ASC 350, the Group reviews goodwill and other indefinite-lived intangible assets for indicators of impairment on an annual basis and between tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount. In the three months ended December 31, 2012, the Company completed its annual impairment test of goodwill and other indefinite-lived intangible assets and determined that there were no indicators of impairment.

At December 31, 2011, other intangible assets consisted of the following (dollars in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
Other intangible assets:
Developed technology	$167,000	$457	$166,543	10 years
Subscriber relationships	177,050	1,099	175,951	10 years
Trade-names	44,300	176	44,124	15 years

Total December 31, 2011	388,350	1,732	386,618

At December 31, 2012, other intangible assets consisted of the following (dollars in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
Other intangible assets:
Developed technology	$176,360	$17,490	$158,870	10 years
Subscriber relationships	321,469	62,852	258,617	13 years
Trade-names	68,990	9,407	59,583	13 years
Intellectual property	2,280	—	2,280	5 years
IPR&D	1,340	—	1,340	—

Total December 31, 2012	570,439	89,749	480,690

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

At June 30, 2013, other intangible assets consisted of the following (dollars in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
Other Intangible assets:
Developed technology	$176,360	$26,837	$149,523	10 years
Subscriber relationships	323,572	99,981	223,591	13 years
Trade-names	69,062	14,972	54,090	13 years
Intellectual property	2,280	226	2,054	5 years
IPR&D	1,340	—	1,340	—

Total June 30, 2012	572,614	142,016	430,598

The estimated useful lives of the individual categories of other intangible assets are based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the period of time the assets are expected to contribute to future cash flows. The Company amortizes finite-lived intangible assets over the period in which the economic benefits are expected to be realized based upon their estimated projected cash flows.

The Group’s amortization expense is included in cost of revenue and general and administrative expense in the aggregate amounts of $29.6 million, $50.4 million, $1.7 million and $88.1 million, for the year ended December 31, 2010, the Predecessor and Successor periods in 2011 and the year ended December 31, 2012, respectively, and $31.6 million and $52.3 million for the six months ended June 30, 2012 and 2013, respectively. The allocation of amortization expense to the expense categories is based on the intended usage and the expected benefits of the intangible assets in relation to the expense categories.

At December 31, 2012, the expected future amortization of the other intangible assets, excluding IPR&D, was as follows (dollars in thousands):

Year Ending December 31,
2013	$103,725
2014	80,156
2015	63,399
2016	51,328
2017	42,232
Thereafter	138,510

Total	$479,350

7. Investments

During the year ended December 31, 2012, the Company invested $250,000 to acquire a 25% interest in a privately-held company. In addition, in connection with the acquisition of HostGator, the Company acquired a 50% interest in another privately-held company, with a fair value of $10.0 million. During the year ended December 31, 2012, the Company did not receive any distributions from its investments. On June 6, 2013, the Company invested $8.8 million to acquire a 17.5% interest in a company based in the United Kingdom that provides online desktop backup services. The agreement provides for the acquisition of additional equity interests at the option of the Company.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Investments in which the Company’s interest is less than 20% and which are not classified as available-for-sale securities are carried at the lower of cost or net realizable value unless it is determined that the Company exercises significant influence over the investee company, in which case the equity method of accounting is used. For those investments in which the Company’s voting interest is between 20% and 50%, the equity method of accounting is used. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee company, as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee. These adjustments are reflected in equity loss (income) of unconsolidated entities, net of tax. The Company recognized a loss of $23,000 for the year ended December 31, 2012 and net income of $266,000 for the six months ended June 30, 2013.

As of December 31, 2012 and June 30, 2013, the Company’s carrying value of investments in privately-held companies was $10.2 million and $19.3 million, respectively.

From time to time, the Company may make new and follow-on investments and may from time to time receive distributions from investee companies. As of December 31, 2012 and June 30, 2013, the Company was not obligated to fund any investment in a privately-held company.

As of December 31, 2012 and June 30, 2013, the Company did not have an equity method investment in which the Company’s proportionate share exceeded 10% of the Company’s consolidated assets or income from continuing operations.

8. Notes Payable

During 2012, in connection with a number of transactions (see Notes 3, 9 and 11), EIG Investors entered into a series of amendments to its December 2011 Term Loan as described below. At December 31, 2012, notes payable consisted of term loan facilities with aggregate principal amount of $1,115.0 million and a bank revolver loan of $15.0 million, all of which bore interest at the LIBOR rate. At June 30, 2013, notes payable consisted of term loan facilities with aggregate principal amount of $1,111.0 million and a bank revolver loan of $23.0 million, all of which bore interest at the LIBOR rate except for $3.0 million of the bank revolver loan which bore interest at an alternate base rate.

On October 10, 2008, the Group entered into credit agreements (collectively, the “2008 Financing Arrangement”) for an initial total commitment of $95.0 million consisting of a term loan in the original principal amount of $75.0 million, a delayed draw term loan of $5.0 million and a revolving credit commitment in an aggregate principal amount of up to $1.5 million. During 2009 and 2010, the 2008 Financing Arrangement was amended to include second and third delayed draw term loans for $117.0 million. At December 31, 2010, notes payable consisted of term loan facilities with aggregate principal amount of $193.7 million and a bank revolver loan of $8.0 million, both of which bore interest at the LIBOR rate.

On October 4, 2011, EIG Investors entered into the October 2011 Term Loan for $305.0 million and a revolving credit commitment of $35.0 million. The outstanding term loan balance of $183.8 million and revolver loan balance of $8.0 million was subsequently repaid in full.

On December 22, 2011, EIG Investors entered into the December 2011 Term Loan for an initial total commitment of $385.0 million consisting of a term loan facility in the original principal amount of $350.0 million and a revolving credit commitment (“Revolver”) in an aggregate principal not to exceed $35.0 million. The outstanding term loan balance of $305.0 million was subsequently repaid in full. As of December 31, 2011, $35.0 million was available under the revolver loan commitment. The term loan

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

had a scheduled maturity date of December 22, 2017, and the revolver had a scheduled maturity of December 22, 2016. Commencing March 30, 2012, the term loans had a mandatory repayment of $0.9 million at the end of each quarter. On March 30, 2012, EIG Investors paid $0.9 million of the mandatory repayment under the December 2011 Term Loan.

Closing fees included a 2.5% original issue discount of the initial term loan, a 2.5% arrangement fee of the initial total commitment, a structuring fee of $1.0 million and an initial loan servicing fee of $38,000. Loan servicing fees were payable in advance at the beginning of each fiscal quarter, commencing April 1, 2012. A non-refundable fee, equal to 0.5% of the daily unused principal amount of the Revolver, was payable in arrears on the last day of each fiscal quarter commencing December 30, 2011. The loans automatically bore interest at the bank’s reference rate unless the Group provided notice to opt for LIBOR rate loans. The Group could borrow at the LIBOR rate for a minimum of $1.0 million with integral multiples of $1.0 million and at the reference rate for a minimum of $0.5 million with integral multiples of $0.5 million. The interest rate for a reference rate loan was 5.25% per annum plus the greater of the Prime Rate, the Federal Funds Effective Rate plus half of one percent, an Adjusted LIBOR rate or 2.5%. The interest rate for a LIBOR loan was 6.25% plus the greater of the LIBOR rate or 1.5%. The interest on the reference rate loans was paid at the end of each quarter and the interest on the LIBOR rate loans on the maturity date of each LIBOR loan.

The closing fees plus certain other finance costs related to the issuance of the Financing Agreement (“deferred financing fees”) totaling $21.4 million were deferred and were amortized over the six-year term of the Term Loan. Amortization of $0.1 million and $3.0 million were included in interest expense in the consolidated statements of operations for the Successor period ended December 31, 2011 and the year ended December 31, 2012. As of December 31, 2011, the interest rate on the LIBOR rate loan was 7.75%.

On April 20, 2012, the Company entered into the April 2012 Term Loan for a new six year term loan of $535.0 million, with a scheduled maturity date of April 20, 2018, and an increase in the initial revolving credit commitment (the “amended credit commitment”) by $20.0 million, not to exceed $55.0 million. The Company concluded that the April 2012 Term Loan was a debt modification in accordance with ASC 470-50, Debt—Modifications and Extinguishments (“ASC 470-50”), and as such all third-party costs incurred to modify the debt of $0.6 million were expensed.

The April 2012 Term Loan modified the December 2011 Term Loan. At the time of the modification, the December 2011 Term Loan had a balance of $349.1 million. Additional financing related costs of $9.2 million were incurred, which were recorded as deferred financing costs and were being amortized over the six year term of the loan. Amortization of $0.8 million was included in interest expense for the year ended December 31, 2012. In connection with the April 2012 Term Loan $349.1 million of term loan under the December 2011 Term Loan was repaid in full.

In connection with the April 2012 Term Loan, the interest rates for the term loan and the Revolver remained the same as under the December 2011 Term Loan. Additional changes under the April 2012 Term Loan included the net leverage ratio and terms regarding mandatory prepayment of the term loan.

Commencing on September 30, 2012, under the April 2012 Term Loan, the term loans required a mandatory repayment of $1.4 million at the end of each quarter.

On July 13, 2012, the Company entered into the July Financing Amendment for an additional $135.0 million term loans with the same maturity date of April 20, 2018, a Second Lien Credit Agreement (the “Second Lien Agreement”) for $140.0 million, with a scheduled maturity date of

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

October 22, 2018 and an increase in the Revolver by $20.0 million, not to exceed $75.0 million. The Company concluded that the July Financing Amendment was a debt modification in accordance with ASC 470-50, and as such all third-party costs incurred to modify the debt of $0.7 million were expensed. The July Financing Amendment modified the April 2012 Term Loan. At the time of the July Financing Amendment, the April 2012 Term Loan had a balance of $535.0 million. Additional financing costs of $12.8 million were incurred, which were recorded as deferred financing costs and were being amortized over the six year terms of the loan. Amortization of $0.6 million was included in interest expense for the year ended December 31, 2012.

In connection with the July Financing Amendment, the interest rate for the term loan and the Revolver remained the same as under the December 2011 Term Loan. The interest rate, under the Second Lien Agreement for a reference rate loan was 8.50% per annum plus the greater of the Prime Rate, the Federal Funds Effective Rate plus half of one percent, an Adjusted LIBOR rate or 2.50%. The interest rate for a LIBOR loan was 9.50% plus the greater of the LIBOR rate or 1.50%. The interest on the reference rate loans is paid at the end of each quarter and the interest on the LIBOR rate loans on the maturity date of each LIBOR loan.

Commencing September 30, 2012, under the July Financing Amendment, the term loans had a mandatory repayment of $1.7 million at the end of each quarter. On September 28, 2012, the Company paid $1.7 million of mandatory repayment.

On November 9, 2012, the Company entered into the November Financing Amendment for a new first lien term loan in the original principal amount of $800.0 million (“November First Lien”) and a revolver in aggregate principal amount not to exceed $85.0 million (“Revolver”) and a new second lien credit agreement, (“November Second Lien”) for an original principal amount of $315.0 million. As of December 31, 2012, $70.0 million was available under the revolver loan commitment.

Under the November First Lien and November Second Lien, the term loans mature on November 9, 2019 and May 9, 2020, respectively. The Revolver matures on December 22, 2016. Commencing on March 28, 2013, the November First Lien has a mandatory repayment of $2.0 million at the end of each quarter.

The Company concluded that the November Financing Amendment was a debt extinguishment in accordance with ASC 470-50, which requires the term loans be recorded at fair value. The November Financing Amendment modified the July Financing Amendment. At the time of the November Financing Amendment, the April 2012 Term Loan, as modified by the July Financing Amendment, and the Second Lien had balances of $668.3 million and $140.0 million, respectively. The term loans have been recorded at face value which equaled fair value, and as such all expenses paid to and on behalf of the lender were expensed. Aggregate lender related financing costs of $28.7 million were included in interest expense for the year ended December 31, 2012. These finance related costs were for original issue discount of the November First Lien and Second Lien of $11.2 million; fees in the aggregate amount of $6.5 million; a prepayment penalty of $10.9 million on the aggregate amount outstanding on the term loans and other costs of $0.2 million. Also in accordance with ASC 470-50, the remaining discount and deferred debt issuance costs related to the old debt of $39.0 million were written off. The aggregate amount of $67.6 million is included in interest expense for the year ended December 31, 2012. Third-party financing related costs of $1.5 million were incurred and recorded as deferred financing costs which are being amortized over the remaining terms of the loans. Amortization of $30,000 was included in interest expense for the year ended December 31, 2012.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

The November First Lien has a loan servicing fee of $38,000 payable in advance at the beginning of each fiscal quarter commencing December 31, 2012. A non-refundable fee, equal to 0.5% of the daily unused principal amount of the Revolver is payable in arrears on the last day of each fiscal quarter, commencing on December 31, 2012. The loans automatically bear interest at the bank’s reference rate unless the Group gives notice to opt for LIBOR rate loans. The Group may borrow at the LIBOR rate for a minimum of $1.0 million with integral multiples of $1.0 million and at the reference rate for a minimum $0.5 million with integral multiples of $0.5 million. For the November First Lien, the interest rate for a reference rate loan is 4% per annum plus the greater of the Prime Rate, the Federal Funds Effective Rate plus 0.5%, an Adjusted LIBOR rate or 2.25% and the interest rate for a LIBOR loan is 5% plus the greater of the LIBOR rate or 1.25%. For the November Second Lien, the interest rate for a reference rate loan is 8% per annum plus the greater of the Prime Rate, the Federal Funds Effective Rate plus 0.5%, an Adjusted LIBOR rate or 2.25% and the interest rate for a LIBOR loan is 9% plus the greater of the LIBOR rate or 1.25%. The interest on the reference rate loans is paid at the end of each quarter and the interest on the LIBOR rate loans on the maturity date of each LIBOR loan. The interest rate for an ABR Revolver loan is 5.25% per annum plus the greater of the Prime Rate, the Federal Funds Effective Rate plus 0.5%, an Adjusted LIBOR rate or 2.25%. The interest rate for a LIBOR Revolver loan is 6.25% per annum plus the greater of the LIBOR rate or 1.50%.

As of December 31, 2012 the interest rates on the LIBOR rate November First Lien, November Second Lien and Revolver commitment loans were 6.25%, 10.25% and 7.75%, respectively.

The Group recorded $12.5 million, $22.5 million, $0.8 million and $53.8 million in interest expense for the year ended December 31, 2010, the Predecessor and Successor periods in 2011, the year ended December 31, 2012, respectively. For the year ended December 31, 2012, interest expense included $1.2 million related to the accretion of present value for the deferred payments related to the HostGator acquisition (Note 3).

Interest expense, service fees and amortization of deferred financing fees that were included in interest expense for the year ended December 31, 2010, the Predecessor and Successor periods in 2011 and the year ended December 31, 2012, are as follows (dollars in thousands):

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012
Interest rate—LIBOR	11.00%-11.25%	8.00%-11.25%	7.75%	6.25%-11.00%
Interest rate—reference	12.00%-12.25%	8.75%-12.25%	8.50%	7.75%-11.00%
Non-refundable fee—unused facility	0.50%	0.50%	0.50%	0.50%
Interest expense and service fees	$12,488	$24,435	$757	$52,995
Amortization of deferred financing fees	$921	$23,781	$98	$4,466
Amortization of net present value of deferred consideration	—	—	—	$1,093
Loss on extinguishment of term loans	—	—	—	$67,611

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

At December 31, 2011 and 2012, notes payable consisted of the following (dollars in thousands):

	2011	2012
LIBOR first term loan	$350,000	$800,000
LIBOR second term loan	—	315,000
LIBOR revolver loan	—	15,000

	$350,000	$1,130,000

The November Financing Amendment contains certain restrictive financial covenants, including a net leverage ratio, restrictions on the payment of dividends, as well as a requirement to issue audited financial statements within 120 days from the year-end. Additionally, the November Financing Amendment contains certain negative covenants and defines certain events of default, including a change of control and non-payment of principal and interest, among others, which could result in amounts becoming payable prior to their maturity dates. The Group was in compliance with all covenants at December 31, 2012.

Substantially all of the Company’s assets are pledged as collateral for the outstanding loan commitments with the exception of certain excluded equity interests and the exception of certain restricted cash balances and bank deposits permitted under the terms of the Financing Agreement.

The maturity of the notes payable at December 31, 2012 is as follows (dollars in thousands):

Amount
2013	$23,000
2014	8,000
2015	8,000
2016	8,000
2017	8,000
Thereafter	1,075,000

Total	$1,130,000

Notes Payable June 30, 2013

At June 30, 2013, notes payable consisted of bank term loans of $1,111.0 million and a bank revolver loan of $23.0 million, all of which bore interest at the LIBOR rate except for $3.0 million of the bank revolver loan which bore interest at an alternate base rate.

As of June 30, 2013, the LIBOR interest rates on the November First Lien, November Second Lien and the bank revolver loan were 6.25%, 10.25% and 7.75%, respectively, and the alternate base rate on the bank revolver loan was 8.50%.

The Group recorded $16.8 million and $43.4 million in interest expense for the six months ended June 30, 2012 and 2013, respectively. For the six months ended June 30, 2013 interest expense included $1.2 million related to the accretion of present value for the deferred payments related to the HostGator acquisition (Note 3).

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Interest expense, service fees and amortization of deferred financing fees that were included in interest expense for the six months ended June 30, 2012 and June 30, 2013 are as follows (dollars in thousands):

	Six Months Ended June 30,
	2012	2013
Interest rate—LIBOR	7.75%	6.25%-10.25%
Interest rate—reference	8.50%	7.75%-10.25%
Non-refundable fee—unused facility	0.50%	0.50%
Interest expense and service fees	16,770	42,265
Amortization of deferred financing fees	2,074	106
Amortization of net present value of deferred consideration	—	1,168

At June 30, 2013 notes payable consisted of the following (in thousands):

2013
LIBOR first term loan	$796,000
LIBOR second term loan	315,000
LIBOR revolver loan	23,000

$1,134,000

The Group was in compliance with all covenants at June 30, 2013.

9. Stockholders’ Equity

Predecessor Period (January 1, 2010—December 21, 2011)

On January 1, 2010, EIG Investors had authorized stock of 275,000 shares of preferred stock (par value $0.01) consisting of 75,000 shares of series A preferred stock (“Series A”), 75,000 shares of series B preferred stock (“Series B”), 75,000 shares of series C preferred stock (“Series C”), 50,000 undesignated and 2,500 shares of common stock, par value $0.01. In 2010, in connection with the acquisition of Bluehost, 20,920 shares of Series C were issued to investors in exchange for cash. In July 2011, an amendment to the Certificate of Incorporation authorized 75,000 additional shares of series D preferred stock (“Series D”). In connection with the acquisition of Dotster (see Note 3), 38,000 shares of Series D were issued to investors in exchange for cash.

December 21, 2011 represented the last day prior to the Sponsor Acquisition.

Voting Rights

The Board of the Company’s parent during the predecessor period of 2011, Endurance International Group Holdings, LLC (the “Prior Parent”), by virtue of the Prior Parent’s limited liability company agreement, had sole authority to exercise full control over all activities of the Company during that period. The holders of Series A, Series B, Series C and Series D had no voting rights. The holders of Series A, Series C and Series D were also holders of class A member units in the Prior Parent.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Dividends

The Series A accrued dividends at the rate of 25% per annum, compounded on the last day of each calendar quarter. The Series C and Series D accrued dividends at the rate of 25% per annum, compounded on the last day of each calendar year. The Series B was not entitled to any dividend.

Redemption

In October 2011, the Company fully redeemed the Series C and the Series D plus the accrued dividends for a total of $65.8 million. At any time, the majority holders of the Prior Parent could require the holders of the Series A to exchange their shares for the same number of class A units in the Prior Parent. Accordingly, on December 13, 2011, the outstanding balance of 5,998,500 shares of Series A was exchanged.

In 2009, the board of the Prior Parent resolved that upon a sale of the Company a discretionary bonus pool shall be established for certain employees of the Company and that the amount, distribution and participants would be determined by the board at the time of sale. Accordingly, on November 1, 2011, the board approved the allocation of certain profits interests resulting from the proposed merger and sale of the Company. An amount of $5.0 million was recorded in general and administrative expense in the Predecessor period in 2011.

Successor Period (December 22, 2011—June 30, 2013)

Common Stock

On June 24, 2013, Holdings, LP converted into a Delaware C-corporation and changed its name to Endurance International Group Holdings, Inc., which, as noted above, is the reporting entity. The reorganization of the Company on June 24, 2013 is being applied to the Group’s financial statements retroactively as if the reorganization was effective December 22, 2011. Prior to the reorganization, the Company reported its financial results at the EIG Investors company level as presented in the Predecessor periods. Due to the fact that there has been no activity in the Company and the fact that there was no change in the number of shares issued from EIG Investors, it was determined that the Company is essentially the same as EIG Investors. The Company has 1,000 shares of authorized common stock, par value $0.0001. On December 22, 2011, in connection with the Sponsor Acquisition, 1,000 shares of common stock were issued for an aggregate amount of $507.4 million, net of issuance costs, consisting of cash of $452.3 million and a deemed capital contribution of $55.1 million. All of the issued shares of common stock are held by Midco, which is a wholly owned subsidiary of Topco and were outstanding at June 30, 2013.

Voting Rights

All holders of common stock are entitled to one vote per share.

Series E Preferred Stock

EIG Investors has 150,000 authorized shares of series E preferred stock, par value $0.01 (“Series E”). On April 20, 2012, the Company redeemed the outstanding shares of Series E for $150.0 million and paid a dividend in the amount of $6.0 million.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Voting Rights

The holders of Series E had no voting rights except that an affirmative vote of the majority of Series E shares was required to (i) authorize or issue any shares of EIG Investors that would have been on par or senior to the Series E, (ii) amend the Certificate of Designation for the Series E or the Certificate of Incorporation of the EIG Investors in a way that would have adversely affected the rights of the Series E, (iii) issue dividends, repurchase shares or make other restricted payments as specified in the Certificate of Designation, (iv) commence any voluntary bankruptcy or insolvency proceedings, or (v) require any additional capital to be contributed by the holders of Series E.

Conversion

The Series E was convertible in whole but not in part at any time after 18 months after December 22, 2012, into shares of common stock at a value equal to the liquidation preference of $1,000 divided by the conversion price, which was determined by a proportionate calculation of equity held by other investors in common stock on December 22, 2012, to determine the number of shares issuable upon conversion. All accrued but unpaid dividends would have been forfeited in connection with any conversion thereof.

Dividends

Holders of the Series E were entitled to receive dividends, when, as and if dividends were declared by the board of EIG Investors and would have accumulated, whether or not dividends were declared. The Series E issued on December 22, 2011 accrued a cumulative dividend at the rate of 12% per annum, based on a 360-day year consisting of twelve 30-day months, compounded on the last day of each calendar quarter beginning December 31, 2012.

Redemption

The Series E was redeemable in whole or in part by the Company at a price equal to the Liquidation Preference amount of $1,000 per share, plus accrued dividend amounts at the date of redemption. On April 20, 2012, in connection with the financing from the April 2012 Term Loan, the Company redeemed all of the outstanding shares of Series E for $150.0 million plus accrued dividends of $6.0 million.

10. Stock-Based Compensation

The Company follows the provisions of ASC 718, which requires the measurement and recognition for all stock-based payment awards made to employees, non-employee directors and consultants.

For the year ended December 31, 2010 and the Predecessor period in 2011, certain employees participated in a restricted stock plan of the Prior Parent, which was fully extinguished as a result of the Sponsor Acquisition. The Company recorded stock-based compensation expense of $1.0 million in the Predecessor period of 2011.

The Company recognizes stock compensation expense for the class B units in Topco based on the grant date fair value of the awards on a straight-line basis over the requisite service period for those awards subject to time vesting and when it is probable a performance target will be met for those awards with vesting that is subject to the achievement of performance targets.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

Unless otherwise determined by the Company’s board of directors, awards of class B units are allocated 50% to class B-1 units which generally vest over a four-year period and 50% to class B-2 units which have vesting that is dependent on the achievement of specified performance targets. The fair value of the class B units was determined as of the grant date of each award using an option-pricing model and assuming no pre-vesting forfeiture of the awards. Stock compensation expense recognized for the year ended December 31, 2012 for the class B-1 units was $2.3 million and $0.7 million for the six months ended June 30, 2013. No compensation expense was recognized in 2012 or six months ended June 30, 2013 for the class B-2 units, since in the opinion of management, it was not probable that any of the performance targets necessary for the class B-2 units to vest would be met prior to their expiration. The Company will recognize a recovery of expense if the actual forfeiture rate for the class B-1 units is higher than estimated.

The following table presents a summary of the class B unit activity for the year ended December 31, 2012 and six months ended June 30, 2013:

	Class B-1 Units
	Units	Weighted Average Grant Date Fair Value
Non-vested balance at December 31, 2011	—	—
Grants	38,269,015	0.15
Forfeitures	(83,801)	0.17
Vested	(2,650,000)	0.17

Non-Vested Balance at December 31, 2012	35,535,214	0.15

Grants	1,536,387	0.18
Forfeitures	—	—
Vested	(10,115,549)	0.15

Non-Vested Balance at June 30, 2013	26,956,052	0.15

	Class B-2 Units
	Units	Weighted Average Grant Date Fair Value
Non-vested balance at December 31, 2011	—	—
Grants	24,404,657	0.07
Forfeitures	(83,801)	0.05
Vested	—	—

Non-Vested Balance at December 31, 2012	24,320,856	0.07

Grants	1,536,387	0.02
Forfeitures	—	—
Vested	—	—

Non-Vested Balance at June 30, 2013	25,857,243	0.06

As of December 31, 2012, there was $4.2 million of unrecognized compensation expense with respect to the Class B-1 units that is expected to be recognized over a weighted average period of 3.2 years. All of the Class B-2 units issued as of December 31, 2012 are subject to future vesting. As of

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2012, there was unrecognized compensation expense of $1.6 million with respect to the non-vested Class B-2 units.

As of June 30, 2013, there was $4.0 million of unrecognized compensation expense with respect to the class B-1 units that is expected to be recognized over a weighted average period of 2.7 years. All of the class B-2 units issued as of June 30, 2013 are subject to future vesting. As of June 30, 2013, there was unrecognized compensation expense of $1.7 million with respect to the non-vested class B-2 units. Future recognition of the class B-2 units’ unrecognized compensation expense is dependent on the probability of performance targets being met.

11. Dividend

On November 9, 2012, in connection with the dividend payment of $300.0 million to Holdings LP (see Note 1), the Company paid a $289.5 million dividend to the class A unit holders and $10.5 million to the class B-1 unit holders of Topco. At the time the dividend was paid, a special authorization was made by the board of directors of the Company to allow the class B-1 units to participate since at that date the class B-1 unit holders were not entitled to receive a dividend. The class B-1 units’ participation was subject to certain aggregate payments first being made to the class A unit holders which had not yet been met. For accounting purposes the dividend paid to the class B-1 units is treated as a modification of the original class B-1 unit award resulting in the measurement of compensation expense equal to the amount of the dividend. Certain of the class B-1 unit holders were required to enter into clawback arrangements whereby if the unit holder’s employment with the Company terminated under certain defined conditions prior to the unit holder’s vesting in the class B-1 units all or a portion of the dividend would be required to be repaid to the Company. Compensation expense related to the dividend amount subject to clawback arrangements with a future service requirement are being recognized over the future service period. Generally, the amount of the dividend subject to clawback reduces over time as the class B-1 units vest. For the dividend paid to the class B-1 unit holders, $9.8 million was recorded in general and administrative expense in the year ended December 31, 2012 since this dividend amount was not attributable to a future service requirement by the class B-1 unit holders. The Group will record $0.7 million of compensation expense over the remaining service period of up to four years.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

12. Income Taxes

The components of the provision (benefit) for income taxes consisted of the following (dollars in thousands):

	Predecessor		Successor
	Year Ended December 31, 2010	Period from January 1, 2011 through December 21, 2011	Period from December 22, 2011 through December 31, 2011	Year Ended December 31, 2012
Current:
U.S. federal	$—	$—	$—	$—
State	26	126	10	407

Total current provision	26	126	10	407

Deferred:
U.S. federal	(15,013)	(23,112)	(2,240)	(64,295)
State	(2,959)	(5,482)	(516)	(13,315)
Change in valuation allowance	17,972	28,594	—	—

Total deferred provision	—	—	(2,756)	(77,610)

Total expense (benefit)	$26	$126	$(2,746)	$(77,203)

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of reversing taxable temporary differences recorded in purchase accounting due to various acquisitions, the Company has not recorded a valuation allowance on its deferred tax assets. Reversing taxable temporary difference and the recording of a deferred tax asset for the current year net operating loss is the primary reason for the benefit recorded in the income tax provision this year.

The significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2011 and December 31, 2012 are as follows (in thousands):

	2011	2012
Deferred income tax assets:
Net operating loss carry forward	$37,734	$56,398
Other	—	330
Deferred compensation	109	387
Deferred revenue	—	9,127
Other reserves	398	9,971

Total deferred income tax assets	38,241	76,213

Deferred income tax liabilities:
Deferred revenue	(21,780)	—
Purchased intangible assets	(87,207)	(85,836)
Goodwill	(673)	(4,679)
Property and equipment	(1,255)	(1,184)
Total deferred income tax liabilities	(110,915)	(91,699)
Valuation allowance	—	—

Net deferred income tax assets/(liabilities)	$(72,674)	$(15,486)

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

At December 31, 2012, the Company has net operating loss carry-forwards available to offset future U.S. federal and state taxable income of approximately $145.3 million and $149.6 million, respectively. These losses expire on various dates beginning 2014 thru 2032.

Utilization of the net operating loss carry-forwards may be subject to an annual limitation due to the ownership percentage change limitations provided by Section 382 of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss carry-forwards before utilization. The Company performed an Internal Revenue Code Section 382 study and determined that utilization of its annual net operating losses are limited to approximately $77.1 million per year from 2012.

The provision (benefit) for income taxes shown on the consolidated statements of operations differs from amounts that would result from applying the statutory tax rates to income before taxes primarily because of state income taxes and certain permanent expenses that were not deductible.

The Company files income tax returns in the United States for federal income taxes and in various state jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities throughout the United States. Since the Company is in a loss carry-forward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is available.

The Company recognizes, in its consolidated financial statements, the effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company has no unrecognized tax positions at December 31, 2011 and December 31, 2012 that would affect its effective tax rate. The Company does not expect a significant change in the liability for unrecognized tax benefits in the next 12 months.

Income Taxes 2013

The Company regularly assesses its ability to realize its deferred tax assets. Assessing the realization of deferred tax assets requires significant management judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighted the evidence based on its objectivity. Evidence the Company considered included net operating losses incurred from the Company’s inception to June 30, 2013, expiration of various federal and state tax attributes, reversals of existing temporary differences, composition and cumulative amounts of existing temporary differences, profits before tax for 2011 and 2012, current period net loss and forecasted profit before tax. The Company has not recognized a portion of its deferred tax assets as of June 30, 2013 based upon the scheduling of the reversal of their taxable temporary differences. For the six months ended June 30, 2013, the Company has recognized a tax benefit of $2.7 million in income tax expense (benefit) in the consolidated statements of operations.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

13. Commitments and Contingencies

Operating Leases

The Company has operating lease commitments for certain facilities and equipment that expire on various dates through 2020. The following table outlines future minimum annual rental payments under these leases at December 31, 2012:

Year Ending December 31,	Amount (in thousands)
2013	$6,276
2014	4,017
2015	3,984
2016	3,273
2017	2,710
Thereafter	2,615

Total minimum lease payments	$22,875

Total rent expense incurred under non-cancellable operating leases for the year ended December 31, 2010, the Predecessor and Successor periods in 2011 and the year ended December 31, 2012, were $0.9 million, $1.5 million, $43,000 and $2.7 million, respectively.

Total rent expense incurred under non-cancellable operating leases for the six months ended June 30, 2012 and June 30, 2013 was $1.0 million and $4.4 million, respectively.

Commitments

At December 31, 2012 and June 30, 2013, the Group has a six-year license agreement for co-location space in Boston, Massachusetts which expires in 2018. At December 31, 2012 and June 30, 2013, the base fee was $87,000 per month. All recurring fees escalate by 4% on the anniversary of the lease commencement date and there is no security deposit for the leased space. The Company expenses the monthly license fee as paid for that month.

The Company’s chief executive officer has an employment agreement which provides for the payment of $5.5 million in cash, shares of common stock or a combination of cash and shares, upon the earlier completion of an initial public offering or a change in majority ownership of the Company. The Company will recognize compensation expense when either of the contingent events occurs. The employment agreement also establishes additional terms in the event of termination of his employment without cause or for good reason, which provides him the right during the 90-day period after his termination to require Topco to purchase up to $14.3 million in value of equity then held by him at a per unit price equal to the fair market value as of the date that this put right is exercised. In the event of termination without cause or if he resigns his employment for good reason the employment agreement provides him the right to severance payments based on a payment equivalent to between 12 and 24 months of base salary and annual bonus.

Contingencies

From time to time, the Company is involved in legal proceedings or subject to claims arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that in the opinion of management, if determined adversely to the Company, would have a material adverse effect on its business, financial condition, operating results or cash flow. Regardless of the outcome,

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

14. Employee Benefit Plan

The Group has a defined contribution plan established under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”), which covers substantially all employees. Employees are eligible to participate in the 401(k) Plan upon hire or by satisfying the age requirement of 21. In connection with the Dotster acquisition in 2011, the Group assumed a defined contribution plan established under Section 401(k) of the Internal Revenue Code (the “Dotster 401(k) Plan”), in which employees are eligible to participate upon the date of hire. Under these plans, an employee may contribute up to 100% of any percentage of eligible pay on a pretax basis, subject to established tax law limitations. Prior to September 1, 2012, the Company matched 100% of each participant’s annual contribution under the Dotster 401(k) Plan up to 3% of the participant’s annual base salary. Effective September 1, 2012, the Company matched 125% of each participant’s annual contribution up to a maximum of $10,000. Matching contributions by the Group related to the 2011 and 2012 plan years in the amounts of $62,000 and $0.2 million, respectively, were made to the Dotster 401(k) Plan. The Group did not make matching contributions to the 401(k) Plan in the year ended December 31, 2010, the Predecessor and Successor periods in 2011 or the year ended December 31, 2012.

Beginning January 1, 2013, the Group matches 100% of the first 3% of each participant’s annual contribution to the 401(k) plans and 50% of the next 2% of each participant’s annual contribution to the plans.

15. Related Party Transactions

The Company has various agreements in place with related parties. Below are details of related party transactions that occurred primarily during the year ended December 31, 2010 and the Predecessor period in 2011 and the Successor year ended December 31, 2012.

EIG has a contract with an entity for outsourced services. This entity’s ownership is held directly or indirectly by family members of the Company’s chief executive officer, who is also a director of the Company. For the year ended December 31, 2010, the Predecessor period in 2011 and the Successor year ended December 31, 2012, $4.6 million, $4.8 million and $4.2 million, respectively, was recorded in cost of revenue, $0.5 million $0.6 million and $1.0 million, respectively, was recorded in engineering and development expense, $36,000, $0.1 million and $0.3 million, respectively, was recorded in sales and marketing expense, and $0.9 million was recorded in general and administrative expense in the year ended December 31, 2012, relating to services provided to the Company under this agreement. Of these amounts, $0.3 million and $0.2 million was recorded in accrued expenses or accounts payable at December 31, 2011 and 2012, respectively. For the six months ended June 30, 2012 and 2013,$2.1 million and $2.2 million, respectively, was recorded in cost of revenue, $0.4 million was recorded in engineering and development expense, $0.1 million was recorded in sales and marketing expense and $1.0 million was recorded in general and administrative expense relating to services provided under this agreement.

This entity also owns an entity that provides EIG web-design services. For the Successor year ended December 31, 2012, $0.4 million was recorded in cost of revenue. For the six months ended June 30, 2012 and 2013, $0.2 million and $0.2 million, respectively, was recorded in cost of revenue.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

During 2010, the Group entered into a three-year operating lease with an entity for offices in Phoenix, Arizona for $18,054 per month. The entity is owned by two investors, one of whom is a director of the Company, and who are beneficial owners, directly and indirectly, of equity in Topco, and, in Predecessor periods, of Series A and Series C. For a period during 2010, the two investors were also employees of the Company. For the year ended December 31, 2010, the Predecessor period in 2011 and the Successor year ended December 31, 2012, $0.2 million, $0.2 million and $0.2 million, respectively, was recorded related to the lease in cost of revenue and $56,000, $56,000 and $61,000, respectively, was recorded in general and administrative expense relating to this lease.

During 2010, the Group entered into a professional consulting services agreement with an entity that is ultimately majority owned and controlled by two investors, one of whom is a director of the Company, and are beneficial owners, directly and indirectly, of equity in Topco, and, in Predecessor periods, of Series A and Series C. For a period during 2010, the two investors were also employees of the Company. For the year ended December 31, 2010, the Predecessor period in 2011 and the Successor year ended December 31, 2012, $0.4 million, $0.6 million and $0.6 million, respectively, was recorded in general and administrative expense relating to services under this agreement.

EIG has an agreement with an entity that provides a multi-layered third-party security application that is sold by the Group. The entity is collectively majority owned by the Company’s chief executive officer, who is also a director of the Company, and two investors in the Company, one of whom is a director of the Company, and are beneficial owners, directly and indirectly, of equity in Topco, and, in Predecessor periods, of Series A and Series C. For a period during 2010, the two investors were also employees of the Company. For the year ended December 31, 2010, the Predecessor period in 2011 and the Successor year ended December 31, 2012, and for six months ended June 30, 2012 and 2013, $0.3 million, $1.1 million, $2.2 million, $1.1 million and $1.6 million, respectively, was recorded in cost of revenue related to this agreement.

A subsidiary of the Company has an agreement for a 38-month operating lease (see Note 11) and cost of utilities for offices in Provo, Utah. The lessor is 90% owned and controlled by a former employee terminated as of December 31, 2011 and his family members. For the year ended December 31, 2010 and the Predecessor period in 2011, $0.1 million and $0.5 million, respectively, was recorded in cost of revenue, and $38,000 and $0.2 million, respectively, was recorded in general and administrative expense relating to this lease. In addition, the Company paid a security deposit of $0.1 million under this lease which is recorded as a current asset at December 31, 2012.

A subsidiary of EIG has an agreement with the entity that operates the Company’s Utah data center, of which 77% of the ownership and control is held directly and indirectly by two employees terminated as of May 15, 2011 and December 31, 2011, respectively, and their family members. For the year ended December 31, 2010 and the Predecessor period in 2011, $0.2 million and $2.0 million, respectively, was recorded in cost of revenue relating to this data center. Of this amount, $23,000 was recorded in accrued expenses at December 31, 2011. Also, during the predecessor period 2011, $0.1 million was capitalized as leasehold improvements and purchased software.

A subsidiary of the Company has license agreements for data center support services, with entities that are 100% owned and controlled indirectly by a former employee terminated as of December 31, 2011 and his family members. For the year ended December 31, 2010 and the Predecessor period in 2011, $0.1 million and $0.6 million, respectively, was recorded in cost of revenue relating to these license agreements.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

16. Subsequent Events

The Company performed an evaluation of subsequent events after the audited balance sheet date of December 31, 2012 through May 17, 2013, the date these financial statements were available to be released. With respect to the unaudited consolidated financial statements as of and for the six months ended June 30, 2013, the Company evaluated subsequent events through the date of the filing.

On August 9, 2013, the Company entered into an amendment to the November First Lien (see Note 8) and borrowed an additional $90.0 million of incremental term loans under the November First Lien. In connection with the amendment to the November First Lien, the Company repaid the amounts then outstanding under the Revolver. Commencing on September 30, 2013, the November First Lien will have a mandatory repayment of approximately $2.2 million at the end of each quarter.

In August 2013, the Company signed an agreement to acquire Directi Web Technology Pvt. Ltd. (“Directi”) from Directi Web Technologies Holdings, Inc. (“Directi Holdings”) for a purchase price that is estimated to be between $100.0 million and $110.0 million payable in a combination of cash and a promissory note that will mature on April 15, 2014, or, under specified conditions, at the election of the seller, a combination of cash, promissory note or shares of the Company’s common stock. The completion of the acquisition is subject to the satisfaction or waiver of specified customary closing conditions. The Company paid $5.0 million on signing the agreement, which will be credited against the purchase price and will be refunded if the proposed acquisition does not close for specified reasons. The Company expects to close the acquisition during the fourth quarter of 2013. In addition, in connection with the proposed acquisition of Directi, the Company entered into agreements with entities affiliated with Directi Holdings pursuant to which, among other things, the Company may be obligated to make aggregate cash payments of up to a maximum of approximately $62.0 million, subject to specified terms, conditions and operational contingencies.

On September 30, 2013, the Company entered into a new employment agreement with its chief executive officer, which sets forth, among other things, the terms of the chief executive officer’s annual base salary, bonus and equity compensation and provides for a cash payment of $15,000,000 to the chief executive officer upon the closing of an initial public offering, as defined in the agreement.

INDEPENDENT AUDITOR’S REPORT

Members

HostGator.com LLC

Houston, Texas

We have audited the accompanying consolidated financial statements of HostGator.com LLC and its affiliates, which comprise the consolidated balance sheet as of July 12, 2012 and the related consolidated statements of operations, members’ deficit, and cash flows for the period from January 1, 2012 to July 12, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HostGator.com LLC and its affiliates as of July 12, 2012 and the results of their operations and their cash flows for the period from January 1, 2012 to July 12, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 12 to the consolidated financial statements, on July 13, 2012, The Endurance International Group, Inc. acquired all of the outstanding membership units of HostGator.com LLC.

/s/ BDO USA, LLP

Boston, Massachusetts

June 21, 2013

HOSTGATOR.COM LLC AND AFFILIATES

CONSOLIDATED BALANCE SHEET

July 12, 2012
Assets

Current Assets
Cash and cash equivalents	$16,390,595
Accounts receivable	38,845
Accrued interest receivable	18,442
Prepaid expenses	186,887
Assets of consolidated variable interest entities:
Cash and cash equivalents	133,166
Note receivable—related party	1,741,217
Prepaid expenses	28,429

Total Current Assets	18,537,581

Property and Equipment, at cost, less accumulated depreciation	1,738,074

Property and Equipment of Consolidated Variable Interest Entities, at cost, less accumulated depreciation	7,731,261

Other Assets
Note receivable—Bweeb	1,932,880
Security deposits	8,371
Other assets	12,000

Total Other Assets	1,953,251

Total Assets	$29,960,167

Liabilities

Current Liabilities
Accounts payable, trade	$11,706
Accrued expenses	24,904,731
State franchise tax payable	496,051
Deferred revenue	17,249,062
Liabilities of consolidated variable interest entities:
Accrued expenses and other	45,221
Current portion of long-term debt	3,429,228

Total Current Liabilities	46,135,999
Deferred Revenue, less current portion	5,062,400

Total Liabilities	51,198,399

Commitments and Contingencies (Note 11)

Members’ Deficit
Accumulated deficit	(24,193,247)

Total HostGator.com LLC members’ deficit	(24,193,247)

Noncontrolling Interest	2,955,015

Total Members’ Deficit	(21,238,232)

Total Liabilities and Members’ Deficit	$29,960,167

See accompanying notes to financial statements.

HOSTGATOR.COM LLC AND AFFILIATES

CONSOLIDATED STATEMENT OF OPERATIONS

January 1, 2012 through July 12, 2012
Net Revenue	$70,554,807
Cost of Revenue	17,181,901

Gross Profit	53,372,906
Operating Expenses	50,965,017

Operating Income	2,407,889

Other Income (Expense)
Rental income	138,522
Interest income	16,980
Equity in gain of Site 5	113,493
Interest expense	(57,949)
Dividend income	188,080
Loss on investments	(1,994,538)

Total Other Expense	(1,595,412)

Net Income Before Income Taxes	812,477
Income Tax Expense	(506,173)

Net Income	306,304
Less: Net income attributable to noncontrolling interest	(765,137)

Net Loss Attributable to HostGator.com LLC	$(458,833)

See accompanying notes to financial statements.

HOSTGATOR.COM LLC AND AFFILIATES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

	January 1, 2012 through July 12, 2012
	Accumulated Deficit	Noncontrolling Interest	Total Members’ Deficit
Balance, January 1, 2012	$(9,791,324)	$2,088,681	$(7,702,643)
Contributions	—	101,197	101,197
Net income (loss)	(458,833)	765,137	306,304
Distributions	(13,943,090)	—	(13,943,090)

Balance, July 12, 2012	$(24,193,247)	$2,955,015	$(21,238,232)

See accompanying notes to financial statements.

HOSTGATOR.COM LLC AND AFFILIATES

CONSOLIDATED STATEMENT OF CASH FLOWS

January 1, 2012 through July 12, 2012
Cash Flows From Operating Activities
Net income	$306,304
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	444,699
Gain of equity method investment in Site 5	(113,493)
Interest income accrued on notes receivable	(6,116)
Changes in operating assets and liabilities:
Accounts receivable	(38,845)
Prepaid expenses and other assets	(14,416)
Accounts payable	(567,143)
Accrued expenses	21,566,429
State income tax payable	(196,550)
Deferred revenue	816,827

Net cash flows provided by operating activities	22,197,696

Cash Flows From Investing Activities
Investment in property and equipment	(136,836)
Payments received on notes receivable	(20,948)
Dividends received from equity investee	(350,000)

Net cash flows used in investing activities	(507,784)

Cash Flows From Financing Activities
Repayment of long-term debt	(710,159)
Contributions	101,197
Distributions	(8,771,898)

Net cash flows used in financing activities	(9,380,860)

Net Increase in Cash and Cash Equivalents	13,324,620
Cash and Cash Equivalents, beginning of year	3,199,141

Cash and Cash Equivalents, end of year	$16,523,761

Summary of Cash and Cash Equivalents
HostGator.com LLC	$16,390,595
Oxley Leasing LLC	106,084
Oxley Leasing of Austin LLC	27,082

Cash and Cash Equivalents, end of year	$16,523,761

Supplemental Cash Flow Information
Interest paid	$142,000
State of Texas franchise tax paid	$703,000
Non-Cash Items:
Non-cash distributions related to member note receivable	$5,171,192

See accompanying notes to financial statements.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

HostGator.com LLC (the “Company”), was organized in the State of Florida on September 2, 2004.

The Company is a leading provider of shared, reseller and dedicated web hosting serving customers ranging from individual freelancers to Fortune 500 companies in more than 170 countries.

2. Summary of Significant Accounting Policies

Basis of Preparation

The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated on consolidation.

Variable Interest Entities

Financial accounting standards require the “primary beneficiary” of a variable interest entity (“VIE”) to include the VIE’s assets, liabilities and operating results in its consolidated financial statements. A VIE is an entity with one or more of the following characteristics: (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (ii) as a group, the holders of the equity investment at risk lack the ability to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb expected losses or the right to receive expected residual returns; or (iii) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor. A VIE is consolidated by the variable interest holder that is determined to have the controlling financial interest (primary beneficiary) as a result of having both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE.

Oxley Leasing LLC (“Oxley”), a single member LLC owned by the Company’s Chairman, was formed on July 31, 2006 and owns and manages commercial real estate in Houston, Texas which is occupied by the Company. Oxley Leasing of Austin LLC (“Oxley Austin”), a single member LLC owned by the Company’s Chairman, was formed on January 18, 2010 and owns and manages commercial real estate in Austin, Texas which is occupied by the Company.

Based on an evaluation of its involvement in the activities of Oxley and Oxley Austin (collectively, the “VIEs”), the Company has determined that it is the primary beneficiary of these entities. Consequently, the accompanying consolidated financial statements include the accounts of the Company, Oxley and effective as of January 18, 2010, Oxley Austin. The Company determined it was the primary beneficiary based on a qualitative assessment of the purpose and design of the VIEs, the risk that the VIEs were designed and pass along to other entities, the activities of the VIEs that could be directed and which entity could direct them, and the expected relative impact of those activities on the economic performance of the VIEs.

As of July 12, 2012, Oxley had total assets of $3,669,345. From January 1, 2012 through July 12, 2012, Oxley reported net income of $145,243, before elimination of intra-entity rental income of $342,000. As of July 12, 2012, Oxley Austin had total assets of $5,964,728. From January 1, 2012 through July 12, 2012, Oxley Austin reported net income of $619,894, before elimination of intra-entity rental income of $767,100.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The VIE’s assets can only be used to settle obligations of that VIE. Other than contractually determined collateral, creditors and beneficial holders of the VIE have no recourse to the assets or general credit of the Company.

As more fully described in Note 3, Oxley has notes receivable from Oxley Leasing 2550 LLC (“Oxley 2550”) and Oxley Properties Austin LLC (“Oxley Properties Austin”), entities related through common ownership. In addition, as more fully described in Note 12, the Company is a guarantor on Oxley 2550’s mortgage note payable. The Company evaluated the criteria for consolidation of these VIEs and determined that it is not the primary beneficiary of Oxley 2550 or Oxley Properties Austin because the Company lacks the power to direct the activities of these entities that most significantly impacts their economic performance. Therefore consolidation of these entities in the Company’s consolidated financial statements is not required.

Principles of Consolidation

The consolidated financial statements include the accounts of Hostgator.com LLC, Oxley and Oxley Austin. All material intra-entity accounts and transactions have been eliminated during the consolidation process.

Investment in Unconsolidated Entity

Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling interest in, an unconsolidated entity. Factors considered in determining whether the Company has significant influence or the Company has control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement. The accounting policy relating to the use of the equity method of accounting is a critical accounting policy due to the judgment required in determining whether the Company is the primary beneficiary or has control or significant influence.

From time to time, the Company invests in separate entities that provide shared, reseller and dedicated web hosting services. Other investors generally are otherwise unrelated strategic partners. When the Company owns less than a controlling interest, these entities are accounted for under the equity or cost method.

World Wide Web Hosting, LLC (“Site 5”) provides web hosting services and is fifty percent owned by the Company while the other fifty percent is owned by an unrelated third party corporation, Bweeb, Inc. (“Bweeb”). The Company uses the equity method of accounting for its investment in Site 5 because the Company has a significant but less than controlling interest in the entity.

The Company records its investment in Site 5 in the accompanying consolidated balance sheet and its share of Site 5’s earnings or losses in the accompanying consolidated statement of operations.

Advances to and dividends received from Site 5, if any, are included in the investment balance. The equity method is discontinued if the investments carrying value by recognition of losses is reduced to zero.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management’s estimates and assumptions include, but are not limited to, the determination of revenue and related reserves, the collectability of accounts receivable, the estimated useful lives of property and equipment and the recoverability of long-lived assets. Management’s estimates and assumptions are derived from and are continually evaluated based upon available information, judgment and experience. Because of inherent uncertainties, it is at least reasonably possible that the estimates used will change in the near term.

Concentrations of Credit and Other Risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivables. Cash and cash equivalents are maintained at accredited financial institutions and at times, balances exceed federally insured limits. The Company has never experienced any losses related to these balances. All of the Company’s non-interest bearing cash balances held at accredited financial institutions were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250 thousand per depositor at each financial institution and the Company’s non-interest bearing cash balances may again exceed federally insured limits.

For the period ended July 12, 2012 no customer represented 10% or more of the Company’s total revenue.

Revenue Recognition and Deferred Revenue

The Company provides hosting services to its customers and generally does not sell individual hardware and software products. Its customers pay for a non-refundable installation fee and a monthly recurring charge based upon the size and complexity of the IT systems the Company manages and the level of service it provides. Revenue is recognized when (i) there is persuasive evidence that an arrangement exists; (ii) the service has been provided to the customer; (iii) the amount of fees to be paid by the customer is fixed or determinable; and (iv) the collection of the fees is reasonably assured.

Hosting revenue, including installation fees, is recognized on a monthly basis, beginning on the date the customer commences use of the Company’s services. Hosting revenue is recognized over the contractual term of the customer contract. Customers generally continue to utilize the Company’s services beyond the initial contract term which typically ranges from one month to three years. As a result, installation fees are recognized ratably over the estimated life of the customer relationship.

Deferred revenue represents collections from customers in advance for services not yet performed and are recognized as revenue in the period service is provided. As of July 12, 2012 deferred revenue of $22,311,462 was recorded in the accompanying consolidated balance sheets.

Revenue from other professional services is recognized in the period the services are provided when deemed separable from any related hosting services. When other professional services are not separable from any related hosting services, the associated revenue is recognized over the term of the

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

related hosting agreement. For revenue arrangements with multiple units of accounting, such as an arrangement that includes hosting services and other professional services, the total amount the customer will pay is allocated to the separate units of accounting based on their relative fair values, as determined by the price of the undelivered items when sold separately.

In determining whether the other professional services can be accounted for separately from hosting revenue, the following factors for each agreement are considered: (i) availability of the services from other vendors; (ii) whether objective and reliable evidence for fair value exists for the undelivered elements: (iii) the nature of the professional services; (iv) the timing of when the services contract was signed in comparison to the subscription service start date; and (v) the contractual dependence of the subscription service on the customer’s satisfaction with the professional services. Revenue related to other professional services has not been a significant component of revenue.

The Company’s hosting arrangements contain service level commitments with its customers. To the extent that such service levels are not achieved, or otherwise disputed due to third party power or service issues, unfavorable weather, or other service interruptions or conditions, the Company is required to issue service credits for a portion of the hosting service fees paid by its customers. At each reporting period, the amount of credits to be issued is estimated and a reduction to revenue is recorded. To estimate service credits, the Company utilizes historical data and known credits yet to be issued to its customers.

Cost of Revenue

The Company’s cost of revenue consists primarily of expenses related to a third party data center facility. These costs typically include uncapitalized infrastructure costs including software licenses, rental fees, replacement components, bandwidth and power costs.

Installation Costs

Setup and other direct installation activities are performed at the inception of a specific arrangement with each customer to enable the Company to perform under the terms of the arrangement. These setup or installation costs are expensed as incurred.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade receivables and other receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest. Collectability is assessed based on a number of factors, including customer payment history and creditworthiness. Generally, collateral is not requested from customers, although in certain cases the customer may be required to prepay for services. When evaluating the adequacy of allowances for doubtful accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer creditworthiness, and changes in customer payment terms are analyzed. Customer accounts receivable balances are written-off to the allowance for doubtful accounts when it becomes likely that

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Company will not collect from the customer. As of July 12, 2012, there was no allowance for doubtful accounts. In addition, at the end of a given period, customer service level credits are estimated based on historical data and known credits yet to be issued. Customer credits reduce revenue and accounts receivable in the period the estimate is recorded.

Property and Equipment

Property and equipment are recorded at cost. Depreciation expense is provided using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Useful Lives
Autos and trucks	5 years
Computer equipment	5 years
Machinery and equipment	5 years
Furniture and fixtures	5-7 years
Building and improvements	15-39 years
Leasehold improvements	Shorter of useful life or remaining term of lease

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any assets’ future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

The Company, Oxley and Oxley Austin are limited liability companies. Under the provisions of the Internal Revenue Code, the Company has elected to be taxed as an S-Corporation. Oxley and Oxley Austin have chosen to be taxed as single member LLCs. Accordingly, items of income, loss, deductions and credits flow through to the individual owner’s income tax return and are not taxed at the respective entity level.

The State of Texas (“Texas”) imposes state franchise taxes on statutorily defined revenues at the entity level instead of at the individual owner’s level. Consequently, payments made or amounts due to Texas are recognized by the Company as income tax expense. From January 1, 2012 through July 12, 2012, the amount of franchise taxes imposed by Texas was approximately $506,000 which is included in income tax expense in the accompanying consolidated statements of operations.

The Company, Oxley and Oxley Austin file tax returns in the U.S. federal jurisdiction, and various state jurisdictions. The Company, Oxley and Oxley Austin are no longer subject to U.S. federal, state and local tax examinations by tax authorities for years before 2008.

The Company’s management evaluates tax positions taken by the Company and recognizes a tax liability if the Company has taken an uncertain position that is more likely than not (i.e. a likelihood

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of more than fifty percent) would not be sustained upon examination by the Internal Revenue Service. The Company’s management has analyzed the tax positions taken by the Company and has concluded that as of July 12, 2012, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the consolidated financial statements.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the period ended July 12, 2012. The Company had no accruals for interest and penalties at July 12, 2012.

Fair Value of Financial Instruments

The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents, contract receivables, other receivables, accounts payable and accrued expenses approximate their carrying values principally because of the short maturity of those items. Long-term debt approximates fair value based on current rates available to the Company for loans with similar characteristics and maturities.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Total advertising and marketing expense for the period ended July 12, 2012 was $8,204,100.

2. Note Receivable—Bweeb, Inc.

In connection with the acquisition of its 50% interest in Site 5, the Company executed a Promissory Note (the “Note”) with Bweeb under which the Company agreed to loan Bweeb up to the principal amount of $2,000,000 over a twenty-five month period commencing in November 2008. Proceeds from the Note were utilized by Bweeb to fund a portion of its 50% investment in Site 5.

All amounts due under the Note are collateralized by a first priority security interest in 40% of Bweeb’s ownership or membership interest in Site 5.

Outstanding borrowings under the Note bear interest at 1.65% per annum and are due in successive annual payments of interest only beginning on December 1, 2008. The entire principal and accrued interest balance is due and payable in November 2017. Payments are to be applied first, to accrued interest and second, to reduce outstanding principal. Consequently, the entire outstanding principal balance of the Note, which amounted to $1,932,880 at July 12, 2012, has been classified as a long-term asset in the accompanying consolidated balance sheets.

3. Related Party Transactions

At July 12, 2012, Oxley notes receivable from its Member in the aggregate amount of approximately $1,741,000. The notes bear interest at a rate of 0.30% per annum and are due on demand.

During the period ended July 12, 2012, the Company provided data services to Hostgator Brasil Hospedagem E Suporte Tecnico p/ Paginas da Internet, Ltda., an entity related to the Company through common ownership. Payments for data services during the period ended July 12, 2012 totaled approximately $382,000 and were recognized as a reduction of cost of revenues in the accompanying consolidated statement of operations.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property and Equipment

Property and equipment of the Company consist of the following:

July 12, 2012
Machinery and equipment	$605,460
Furniture and fixtures	1,463,080
Autos and trucks	151,522
Leasehold improvements	138,073
Computer equipment	749,621

Total cost	3,107,756
Accumulated depreciation and amortization	(1,369,682)

Net property and equipment	$1,738,074

Property and equipment of Oxley and Oxley Austin consist of the following:

July 12, 2012
Land	$1,181,690
Buildings and improvements	7,415,458
Machinery and equipment	288,995

Total cost	8,886,143
Accumulated depreciation and amortization	(1,154,882)

Net property and equipment	$7,731,261

For the period ending July 12, 2012, depreciation expense for the Company, Oxley and Oxley Austin approximated $445,000.

5. Investment in Site 5

Each member of Site 5 has equal voting rights with respect to its activities, is obligated to make equal capital contributions and receive proportionate distributions and to split profits and losses, including distributions thereof, in accordance with the terms of the operating agreement and amendments thereto (the “Agreements”) between the parties. This structure provides equal voting rights with respect to the activities of Site 5; however, final authority resides with Bweeb in the event of an impasse. The Company shares in the profits and losses of Site 5 in accordance with the Agreements, which approximates its ownership interest. As of July 12, 2012, the Company’s equity in net assets of the investment is zero.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the financial position and results of operations of Site 5 as of and for the period ended July 12, 2012:

July 12, 2012
Current assets	$573,069
Fixed and other assets	3,671,963

Total assets	$4,245,032

Current liabilities	$1,465,821
Members’ equity	2,779,211

Total liabilities and members’ equity	$4,245,032

January 1, 2012 through July 12, 2012
Results of operations:
Revenues	$3,660,414
Costs and expenses	3,433,428

Net income for the year	$226,896

Carrying value of investments under equity method:
Equity in net assets at beginning of year	$236,507
Dividends received	350,000
Equity in net income	113,493

Equity in net assets at July 12, 2012	$—

6. Fair Value Measurements

The following valuation hierarchy is used for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 inputs are quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument; and

•	Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

As of July 12, 2012, the Company’s has no financial asset or liability required to be measured on a recurring basis subject to level 1, level 2 or level 3 measurements.

The Company recorded a $1,994,538 loss on the sale of foreign currency securities during the period ended July 12, 2012. This loss relates to investments purchased and sold within the period ended July 12, 2012. The Company had no investment balances at July 12, 2012.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Debt of Consolidated Variable Interest Entities

Oxley Austin had a mortgage note payable on the Austin, Texas office facility, payable in monthly installments of $26,698, including interest at LIBOR, as determined by the lender, plus 2.5%. The total outstanding balance as of July 12, 2012 was $3,429,228.

Interest expense on the mortgage notes payable totaled approximately $58,000 for the period ended July 12, 2012.

The mortgage note payable on the Austin, Texas office facility contains certain financial and non-financial covenants that require, among other things, a minimum ratio of debt to equity, a minimum ratio of principal and interest payments to earnings before interest and depreciation expenses, and limits additional capital and other investments and additional indebtedness.

As of July 12, 2012, Oxley Austin had not met the requirements under the covenants, resulting in a default under the terms of the mortgage note agreement. Consequently, this mortgage note payable in the amount of $3,429,228 has been classified as a current liability in the accompanying July 12, 2012 consolidated balance sheet. This amount was paid in full subsequent to year end with the proceeds from the acquisition (See Note 12).

8. Leasing Activities

Oxley Austin leases office space at its Austin, Texas facility to an unrelated third party tenant under a non-cancelable operating lease that expires in 2018. Minimum future rental payments due under this operating lease as of July 12, 2012 are as follows:

Period ended December 31, 2012	Amount
2012	$64,000
2013	133,100
2014	138,300
2015	143,400
2016	148,500
Thereafter	171,700

$799,000

Revenue from leasing activities for the period ending July 12, 2012 was approximately $138,000.

9. Employee Benefit Plan and Transaction Bonus

During 2011, the Company adopted a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees’ contributions at the discretion of management. Matching contributions and other plan expenses totaled $24,600 for the period ending July 12, 2012.

In connection with the acquisition of the Company (see Note 12), the Company gave a one-time transaction bonus to its employees of approximately $19,900,000, which is included in accrued expenses on the Company’s balance sheet as of July 12, 2012 and operating expenses in the statement of operations.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Guarantees

The Company is a guarantor on the mortgage note payable on the Austin, Texas office facility in the amount of $3,429,228 as of July 12, 2012.

The Company and its Member are also guarantors of Oxley 2550 mortgage note payable. The note is collateralized by underlying property in Houston, Texas. The principal balance of the Oxley Leasing 2550 LLC mortgage note payable was approximately $5,100,000 as of July 12, 2012.

Examples of events that would require the Company to provide cash payments pursuant to these guarantees include a loan default, which would result from Oxley Austin or Oxley 2550 failure to service their debt when due or non-compliance with financial covenants or inadequacy of asset collateral.

As discussed in Note 12, in connection with the sale of HostGator.com LLC both the Oxley Austin and the Oxley Leasing 2550 LLC mortgage notes payable were repaid in full.

11. Commitments and Contingencies

Operating Leases

Oxley leases parking facilities located at its Houston, Texas office facility from unrelated third parties under non-cancellable operating leases expiring at various dates through March 2015. The leases require the Company to pay maintenance, insurance and taxes on leased facilities. Minimum future rental payments required under these operating leases as of July 12, 2012 are as follows:

Period ended December 31, 2012	Amount
2012	$46,200
2013	95,900
2014	84,200
2015	18,500

$244,800

Rent expense for the period ending July 12, 2012 was approximately $46,000.

Contingencies

The Company is, from time to time, involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

12. Subsequent Events

On July 13, 2012, The Endurance International Group, Inc. (“EIG”), a provider of online products and services primarily to small and medium size businesses, acquired all of the outstanding membership units of HostGator.com LLC for an aggregate purchase price of approximately $227.3 million in cash and $73.6 million in deferred payments.

HOSTGATOR.COM LLC AND AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of the acquisition, subsequent to July 12, 2012, Oxley and Oxley Austin no longer meet the criteria for consolidation as a VIE of the Company.

In connection with the acquisition of HostGator.com LLC by EIG, a portion of the proceeds were used to settle in full the mortgages of Oxley Austin and Oxley Leasing 2550 LLC related to certain buildings in Houston and Austin, Texas.

Management has evaluated subsequent events through June 21, 2013, the date which the consolidated financial statements were available to be issued. Except as disclosed in Notes 7 and 10 and described above, management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in, the consolidated financial statements.

Endurance International Group Holdings, Inc.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

THE YEAR ENDED DECEMBER 31, 2012

On July 13, 2012, The Endurance International Group, Inc., a wholly owned subsidiary of the Company (“EIG”), acquired all of the membership units of Hostgator.com LLC (“Hostgator”), a privately-held leading provider of shared, VPS and dedicated web hosting services to small- and medium-sized businesses. As a result, Hostgator is now a wholly-owned subsidiary of EIG. The aggregate purchase price was $299.8 million, of which $227.3 million was paid in cash at the closing. Under the terms of the purchase agreement (the “Hostgator Agreement”), within 120 days of the closing date of the acquisition, the purchase consideration was subject to a working capital adjustment, which resulted in an additional $0.8 million due and payable by EIG at December 31, 2012. The Company is also obligated to pay additional purchase consideration of $49.4 million and $24.2 million, due 12 and 18 months from the acquisition date, respectively. The net present value of the future cash consideration payments are $47.9 million and $23.0 million. These amounts are included in the aggregate purchase price above. Under the terms of the Hostgator Agreement, the Company is also obligated to pay amounts deemed to be future compensation for certain employees in the amounts of $2.9 million and $2.0 million, also due 12 and 18 months from the acquisition date, respectively.

The unaudited pro forma combined statement of operations for the year ended December 31, 2012 presented herein are based on the historical audited financial statements of EIG and Hostgator as if the acquisition was consummated on January 1, 2012, and after giving effect to the acquisition and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma combined statements of operations.

The EIG statements of operations for the year ended December 31, 2012 reflected in these pro forma statements were derived from its audited consolidated financial statements included in the Registration statement for the year ended December 31, 2012. The Hostgator statement of operations for the period January 1, 2012 through July 12, 2012 were derived from its audited financial statements included in the Registration statement. The unaudited pro forma combined statements of operations, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of EIG for the year ended December 31, 2012 and the historical consolidated financial statements of Hostgator for the period ended July 12, 2012.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2012

(amounts in thousands)

	EIG(1)	Hostgator(2)	Pro Forma Adjustments	EIG Unaudited Pro Forma Combined
Revenue	$292,156	$70,555	$—	$362,711
Cost of revenue (see Note 2(A))	237,179	17,182	15,834	270,195

Gross profit	54,977	53,373	(15,834)	92,516
Total operating expenses (see Note 2(B))	145,324	50,965	(17,509)	178,780

Operating (loss) income	(90,347)	2,408	1,675	(86,264)

Other income (expense):
Interest income	34	17	—	51
Interest expense (see Note 2(C))	(126,165)	(58)	(36,281)	(162,504)
Other	—	(1,555)	—	(1,555)

Total other expense—net	(126,131)	(1,596)	(36,281)	(164,008)

Loss before income taxes	(216,478)	812	(34,606)	(250,272)
Income tax expense (benefit)	(77,203)	506	—	(76,697)
Equity loss (income) of unconsolidated entities, net of tax	23	—	—	23
Less: Net income attributable to noncontrolling interest	—	(765)	—	(765)

Net loss	$(139,298)	$(459)	$(34,606)	$(174,363)

(1)	Amounts represent historical results of operations for EIG for the year ended December 31, 2012 and were derived from its audited financial statements for the year ended December 31, 2012.
(2)	Amounts represent historical results of operations for Hostgator for the period from January 1, 2012 to July 12, 2012 and were derived from its audited financial statements for the period ended July 12, 2012.

See accompanying notes to the unaudited pro forma combined statements of operations.

1. Basis of Presentation

The unaudited pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been consummated as of January 1, 2012. Pro forma adjustments reflect only those adjustments which are factually determinable. The unaudited pro forma statements of operations do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition, and do not include any estimates of future integration costs.

The preliminary purchase consideration and purchase price allocation has been presented and does not necessarily represent the final purchase price allocation. The allocations of the purchase consideration to tangible and intangible assets acquired and liabilities assumed herein were based upon preliminary valuations and our estimates and assumptions are still subject to change.

Purchase Price:

The Company accounted for the HostGator acquisition as a business combination using the purchase method of accounting. The Company allocated the preliminary purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Developed technology has an estimated useful life of ten years and subscriber relationships and trade names have estimated useful lives of 20 years and ten years, respectively. The excess of the purchase price over the fair value of the identifiable assets and assumed liabilities was recorded as goodwill. The following table summarizes the preliminary purchase price allocation on the acquisition date and the estimated fair values of goodwill, intangible assets and tangible assets acquired and liabilities assumed (in thousands):

Cash	$593
Accounts receivable	512
Prepaid expenses and other current assets	2,762
Property and equipment	315
Intangible assets	116,060
Investment	10,000
Deferred tax asset	2,067
Goodwill	189,296

Total assets acquired	321,605

Accounts payable	147
Accrued expenses	5,102
Deferred revenue	16,558

Total liabilities assumed	21,807

Net assets acquired	$299,798

2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma combined statements of operations are as follows:

A. Adjustment to record $15.8 million of amortization expense for the $116.1 million of acquired intangible assets for HostGator for the period ended July 12, 2012.

B. Adjustment to record incremental rental expense and reverse depreciation expense related to the previously consolidated variable interest entity. Adjustment to reverse the transaction bonus paid to employees by the former owner which relates solely to this acquisition and record post acquisition bonus expense.

C. Adjustment to record interest expense relating to the incremental financial indebtedness that was incurred to finance the acquisition.

With integrated technology, targeted solutions, and a repository of real-life subscriber data to guide us, Endurance delivers the cloud-based solutions—and smart advice—that small- and medium-sized business owners need to thrive online.

THAT'S OUR IDEA
DELIVERED.

DOMAIN.COM iPage FatCow bluehost.com HostGator IPOWER

             Shares

Endurance International Group Holdings, Inc.

Common Stock

Goldman, Sachs & Co.

Credit Suisse

Morgan Stanley

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the listing fee of The NASDAQ Global Market.

Amount
SEC registration fee		$54,560
FINRA filing fee		60,500
NASDAQ Global Market listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing and engraving expenses		*
Other expenses of public company preparation		*

Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Although directors designated for election to our board of directors by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

In connection with our acquisition of Bluehost Inc., Hostmonster Inc. and FastDomain Inc. in November and December 2010, EIG Investors Corp., our wholly owned subsidiary, issued 20,920 shares of series C preferred stock to certain investors for an aggregate purchase price of $20.9 million, and Endurance International Group Holdings, LLC issued 4,557 class B units that were issued to certain investors. In addition, EIG Investors Corp. issued to the sellers in these acquisitions a promissory note in aggregate principal amount of $20.0 million, which was convertible into class A units of our prior parent, Endurance International Group Holdings, LLC.

In connection with our acquisition of Dotster, Inc. in July 2011, EIG Investors Corp. issued 38,000 shares of series D preferred stock to an investor for an aggregate purchase price of $38.0 million.

In December 2011, approximately 5,999 shares of series A preferred stock in EIG Investors Corp. were exchanged by certain holders of EIG Investor Corp.’s outstanding series A preferred stock for class A units of Endurance International Group Holdings, LLC. In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs acquired a controlling interest in our company. We refer to this transaction as the Sponsor Acquisition. In connection with the Sponsor Acquisition, in December 2011, WP Expedition Topco L.P., issued 508,359,791 class A units to entities and investment funds affiliated with Warburg Pincus and Goldman Sachs and certain other entities and individuals for an aggregate purchase price of $508.4 million. EIG Investors Corp. issued 1,000 shares of common stock to Endurance International Group Holdings, LLC for an aggregate purchase price of $683.1 million and 150,000 shares of series E preferred stock to Endurance International Group Holdings, LLC having an aggregate liquidation preference of $150.0 million.

Prior to June 2013, we were a Delaware limited partnership named WP Expedition Holdings L.P. In June 2013, WP Expedition Holdings L.P. was converted to a Delaware corporation, and we issued 1,000 shares of our common stock to WP Expedition Midco L.P., the sole limited partner of WP Expedition Holdings L.P., in exchange for prior contributions by WP Expedition Midco L.P. to WP Expedition Holdings L.P.

Since its formation, WP Expedition Topco L.P. has issued 43,552,998 class B-1 units, of which 85,762 class B-1 units were forfeited, and 25,941,044 class B-2 units, of which 86,490 class B-2 units were forfeited, to certain of our employees.

No underwriters were used in the foregoing transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement of which this prospectus is a part are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on this 8th day of October, 2013.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Hari Ravichandran
Hari Ravichandran President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Hari Ravichandran Hari Ravichandran	President, Chief Executive Officer and Director (principal executive officer)	October 8, 2013

/s/ Tivanka Ellawala Tivanka Ellawala	Chief Financial Officer (principal financial officer)	October 8, 2013

/s/ Christina Lane Christina Lane	Chief Accounting Officer (principal accounting officer)	October 8, 2013

* James C. Neary	Chairman of the Board of Directors	October 8, 2013

* Dale Crandall	Director	October 8, 2013

* Joseph P. DiSabato	Director	October 8, 2013

Signature	Title	Date

* Thomas Gorny	Director	October 8, 2013

* Michael Hayford	Director	October 8, 2013

* Peter J. Perrone	Director	October 8, 2013

* Chandler J. Reedy	Director	October 8, 2013

* Justin L. Sadrian	Director	October 8, 2013

*By:	/s/ Hari Ravichandran
Hari Ravichandran Attorney-in-Fact

EXHIBIT INDEX

Some of the agreements included as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number		Description

1.1	*	Form of Underwriting Agreement

3.1		Certificate of Incorporation of the Registrant

3.2	*	Form of Certificate of Amendment of Certificate of Incorporation of the Registrant, to be effective prior to the closing of the offering

3.3		Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering

3.4		Bylaws of the Registrant

3.5		Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering

4.1		Specimen Certificate evidencing shares of Common Stock

4.2		Form of Second Amended and Restated Registration Rights Agreement by and among the Registrant and the other parties thereto

4.3		Form of Stockholders Agreement by and among the Registrant and certain holders of our common stock

5.1	*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1		2013 Stock Incentive Plan, to be effective upon the closing of this offering

10.2		Form of Stock Option Agreement under the 2013 Stock Incentive Plan

10.3		Form of Restricted Stock Agreement under the 2013 Stock Incentive Plan

10.4		Management Incentive Plan of Registrant

10.5	**	Gross Lease, dated May 17, 2012, by and between The Endurance International Group, Inc. and MEPT Burlington, LLC, as amended on June 13, 2013

10.6	**†	Master Services Agreement, dated as of June 26, 2006, by and between HostGator.com LLC and SoftLayer Technologies, Inc. (f/k/a the Planet.com Internet Services, Inc.), as amended on November 9, 2012

10.7	**†	Collocation/Interconnection License, dated as of May 29, 2007, by and between The Endurance International Group, Inc. and Markley Boston, LLC, as amended on June 1, 2007, August 31, 2008, December 4, 2008, April 30, 2009, February 2011 and February 6, 2012

10.8	**†	Master Services Agreement, dated as of April 30, 2009, by and between The Endurance International Group, Inc. and Switch and Data Management Company, LLC

Exhibit Number		Description

10.9	**†	Master Service Agreement, dated as of May 10, 2011, Ace Data Center Collocation Service Level Agreement, dated May 10, 2011 and Ace Data Centers IP Transit Service (Carrier Services) Agreement, dated as of October 20, 2010, by and between The Endurance International Group, Inc. and Ace Data Centers, Inc.

10.10	**†	Ace Data Center Rack Cabinet and Power Services Agreement, dated as of June 3, 2011, as amended August 15, 2011, and Bandwidth Internet and Private Line Services Agreement, dated as of May 10, 2011, by and between The Endurance International Group, Inc. and Ace Data Centers, Inc.

10.11	**†	Collocation/Interconnection License, dated as of February 2, 2012, by and between The Endurance International Group, Inc. and One Summer Collocation, LLC, as amended January 4, 2013

10.12	**	Second Amended and Restated Credit Agreement, dated as of November 9, 2012, by and among WP Expedition Holdings L.P., EIG Investors Corp., as Borrower, the lenders party thereto, and Credit Suisse AG, as Administrative Agent

10.13	**	Second Lien Credit Agreement, dated as of November 9, 2012, by and among WP Expedition Holdings L.P., EIG Investors Corp., as Borrower, the lenders party thereto, and Credit Suisse AG, as Administrative Agent

10.14	**	Collateral Agreement, dated as of December 22, 2011, by and among WP Expedition Holdings LLC, WP Expedition Merger Sub, Inc., EIG Investors Corp., the other grantors party thereto, and Credit Suisse AG, as Administrative Agent

10.15	**	Second Lien Collateral Agreement, dated as of November 9, 2012, by and among WP Expedition Holdings L.P., EIG Investors Corp., the other grantors party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent

10.16	**	Master Guarantee Agreement, dated as of December 22, 2011, by and among WP Expedition Holdings LLC, WP Expedition Merger Sub, Inc., EIG Investors Corp., the other guarantors party thereto, and Credit Suisse AG, as Administrative Agent

10.17	**	Second Lien Master Guarantee Agreement, dated as of November 9, 2012, by and among WP Expedition Holdings L.P., EIG Investors Corp., the other guarantors party thereto, and Credit Suisse AG, as Administrative Agent

10.18	**	Amended and Restated Intercreditor Agreement, dated as of November 9, 2012, by and among WP Expedition Holdings L.P., EIG Investors Corp., the other grantors party thereto, and Credit Suisse AG, as Administrative Agent

10.19		Form of Indemnification Agreement entered into between the Registrant and each director and executive officer

10.20	**	Employment Agreement, dated as of December 22, 2011, by and among EIG Investors Corp., Hari Ravichandran and, solely with respect to Section 6 thereof, WP Expedition Topco LLC

10.21	**	Offer Letter, dated as of April 11, 2011, by and between The Endurance International Group, Inc. and Ronald LaSalvia

10.22	**	Offer Letter, dated as of April 30, 2011, by and between The Endurance International Group, Inc. and John Mone

10.23	**	Employment Agreement, dated as of October 10, 2012, by and among EIG Investors Corp., Tivanka Ellawala and, solely with respect to Section 6 thereof, WP Expedition Topco LLC

10.24		Employment Agreement, dated as of September 30, 2013, between Hari Ravichandran and the Registrant

Exhibit Number		Description

10.25		Form of Restricted Stock Agreement and Acknowledgment

10.26	**†	Master Service Agreement, dated as of June 20, 2013, by and between HostGator.com LLC and CyrusOne LLC

10.27	**	Incremental Amendment to Second Amended and Restated Credit Agreement, dated as of August 9, 2013, by and among the Registrant, EIG Investors Corp., as Borrower, the additional term lenders party thereto, and Credit Suisse AG, as Administrative Agent

10.28	**	Master Share Purchase Agreement, dated as of August 11, 2013, by and among Endurance Singapore Holdings Pte. Ltd. and a subsidiary thereof to be formed, Directi Web Technology Pvt. Ltd., P.D.R. Solutions FZC, Directi Web Technologies Holdings, Inc., Confluence Networks, Inc., the Registrant, EIG Investors Corp. and a subsidiary thereof to be designated, Directi Web Technologies FZC, Bhavin Turakhia and Divyank Turakhia

10.29		Form of Director Stock Option Agreement

21.1	**	Subsidiaries of the Registrant

23.1		Consent of BDO USA, LLP

23.2		Consent of BDO USA, LLP

23.3	*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	**	Powers of Attorney (included on signature page)

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.